As filed with the Securities and Exchange Commission on August
2
6
,
2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTRA SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-1270303
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
1900 Skyhawk Street
Alameda, California 94501
(866)
278-7217
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Kemp
Chief Executive Officer
1900 Skyhawk Street
Alameda, California 94501
(866)
278-7217
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katheryn A. Gettman, Esq.
Cozen O’Connor P.C.
33 South 6th Street, Suite 3800
Minneapolis, Minnesota 55402
(612)
260-9000

Approximate date of commencement of proposed sale to the public
:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

 ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

 ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

 ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
SUBJECT TO COMPLETION, DATED AUGUST
2
6
,
2022
PRELIMINARY PROSPECTUS

ASTRA SPACE, INC.
34,000,000 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and resale of up to 34,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “
Class
 A Common Stock
”), of Astra Space, Inc. by B. Riley Principal Capital II, LLC (the “
Selling Stockholder
”). The shares included in this prospectus consist of shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder pursuant to a common stock purchase agreement we entered into with the Selling Stockholder on August 2, 2022 (the “
Purchase Agreement
”). Such shares of Class A Common Stock include (i) up to 33,281,805 shares of our Class A Common Stock that we may, in our sole discretion, elect to sell to the Selling Stockholder from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 718,195 shares of our Class A Common Stock we issued, or may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of our Class A Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “
The Committed Equity Financing
” for a description of the Purchase Agreement and “
Selling Stockholder
” for additional information regarding the Selling Stockholder.
We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of Class A Common Stock by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.
The Selling Stockholder may sell or otherwise dispose of all or a portion of the Class A Common Stock being offered in this prospectus in a number of different ways and at varying prices. See “
Plan of Distribution (Conflict of Interest)
” for more information about how the Selling Stockholder may sell or otherwise dispose of the Class A Common Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “
Securities Act
”).
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. See “
Plan of Distribution (Conflict of Interest)
”. Our shares of Class A Common Stock are listed on The Nasdaq Global Select Market (“
Nasdaq
”) under the symbol “ASTR.” On August 19, 2022, the closing sale price per share of our Class A Common Stock was $1.24.
Investing in shares of our Class A Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties that are described in the “
Risk Factors
” section beginning on page 17 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
Neither the U.S. Securities and Exchange Commission (“
SEC
”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the securities described in this prospectus.
A prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “
Where You Can Find More Information.
”
Neither we nor the Selling Stockholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “
Where You Can Find More Information
.”

SELECTED DEFINITIONS
Unless the context otherwise requires, in this prospectus, references to “Legacy Astra”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Astra Space, Inc., a Delaware corporation n/k/a Astra Space Operations, Inc. (the Company’s wholly owned subsidiary), and references to “Astra”, the “Company,” “us,” and “we” after the closing of the Business Combination are intended to mean Astra Space, Inc., a Delaware corporation, and its consolidated subsidiaries, including Astra Space Operations, Inc.
“
Apollo
” means Apollo Fusion, Inc., a Delaware corporation, which we acquired on July 1, 2021.
“
Astra
” means Astra Space, Inc., a Delaware corporation n/k/a Astra Space Operations, Inc. before the Closing and Astra Space, Inc. (f/k/a Holicity Inc.) following the Closing.
“
Astra capital stock
” means the Astra Class A common stock, the Astra Class B common stock and each other class or series of capital stock of Legacy Astra (including preferred stock).
“
Astra Class A common stock
” means the Class A common stock, par value $0.000001 per share, of Legacy Astra prior to consummation of the Business Combination.
“
Astra Class B common stock
” means the Class B common stock, par value $0.000001 per share, of Legacy Astra prior to consummation of the Business Combination.
“
Astra Founders
” means Chris Kemp and Adam London.
“
Board
” means the board of directors of Astra following consummation of the Business Combination.
“
Business Combination
” means the Merger and the other transactions contemplated by the Merger Agreement.
“
Business Combination Agreement
” means the Agreement and Plan of Merger, dated February 2, 2021 by and among Holicity, Merger Sub, and Astra.
“
Class A Common Stock
” means the shares of Class A Common Stock, par value $0.0001 per share, of Astra Space, Inc. following the Business Combination, which shares have the same economic terms as the shares of Class B common stock, but are only entitled to one (1) vote per share.
“
Class B Common Stock
” means the shares of Class B Common Stock, par value $0.0001 per share, of Astra following the Business Combination, which shares have the same economic terms as the shares of Class A common stock, but are entitled to ten (10) votes per share.
“
Closing
” means the closing of the Business Combination.
“
Closing Date
” means the closing date of the Business Combination, June 30, 2021.
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
Common Stock
” means, collectively, the Class A Common Stock and the Class B Common Stock.
“DGCL
” means the Delaware General Corporation Law, as amended.
“
Exchange Act
” means Securities Exchange Act of 1934, as amended.

“
Holicity
” means Holicity Inc., a Delaware corporation which was renamed “Astra Space, Inc.” in connection with the Closing.
“
Holicity Class A common stock
” means the shares of Class A common stock, par value $0.0001 per share, of Holicity.
“
Holicity IPO
” means Holicity’s initial public offering.
“
Management
” means the management of Astra following the consummation of the Business Combination.
“Merger
” means the merger of Merger Sub with and into Astra, with Astra continuing as the surviving corporation and as a wholly-owned subsidiary of Holicity, in accordance with the terms of the Merger Agreement.
“
Merger Sub
” means Holicity Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holicity.
“
PIPE Investment
” refers to the sale of shares of newly issued Class A Common Stock to the PIPE Investors in a private placement that was consummated simultaneously with the closing of the Business Combination.
“
PIPE Investors
” means certain institutional investors who are party to the PIPE Subscription Agreements.
“
PIPE Subscription Agreements
” means the subscription agreements, each dated as of February 2, 2021, between Holicity and the PIPE Investors named therein relating to the PIPE Investment.
“
Private Placement
” means the issuance of an aggregate of 20,000,000 shares of Holicity Class A common stock pursuant to the PIPE Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.
“
Private Placement Warrants
” means the 5,333,333 warrants issued to our Sponsor concurrently with the Initial Public Offering, each of which is exercisable for one share of Holicity Class A common stock.
“
Public Warrants
” means the warrants included in the units issued in the Initial Public Offering, each of which is exercisable for one share of Holicity Class A common stock, in accordance with its terms.
“
Sponsor
” means X-icity Holdings Corporation.
“
Units
” means the units of Holicity, each consisting of one share of Holicity Class A common stock and one-third (1/3rd) of one public warrant of Holicity.
“
Warrants
” means any of the Private Placement Warrants and the Public Warrants.
“
Warrant Agreement
” means that certain Warrant Agreement, dated August 4, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus that are not purely historical are forward-looking statements. These statements are indicated by words or phrases such as “anticipate,” “expect,” “estimate,” “seek,” “plan,” “project,” “aim,” “believe,” “could,” “should,” “intend,” “will,” and similar words or phrases. These forward-looking statements may include projections of financial information; statements about historical results that may suggest trends for our business; statements of the plans, strategies, and objectives of management for future operations; statements of expectation or belief regarding future events (including any acquisitions we may make), technology developments, our products, product sales, expenses, liquidity, cash flow and growth rates. Such statements are based on current expectations, estimates, forecasts and projections of our performance, our industry’s performance and macroeconomic conditions, based on management’s judgment, beliefs, current trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results and undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, we caution readers not to place undue reliance on these statements. Forward-looking statements in this prospectus may include, for example, statements about:

•	the commencement of commercial launch operations related to launch system 2.0 and the shifting of the flight dates for the launch of payloads currently under contract with our customers;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting officers, key employees or directors;

•	factors relating to our business, operations and financial performance, including:

•	our ability to grow and manage growth profitably;

•	our ability to maintain relationships with customers and suppliers;

•	competing in the global space industry; and

•	retaining or recruiting, or making changes with respect to, its officers, key employees or directors.

•	market conditions and global and economic factors beyond our control, general economic conditions, unemployment and our liquidity, operations and personnel;

•	our ability to maintain the listing of our shares of Class A Common Stock on Nasdaq;

•	future exchange and interest rates; and

•	other factors detailed herein under the section entitled “ Risk Factors .”
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update or revise forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “
Risk Factors
.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.
About Astra
Astra’s mission is to launch a new generation of launch services and space products and services to Improve Life on Earth from Space
®
. These services and products are enabled by new constellations of small satellites in Low Earth Orbit (“
LEO
”), which have rapidly become smaller, cheaper, and many times more numerous than legacy satellites. Launch vehicles, however, have not evolved in the same way — most rockets remain focused on serving legacy satellites and human spaceflight missions.
We aim to solve this problem with the world’s first mass-produced dedicated orbital launch system. Our system consists of a small launch vehicle and mobile ground infrastructure that can fit inside standard shipping containers for rapid deployment anywhere in the world that our spaceports are located. Our rocket requires a launch site with little more than a concrete pad and only six Astra employees on-site, leveraging our highly automated launch operations. Our production system is designed to scale efficiently, which we expect to allow us to perform to hundreds of launches per year in the future. Our rocket’s payload capacity is tailored for the needs of modern LEO satellite constellations, allowing precise and rapid placement of individual satellites in their required orbits. We believe this makes Astra’s system more responsive and affordable than other launch alternatives for the thousands of LEO satellites planned in the coming decade.
In July 2022, we decided to focus on the development and production of the next version of our launch system, which we unveiled at our inaugural SpaceTech Day on May 12, 2022. As a result, we have discontinued the production of launch vehicles supported by our current launch system and do not plan to conduct any further commercial launches in 2022. As part of the development cycle for our new launch system, we expect to conduct test launches of our new launch system in 2023 but are not certain whether we will be able to conduct paid commercial launches in 2023 using this new launch system. Whether we will be able to conduct paid commercial launches in 2023 will depend in part upon the success of these test launches.
Our new launch system is intended to support launch vehicles that will serve a market focused on populating mega constellations. We have designed this launch system to support more payload capacity and a more frequent launch cadence, which we believe will allow us to offer our customers more dependable services. We have begun discussions with customers for whom we agreed to launch payloads on our Rocket 3 series launch vehicles (aka launch system 1.0) and the shift of those flights to our Rocket 4 series (aka launch system 2.0). Please carefully review our “
Risk Factors
” contained in this prospectus for information regarding possible risks and uncertainties that our decision to focus on the development of our new launch system may have on our business, results of operations and future prospects.
We have also been focusing on the growth of our space products business with the sale of our Astra Spacecraft Engine™. The Astra Spacecraft Engine™ is a propulsion engine that assists satellites in achieving and maintaining targeted orbits. On August 20, 2021, the Astra Spacecraft Engine™ achieved successful orbital ignition on board the Spaceflight Sherpa-LTE1 orbital transfer vehicle (“
OTV
”). The Sherpa OTV launched June 30, 2021 from SpaceX’s Transporter-2 mission from Cape Canaveral, Florida. After successfully deploying all rideshare payloads, Spaceflight commissioned our thruster. This was our first attempt at firing the thruster in orbit and this thruster continues to fire in orbit.

While our primary focus remains the development of our launch services offerings and growth of our existing space products, we continue to develop other space products and service offerings to support our overall mission to Improve life on Earth from Space
®
. We are also focused on adding to our core space technology to support the growth and development of our product and service offerings. Further details of our current and expected future service offerings are described below under heading, “
Business
.”
Corporate Information
Our principal executive offices are located at 1900 Skyhawk Street, Alameda, California 94501. Our telephone number is (866) 278-7217, and our website address is https://www.astra.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
The Committed Equity Financing
On August 2, 2022, we entered into the Purchase Agreement and a registration rights agreement (the “
Registration Rights Agreement
”) with the Selling Stockholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Stockholder up to $100,000,000 in shares of our Class A Common Stock (the “
Total Commitment
”), subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement, of which this prospectus forms a part, with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 34,000,000 shares of Class A Common Stock, including (i) up to 33,281,805 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder from time to time after the Commencement Date (as defined below) under the Purchase Agreement, and (ii) 718,195 shares of our Class A Common Stock that we issued and may issue to the Selling Stockholder if certain conditions are met pursuant to the Purchase Agreement (the “
Commitment Shares
”) in consideration for its commitment to purchase shares of our Class A Common Stock that we may, in our sole discretion, direct them to make from time to time after the date of this prospectus pursuant to the Purchase Agreement, of which 359,098 Commitment Shares were issued to the Selling Stockholder on August 2, 2022 (the “
Initial Commitment Shares
”) and 359,097 Commitment Shares may be issued to the Selling Stockholder if certain conditions are met pursuant to the Purchase Agreement (the “
Additional Commitment Shares
”).
Upon the initial satisfaction of the conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement (the “
Commencement
”), including that the registration statement, of which this prospectus forms a part, be declared effective by the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the date the Commencement occurs (the “
Commencement Date
”), to direct the Selling Stockholder to purchase a specified number of shares of Class A Common Stock (each, a “
VWAP Purchase
”), not to exceed, on any trading day, the lesser of (such lesser number of shares, the “
Purchase Maximum Amount
”): (i) 1,000,000 shares of our Class A Common Stock and (ii) 20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Purchase Valuation Period (as defined below) for such VWAP Purchase (such specified number of shares to be purchased by the Selling Stockholder in such VWAP Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement (the “
Purchase Share Amount
”) by timely delivering written notice to the Selling Stockholder (each, a “
Purchase Notice
”) prior to 9:00 a.m., New York City time, on any trading day (each, a “
Purchase Date
”), so long as (i) the closing sale price of our Class A Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the

Purchase Agreement (such price, as may be adjusted from time to time in accordance with the Purchase Agreement, (the “
Threshold Price
”) and (ii) all shares of Class A Common Stock subject to all prior purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Purchase Notice to the Selling Stockholder.
The per share purchase price that the Selling Stockholder is required to pay for shares of Class A Common Stock in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Class A Common Stock (the “
VWAP
”), calculated in accordance with the Purchase Agreement, for the period (the “
Purchase Valuation Period
”) beginning at the official open (or “
commencement
”) of the regular trading session on Nasdaq on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of (i) 3:59 p.m. New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on Nasdaq on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such VWAP Purchase (the “
Purchase Volume Maximum
”), calculated by dividing (a) the applicable Purchase Share Amount for such VWAP Purchase by (b) 0.20, and (iii) such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such VWAP Purchase specified by us in the Purchase Notice for such VWAP Purchase, or if we do not specify a minimum price threshold for such VWAP Purchase in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase (in either case, the “
Minimum Price Threshold
”), less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period.
In addition to the regular VWAP Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day, including the same Purchase Date on which a regular VWAP Purchase is effected (if any, although we are not required to effect an earlier regular VWAP Purchase on such trading day), a specified number of shares of our Class A Common Stock (each, an “
Intraday VWAP Purchase
”), not to exceed the lesser of (such lesser number of shares, the “
Intraday Purchase Maximum Amount
”): (i) 1,000,000 shares of our Class A Common Stock and (ii) 20.0% of the total aggregate volume of shares of our Class A Common Stock traded on Nasdaq during the applicable “
Intraday Purchase Valuation Period
” (determined in the same manner as for a regular VWAP Purchase) for such Intraday VWAP Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount, the “
Intraday Purchase Share Amount
”), by the delivery to the Selling Stockholder of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular VWAP Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “
Intraday VWAP Purchase Notice
”), so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases by the Selling Stockholder under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Intraday VWAP Purchase Notice to the Selling Stockholder.
The per share purchase price for the shares of Class A Common Stock that we elect to sell to the Selling Stockholder in an Intraday VWAP Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a regular VWAP Purchase, as described above), provided that the VWAP for each Intraday VWAP Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.
There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for the Class A Common Stock we may elect to sell to it in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement. In the case of VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by the Selling Stockholder in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.
From and after Commencement, we will control the timing and amount of any sales of Class A Common Stock to the Selling Stockholder. Actual sales of shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Class A Common Stock and determinations by us as to the appropriate sources of funding for our business and its operations.
Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than 53,059,650 shares of Class A Common Stock, which number of shares is equal to 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “
Exchange Cap
”), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.424 per share (representing the lower of the official closing price of our Class A Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning more than 4.99% of the outstanding shares of Class A Common Stock (the “
Beneficial Ownership Limitation
”).
The net proceeds to us from sales we elect to make to the Selling Stockholder under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Class A Common Stock to the Selling Stockholder. We expect that any proceeds received by us from such sales to the Selling Stockholder will be used for working capital and general corporate purposes.
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Class A Common Stock or any securities exercisable, exchangeable or convertible into Class A Common Stock at a future-determined price. The Selling Stockholder has agreed that none of the Selling Stockholder, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the Class A Common Stock or hedging transaction that establishes a net short position in the Class A Common Stock during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased from us under the Purchase Agreement shares of Class A Common Stock for an aggregate gross purchase price of $100,000,000, (iii) the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving us has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors. We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten trading days’ prior written notice to the Selling Stockholder. The Selling Stockholder has the right to terminate the Purchase Agreement upon ten trading days’ prior written notice to us upon the occurrence of certain events set forth in the Purchase Agreement. We and the Selling Stockholder may also agree to terminate the Purchase Agreement by mutual written consent. In any case, no termination of the Purchase Agreement will be effective during the pendency of any VWAP Purchase or Intraday VWAP Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor the Selling Stockholder may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or the Selling Stockholder.
As consideration for the Selling Stockholder’s commitment to purchase shares of our Class A Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 359,098 Initial Commitment Shares to the Selling Stockholder. In addition, (i) upon our receipt of total aggregate gross cash proceeds equal to $25,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue 179,549 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, and (ii) upon our receipt of total aggregate gross cash proceeds equal to $50,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue an additional 179,548 shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, totaling 359,097 Additional Commitment Shares (in addition to the 359,098 Initial Commitment Shares we issued to the Selling Stockholder upon execution of the Purchase Agreement). Furthermore, in conjunction with the execution of the Purchase Agreement and Registration Rights Agreement, we paid $125,000 to the Selling Stockholder in reimbursement of the reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel. In addition, we agreed to pay the Selling Stockholder up to $7,500 per fiscal quarter in reimbursement of its reasonable legal fees and disbursements, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and while the Purchase Agreement is in effect.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov. The descriptions of the Purchase Agreement and Registration Agreement described in this prospectus are qualified in their entirety to the actual text of such documents on file as exhibits to the registration statement that includes this prospectus.

We do not know what the purchase price for our Class A Common Stock will be and therefore cannot be certain as to the number of shares we might issue to the Selling Stockholder under the Purchase Agreement after the Commencement Date. As of August 19, 2022, there were 211,647,372 shares of our Class A Common Stock outstanding, of which 180,835,427 shares were held by non-affiliates of the Company. Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Class A Common Stock to the Selling Stockholder, only 34,000,000 shares of our Class A Common Stock are being registered for resale by the Selling Stockholder under this prospectus, representing (i) the 359,098 Initial Commitment Shares that we issued to the Selling Stockholder upon execution of the Purchase Agreement on August 2, 2022 (ii) up to 359,097 Additional Commitment Shares that we may issue to the Selling Stockholder pursuant to the Purchase Agreement if certain conditions are met, and (iii) up to 33,281,805 shares of our Class A Common Stock that may be issued to the Selling Stockholder from and after the Commencement Date, if and when we elect to sell shares to the Selling Stockholder under the Purchase Agreement. Depending on the market prices of our Class A Common Stock at the time we elect to issue and sell shares to the Selling Stockholder under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Class A Common Stock for resale by the Selling Stockholder in order to receive aggregate gross proceeds equal to the $100,000,000 Total Commitment available to us under the Purchase Agreement. If all of the 34,000,000 shares of Common Stock offered by the Selling Stockholder for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 13.9% of the total number of shares of our Class A Common Stock outstanding (including the shares of Class A Common Stock offered for resale) and approximately 15.9% of the total number of outstanding shares of Class A Common Stock held by non-affiliates (including the shares of Class A Common Stock offered for resale) as of August 19, 2022. If we elect to issue and sell more than 34,000,000 shares of Class A Common Stock offered under this prospectus to the Selling Stockholder, which we have the right, but not the obligation, to do, we must first register under the Securities Act such additional shares of Class A Common Stock for resale by the Selling Stockholder, which could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares or our Class A Common Stock we elect to sell to the Selling Stockholder under the Purchase Agreement from and after the Commencement Date.
There are substantial risks to our stockholders as a result of the issuance and sale of Class A Common Stock to the Selling Stockholder under the Purchase Agreement. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “
Risk Factors
.” Issuances of our Class A Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A Common Stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

Terms of the Offering

Class A Common Stock offered by the Selling Stockholder

This prospectus relates to the offer and sale of up to 34,000,000 shares of Class A Common Stock by the Selling Stockholder, consisting of:

•  up to 33,281,805 shares of Class A Common Stock we may, at our election, issue and sell to the Selling Stockholder pursuant to the Purchase Agreement from time to time after the Commencement Date, subject to satisfaction of specified conditions set forth in the Purchase Agreement, and

•  718,195 shares of our Class A Common Stock we may issue as Commitment Shares, including 359,098 we issued upon the execution of the Purchase Agreement.

Selling Stockholder	B. Riley Principal Capital II, LLC

Shares of Class A Common Stock outstanding	211,647,372 shares of Class A Common Stock outstanding as of August 19, 2022. (1)

Shares of Class A Common Stock outstanding after giving effect to the issuance of the shares registered hereunder	245,288,274 shares of Class A Common Stock outstanding as of August 19, 2022. (1)

Use of proceeds
We will not receive any proceeds from the sales of Class A Common Stock by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the date of this prospectus. To the extent we sell Class A Common Stock to the Selling Stockholder, we intend to use any proceeds therefrom for working capital and general corporate purposes. See “
Use of Proceeds
” on page 46 of this prospectus.

Conflict of Interest
B. Riley Principal Capital II, LLC is an affiliate of B. Riley Securities, Inc. (“
BRS
”), a registered broker-dealer and FINRA member. BRS will act as an executing broker that will effectuate resales of our Class A Common Stock that have been and may be acquired by the Selling Stockholder from us pursuant to the Purchase Agreement to the public in this offering.

Because the Selling Stockholder will receive all the net proceeds from such resales of our Class A Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“
FINRA
”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. See “
Plan of Distribution (Conflict of Interest)
.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Listing	Our Class A Common Stock is listed on Nasdaq under the symbol “ASTR.”

(1)	The number of shares of Class A Common Stock outstanding as of August 19, 2022 does not include:

•	52,396,306 shares of Class A Common Stock reserved and available for issuance for awards in accordance with the 2021 Omnibus Plan;

•	7,158,109 shares of Class A Common Stock reserved and available for issuance for awards in accordance with the 2021 Employee Stock Purchase Plan;

•	55,539,188 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock held by the Astra Founders; and

•	5,117,517 shares of Class A Common Stock that may be issued upon the achievement of performance milestones specified in the Apollo Merger Agreement.

MARKET PRICE, TICKER SYMBOL, HOLDERS AND DIVIDEND INFORMATION
Market Price and Ticker Symbol
Our Class A Common Stock is listed on Nasdaq under the symbol “ASTR”.
On August 19, 2022, the closing price of our Class A Common Stock was $1.24 per share.
Holders
As of August 19, 2022, there were 114 holders of record of our Class A Common Stock and two holders of record of our Class B Common Stock.
Dividend Policy
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the board of directors at such time.
Summary of Risk Factors
Our business is subject to numerous risks and uncertainties, which represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described herein under this section, alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. The material risks related to this offering and affecting our business, operations and financial results include, but are not limited to, the following:

•
It is not possible to predict the actual number of shares of Class A Common Stock we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds that will result from those sales.

•	Investors who buy shares of Class A Common Stock from the Selling Stockholder at different times will likely pay different prices and may experience different levels of return on their investments.

•	Raising additional capital may cause substantial dilution to our stockholders.

•	We may use the proceeds from sales under the Purchase Agreement in ways with which you may not agree.

•	We have only conducted one launch which deployed customer satellites into orbit and are currently only delivering to our customers two versions of our Astra Spacecraft Engine™ propulsion system.

•	We have incurred significant losses since inception and we may not be able to achieve or maintain profitability.

•	The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small LEO satellites and our space products and services.

•
Our ability to grow our business depends on the successful development of our launch vehicles, spacecraft and related technology, which is subject to many uncertainties, some of which are beyond our control.

•	We routinely conduct hazardous operations in manufacturing, test, and launch of our vehicles, space products and vehicle subsystems, which could result in damage to property or persons.

•	We may not be able to convert our estimated contracted revenue or potential contracts into actual revenue.

•	We have limited data and history to test our launch vehicles for the successful deployment of a LEO satellite.
•	Any delays in the development and manufacture of additional launch vehicles, spacecraft, and related technology may adversely impact our business, financial condition, and results of operations.

•
If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our launch vehicles or space products at a quantity and quality that our customers demand, our ability to grow our business may suffer.

•	We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•	Adverse publicity stemming from any incident involving us, our competitors, or our customers could have a material adverse effect on our business, financial condition and results of operations.

•
Regulatory, availability, and other challenges may delay our progress in establishing the number of launch sites we require for our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.

•
We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

•
Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business, financial condition and results of operations.

•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

•	We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting and the restatement of our financial statements.

•	We are subject to environmental regulation and may incur substantial costs or have operational disruptions.

•
The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services.

•
A failure of our information technology systems, physical or electronic security protections, or an interruption in their operation due to internal or external factors including cyber-attacks or insider threats, could have a material adverse effect on our business, financial condition or results of operations.

•
Certain future operational facilities will require significant expenditures in capital improvements and operating expenses and the ongoing need to maintain existing operational facilities requires us to expend capital.

•	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.

•
Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

•	Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.
•	Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations.

•
We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.

•
If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights. Protecting and defending against intellectual property claims may have a material adverse effect on our business.

•
The majority of our customer contracts may be terminated by the customer at any time for convenience as well as other provisions permitting the customer to discontinue contract performance for cause (for example, if we do not achieve certain milestones on a timely basis) which if terminated could adversely impact our results of operation.

•
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

•	We may become involved in litigation that may materially adversely affect us.

•
Astra needs to meet multiple security requirements in order to meet ongoing requirements for participation in government contracts. The inability to meet regulatory requirements or security standards may mean a failure to win contracts, receive security clearance certifications, and loss of current and future business.

•
The dual class structure of our common stock has the effect of concentrating voting power with our Chief Executive Officer and Chief Technology Officer, which limits an investor’s ability to influence the outcome of important transactions, including a change in control. We cannot predict the impact our dual class structure may have on the stock price of our Class A common stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risk Factors Relating to the Offering
It is not possible to predict the actual number of shares of Class A Common Stock we will sell to the Selling Stockholder under the Purchase Agreement, or the actual gross proceeds that will result from those sales.
On August 2, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to $100,000,000 of our Class A Common Stock, subject to certain limitations and the satisfaction of the conditions set forth in the Purchase Agreement. From and after the Commencement Date, we will have the right, but not the obligation, to sell shares of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement from time to time over a period of up to 24 months beginning on the Commencement Date.
We generally have the right to control the timing and amount of any sales of our shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Class A Common Stock to decrease.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock at the time we elect to sell shares to the Selling Stockholder pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our Class A Common Stock to Selling Stockholder, we are only registering 34,000,000 shares of our Class A Common Stock under this prospectus, which includes 359,098 of Initial Commitment Shares that we issued to Selling Stockholder upon execution of the Purchase Agreement and up to 359,097 Additional Commitment Shares that we may issue to the Selling Stockholder pursuant to the Purchase Agreement if certain conditions are met. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the 34,000,000 shares of Class A Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement.

Additionally, under the applicable rules of Nasdaq, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap, unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.
Investors who buy shares of Class A Common Stock from the Selling Stockholder at different times will likely pay different prices and may experience different levels of return on their investments.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of our Class A Common Stock from the Selling Stockholder at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid to the Selling Stockholder for their shares in this offering. In addition, if we sell a substantial number of shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Raising additional capital may cause substantial dilution to our stockholders.
Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Class A Common Stock in addition to the shares of Class A Common Stock being registered for resale by the Selling Stockholder under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of Class A Common Stock, if any, we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. In addition, we may seek capital through other means, including private and public equity offerings, “at-the-market” issuances, equity-linked and structured transactions, convertible debt financings and other committed equity financing arrangements.
We may use these proceeds from sales under the Purchase Agreement in ways with which you may not agree.
We will not receive any proceeds from the sale of the Class A Common Stock being offered by the Selling Stockholder pursuant to this prospectus. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement that we may, in our discretion, elect to make, from and after the Commencement Date from time to time over a period of up to 24 months beginning on the Commencement Date. The net proceeds we receive from sales of shares of our Class A Common Stock, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder after the

Commencement Date. To the extent we sell Class A Common Stock to the Selling Stockholder, we currently intend to use any proceeds therefrom for general corporate purposes; however, we have considerable discretion in the application of the proceeds. Our stockholders and others interested in investing in our Class A Common Stock will not have the opportunity, as part of their investment decision, to assess whether the proceeds we may receive from sales of Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement are being used by us in a manner agreeable to them. Our stockholders and others interested in investing in our Class A Common Stock must rely on management’s judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our Class A Common Stock.
Risk Factors Relating to Our Operations and Business
We have only conducted one launch which deployed customer satellites into orbit and are currently only delivering to our customers two versions of our Astra Spacecraft Engine™ propulsion system. Any setbacks occurring during our launches and subsequent upgrades to our launch systems, including our focus on the development of our new launch system, or space products could have a material adverse effect on our business, financial condition, and operations, and could harm our reputation.
The success of our launch and space services offerings will depend on our ability to successfully and regularly deliver customer satellites into orbit. In November 2021, we successfully launched launch vehicle LV0007 to an inclination of 86.0 degrees at an altitude of 500 km and demonstrated orbital placement of test payload. Our data from this launch suggest that we achieved sufficient orbital velocity to successfully inject a satellite into orbit and serve as an opportunity to learn from the experience and to make further refinements to the design and manufacturing processes used to construct our launch vehicles and rockets. On February 10, 2022, we launched launch vehicle LV0008. After a nominal first stage flight, the payload fairing did not fully deploy prior to the upper stage ignition due to an electrical issue which, together with a software issue, resulted in the upper stage not reaching orbit and the end of the mission. On March 15, 2022, we successfully launched launch vehicle LV0009 and confirmed our first delivery of customer payloads into Earth orbit. On June 12, 2022, we conducted our first launch for NASA’s TROPICS-1 mission on our launch vehicle LV0010. While we had a nominal first stage flight, our upper stage shut down early and we did not deliver the payloads into low Earth orbit.
In July 2022, we decided to focus on the development and production of the next version of our launch system and discontinued the production of launch vehicles supported by our current launch system. Given this, we do not plan to conduct any further commercial launches in 2022 and may not be able to conduct any paid commercial launches in 2023. Whether we will be able to conduct paid commercial launches in 2023 will depend in part upon the success of test launches of our new launch system. The new launch system is intended to support more payload capacity and a more frequent launch cadence. If we are not successful in developing our new launch system and ensuring that it can deliver payloads into low-earth orbit, our launch services business, and ultimately our space services offerings will suffer. Any delay in our ability to successfully deploy payloads under our new launch system will have a material adverse effect on our revenues, results of operations and future prospects.
The success of our space products offerings will depend on our ability to successfully and timely deliver propulsion systems that can thrust a customer’s satellite while in orbit. During the three months ended June 30, 2022, we delivered the first set of our propulsion system to a customer.
The success of our strategy depends on our ability to successfully upgrade our rockets, launch vehicles, propulsion system, spacecraft, and related technology which may require significant adjustments to the design, manufacturing process and performance to achieve intended technological and performance goals. There is no guarantee that our planned development and production of our new launch system will be successful or our propulsion system delivered can thrust a customer’s satellite while in orbit. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our launch vehicles and propulsion systems meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems during our planned launches. Any failures or setbacks could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.
We have incurred significant losses since inception and we may not be able to achieve or maintain profitability.
We have incurred significant losses since our inception. We incurred net losses of $168.0 million for the six months ended June 30, 2022, and net losses of $257.8 million, $68.3 million and $53.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. While we have generated limited revenues to date, it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.
We expect our operating expenses to increase over the next several years as we focus on the development of our new launch system, continue to refine and streamline our design and manufacturing processes for our launch vehicles, increase the payload of our rockets, make technical improvements, increase our flight cadence, hire additional employees and continue research and development efforts relating to new products and technologies, including our space services. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small LEO satellites and our space products and services and to convert contracted revenues and our pipeline of potential contracts into actual revenues.
We expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively forecast, market and sell our launch services for small LEO satellites and space products. We have limited experience in forecasting, marketing and selling these services and products, and if we are unable to use our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected.
We also expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. We have received interest from a wide range of customers across various satellite applications or use cases. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because certain of our customers have the right to terminate their contracts if we do not achieve certain milestones or are unable to conduct launches on the contracted schedule. If our customers terminate these contracts, the value of our contracted revenues may be significantly lower than our current estimates. Additionally, if we are unable to keep up with the demand for our launch services or space products from a production and delivery perspective, we may not be in a position to deliver on our contracted revenues or our pipeline of potential contracts. Please also see “
We may not be able to convert our estimated contracted revenue or potential contracts into actual revenue
.” below for information about how our decision to focus on the development of our new launch system may affect our customer contracts. We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the small satellite and satellite constellation markets continue to develop. Our success depends, in part, on our ability to attract new customers in a cost-effective manner. Notwithstanding our estimated contracted revenue, we expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content. If we are unable to attract new customers, our business, financial condition and results of operations will be harmed.
The market for commercial launch services for small LEO satellites is still emerging, multiple mergers and acquisitions are shifting the market, and the market may not achieve the growth potential we expect.
The market for in-space infrastructure services, in particular, commercial launch services for small LEO satellites, has not been well established and is still emerging, merging and shifting, with many players acting as customers, prime contractors, or acquirers, or target of acquisitions. Our estimates for the total addressable launch market and satellite market are based on a number of internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our launch services, assumed prices and production costs for our launch vehicles, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable at this date and time, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the potential customers, annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect. Further should any of our customers be acquired by one of our competitors that could impact our future revenue and prospects as those customers may decide not to continue to purchase our launch services.
Our ability to grow our business depends on the successful development of our launch vehicles, spacecraft and related technology, which is subject to many uncertainties, some of which are beyond our control.
Our current primary research and development objectives focus on the development of our existing and any additional launch vehicles, launch facilities and capabilities, spacecraft and related technology. If we do not complete this development in our anticipated timeframes, or at all, our ability to grow our business will be adversely affected. The successful development of our launch and spacecraft capabilities and related technology involves many uncertainties, some of which are beyond our control, including, but not limited to:

•	timing in making further enhancements to our launch vehicle and spacecraft design and specifications;

•	successful completion of our planned commercial launches;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•
our ability to schedule and receive access to launch sites, receive related government approvals, launch windows, licenses, mandated insurance coverages, and aligned logistics of moving a rocket to, and launching from, rocket launch facilities;

•	our ability to respond quickly enough to decisions of third-parties outside our control that can impact our launch schedules or launch operations;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and supplied components;

•	performance of our third-party contractors that support our research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to our research and development activities;

•	our ability to continue funding and maintain our current research and development activities, particularly the development of various enhancements that increase the payload of our rocket; and

•	the impact of the geopolitical crisis between Russia and Ukraine, and the COVID-19 pandemic on us, our customers, suppliers and distributors, and the global economy.
We routinely conduct hazardous operations in manufacturing, test, and launch of our vehicles, space products and vehicle subsystems, which could result in damage to property or persons. Unsatisfactory performance or failure of our manufacturing process, launch vehicles, space products, spacecraft and related technology at launch or during operation could have a material adverse effect on our business, financial condition and results of operation.
We manufacture and operate highly sophisticated launch vehicles, space products and conduct launch activities that depend on complex technology. Although there have been and will continue to be technological advances in spaceflight, our operations remain an inherently hazardous and risky activity. Launch failures, explosions and other accidents during manufacturing, on launch or during flight have occurred and will likely occur in the future.
While we have built operational processes to ensure that the design, manufacture, performance and servicing of our launch vehicles, space products and related technologies meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, cyber-attacks or other intentional acts, that could result in potential safety risks. We may experience a total loss of our launch vehicle and our customers’ payloads if there is an accident or failure at launch or during the journey into space, which could have a material adverse effect on our results of operations and financial condition or reputation. For some missions, we or our customers can elect to buy launch insurance, which can reduce our monetary losses from any launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development. Any insurance we or our customers have may not be adequate to cover our or their loss, respectively.
Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.
We may not be able to convert our estimated contracted revenue or potential contracts into actual revenue.
We expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because certain of our customers have the right to terminate their contracts if we do not achieve certain milestones, or other termination rights. We may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates.
Some of our existing customer contracts include provisions allowing the customers to terminate the contracts for convenience, some with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). If any of our significant customer contracts are terminated and not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts. As a result, we may not receive revenue from these orders, and any contracted revenue we report may not be indicative of our future actual revenue.
Our decision to focus on the development of our new launch system and stop the production of launch vehicles supported by our current launch system could require that launches we currently have under contract be moved to future time periods. This shift in flight schedule may cause us to fail milestones or otherwise be in default under these contracts and provide our customers with the right to terminate. We have begun discussions with customers for whom we agreed to launch payloads on our old system regarding shifting those flights to launch vehicles supported by our new system. Whether customers will agree to shift the flight schedule for their launches will depend on a number of factors, many of which are outside of our control. Customers who do not want to move their flights will likely terminate their contracts and there can be no assurance as to whether we will be able to enter into a future contract with those customers or receive any revenue in connection with those terminations. In some cases where the termination results from our material breach, we may have termination penalties to pay to those customers. At this time, any obligation to pay termination penalties are highly speculative and unknown, but such penalties, if incurred, could have a material adverse impact on our cash flow and liquidity.
In addition, many other events may cause a delay in our ability to fulfill our existing or future orders, or cause planned launches or deliveries to not be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule launches, which could have an adverse impact on our business, financial condition and results of operations.
We have limited data and history to test our launch vehicles for the successful deployment of a LEO satellite.
In November 2021, we successfully launched launch vehicle LV0007 to an inclination of 86.0 degrees at an altitude of 500 km and demonstrated orbital placement of test payload. Our data from this launch suggest that we achieve sufficient orbital velocity to successfully inject a satellite into orbit and serve as an opportunity to learn from the experience and to make further refinements to the design and manufacturing processes used to construct our launch vehicles and rockets. Although our November 2021 launch was a success, we may not be successful in reaching space and achieving sufficient orbital velocity during our subsequent launches planned. For example, on February 10, 2022, we launched launch vehicle LV0008. After a nominal first stage flight, the payload fairing did not fully deploy prior to the upper stage ignition due to an electrical issue which, together with a software issue, resulted in the upper stage not reaching orbit and the end of the mission. On March 15, 2022, we successfully launched launch vehicle LV0009 and confirmed our first delivery of customer payloads into Earth orbit. On June 12, 2022, we conducted our first launch for NASA’s TROPICS-1 mission on our launch vehicle LV0010. While we had a nominal first stage flight, our upper stage shut down early and we did not deliver the payloads into low Earth orbit. If we fail to continue to successfully inject payloads into orbit, our business, financial condition and results of operations could be materially and adversely impacted.
As part of our strategy, we plan to increase the maximum payload capacity of our launch vehicle to meet the customer needs and demands, which would make us a more compelling alternative for LEO constellation deployment and satellite replenishment. This payload capacity improvement will come from numerous improvements, enhancements and modifications to our rocket. We may not be successful in our efforts to make improvements to our rocket to achieve the full increase in payload capacity, and if we are unable to demonstrate our ability launch heavier satellites to LEO, our business, financial condition and results of operations could be materially and adversely impacted.
Any delays in the development and manufacture of additional launch vehicles, spacecraft, and related technology may adversely impact our business, financial condition, and results of operations.
We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, launch, production, delivery and servicing ramp of new launch vehicles, spacecraft and related technology. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the ramp of our spaceflight system or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our launch vehicles, spacecraft and related technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.
We expect to face intense competition in the commercial space market and other industries in which we may operate.
We face intense competition in the commercial space market and amongst our competitors. Currently, our primary competitors in the commercial launch market are SpaceX, RocketLab, United Launch Alliance, and Arianespace. In addition, we are aware of a significant number of entities actively engaged in developing commercial launch capabilities for small and medium sized payloads, including Virgin Orbit, Relativity, ABL, and Firefly, among others. Many of our current and potential competitors are larger and have substantially greater financial or other resources than we currently have or expect to have in the future, and thus may be better positioned to exploit the market need for small payloads and targeted orbital delivery, which is the focus of our business. They may also be able to devote greater resources to the development of their current and future technologies, which could overlap with our technologies, or the promotion and sale of their products and services. Our competitors could offer small launch vehicles at lower prices, which could undercut our business strategy and potential competitive edge. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings relative to ours. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.
We believe our ability to compete successfully as a commercial provider of launch and space services does and will depend on number of factors, which may change in the future due to increased competition, including the price of our products and services, consumer satisfaction for the experiences we offer, and the frequency and availability of our products and services. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.
If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our launch vehicles or space products at a quantity and quality that our customers demand, our ability to grow our business may suffer.
The success of our business depends in part on effectively managing and maintaining our commercial launch services, space products, manufacturing additional launch vehicles and spacecraft, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing launch vehicles or producing space products consistent with our targeted timeline, we could thereafter fail to develop the ability to produce these vehicles or products at quantity with a quality management system that ensures that each unit performs as required. Any delay in our ability to produce launch vehicles or space products at rate and with a reliable quality management system could have a material adverse effect on our business.
If our current or future launch services or space products do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. Further, launch operations within restricted airspace requires advance scheduling and coordination with government agencies and range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our launch operations or could result in cancellations, launch facility transfers, additional costs or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches or manufacture our products could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of spacecraft as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our launch vehicles.
Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our launch vehicles, rockets, spacecraft, space products and related equipment, and delays in production and launches. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.
Adverse publicity stemming from any incident involving us, our competitors, or our customers could have a material adverse effect on our business, financial condition and results of operations.
We are at risk of adverse publicity stemming from any public incident involving our company, our people, or our brand, or our competitors or customers. If our launch vehicles, spacecraft or space products, those of one of our competitors, or satellites of our customers were to be involved in a public incident, accident, or catastrophe, this could create an adverse public perception of launch or manufacturing activities and result in decreased customer demand for launch and spacecraft services, which could cause a material adverse effect on our business, financial conditions, and results of operations. Further, if our launch vehicles or rockets were to be involved in a public incident, accident, or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business or industry could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from such incident, adverse media, or accident.
We currently operate from a facility on a month-to-month lease.
The long-term lease for our headquarters in Alameda, California expired pending negotiations with the landlord, the City of Alameda. Following the expiration of our lease, we are currently operating with separate month-to-month leases applicable to each of the buildings on our Alameda campus, with letters of intent and license agreements in place with the city permitting us to occupy our existing facilities while we work to negotiate a long-term lease for the campus. While the City of Alameda has been a reliable lessor to date, we cannot assure that such arrangements will be available to us on terms similar to those we have with the City of Alameda moving forward or at all, or that our negotiations with the City of Alameda for a long-term lease will be successful. We have made significant investments in improving the facilities at our Alameda campus. If we cannot ultimately secure a long-term lease with the City of Alameda, we would need to continue to operate with the uncertainty associated with short term leasing arrangements, and may need to utilize cash resources from operations or raise additional capital in order to construct additional facilities in other locations. In the event we need to vacate our premises, we would need to secure other premises which could adversely impact employees, company operations, meeting customer deadlines and scheduling of our commercial launches and would be unable to recoup the investments we have made into improving the facilities at our Alameda campus. The impact to our company operations could result in the loss of customers and therefore lost revenues and harm to our reputation to win future customers.
Regulatory, availability, and other challenges may delay our progress in establishing the number of launch sites we require for our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.
Part of our strategy involves increasing our launch capability and approaching a more frequent than monthly launch capability, which will depend on our ability to add new launch sites. We operated launch sites at the Pacific Spaceport Complex in Kodiak, Alaska, and Cape Canaveral Space Force Station in Cape Canaveral, Florida, and we are in discussions with SaxaVord UK Spaceport regarding an opportunity to launch from the United Kingdom. We have in the past and may in the future experience delays in our efforts to secure additional launch sites around the globe based upon our customers’ inclination needs. Challenges as a result of regulatory processes or in our ability to secure the necessary permissions to establish these launch sites could delay our ability to achieve our target cadence and could adversely affect our business.
We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.
Our ability to manufacture our launch vehicles is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our spacecraft or increased costs.
In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by ITAR and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.
Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business, financial condition and results of operations.
Based on Astra’s public float as of June 30, 2022, Astra will be subject to the SEC’s requirement for internal control over financial reporting (but not the auditor attestation requirements) for our current fiscal year ending December 31, 2022.We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have material weaknesses, we may not detect errors in a timely manner, our financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business, financial condition and results of operations and adversely affect the market price of our securities.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.
We have identified material weaknesses in our internal control over financial reporting as of and for the years ended December 31, 2021 and 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the material weaknesses we have identified are:
Control Environment

•	We did not maintain an effective control environment to enable the identification and mitigation of risks of material accounting errors based on the following control deficiencies:

•
We did not design and maintain effective controls over segregation of duties and related conflicts with respect to our information technology systems, including administrative access to our financially relevant information technology systems.

•	We did not design and maintain effective controls over formalizing our accounting policies and procedures.

•	We did not design and maintain effective controls over preparing and recording journal entries within our accounting systems related thereto.

•
We did not maintain effective controls over accounting for complex transactions and instruments, including, the inaccurate accounting for Public and Private Placement Warrants and the inaccurate application of conversion accounting related to our convertible instruments in connection with the restatement of our financial statements for the period ended June 30, 2021 as set forth in our Form 10-Q/A (Amendment No. 1) filed with the SEC on October 22, 2021.

Risk Assessment

•
We did not design and implement an effective risk assessment, including: (i) identifying, assessing, and communicating appropriate objectives, (ii) identifying and analyzing risks to achieve these objectives, and (iii) identifying and assessing changes in the business that could impact our system of internal controls.

Control Activities

•
We did not design and implement effective control activities as the control activities did not adequately (i) address relevant risks, (ii) provide evidence of performance, (iii) provide appropriate segregation of duties, or (iv) operate at a level of precision to identify all potentially material errors.

Information and Communication

•
We did not generate and provide quality information and communication relating to communicating accurate information internally and externally, including providing information pursuant to objectives, responsibilities, and functions of internal control.

Monitoring Activities

•
We did not design and implement effective monitoring activities as we did not maintain effective monitoring controls to ascertain whether the components of internal control are present and functioning.

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses described above, primarily by implementing additional review procedures within our accounting and finance department, hiring additional personnel within the Company’s accounting and finance function, designing and implementing information technology and application controls in our financially significant systems, providing internal resources with enhanced access to accounting literature and research materials, engaging additional external accounting experts to supplement our internal resources and increasing communication with third-party professionals with whom we consult regarding the application of accounting standards on complex transactions and instruments. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate the weaknesses in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.
As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. The first period for which we must furnish this report by management is for the fiscal year ending December 31, 2022. This assessment will require disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We are required to disclose changes made in our internal control and our financial reporting procedures on a quarterly basis. To comply with the requirements of being a public company, we expect to need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities, which would require additional financial and management resources.
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting and the restatement of our financial statements.
We, in consultation with our Audit Committee, determined that it was appropriate to restate our previously filed financial statements for the period ended June 30, 2021. As part of the restatement, we identified an additional material weakness in our internal control over financial reporting.
As a result of such material weaknesses and such restatement, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we are currently a defendant or nominal defendant in three actions alleging violations of federal securities laws. Please see “
Legal Proceedings
” for more information about these actions. We can provide no assurance that additional litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
We are subject to environmental regulation and may incur substantial costs or have operational disruptions.
We are subject to federal, state, local, and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials.

Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property which could result in operational disruptions. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs or have operational disruptions to comply with such current or future laws and regulations, the violation of which could lead to substantial fines, penalties and operational costs.
We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. We may also have to suspend operations until we have remediated and the investigation is closed. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.
The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases or other adverse public health developments could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees’ and customers’ to travel or our ability to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products and oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.
In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, had placed significant restrictions on travel and many businesses had announced extended closures. These travel restrictions and business closures had adversely impacted our operations, including our ability to manufacture, market, sell, or distribute our products. Such restrictions and closure had caused temporary closures of the facilities of our suppliers, manufacturers or customers.
Beginning in the first quarter of 2021, there has been a trend in many parts of the world of increasing availability and administration of vaccines against COVID-19, as well as an easing of restrictions on social, business, travel and government activities and functions. On the other hand, infection rates and regulations continue to fluctuate in various regions and there are ongoing global impacts resulting from the pandemic, including challenges and increases in costs for logistics and supply chains, such as increased intermittent supplier delays and a shortfall of semiconductor supply. We have also previously been affected by employment and compensation adjustments, and impediments to administrative activities supporting our product deliveries and deployments.
Ultimately, we cannot predict the duration of the COVID-19 pandemic. We will continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate and deploy our production, workforce and other resources accordingly. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and adversely impact our operating results.
We may experience difficulties in integrating the operations of acquired companies into our business and in realizing the expected benefits of these acquisitions.
Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations. The success of our acquisitions will depend in part on our ability to realize the anticipated business opportunities from combining their and our operations in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisitions, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of acquired company with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisitions, or fully offset the costs of the acquisition, and our business, results of operations and financial condition could be materially and adversely affected.
A failure of our information technology systems, physical or electronic security protections, or an interruption in their operation due to internal or external factors including cyber-attacks or insider threats, could have a material adverse effect on our business, financial condition or results of operations.
Our operations are dependent on our ability to protect our employees, business systems, manufacturing capabilities, information systems, computer equipment and information databases from systems failures or malicious acts. We rely on both internal information technology systems, physical controls and policies, and certain external services and service providers to manage the day-to-day operation of our business, operate elements of our manufacturing facilities, manage relationships with our employees, customers and suppliers, fulfill customer orders and maintain our financial and accounting records. Failure of any one or more than one of our systems could be caused by internal or external events, such as incursions by intruders or hackers, physical intrusion or act, insider threats, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures. The failure of our information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs or loss of important information or capabilities, any of which could have a material adverse effect on our business, financial condition or results of operations. We have technology and information security processes, security and threat assessment plans and safeguards and periodic external service and service provider reviews in place to mitigate our risk to these vulnerabilities. However, these measures may not be adequate to ensure that our operations will not be disrupted or our financial impact minimalized, should such an event occur.
The ongoing military action by Russia in Ukraine could have negative impact on the global economy which could materially adversely affect our business, operations, operating results and financial condition.
On February 24, 2022, Russian forces launched significant military action against Ukraine, causing sustained conflict and disruption in the region. The full duration and impact of such actions remains to be determined. The military actions as well as actions taken by other countries, including new and stricter sanctions imposed by Canada, the United Kingdom, the European Union, the U.S. and other countries and companies and organizations against officials, individuals, regions, and industries in Russia and Ukraine, and actions taken by Russia in response to such sanctions, and each country’s potential response to such sanctions, tensions, and military actions could adversely affect the global economy and financial markets and thus could affect our business, operations, operating results and financial condition as well as the price of our common stock. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this prospectus including impacting our ability to provide timely launch services to our customers or delaying our customers’ plans to use our services.
Certain future operational facilities will require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service required by our launch and space services, and the ongoing need to maintain existing operational facilities requires us to expend capital.
We operate out of our headquarters in Alameda, California, which consists of approximately 285,000 square feet leased from the City of Alameda. The campus includes two primary buildings. This includes the Skyhawk Development and Production Facility, with a fully built out machine shop, production facilities, and offices for administrative responsibilities as well as research and development, and the Orion Engine Testing Facility for rocket engine testing, research, and development that was originally constructed by the U.S. Navy for jet engine testing. As part of our growth strategy, we anticipate finishing out additional space in the Skyhawk Development and Production Facility to support the launch services offerings, as well as the build out of facilities for our space services offerings.
The building out of our Alameda campus and the construction of additional launch sites may require significant capital expenditures to develop, and in the future we may be required to make similar expenditures to expand, improve or construct adequate facilities for our launch services. In addition, there is no guarantee that we will be able to secure a long-term lease from the City of Alameda for our Alameda campus. In addition, as our Alameda campus and any other facilities we may utilize mature, our business will require capital expenditures for the maintenance, renovation and improvement of such existing locations to remain competitive. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute on our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.
Failure of third-party contractors and suppliers could adversely affect our business.
We are dependent on various third-party contractors and suppliers to develop and provide certain of our components of our launch vehicles and space products and to provide critical services to our business operations. Should we experience complications with any of these components, which are critical to the operation of our launch vehicle or space products, we may need to delay our manufacturing activities or delay or cancel scheduled launches. We face the risk that any of our contractors and suppliers may not fulfill their contracts and deliver their products or services on a timely basis, or at all. We have in the past experienced, and may in the future experience, operational complications with our contractors and suppliers. The ability of our contractors and suppliers to effectively satisfy our requirements could also be impacted by such contractors’ and suppliers’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster or other events or our contractors’ and suppliers’ staffing challenges. The failure of any contractors and suppliers to perform to our expectations could result in shortages of certain manufacturing or operational components for our spacecraft or delays in spaceflights or the provision of critical services to us, all of which could harm our business. Our reliance on contractors and suppliers and inability to fully control any operational difficulties with our third-party contractors and suppliers, including their inability to timely provide us products and services necessary to our business operations, could have a material adverse effect on our business, financial condition and results of operations.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
Since our inception, we have financed our operations and capital expenditures primarily through raising venture equity, public and private financing. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants, could have pre-payment penalties and could reduce our operational flexibility or profitability. We may be required to delay, limit, reduce or terminate our development activities or future commercialization efforts. If we are unable to generate such additional funding, or if we are unable to do so on favorable terms, we may not be able to meet our liquidity needs and ultimately generate positive cash flows on our anticipated timeline or at all.
Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch system operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.
Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, conducting commercial space launches in the United States require licenses and permits from certain agencies of the Department of Transportation, including the FAA, and review by other agencies of the U.S. Government, including the Department of Defense, Department of State, NASA, and FCC. License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in FAA action allowing us to conduct commercial space launches could adversely affect our ability to operate our business and our financial results.
Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not. The timing of our launches depends on our ability to secure regulatory licenses from the FAA and the FCC, and no company has yet conducted licensed launches at the annual rate we are targeting.

We aim to mass-produce the world’s first daily space delivery system. A component of our near-term strategy involves increasing our launch cadence by accelerating our development and production efforts and adding additional launch sites. Our ability to achieve this increased launch cadence within the timeframe in which we hope to do so will depend on our ability to secure the necessary regulatory licenses from the FAA, the FCC and other regulatory authorities. To our knowledge, the applicable regulatory authorities to date have not granted such licenses to a company endeavoring to launch rockets with such frequency, and as a result our business is dependent upon a regulatory framework that is untested and unprecedented. Our failure to obtain the licenses necessary to support our anticipated launch cadence, or any delays or hurdles that present in our interactions with the FAA, the FCC or other regulatory authorities, could impact our ability to grow our business, could delay our ability to execute on our existing and future customer contracts and could adversely affect our business and results of operations.
We are subject to stringent U.S. export and import control laws and regulations.
Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. We have had inadvertent disclosures of certain of our products or components which are subject to the requirements of these U.S. import and export control laws, including one which occurred recently (the “
Recent Incident
”). The Recent Incident relates to a disclosure of a photograph of one of our components. Our practice is to provide a voluntary disclosure to the appropriate regulatory authority when such an inadvertent disclosure occurs and, in the case of the Recent Incident, we did provide an initial voluntary disclosure notification to the appropriate regulatory agency. Subsequent to the occurrence of the Recent Incident and after filing our initial voluntary disclosure notification, we sought approval from the Department of Defense to release this photo publicly, which was granted on June 24, 2022. Given the approval of the Department of Defense to the public release of the photograph at issue in the Recent Incident, we requested and received approval to close our voluntary disclosure notification with the regulatory agency to whom it was submitted. While no such regulatory authority has yet determined that any such inadvertent disclosure has violated these U.S. import and export control laws, we could be found to be in violation of these laws and regulations. Such a violation, if determined, could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm. If we are unable to maintain adequate controls related to the disclosure of information subject to U.S. import and export control laws and regulations, we may have future incidents that could result in violations of these laws and regulations.
Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “
DPA
”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“
CFIUS
”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.
The Foreign Investment Risk Review Modernization Act (“
FIRRMA
”), enacted in 2018, amended the DPA to, among other things, expands CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that have involvement with critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“
TID U.S. Businesses
”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.
Natural disasters, unusual weather conditions, epidemic outbreaks, global health crises, terrorist acts and political events could disrupt our business and flight schedule.
The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business, financial condition and results of operations. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability of our launch services to be carried out as planned, resulting in additional expense to reschedule such service, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. These events also could impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, which would make it difficult to continue our commercial launch activities as planned or thereafter increase our launch cadence. These events may also delay our customers’ plans to launch their payloads. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial launch operations.
Our prospects and operations may be adversely affected by changes in customer preferences and economic conditions that affect demand for our launch services and space products.
Because our offerings are currently concentrated on launch services and space products, we are vulnerable to changes in customer preferences or other market changes, such as general economic conditions, energy and fuel prices, recession and fears of recession, interest rates, tax rates and policies, inflation, war and fears of war, inclement weather, natural disasters, terrorism and outbreak of viruses or widespread illness. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for launch and satellite services. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, inflationary and supply chain pressures, decreased customer confidence, decreased discretionary spending and reduced customer or governmental demand for launch services and space products, which could have a material adverse effect on our business, financial condition and results of operations.
We may in the future invest significant resources in developing new service offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.
While our primary focus for the foreseeable future will be on commencing our commercial launch activities, increasing our launch cadence and increasing the payload capacity of our rockets, we may also invest significant resources in developing new technologies, services, products and offerings including space services offerings. However, we may not realize the expected benefits of these investments. These anticipated technologies are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the commercial launch and satellite industries, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.
Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that customer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.
If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.
As part of our growth strategy for our launch services, we aim to identify launch sites outside of the United States. As we expand internationally, we expect that we would be subject to additional risks related to entering into international business relationships, including:

•	restructuring our operations to comply with local regulatory regimes;

•	identifying, hiring and training highly skilled personnel in foreign jurisdictions to the extent required;

•	unexpected changes in tariffs, trade barriers and regulatory requirements, including through the ITAR, Export Administration Regulations (“ EAR ”), and Office of Foreign Assets Control (“ OFAC ”);

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	the need for U.S. government approval to operate our space systems outside the United States;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	government appropriation of assets;

•	workforce uncertainty in countries where labor unrest is more common than in the United States; and

•
disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act, OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.
If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. We are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks including ransomware incidents, terrorist attacks, actual or threatened acts of war, power losses, telecommunications failures and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses, exclusions may apply, that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition and results of operations.
Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.
Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, our operations are primarily based in and around our Alameda, California campus, where our machine shop, production facilities, administrative offices, and research and development functions are located. Our Alameda, California campus also houses our facility used for rocket engine testing, research, and development. In addition, we also operate facilities in Mountain View, California and Sunnyvale, California and launch facilities in Kodiak, Alaska and Cape Canaveral, Florida. Any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our facilities, including from weather conditions, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to our launch pad could result in manufacturing delays or the delay or cancellation of our planned commercial launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.
In addition, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition and results of operations.
If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.
Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in our launch systems and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons, and other measures to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours.
Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.
We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.
Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property.
To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.
In addition, we may from time-to-time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.
Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.
The majority of our customer contracts may be terminated by the customer at any time for convenience as well as other provisions permitting the customer to discontinue contract performance for cause (for example, if we do not achieve certain milestones on a timely basis) which if terminated could adversely impact our results of operation.
We are subject to a variety of contract-related risks. Some of our existing customer contracts, including those with the government, include provisions allowing the customers to terminate their contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). Customers that terminate such contracts may also be entitled to a pro rata refund of the amount of the customer’s deposit. In addition, some of our customers are pre-revenue startups or otherwise not fully established companies, which exposes us to a degree of counterparty credit risk. Please see “
We may not be able to convert our estimated contracted revenue or potential contracts into actual revenue
” in “
Risk Factors
” above for information regarding how our decision to focus on the development of our new launch system could impact contracts where customers have the right to terminate for convenience or in the case of a default.
Part of our strategy is to market our launch services to key government customers. We expect we may derive limited revenue from contracts with NASA and the U.S. government and may enter into further contracts with the U.S. or foreign governments in the future, and this subjects us to statutes and regulations applicable to companies doing business with the U.S. government, including the Federal Acquisition Regulation (“
FAR
”).

These U.S. government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, in which case the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.
Our government contracts may be subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

•
financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.
Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. Further, audits or investigations by other governmental agencies related to the conduct of our business, including those agencies who oversee our compliance with import and export laws, may also impact our government contracts. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.
If any customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts for any reason, including as a result of our failure to meet certain performance milestones, or if a government customer were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.
Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.
We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly.
As we expand our international presence, we may also become subject to additional privacy rules, many of which, such as the General Data Protection Regulation promulgated by the European Union (the “
GDPR
”) and national laws supplementing the GDPR, such as in the United Kingdom, and similar laws in other countries which are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area, or EEA. These more stringent requirements include expanded disclosures to inform customers about how we may use their personal data through external privacy notices, increased controls on profiling customers and increased rights for data subjects (including customers and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring customers to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.
A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.
Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.
Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the number of launch missions or space products delivery we schedule for a period, the price at which we sell them and our ability to schedule additional launch missions for repeat customers;

•	unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule launches;

•	the cost of raw materials or supplied components critical for the manufacture and operation of our rockets and launch equipment;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.
This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
We have been focused on developing launch capabilities and services since 2017. This limited operating history makes it difficult to evaluate Astra’s future prospects and the risks and challenges it may encounter.
Because Astra has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. Astra has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Astra’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.
The markets for launch and space services have not been well established as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for launch and space services are based on a number of internal and third-party estimates, including our contracted revenue and sales pipeline, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.
We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.
Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We have accelerated the development of the next version of our launch system, which we expect to require additional engineering support. Our estimates of the required team size to support our focus on the development of our new launch system may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. The loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.
The increase in non-U.S. sales could lead to incidents in violation of U.S. and international anti-corruption laws.
Our non-U.S. sales are subject to both U.S. and non-U.S. governmental regulations and procurement policies and practices, including regulations relating to import-export control, tariffs, investment, exchange controls, anti-corruption laws, and repatriation of earnings. Non-U.S. sales are also subject to varying currency, political and economic risks. The violation of any regulation could adversely affect our plans for international expansion.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, supplier, customer, or relationships with third-parties, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business, and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business. We are currently a defendant or nominal defendant in three actions, alleging violations of federal securities laws. We also are obligated to indemnify certain other defendants in these actions. Please see “
Legal Proceedings
” for more information about these actions. We can provide no assurance that additional litigation or dispute will not arise in the future. While we believe these actions are not meritorious, these actions (and any future litigation or dispute), whether successful or not, could have a material adverse effect on our business, results of operations and financial condition. Further, while we have insurance to cover the defense of the existing actions (including our indemnification obligations), the amount of our retention is $20.0 million and we will need to incur costs in that amount before we will be eligible for assistance from our insurer.
Astra needs to meet multiple security requirements in order to meet ongoing requirements for participation in government contracts. The inability to meet regulatory requirements or security standards may mean a failure to win contracts, receive security clearance certifications, and loss of current and future business.
U.S. government contracts generally are subject to FAR, agency-specific regulations that supplement FAR, such as the Department of Defense’s Federal Acquisition Regulations, and other applicable laws, security requirements, and regulations. These regulations impose a broad range of requirements, many of which are unique to U.S. government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustments, mandatory disclosure, and audit requirements. We have recently had an inadvertent failure to comply with certain of these regulations, agency or government entity processes or opinions, and requirements, including import or export laws. This recent failure has not yet resulted in an inability to acquire or retain government contracts, reductions of the value of contracts, contract modifications or termination, the inability to bill and collect receivables from customers, or the assessment of penalties and fines that could lead to suspension or debarment from U.S. government contracting or subcontracting. However, this recent failure or any future failure to comply with such regulations, agency or governmental entity processes or opinions and requirements could result in reductions of the value of contracts, contract modifications or termination, the inability to bill and collect receivables from customers, the assessment of penalties and fines, or suspension or debarment from U.S. government contracting or subcontracting. As a result, our business operations and future prospects could be adversely affected if we are unable to retain or acquire contracts with government entities, which is a significant customer base for us.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We are subject to complex and evolving U.S. tax laws and regulations, which might in the future make changes to corporate income tax rates, the treatment of foreign earnings, if any, or other income tax laws that could affect our future income tax provision and reduce our earnings while increasing the complexity, burden and cost of tax compliance.
Our determination of our tax liability is subject to review by applicable tax authorities. Any adverse outcome of such a review could harm our results of operations and financial condition. The determination of our tax liabilities requires significant judgement, and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. In addition, our future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of our deferred tax assets or liabilities, the effectiveness of our tax planning strategies or changes in tax laws or their interpretation. Such changes could have an adverse effect on our financial condition.
Although we believe our estimates are reasonable, as a result of these and other factors, the ultimate amount of our tax obligations owed might differ from the amounts recorded in our consolidated financial statements and any such difference could harm our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.
Our ability to use our net operating losses to offset future taxable income could be subject to certain limitations.
As of June 30, 2022, we have net operating loss carryforwards (“
NOLs
”) available to reduce future taxable income. However, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” (as defined by the Code) may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes such as research tax credits to offset future taxable income. If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock, then our ability to utilize NOLs and other pre-change tax attributes could be limited by Sections 382 and 383 of the Code, and similar state provisions. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 or 383 of the Code. Furthermore, our ability to utilize NOLs of any companies that we acquire in the future may be subject to limitations. For these reasons, we might not be able to utilize our NOLs, even if we maintain profitability.
The dual class structure of our common stock has the effect of concentrating voting power with our Chief Executive Officer and Chief Technology Officer, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of our Class B Common Stock have 10 votes per share, while shares of our Class A Common Stock have one vote per share. Our Chief Executive Officer and Chief Technology Officer, who are also the Astra Founders, collectively, hold all of the issued and outstanding shares of our Class B common stock. Accordingly, the Astra Founders hold approximately seventy-two percent (72%) of the voting power of our capital stock as of August 19, 2022, and are able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The Astra Founders may have interests that differ from other investors and may vote in a way with which other investors disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of the Company, and might ultimately affect the market price of shares of our Class A Common Stock.

We cannot predict the impact our dual class structure may have on the stock price of our Class A Common Stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of our Class A Common Stock could be adversely affected.
Our stock price has been, and likely will continue to be, volatile.
The market price of our common stock has in the past been, and is likely to continue in the future to be, volatile. During the fiscal year ended December 31, 2021, the Nasdaq closing price of one share of our Class A Common Stock reached a high of $21.15 and a low of $6.61. As of August 19, 2022, the closing share price of a share of our Class A Common Stock was $1.24. The volatility depends upon many factors, some of which are beyond our control, including:

•	announcements regarding the results of expansion or development efforts by us or our competitors;

•	announcements regarding the acquisition of businesses or companies by us or our competitors;

•	technological innovations or new products and services developed by us or our competitors;

•	changes in foreign or domestic regulations;

•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;

•	additions or departure of our key personnel;

•	actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock; and

•	political or economic uncertainties including the current military action between Russian and the Ukraine.
One or more of these factors could cause a decline in the price of our Class A Common Stock. In addition, stock markets generally have experienced significant price and volume volatility. This volatility has had a substantial effect on the market prices of securities of many public companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies.
Delaware law and provisions in our certificate of incorporation and bylaws could make a takeover proposal more difficult.
Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of our certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A Common Stock held by our stockholders. These provisions provide for, among other things:

•	the ability of our board of directors to issue one or more series of preferred stock;

•	stockholder action by written consent only until the first time when the Astra Founders cease to beneficially own a majority of the voting power of our capital stock;

•	certain limitations on convening special stockholder meetings;

•
amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of our capital stock so long as the Astra Founders beneficially own shares representing a majority of the voting power of our capital stock and (ii) at least two-thirds of the voting power of the capital stock from and after the time that the Astra Founders cease to beneficially own shares representing a majority of the voting power of our voting stock; and

•
a dual-class common stock structure with 10 votes per share of our Class B common stock, the result of which is that the Astra Founders have the ability to control the outcome of matters requiring stockholder approval, even though the Astra Founders own less than a majority of the outstanding shares of our capital stock.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire the Company, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of our common stock. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing and to cause the Company to take other corporate actions that our stockholders desire.

USE OF PROCEEDS
This prospectus relates to the offer and resale of up to 34,000,000 shares of Class A Common Stock by the Selling Stockholder, which consist of 33,281,805 shares of Class A Common Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the Commencement Date, pursuant to the Purchase Agreement, in which the Selling Stockholder has committed, subject to satisfaction of specified conditions, to purchase from us, at our direction, up to $100,000,000 of our Class A Common Stock, subject to limitations specified in the Purchase Agreement.
We are not selling any shares of Class A Common Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of our Class A Common Stock to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the Commencement Date, pursuant to the Purchase Agreement.
We intend that any funds we receive from our sale of shares to the Selling Stockholder under the Purchase Agreement will be used for general corporate purposes. We will have broad discretion in the way that we use these proceeds.
The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

THE COMMITTED EQUITY FINANCING
On August 2, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to satisfaction of specified conditions in the Purchase Agreement on and after the Commencement Date, we will have the right to sell to the Selling Stockholder up to $100,000,000 of our Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement, of which this prospectus forms a part, with the SEC to register under the Securities Act the resale by the Selling Stockholder of up to 34,000,000 shares of Class A Common Stock, consisting of (i) 359,097 Additional Commitment Shares that we may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock at our election under the Purchase Agreement, (ii) 359,098 Initial Commitment Shares that we issued to the Selling Stockholder upon the execution of the Purchase Agreement; and (iii) up to 33,281,805 shares of Class A Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.
We do not have the right to commence any sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to the Selling Stockholder’s purchase obligation set forth in the Purchase Agreement have been initially satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase up to a specified maximum amount of shares of Class A Common Stock in one or more VWAP Purchases and Intraday VWAP Purchases as set forth in the Purchase Agreement by timely delivering a written Purchase Notice for each VWAP Purchase, and timely delivering a written Intraday VWAP Purchase Notice for each Intraday VWAP Purchase, if any, to the Selling Stockholder in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such notice to the Selling Stockholder.
From and after the Commencement Date, the Company will control the timing and amount of any sales of Class A Common Stock to the Selling Stockholder. Actual sales of shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Common Stock and determinations by us as to the appropriate sources of funding for the Company and its operations.
Under the applicable Nasdaq rules, in no event may we issue to the Selling Stockholder under the Purchase Agreement shares of Class A Common Stock in excess of the Exchange Cap, which is 53,059,650 shares of Class A Common Stock (such number of shares equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by the Selling Stockholder for all of the shares of Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.424 per share (representing the lower of the official closing price of our Class A Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our Class A Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable

Nasdaq rules). Moreover, we may not issue or sell any shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in the Selling Stockholder beneficially owning any shares of Class A Common Stock in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock.
The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Class A Common Stock to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for general corporate purposes.
Neither we nor the Selling Stockholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.
As consideration for the Selling Stockholder’s commitment to purchase shares of our Class A Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, , we issued 359,098 shares of our Class A Common Stock to the Selling Stockholder upon execution of the Purchase Agreement. In addition, (i) upon our receipt of total aggregate gross cash proceeds equal to $25,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue 179,549 additional shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, and (ii) upon our receipt of total aggregate gross cash proceeds equal to $50,000,000 from the Selling Stockholder under the Purchase Agreement (if any), we will issue an additional 179,548 shares of our Class A Common Stock to the Selling Stockholder as Additional Commitment Shares, totaling 359,097 Additional Commitment Shares Furthermore, in conjunction with the execution of the Purchase Agreement, we paid $125,000 to the Selling Stockholder in reimbursement of the reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel. In addition, we agreed to pay the Selling Stockholder up to $7,500 per fiscal quarter in reimbursement of its reasonable legal fees and disbursements, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The descriptions of the Purchase Agreement and Registration Agreement described in this prospectus are qualified in their entirety to the actual text of such documents on file as exhibits to the registration statement that includes this prospectus, which are also available electronically on the SEC’s website at www.sec.gov.
Purchases of Class A Common Stock Under the Purchase Agreement
VWAP Purchases
From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct the Selling Stockholder to purchase a specified number of shares of Class A Common Stock, not to exceed the applicable Purchase Maximum Amount in a VWAP Purchase under the Purchase Agreement, by timely delivering a Purchase Notice to the Selling Stockholder prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such VWAP Purchase, so long as:

•
the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price (subject to adjustment as set forth in the Purchase Agreement); and

•
all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder in accordance with the Purchase Agreement prior to the time we deliver such Purchase Notice to the Selling Stockholder.

The Purchase Maximum Amount applicable to such VWAP Purchase under the Purchase Agreement will be equal to the lesser of:

•	1,000,000 shares of our Class A Common Stock; and

•	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Purchase Valuation Period for such VWAP Purchase.
The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in a VWAP Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.
The per share purchase price that the Selling Stockholder will be required to pay for the Purchase Share Amount in a VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Common Stock for the applicable Purchase Valuation Period on the Purchase Date for such VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a VWAP Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such VWAP Purchase, and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on Nasdaq on such Purchase Date,

•
such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Volume Maximum for such VWAP Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such VWAP Purchase by (b) 0.20, or

•
such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Purchase Valuation Period falls below the applicable Minimum Price Threshold for such purchase specified by us in the Purchase Notice for such VWAP Purchase, or if we do not specify a Minimum Price Threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such VWAP Purchase.

Intraday VWAP Purchases
In addition to the regular VWAP Purchases described above, after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct the Selling Stockholder to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular VWAP Purchase was effected by us (as applicable), although we are not required to effect an earlier regular VWAP Purchase on such Purchase Date in order to effect an Intraday VWAP Purchase on such Purchase Date), a specified number of shares of our Class A Common Stock, not to exceed the applicable Intraday Purchase Maximum Amount in an Intraday VWAP Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice to the Selling Stockholder after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular VWAP Purchase (if any) and the Intraday VWAP Purchase Valuation Period(s) for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•	the closing sale price of our Class A Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price, and

•
all shares of our Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement have been received by the Selling Stockholder prior to the time we deliver such Intraday VWAP Purchase Notice to the Selling Stockholder.

The Intraday Purchase Maximum Amount applicable to such Intraday VWAP Purchase will be equal to the lesser of:

•	1,000,000 shares of our Class A Common Stock, and

•	20.0% of the total aggregate number (or volume) of shares of our Class A Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday VWAP Purchase.
The actual number of shares of Class A Common Stock that the Selling Stockholder will be required to purchase in an Intraday VWAP Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday VWAP Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.
The per share purchase price that the Selling Stockholder will be required to pay for the Intraday Purchase Share Amount in an Intraday VWAP Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular VWAP Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday VWAP Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday VWAP Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday VWAP Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of the Selling Stockholder’s receipt of the applicable Intraday VWAP Purchase Notice,

•	such time that the Purchase Valuation Period for any prior regular VWAP Purchase effected on the same Purchase Date (if any) has ended, and

•	such time that the Intraday VWAP Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date (if any) has ended, and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on Nasdaq on such Purchase Date,

•
such time that the total aggregate number (or volume) of shares of Class A Common Stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Volume Maximum for such Intraday VWAP Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday VWAP Purchase by (b) 0.20, and

•
such time that the trading price of a share of our Class A Common Stock on Nasdaq during such Intraday Purchase Valuation Period falls below the applicable Intraday Minimum Price Threshold for such Intraday VWAP Purchase specified by us in the Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, or if we do not specify an Intraday Minimum Price Threshold in such Intraday VWAP Purchase Notice, a price equal to 75.0% of the closing sale price of the Class A Common Stock on the trading day immediately prior to the applicable Purchase Date for such Intraday VWAP Purchase.

We may, in our sole discretion, timely deliver multiple Intraday VWAP Purchase Notices to the Selling Stockholder prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday VWAP Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular VWAP Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday VWAP Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all shares of Class A Common Stock subject to all prior VWAP Purchases and all prior Intraday VWAP Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by the Selling Stockholder prior to the time we deliver to the Selling Stockholder a new Intraday VWAP Purchase Notice to effect an additional Intraday VWAP Purchase on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and one or more earlier Intraday VWAP Purchases effected on such same Purchase Date.
The terms and limitations that will apply to each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular VWAP Purchase (as applicable) and any earlier Intraday VWAP Purchase effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, and the per share purchase price for the shares of Class A Common Stock that we elect to sell to the Selling Stockholder in each subsequent additional Intraday VWAP Purchase effected on the same Purchase Date as an earlier regular VWAP Purchase (as applicable) and/or earlier Intraday VWAP Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular VWAP Purchase (as applicable) and such earlier Intraday VWAP Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday VWAP Purchase, with the exception that the Intraday VWAP Purchase Valuation Period(s) for each subsequent additional Intraday VWAP Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.
In the case of the VWAP Purchases and Intraday VWAP Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Class A Common Stock to be purchased by the Selling Stockholder in a VWAP Purchase or an Intraday VWAP Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.
At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a VWAP Purchase and/or an Intraday VWAP Purchase, the Selling Stockholder will provide us with a written confirmation for such VWAP Purchase and/or Intraday VWAP Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Stockholder for the shares of Class A Common Stock purchased by the Selling Stockholder in such VWAP Purchase and/or Intraday VWAP Purchase, as applicable.
The payment for, against delivery of, shares of Class A Common Stock purchased by the Selling Stockholder in any VWAP Purchase or any Intraday VWAP Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), as set forth in the Purchase Agreement.
Conditions Precedent to Commencement and Each VWAP Purchase
The Selling Stockholder’s obligation to accept Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A Common Stock in Purchases and Intraday VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “VWAP Purchase Commencement Time” or “Purchase Condition Satisfaction Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each VWAP Purchase or Intraday VWAP Purchase, after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Stockholder’s control, which conditions include the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•
the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Stockholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Class A Common Stock included in this prospectus (and included in any such additional prospectuses);

•
the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Class A Common Stock for offering or sale in any jurisdiction;

•
FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transaction contemplated by the Purchase Agreement and the Registration Rights Agreement;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Class A Common Stock that may be issued and sold by the Company to the Selling Stockholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•
this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to the Commencement Date, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•
trading in the Class A Common Stock shall not have been suspended by the SEC or Nasdaq (or, if the Class A Common Stock is then listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement, trading in the Class A Common Stock shall not have been suspended by such Eligible Market), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on the Nasdaq (or Eligible Market, as applicable) shall be terminated on a date certain (unless, prior to such date, the Class A Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Class A Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Class A Common Stock;

•
the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of the shares of Class A Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Class A Common Stock is not then listed on Nasdaq, on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•
the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•	the receipt by the Selling Stockholder of the legal opinions, negative assurances and bring-down legal opinions as required under the Purchase Agreement.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of Commencement Date;

•	the date on which the Selling Stockholder shall have purchased shares of Class A Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $100,000,000;

•	the date on which the Class A Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;

•	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving us has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.
We have the right to terminate the Purchase Agreement at any time after Commencement Date, at no cost or penalty, upon ten trading days’ prior written notice to the Selling Stockholder. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Stockholder also has the right to terminate the Purchase Agreement upon ten trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our Company;

•
if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach, or default is capable of being cured, such failure, breach, or default is not cured within ten trading days after notice of such failure, breach, or default;

•
if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

•
the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Stockholder for the resale of all of the shares of Class A Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of the Selling Stockholder; or

•
trading in the Class A Common Stock on Nasdaq (or if the Class A Common Stock is then listed on an Eligible Market, trading in the Class A Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by the Selling Stockholder will become effective prior to the fifth trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, any pending Intraday VWAP Purchase, the Initial Commitment Shares, the Additional Commitment Shares, and any fees and disbursements of the Selling Stockholder’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase or Intraday VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by the Selling Stockholder
The Selling Stockholder has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Class A Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Class A Common Stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Common Stock after the date of issuance, or our effecting or entry into any agreement for an “equity line of credit” or other substantially similar continuous offering with a third party (other than with the Selling Stockholder) whereby we may offer, issue, or sell Class A Common Stock or any securities exercisable, exchangeable, or convertible into Class A Common Stock at a future-determined price.
Effect of Sales of Our Class A Common Stock Under the Purchase Agreement on Our Stockholders
All shares of Class A Common Stock that may be issued or sold by us to the Selling Stockholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Stockholder in this offering are expected to be freely tradable. The shares of Class A Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by the Selling Stockholder of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline and to be highly volatile. Sales of our Class A Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Class A Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement.
If and when we do elect to sell shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Because the purchase price per share to be paid by the Selling Stockholder for the shares of Class A Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase, or during the applicable Intraday Purchase Valuation Period for each Intraday VWAP Purchase, in each case made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Class A Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of August 19, 2022, there were 211,647,372 shares of our Class A Common Stock outstanding, of which 180,835,427 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our Class A Common Stock to the Selling Stockholder, only 34,000,0000 shares of our Class A Common Stock are being registered for resale under the registration statement that includes this prospectus. If all of the 34,000,000 shares offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of August 19, 2022, such shares would represent approximately 13.9% of the total number of shares of our Class A Common Stock outstanding (including the shares of Class A Common Stock offered for resale) and approximately 15.9% of the total number of outstanding shares of Class A Common Stock held by non-affiliates (including the shares of Class A Common Stock offered for resale).
If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. Additionally, under the applicable rules of Nasdaq, in no event may we issue to the Selling Stockholder under the Purchase Agreement more than the Exchange Cap (as such term is defined in the Purchase Agreement), unless we first (i) obtain stockholder approval to issue shares of Class A Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Class A Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case, before we may elect to sell any additional shares of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our Class A Common Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of our Class A Common Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. In addition, the Selling Stockholder will not be required to purchase any shares of Class A Common Stock if such sale would result in the Selling Stockholder’s beneficial ownership exceeding the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of Class A Common Stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.
The issuance of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Class A Common Stock that our existing stockholders own will not decrease, the shares of our Class A Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance.
The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Class A Common Stock to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share of Class A Common Stock		Number of Registered Shares of Class A Common Stock to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of Class A Common Stock After Giving Effect to the Issuance to the Selling Stockholder (2)	Gross Proceeds for the Shares of Class A Common Stock to the Selling Stockholder Under the Purchase Agreement (3)
$1.24	(4)	33,281,805	13.6%	$41,269,438
$1.50		33,281,805	13.6%	$49,922,708
$2.00		33,281,805	13.6%	$66,563,610
$2.25		33,281,805	13.6%	$74,884,061
$2.50		33,281,805	13.6%	$83,204,513
$2.75		33,281,805	13.6%	$91,524,964

(1)
Does not include the 718,195 Commitment Shares that we issued and may issue if certain conditions are met, in each case, to the Selling Stockholder as consideration for its commitment to purchase shares of Class A Common Stock under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Class A Common Stock to the Selling Stockholder, we are only registering 34,000,000 shares under the registration statement that includes this prospectus, which may or may not cover all the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement, depending on the purchase price per share. We will not issue more than an aggregate of 53,0259,650 shares of our Class A Common Stock (the Exchange Cap, unless otherwise approved by our stockholders or if the average price per share paid by the Selling Stockholder for all of the shares of our Class A Common Stock that we direct the Selling Stockholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.424 per share). We have included in this column only those shares being offered for resale by the Selling Stockholder under this prospectus, without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)
The denominator is based on 211,647,372 shares of Class A Common Stock outstanding as of August 19, 2022 (which, for these purposes, includes the 359,098 Initial Commitment Shares we issued to the Selling Stockholder on August 2, 2022), adjusted to include the issuance of the number of shares set forth in the second column. The numerator is based on the number of shares of Class A Common Stock set forth in the second column.

(3)
Gross Proceeds represent the aggregate purchase prices deemed to be received from the sale of all of the indicated maximum numbers of shares to be sold multiplied by the applicable assumed average purchase price per share of Class A Common Stock.

(4)	The closing sale price of our Class A Common Stock on Nasdaq on August 19, 2022.

BUSINESS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Astra prior to the consummation of the Business Combination and Astra following consummation of the Business Combination.
Company Overview
Astra’s mission is to launch a new generation of launch services and space products and services to Improve life on Earth from Space
®
. These services and products are enabled by new constellations of small satellites in Low Earth Orbit (“
LEO
”), which have rapidly become smaller, cheaper, and many times more numerous than legacy satellites. Launch vehicles, however, have not evolved in the same way — most rockets remain focused on serving legacy satellites and human spaceflight missions.
We aim to solve this problem with the world’s first mass-produced dedicated orbital launch system. Our system consists of a small launch vehicle and mobile ground infrastructure that can fit inside standard shipping containers for rapid deployment anywhere in the world that our spaceports are located. Our rocket requires a launch site with little more than a concrete pad and only six Astra employees on-site, leveraging our highly automated launch operations. Our production system is designed to scale efficiently, which we expect to allow us to perform to hundreds of launches per year in the future. Our rocket’s payload capacity is tailored for the needs of modern LEO satellite constellations, allowing precise and rapid placement of individual satellites in their required orbits. We believe this makes Astra’s system more responsive and affordable than other launch alternatives for the thousands of LEO satellites planned in the coming decade.
Since our first commercial launch attempt on August 28, 2021, we have made significant progress in the development of the launch system supporting our Rocket 3.3 series and establishing flight heritage. On November 20, 2021, we launched launch vehicle LV0007 into orbit at an inclination of 86.0 degrees, an altitude of 500 km and velocity of 7.61 km/s, making Astra one of the fastest U.S. companies to have successfully demonstrated the orbital placement of a test payload. We commenced paid commercial launch services in 2022 and on February 10, 2022, we launched launch vehicle LV0008 to deliver four CubeSats to LEO for NASA. After a nominal first stage flight, the payload fairing did not fully deploy prior to the upper stage ignition due to an electrical issue, which, together with a software issue, resulted in the upper stage not reaching orbit and the end of the mission. Through our investigation process, we identified and have since corrected the issues that caused the error in the payload fairing’s deployment and addressed the software issue. This was our first launch from Cape Canaveral Space Force Station and also the first launch under the Federal Aviation Administration new Part 450 launch license. Part 450 consolidates Parts 415, 417, 431 and 435 under a single licensing regime.
On March 15, 2022, we conducted an orbital launch with launch vehicle LV0009, our second paid commercial launch, which successfully reached LEO and successfully deployed its payload. On June 12, 2022, we conducted our first launch for NASA’s TROPICS-1 mission on our launch vehicle LV0010. While we had a nominal first stage flight, our upper stage shut down early and we did not deliver the payloads into low Earth orbit.
In July 2022, we decided to focus on the development and production of the next version of our launch system, which we unveiled at our inaugural SpaceTech Day on May 12, 2022. As a result, we have discontinued the production of launch vehicles supported by our current launch system and do not plan to conduct any further commercial launches in 2022. As part of the development cycle for our new launch system, we expect to conduct test launches of our new launch system in 2023 but are not certain whether we will be able to conduct paid commercial launches in 2023 using this new launch system. Whether we will be able to conduct paid commercial launches in 2023 will depend in part upon the success of these test launches.

Our new launch system is intended to support launch vehicles that will serve a market focused on populating mega constellations. We have designed this launch system to support more payload capacity and a more frequent launch cadence, which we believe will allow us to offer our customers more dependable services. We have begun discussions with customers for whom we agreed to launch payloads on our Rocket 3 series launch vehicles (aka launch system 1.0) and the shift of those flights to our Rocket 4 series (aka launch system 2.0). Please carefully review our Risk Factors contained in this prospectus for information regarding possible risks and uncertainties that our decision to focus on the development of our new launch system may have on our business, results of operations and future prospects.
We have also been focusing on the growth of our space products business with the sale of our Astra Spacecraft Engine™. The Astra Spacecraft Engine™ is a propulsion engine that assists satellites in achieving and maintaining targeted orbits. We acquired the technology for the Astra Spacecraft Engine™ from Apollo in July 2021. On August 20, 2021, the Astra Spacecraft Engine™ achieved successful orbital ignition on board the Spaceflight Sherpa-LTE1 orbital transfer vehicle. This was our first attempt at firing the thruster in orbit and this thruster continues to fire in orbit. We made our first delivery of the Astra Spacecraft Engine™ to a customer during the second quarter of 2022.
While our primary focus remains the development of our launch services offerings and growth of our existing space products, we continue to develop other space products and service offerings to support our overall mission to Improve life on Earth from Space
®
. We are also focused on adding to our core space technology to support the growth and development of our product and service offerings. Further details of our current and expected future service offerings are provided below.

•
Launch Services —
To provide rapid, global, and affordable launch services to satellite operators and governments in partnership with third-party spaceport providers globally. Our launch services includes services tied directly to our launch along with complementary services that are not part of our fixed pricing for which we charge a separate fee. We currently operate our launches from Pacific Spaceport Complex in Kodiak, Alaska and Cape Canaveral Space Force Station in Cape Canaveral, Florida. We plan to add additional launch sites in diverse locations based on our customers’ inclination requirements as we look to restart our launch operations after successful test flights of our new launch system. In May 2022, we announced that we are in discussions with SaxaVord UK Spaceport regarding an opportunity to launch from the United Kingdom.

•
Space Products
— To design and provide the space products based on the customers’ needs for a successful satellite launch and other products that we may sell in the future. Currently we offer two in space electric propulsion systems.

•
Space Services —
To invest in building our portfolio of space services which includes communication service and constellation services which will be based on a network of spacecraft that we intend to build and allow customers to access for use in their business. Specifically, our space services encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto our spacecraft, and delivering services, such as communication services.

Strategy Overview
Using our expertise in the mass production of small launch vehicles or rockets, we seek to provide customers with reliable, daily space delivery as well as turn-key space services. Specifically, our goals are to:

•
Increase launch production capability.
During the first two quarters of 2022, we made substantial progress toward demonstrating a monthly launch production capability. We plan to approach a more frequent launch production capability in the future. In order to achieve these plans, we are accelerating our development and production efforts by focusing on the development of our new launch system. Thus, we have discontinued the production of launch vehicles supported by our current launch system and do not intend to conduct any further commercial launches in 2022.

•
Increase the payload of our rockets.
We plan to increase the maximum payload capacity of our launch vehicle to meet the customer needs and demands through a process of iterative development and improvement, including through our current focus on the development of our new launch system, which is expected to have a payload capacity to LEO of 600 kilograms.

•
Commence commercial launch operations.
In November 2021, we successfully launched launch vehicle LV0007 to an altitude of 500 kilometers successfully demonstrating the orbital placement of a test payload. We completed our first paid commercial launch in the first quarter of 2022. In July 2022, we discontinued the production of launch vehicles supported by our current launch system and do not plan to conduct any further commercial launches in 2022. As part of the development cycle for our new launch system, we expect to conduct test launches of our new launch system in 2023 but are not certain whether we will be able to conduct paid commercial launches in 2023 using this new launch system. Whether we will be able to conduct paid commercial launches in 2023 will depend in part upon the success of these test launches.

•
Develop, license or acquire Core Technology
. We plan to develop, license or acquire core space technologies that we expect to commercialize and incorporate into our launch vehicles, spacecraft and other infrastructure that we will use to deliver our product and space service offerings. These core technologies including, among other things, electric propulsion and solar power. For example, we acquired propulsion technology through our merger with Apollo, which closed on July 1, 2021.

•
Develop and expand our Space Products offering.
We plan to continue discussions with customers interested in our Astra Spacecraft Engine™ and work to convert our pipeline into contracted revenue. Our new facility, located in Sunnyvale, California, is intended to support the manufacturing needs for our Astra Spacecraft Engine™ and we are currently making investments in that facility to support those needs. We plan to continue to explore opportunities to add additional space products that are complementary to our launch and future space services offerings and the needs of our customers.

•
Develop and expand our Space Services offering.
We are in the preliminary stages of developing our space services offering. We expect that, in 2025, we will be able to demonstrate that Astra can offer an integrated spacecraft platform optimized for Astra’s launch vehicle and spacecraft at some point after 2025. The goal is to allow our customers to focus on developing innovative payloads rather than designing or developing satellite buses or flying satellites. Specifically, our space services are expected to encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto our satellites, and delivering services, such as communication services. These services are expected to allow customers to focus on developing innovative payloads rather than having to design or develop complete satellite buses or satellites or constellations, which we will provide, along with ancillary services that are likely to include telemetry, tracking and control, communications, processing, as well as software development and maintenance. In conjunction with our work to build out our space services offering
,
we filed an application with the Federal Communication Commission on November 4, 2021, under which we requested authority to launch and operate a non-geostationary orbit satellite system using V-band frequencies.

Our ability to achieve these goals and objectives by our planned timelines are conditional upon a number of factors, including our ability to successfully and timely develop our new launch system, the effectiveness of our test flights for our new launch system and our ability to effectively market and sell our services and products. See “
Risk Factors
” for additional factors that could affect our ability to achieve these goals.
Customer Overview
As of June 30, 2022, we have signed a number of contracts for launch services and the sale of space electric propulsion systems. As the development of our space services business is in the early stages, we do not have any space services contracts. Our customers primarily include satellite operators, satellite manufacturers, government agencies and defense prime contractors.

We expect a portion of our pipeline to continue to convert into new contracts for launch services and space products over the coming months. We believe that our traction to date is driven by our value proposition and direct marketing to potential customers. We note that a portion of this pipeline may not convert because of our decision to focus on the development of our new launch system and customer requirements for flight heritage of that system, or if we do not achieve certain milestones or if we are unable to keep up with the demand for our launch services and space products from a production and delivery perspective.
Sales and Marketing
We plan to scale and accelerate our sales and marketing efforts and leverage industry partnerships to grow our customer base. Additionally, as we demonstrate the capabilities of our new launch system 2.0, we expect existing customers to expand their contracts with us for the deployment of their future satellites. New service offerings and sales models will be introduced over time to increase market share.
While we are currently focused on the market for small-satellite launch services and our space products, we are in the early stages of developing our space services offerings. Our potential customer base for this service has significant overlap with launch services.
Unit Economics of Our Business Models

•
Launch Services.
Launch services are typically priced inclusive of the launch cost of the rocket and are offered as a price per rocket. The end price to the customer is fixed and depends on whether the launch is on a dedicated or ride share basis. In addition, we may offer certain customers bulk discounts, and other customers may elect to purchase add-on services which are priced separately. Costs for launch services are largely fixed in nature and include the operation of our factory and test facility. We embed the variable costs of manufacturing of the launch vehicle and labor into the price as well. The difference represents our unit margins.

•
Space Products.
Space products include design and delivery of a propulsion module which consists of a thruster, a power processing unit, tank and a feed system. Space products are priced considering the design and engineering requirements of the propulsion module. The contract price is fixed for the propulsion module and typically includes additional pricing for engineering services related to customizing the propulsion module. Costs for space products are largely variable in nature and include the time spent on design and engineering requirements and costs of manufacturing of the propulsion module which is embedded into the price. The difference represents our unit margins.

•
Space Services.
We are still in the early stages of developing our space services offerings and have not yet determined how this will be priced. This service is expected to generate revenue in two ways. The first is with the launch and initial delivery of customers payload to their desired orbits, which represent the same unit economics as described in above in launch services. The second is the communication services and constellation services provided through our spacecraft.

Human Capital
Our employees are the cornerstone to our success. As of December 31, 2021, we had 324 employees, all of whom were full-time. Our workforce is primarily based in the San Francisco Bay Area. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed commercial aviation, aerospace, high-technology and world-recognized organizations.
Our human capital management strategy includes identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our cash and equity incentive plans are to attract, retain and reward personnel through the granting of cash-based and stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Our management team is comprised of our chief executive officer and his six direct reports who, collectively, have management responsibility for our business. Our management team places significant focus and attention on matters concerning our human capital assets, particularly our diversity, capability development and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent. Across our broader population, approximately 20.7% of full-time employees are women and 39.4% belong to historically underrepresented groups. As we build out the team, we are also investing in the infrastructure needed for continuous professional development, feedback, performance management, and other aspects of a healthy, growth-oriented and high-performing work culture.
Regulatory
Federal Aviation Administration (“FAA”)
In order to conduct a launch, we must obtain a commercial space transportation license from the FAA. On August 18, 2021, the FAA granted a commercial space transportation license to us, allowing us to conduct flights of our launch vehicle (Rocket v3.0) from Pacific Spaceport Complex in Kodiak, Alaska to deliver customer payloads to LEO. This license is effective for launches on Rocket v3.0 through March 9, 2026. In addition, on February 4, 2022, the FAA granted us the first commercial space transportation license under Part 450, allowing for flights of our launch vehicle (Rocket v3.3) from Cape Canaveral Space Force Station in Cape Canaveral, Florida, to deliver customer payloads into LEO. This license is effective through January 4, 2027, for launches on Rocket v3.3. Unlike other commercial space transportation licenses, Astra can request a modification of the Part 450 license to add additional launch sites for Rocket v3.3, which is expected to save us the time and expense of applying for a new license for launches using Rocket v3.3. When we are ready to restart our commercial launch operations, new launch licenses will be required from the FAA as we have discontinued the production and do not plan to fly Rockets v3.0 and v3.3 in the future and our existing FAA licenses do not transfer to future versions of our launch vehicle. See “
Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business
” in “
Risk Factors
,” above for more information related to the risks and uncertainties associated with obtaining new launch licenses from the FAA. If there is a mishap during a launch, the FAA will require us to open an investigation into the mishap and we will not be able to launch until the investigation is closed, or the FAA has made a favorable public safety determination.
Federal Communications Commission (“FCC”)
The regulations, policies, and guidance issued by the FCC apply to the radio frequencies utilized during operation of our launch vehicles. When we communicate with our launch vehicles using any part of the electromagnetic spectrum, we are operating a space station to which FCC regulations apply. Operators of regulated space stations are required to hold and maintain compliance with proper licenses throughout the duration of any given mission.
The FCC recently enacted a new set of licensing guidelines for small satellites and related systems that may apply to future Astra launch vehicles or satellites manufactured by Astra. As a result, we may face a transition in license types from Special Temporary Authorization (“
STA
”) to the small satellite licensing guidelines. Additionally, the FCC is currently considering additional rules which could change the operational, technical and financial requirements for commercial space operators subject to U.S. jurisdiction. If these, proposed rules become final, they could change system design and financial costs in order to comply with or secure new Astra spectrum licensure.
As a U.S. licensee, the regulations, policies, and guidance issued by the FCC apply to the operation of Astra’s future satellite constellation and satellite services. Radio frequency communications between Astra satellites, gateways and user terminals for operations within the U.S. market are regulated by the FCC, including both space stations (satellites) and earth stations (gateways and user terminals). Operators of regulated space stations and earth stations are required to hold and maintain compliance with proper licenses throughout the duration of operations. Additionally, the International Telecommunications Union (“
ITU
”) defines international radio regulations, recommendations, and technical standards which all apply to Astra’s constellation and satellite services globally.
International Traffic in Arms Regulations (“ITAR”) and Export Controls
Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and Export Administration Regulations (“
EAR
”) of the Bureau of Industry and Security of the U.S. Department of Commerce. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the U.S.
The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.
Many different types of internal controls and measures are required to ensure compliance with such export control rules. In particular, we are required to maintain registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software, and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under the ITAR, we must receive permission from the Directorate of Defense Trade Controls to release controlled technology to foreign person employees and other foreign persons.
See “
We are subject to stringent U.S. export and import control laws and regulations
” in “
Risk Factors
” above for more information about the risks associated with the requirements of ITAR and EAR, including those that could (i) occur in the case of a failure of any internal controls or measures we have implemented to ensure our compliance with such export and import control laws or (ii) result from any inadvertent disclosures of certain of our products or components, including the Recent Incident. See also “
Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business financial condition and results of operation
” in “Risk Factors” above.
Environmental Law Compliance
We are subject to federal, state, local, and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property which could result in operational disruptions. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions.
Properties
We operate out of our headquarters and significant business operations in Alameda, California. We lease general office space in Mountain View, California, a testing facility in Merced, California and a manufacturing facility in

Sunnyvale, California. We believe the location of our facilities provides us with unique access to the technology and manufacturing expertise found in the San Francisco Bay Area. We are currently operating with month-to-month leases applicable to each of the buildings on our Alameda campus, with letters of intent and license agreements in place with the City of Alameda permitting us to occupy our existing facilities while we work to negotiate a long-term lease for the campus.
Our current facilities are adequate for our present operating needs. However, we are in the process of building out additional space on our Alameda campus to support both our launch services and future space services offerings, as well as the build out of facilities for our space products offerings.
We do not own any real estate.
Legal Proceedings
Discussion of legal matters is incorporated by reference from Note 18, “
Subsequent Events
” of the Notes to Consolidated Financial Statements for the years ended December 31, 2021, 2020 and 2019, and Note 11, “
Commitment and Contingencies
” and Note 17, “
Subsequent Events
” of the Notes to the Condensed Consolidated Financial Statements for the quarters ended June 30, 2022, and June 30, 2021 herein, and should be considered an integral part of this “
Legal Proceedings
” section.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto, which appear elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors.” Unless the context otherwise requires, all references in this section to “the Company” “Astra,” “us,” “our” or “we” refer to Astra Space, Inc. (n/k/a Astra Space Operations, Inc.) prior to the Business Combination, and to Astra Space, Inc. (f/k/a Holicity, Inc.) following the consummation of the Business Combination on June 30, 2021.
A discussion regarding our financial condition and results of operations for the year ended December 31, 2021 compared to the year ended December 31, 2020 is presented below. A discussion regarding our financial condition and results of operations for the quarter ended June 30, 2022 compared to the quarter ended June 30, 2021 is also presented below.
Overview
Our mission is to launch a new generation of launch services and space products and services to Improve Life on Earth from Space
®
. These services and products are enabled by new constellations of small satellites in Low Earth Orbit (“
LEO
”), which have rapidly become smaller, cheaper, and many times more numerous than legacy satellites.
In July 2022, we decided to focus on the development and production of the next version of our launch system, which we unveiled at our inaugural SpaceTech Day on May 12, 2022.
We have also been focusing on the growth of our space products business with the sale of our Astra Spacecraft Engine™ and are in the early stages of developing our space services offering. For more information about our business, please see “
Business
” above.
Holicity Business Combination and Public Company Costs
We entered into a Business Combination Agreement with Holicity Inc. (“
Holicity
”) on February 2, 2021. On June 30, 2021 (the “
Closing Date
”), the previously announced business combination was consummated. Upon the consummation of the business combination, Holicity Merger Sub Inc. (“
Merger Sub
”), a wholly owned subsidiary of Holicity, merged with and into Astra with Astra surviving the merger as a wholly owned subsidiary of Holicity (the “
Business Combination
”). Astra became a wholly owned subsidiary of Holicity, which renamed to Astra Space, Inc. (“
New Astra
”), and Astra renamed to Astra Space Operations, Inc. upon the consummation of the Business Combination.
The Business Combination was accounted for as a reverse recapitalization. Astra was the predecessor and New Astra is the successor SEC registrant, meaning that Astra’s financial statements for previous periods will be presented in New Astra’s future periodic reports filed with the SEC. Holicity was treated as the acquired company for financial statement reporting purposes.
The most significant change in the post-combination Company’s reported financial position and results was a net increase in cash of $463.6 million. We paid $25.2 million in transaction costs relating to the Business Combination at the closing. We recorded a liability related to the Public and Private Placement Warrants of $56.8 million in the consolidated balance sheet on Closing Date.

As a consequence of the Business Combination, the Company trades under the ticker symbol “ASTR” on the Nasdaq. We hired additional personnel and implemented procedures and processes to address public company regulatory requirements and customary practices. We also incurred, and will continue to incur, additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Acquisition of Apollo
On July 1, 2021, the Company completed its acquisition of Apollo, a designer and builder of thruster propulsion systems for satellite programs. The acquisition-date fair value of the consideration transferred totaled $70.8 million, net of cash acquired. The consideration consisted of approximately 2,558,744 shares of the Company’s Class A Common Stock worth $33.0 million which value was determined based on the closing market price of the Company’s common stock on the acquisition date, $19.9 million in cash and $18.4 million of the fair value of contingent consideration. The contingent consideration arrangement requires the Company to pay up to an additional $75.0 million, provided certain customer revenue-based milestones are achieved prior to December 31, 2023. If earned, the contingent consideration will be payable as follows: up to $15.0 million of cash and $60.0 million of the Company’s Class A Common Stock, at a reference price per share equal to the then volume weighted average trading price over a five-day trading period prior to the business day prior to issuance. The contingent consideration is payable on a quarterly basis based on the milestones achieved. We estimated the fair value of the contingent consideration using a Monte Carlo simulation model. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. As of June 30, 2022, the contingent consideration recognized from acquisition of Apollo increased to $31.0 million as a result of changes in forecasted revenues subject to milestone payments and the passage of time. The Company has recognized $12.6 million in cumulative net losses on changes in fair value of contingent consideration from July 1, 2021.
An additional $10.0 million of cash (“
Cash Earnout
”) is expected to be paid to employees of Apollo that joined Astra following the acquisition, initially subject to certain performance-based milestones, as amended. The Cash Earnout is accounted for as compensation expense over the requisite service period in the post-acquisition period as the payment is subject to continued employment with the Company which is payable after the achievement of each performance-based milestone. The Company assessed the probability of success of each performance-based milestone and determined that the Company has achieved certain performance-based milestones and it is probable that certain remaining performance-based milestones will be met. The Company has recognized $8.4 million in compensation cost, of which $2.6 million and $5.8 million in compensation cost was recognized in research and development expense for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively. The earned, but unpaid, amount of the Cash Earnout of $3.6 million and $3.9 million is recorded within accrued expenses and other current liabilities in the consolidated balance sheet as of June 30, 2022 and December 31, 2021, respectively.
In addition, on November 22, 2021, the Company’s compensation committee awarded 1,047,115 performance stock units (“
PSUs
”) to the employees of Apollo who joined Astra under the Company’s 2021 Omnibus Incentive Plan. The PSUs were negotiated as part of the acquisition of Apollo and were initially subject to certain performance-based and service-based vesting conditions. If the milestones are achieved, the PSUs would vest over four years with 25% of awards vesting on July 1, 2022 and the remaining 75% vesting quarterly beginning November 15, 2022, over the remaining 12 quarters only for the portion of PSUs that is eligible to become vested which will be determined based upon timely satisfaction of performance conditions. The number of PSUs vested were determined by multiplying the total number of PSUs granted by the percentage of milestones achieved and by the percentage of PSUs that satisfy the time-based vesting condition on such time-vesting date.
Certain performance conditions for PSUs are subjective and the number of PSUs related to these performance conditions do not meet the criteria for the grant date. Accordingly, 523,557 PSUs and 52,355 PSUs related to the performance conditions that are not subjective are considered granted as of November 22, 2021 and January 21, 2022, respectively. The remaining PSUs issued did not meet the grant date criteria as of June 30, 2022. The

Company will re-assess at the end of each reporting period if any further PSUs has met the grant date criteria and account for it in the period in which it meets the grant date criteria.
As of December 31, 2021, the Company assessed the probability of success for the performance conditions that are not subjective and determined that the Company has achieved these performance conditions within the requisite period. Therefore, the Company recognized $1.3 million and $0.5 million compensation costs related to PSUs for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively.
In July 2022, the Company amended the terms of the Cash Earnout and PSUs to remove any additional performance vesting conditions on the payment of the Cash Earnout or the vesting of the PSUs.
COVID-19 Impact
On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (“
COVID-19
”) a global pandemic and recommended containment and mitigation measures worldwide. The extent of the impact of the coronavirus pandemic on Astra’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on its customers, suppliers, and employees, all of which is uncertain at this time. Astra believes the COVID-19 pandemic may adversely impact future revenue and results of operations, but Astra is unable to predict at this time the size and duration of this adverse impact. Astra has seen some signs of positive effects for its long-term business prospects and partnerships as a result of the pandemic. The COVID-19 pandemic has created an even greater need for broadband internet access, and businesses are thinking differently about how their workforce can stay connected. There have also been recent government and commercial announcements about continuous investments in this area and we believe this will continue to support the growth of the small satellite market for the foreseeable future.
For more information on Astra’s operations and risks related to health epidemics, including the COVID-19 pandemic, please see the section entitled “
Risk Factors
.”
Key Factors Affecting Our Results and Prospects
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from better known and well-capitalized companies, the risk of actual or perceived safety issues and their consequences for our reputation and the other factors discussed under “
Risk Factors
.” We believe the factors discussed below are key to our success.
Commencing and Expanding Commercial Operations
We commenced paid commercial launch services in 2022, with our launch on February 10, 2022, of launch vehicle LV0008. On March 15, 2022, we conducted an orbital launch on our launch vehicle LV0009 for three customers of Spaceflight, Inc. and confirmed our first delivery of customer payloads into Earth orbit. On June 12, 2022, we conducted our first launch for NASA’s TROPICS-1 mission on our launch vehicle LV0010. While we had a nominal first stage flight, our upper stage shut down early and we did not deliver the payloads into low Earth orbit. We have been working closely with NASA and the FAA to investigate the failure. We have reviewed all the flight data, and continue to eliminate branches and elements of the fault tree. To conduct our launches, we are required to receive commercial launch licenses from the FAA. Any delays in commencing our commercial launch operations, including due to delays or cost overruns in obtaining FAA licenses or other regulatory approvals for future versions of our launch vehicles or at future spaceports, could adversely impact our results and growth plans.
We have made substantial progress towards demonstrating a monthly launch production capability during the first two quarters of 2022. We plan to approach a more frequent launch production capability in the future. In order to achieve these plans, we are accelerating our development and production efforts by focusing on the development of our new launch system. Thus, we have discontinued the production of launch vehicles supported by our current launch system and do not intend to conduct any further commercial launches in 2022.

We also commenced delivery of space products during the three months ended June 30, 2022. We expect the volume of delivery of our space products would increase in the future as we continue to fulfill our obligations under existing space products contracts and enter into contracts with potential new customers. In late July 2022, the Company entered into a lease agreement for approximately 60,000 square feet of manufacturing facility in Sunnyvale, California having a lease term of 36 months. This new lease facility will enable expansion of our space products production and development capacity, thermal testing capacity, as well as providing production and engineering space for future space services business.
Lowering Manufacturing Costs and Increasing Payloads
We aim to be a cost-efficient dedicated orbital launch system provider. We plan to increase the maximum payload capacity of our launch vehicle to meet customer needs and demands through a process of iterative development and improvement. We have made significant investment in our manufacturing facility located in Alameda, California. Please see the section entitled “
Risk Factors
” for factors that could affect our ability to realize benefit from investment in our manufacturing facility. While we believe that our estimate is reliable, any delays in our achieving full manufacturing capacity could adversely impact our results and growth plans.
Leveraging Core Technologies
We plan to develop, license or acquire core space technologies that we expect to commercialize and incorporate into our launch vehicles, spacecrafts and other infrastructure that we will use to deliver our product and space service offerings. These core technologies including, among other things, electric propulsion and solar power. For example, we acquired propulsion technology through our merger with Apollo Fusion, which we announced on June 2, 2021, and closed on July 1, 2021.
Expand Our Space Services Offerings
We are in the preliminary stages of developing our space services offering (which we previously referred to as “
Satellite Services
”).
In the future, we expect to make significant investments in our space services programs.
Although we believe that our financial resources, including the proceeds of the Business Combination and the related private placement, will be sufficient to meet our capital needs for the next twelve months, our timeline and budgeted costs for these offerings are subject to substantial uncertainty, including due to compliance requirements of U.S. federal export control laws and applicable foreign and local regulations, the impact of political and economic conditions, and, the need to identify opportunities and negotiate long-term agreements with customers for these services, among other factors. Please see the section entitled “
Risk Factors
”.
Key Components of Results of Operations
We are an early-stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.
Revenues
We commenced our first paid commercial launch, which occurred in February 2022, followed by paid commercial launches which occurred in March 2022 and June 2022. These launches represent the start of our paid commercial launch operations. As discussed earlier in this prospectus, we have discontinued the production of launch vehicles supported by our current launch system and do not plan to conduct any further commercial launches in 2022. See “
Business
” for more information about our decision to stop producing launch vehicles supported by our current launch system and our plans to focus on the development of our next launch system.

We also commenced delivery of space products to our customers during the three months ended June 30, 2022. We also expect to generate revenues by delivering space services to our customers in the future.
Cost of Revenues
Cost of revenues consist primarily of direct material, direct labor, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits and stock-based compensation expense and depreciation expense. Cost of revenues also includes inventory write-downs to reduce the carrying value of inventory related to launch services when the carrying value exceeds its estimated net realizable value. We anticipate recording write-downs to our inventory over the foreseeable future as we continue to ramp production of launch vehicles supported by our new launch system. We expect our cost of revenues to increase in future periods as we sell more launch services and space products. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our gross margins to improve over time.
Operating Expenses
Research and Development Expense
Our research and development expenses consist primarily of internal and external expenses incurred in connection with our research activities and development programs. These expenses include, but are not limited to, development supplies, testing materials, personnel and personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense), depreciation expense, overhead allocation (consisting of various support and facility costs) and consulting fees. Research and development costs are expensed as incurred.
We allocate research and development costs by function rather than by project, as a significant majority of our historical research and development spending was related to the initial development and testing of our underlying technology, including preparation for multiple test launches.
Our current primary research and development objectives focus on the development and finalization of our offerings. The successful development of these offerings involves many uncertainties, including:

•	timing in finalizing launch and space systems design and specifications;

•	successful completion of analyses and ground test programs to validate that new or changed designs perform as expected;

•	successful completion of flight test programs, including flight safety tests;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and components;

•	performance of our third-party contractors that support our research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to research and development activities; and

•	our ability to continue funding and maintain our current research and development activities.
A change in the outcome of any of these variables could delay the development of our launch and space systems, which in turn could impact the timing of commercialization of our offerings.

As we are developing and building our launch services, we have expensed all research and development costs associated with developing and building our launch services offering. We expect that our research and development expenses will increase in the short-term as we invest in improving and further reducing the costs of our launch system as well as developing and improving our space services offering.
Sales and Marketing Expense
Sales and marketing expenses consist of personnel and personnel-related expenses (including stock-based compensation expense) for our business development team as well as advertising and marketing expenses. We expect to increase our sales and marketing activities in order to grow our customer base and increase market share. We also expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale the business.
General and Administrative Expense
General and administrative expenses consist primarily of personnel and personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation expense) for personnel in executive, finance, accounting, corporate development and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, and investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses and costs associated with compliance with the rules and regulations of the SEC and the stock exchange. We expect our general and administrative expenses will increase over time as we expand our business operations and product and service offerings.
Income Tax (Benefit) Expense
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe the recoverability of the tax assets is not more likely than not.
Other Income, Net
Other income, net primarily consists of gain on change in fair value of Public Warrants and Private Placement Warrants, fair value contingent consideration, mark to market derivate liability related to convertible notes and forgiveness of Paycheck Protection Program Note and income from government research and development contracts.
Critical Accounting Estimates
Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Preparation of the financial statements requires our management to make a number of judgments, estimates and assumptions relating to the reported amount of expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to our consolidated financial statements for the years ended December 31, 2021 and 2020 included in this prospectus. Our critical accounting estimates are described below.
Business Combination
Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date, for intangible assets, contractual obligations assumed, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made are reasonable and appropriate, they are based, in part, on historical experience and information obtained from management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include, but are not limited to, future expected cash flows from product sales, revenue growth rate, technology royalty rate, expected life of the technology acquired, customer retention rate and discount rates. Critical estimates in valuing contingent consideration include, but are not limited to, forecasted revenues from new customers including probabilities of achieving it and discount rates. The discount rates used to discount expected future cash flows to present value are typically derived from a weighted-average cost of capital analysis and adjusted to reflect inherent risks. Unanticipated events and circumstances may occur that could affect either the accuracy or validity of such assumptions, estimates or actual results. As of June 30, 2022, we have recorded a contingent consideration liability of $31.0 million based on assumptions and estimates which we believe are reasonable and appropriate. However, any changes in actual revenues as compared to forecasted revenues from new customers could have a significant impact on contingent consideration liability and could result in a maximum payout of up to $75 million.
Valuation of goodwill and long-lived assets
We perform an annual impairment review of our goodwill and indefinite-lived intangible assets during the fourth fiscal quarter of each year, and more frequently if we believe indicators of impairment exist. The process of evaluating the potential impairment of goodwill and our indefinite-lived intangible assets is highly subjective and requires significant judgment. To review for impairment, we first assess qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of our reporting unit is less than its carrying amount. Our qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization below our net book value. After assessing the totality of events and circumstances, if we determine that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount, no further assessment is performed. If we determine that it is more likely than not that the fair value of our reporting units is less than its carrying amount, we calculate the fair value of that reporting unit and compare the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, we record a goodwill impairment charge for the amount by which the carrying value of the reporting unit exceeds its fair value up to the amount of the goodwill. Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. As of June 30, 2022, no impairment of goodwill is identified based on our qualitative assessment of the recoverability of goodwill.
We assess the impairment of long-lived assets, finite-lived intangible asset and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant under-performance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, or (iii) significant negative industry or economic trends. The process of evaluating the potential impairment of long-lived assets under the accounting guidance is also highly subjective and requires significant judgment. In order to estimate the fair value of long-lived assets, we typically make various assumptions about the future prospects of our business and consider market factors to estimate future cash flows to be generated by the business, which requires significant judgment as it is based on assumptions about market demand for our services and products over a number of future years. Based on these assumptions and estimates, we determine whether we need to take an impairment charge to reduce the value of the long-lived asset stated on our consolidated balance sheets to reflect its estimated fair value. Assumptions and estimates about future values and remaining useful lives are complex and often subjective. They can be affected by a variety of factors including external factors, industry and economic trends, and internal factors, such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, changes in assumptions and estimates could materially impact our reported financial results.
Revenue Recognition
Astra adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2020, utilizing the modified retrospective method. Revenue for launch services and space products is recognized at a point in time when the Company has delivered the promised services or products to customers.
At contract inception, an assessment of the goods and services promised in the contracts with customers is expected to be performed and a performance obligation is identified for each distinct promise to transfer to the customer a good or service (or bundle of goods or services). To identify the performance obligations, the Company considers all the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.
The transaction price will be defined as the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, which is a fixed price stated in the contract. When a contract involves multiple launches or products, the Company accounts for each launch or product as a separate performance obligation, because the customer can benefit from each launch or product on its own or with other readily available resources and the launch or product is separately identifiable. The transaction price is allocated to each performance obligation on an estimated relative standalone selling price basis. The Company’s process to estimate standalone selling prices involves management’s judgment and considers multiple factors such as prices charged for similar goods and services and the Company’s ongoing pricing strategy and policies.
Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.
Stock-Based Compensation
We use the fair value method of accounting for our stock-based awards granted to employees to measure the cost of employee services received in exchange for the stock-based awards. We recognize compensation expense for time-based restricted stock units (“
RSUs
”) over the requisite service period based on the fair value of RSUs on the date of grant. The fair value of RSUs is the closing market price of Astra common stock on the date of grant. We recognize compensation expense for time-based stock options and employee stock purchase plan, based on the estimated grant-date fair value determined using the Black-Scholes option-pricing model over the requisite service period. The Black-Scholes option-pricing model requires inputs that are subjective and require significant judgement and is impacted by the following assumptions:

•
Expected Term — We use the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term is based on the vesting pattern.

•	Expected Volatility — The volatility is based on a benchmark of comparable companies.

•	Expected Dividend Yield — The dividend rate used is zero as we have never paid any cash dividends on common stock and do not anticipate doing so in the foreseeable future.

•
Risk-Free Interest Rate — The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Certain stock options include service, market and performance conditions (“
Performance-based stock options
”). The fair value of performance-based stock options is estimated on the date of grant using the Monte Carlo simulation model. Certain RSUs also include service and performance conditions (“
Performance-based Units
”). The fair value of performance-based units is the closing market price of Astra common stock on the date of grant. Awards that include performance conditions are assessed at the end of each reporting period whether those performance conditions are met or probable of being met and involves significant judgement. For performance-based stock options, stock-based compensation expense associated with each tranche is recognized over the longer of (i) the expected achievement period for the operational milestone for such tranche and (ii) the expected achievement period for the related share price milestone determined on the grant date, beginning at the point in time when the relevant operational milestone is considered probable of being achieved. If such operational milestone becomes probable any time after the grant date, we will recognize a cumulative catch-up expense from the grant date to that point in time. If the related share price milestone is achieved earlier than its expected achievement period and the achievement of the related operational milestone, then the stock-based compensation expense will be recognized over the expected achievement period for the operational milestone, which may accelerate the rate at which such expense is recognized. For performance-based units, stock-based compensation expense associated with each tranche is recognized over the longer of the expected performance achievement period of individual performance milestones and the implicit service period when the achievement of each individual performance milestone becomes probable.
We reverse previously recognized costs for unvested stock-based awards in the period that forfeitures occur.
Income Taxes
We follow the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
We determine whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, no amount of benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. Changes in recognition or measurement are reflected in the period in which judgment occurs.
Our policy is to include interest and penalties related to the underpayment of income taxes as a component of the provision for income taxes. To date, there have been no interest or penalties recorded in relation to unrecognized tax benefits.

Results of Operations
Comparison of the Years Ended December 31, 2021 and 2020

	For The Year Ended December 31,		Period over period change
(in thousands, except percentages)	2021	2020	($)	(%)
Operating expenses:
Research and development	$80,398	$27,544	$52,854	192%
Sales and marketing	4,111	—	4,111	n.m.
General and administrative	74,752	45,950	28,802	63
Total operating expenses	(159,261)	(73,494)	(85,767)	117
Loss from operations	(159,261)	(73,494)	(85,767)	117
Interest (expense) income, net	(1,169)	(5,659)	4,490	(79)
Other income, net	36,046	10,860	25,186	232
Loss on extinguishment of convertible notes	(131,908)	—	(131,908)	n.m.
Loss on extinguishment of convertible notes attributable to related parties	(1,875)	—	(1,875)	n.m.
Loss before taxes	(258,167)	(68,293)	(189,874)	278
Income tax (benefit) expense	(385)	—	(385)	n.m.
Net loss	$(257,782)	$(68,293)	(189,489)	277
Adjustment to redemption value on Convertible Preferred Stock	(1,011,726)	—	(1,011,726)	n.m.
Net loss attributable to common stockholders	$(1,269,508)	$(68,293)	$(1,201,215)	1759%

n.m. = not meaningful.
Research and Development
Research and development costs were $80.4 million for the year ended December 31, 2021, compared to $27.5 million for the year ended December 31, 2020. The $52.9 million increase mainly reflected a $25.5 million increase in personnel-related costs and recruiting expenses for personnel in research and development departments due to an increase headcount, a $12.9 million increase in stock-based compensation expense, a $6.7 million inventory net realizable value write downs, a $3.0 million increase in technology licensed and software subscription licenses related expenses, a $2.9 million increase in depreciation and amortization expense and a $2.2 million increase in research and development materials expense with the remainder due to changes in other research and development expenses. These increases were to support our product roadmap and launch services.
Sales and Marketing
Sales and Marketing expenses were $4.1 million for the year ended December 31, 2021. There were no sales and marketing expenses for the year ended December 31, 2020 as the Company was primarily focused on research and development activities. The sales and marketing expenses primarily consists of personnel-related costs and consulting charges and increased mainly due to increased headcount.
General and Administrative
General and administrative expenses were $74.8 million for the year ended December 31, 2021, compared to $46.0 million for the year ended December 31, 2020. The $28.8 million increase was primarily due to a $12.0 million increase in employee costs due to increased headcount, a $6.2 million increase from transaction costs incurred and expensed by the Company in relation to the Business Combination and Apollo Merger, a $5.9 million increase in third-party consulting and recruitment costs due to the increased hiring, a $4.8 million increase in accounting, audit and legal related fees, a $3.7 million increase in insurance related expenses which is partially offset by a decrease in stock based compensation of $5.3 million, with the remainder due to changes in facilities costs, IT equipment fees, and software subscription fees.
Interest (Expense) Income, Net
Interest expense, net was $1.2 million for the year ended December 31, 2021, compared to $5.7 million for the year ended December 31, 2020. The $4.5 million decrease in interest expense was primarily due to the settlement of convertible notes on January 28, 2021, therefore we incurred $0.5 million and $5.3 million interest expense related to convertible notes for year ended December 31, 2021 and 2020, respectively, offset by an increase of $0.3 million in interest expense related to the Bridge Loan and the SVB loan for the year ended December 31, 2021.
Other Income, Net
Other income, net was $36.0 million for the year ended December 31, 2021, compared to $10.9 million for the year ended December 31, 2020. The $25.2 million increase in other income was primarily due to a $25.7 million in gain on change in fair value of Public Warrants and Private Placement Warrants, a $4.9 million in gain on the forgiveness of PPP Note and a $4.7 million in gain on change in fair value of contingent consideration. This is partially offset by a decrease of $8.2 million in income from a gain on the mark-to-market derivative liability related to convertible notes, a decrease of $1.2 million in income from government’s research and development contracts and $0.8 million due to a nonrecurring payment to one of our investors.
Loss on Extinguishment of Convertible Notes
Loss on extinguishment of convertible notes of $131.9 million for the year ended December 31, 2021 was due to the settlement of convertible notes on January 28, 2021. There was no such loss for the year ended December 31, 2020.
Loss on Extinguishment of Convertible Notes Attributable to Related Parties
Loss on extinguishment of convertible notes attributable to related parties of $1.9 million for the year ended December 31, 2021 was due to the settlement of convertible notes attributable to related parties on January 28, 2021. There was no such loss for the year ended December 31, 2020.
Income Tax (Benefit) Expense
We recorded an income tax benefit of $0.4 million as the result of the closing of the Apollo Merger Agreement for the year ended December 31, 2021. We did not incur income tax expense for the year ended December 31, 2020.
Adjustment to redemption value on Convertible Preferred Stock
Adjustment to redemption value on Convertible Preferred Stock of $1,011.7 million for the year ended December 31, 2021, was due to the re-measurement of Convertible Preferred Stock to its redemption value due to the likelihood of a redemption event becoming probable. There was no such adjustment for the year ended December 31, 2020.

Comparison of the Three and Six Months Ended June 30, 2022 and 2021

	For The Three Months Ended June 30,		Period over period change		For The Six Months Ended June 30,		Period over period change
(in thousands, except percentages)	2022	2021	($)	(%)	2022	2021	($)	(%)
Revenues	$2,682	$—	$2,682	n.m.	$6,593	$—	$6,593	n.m.
Cost of revenues	17,445	—	17,445	n.m.	28,459	—	28,459	n.m.

Gross loss	(14,763)	—	(14,763)	n.m.	(21,866)	—	(21,866)	n.m.
Operating expenses:
Research and development	40,798	$10,458	$30,340	290%	78,725	$22,435	$56,290	251%
Sales and marketing	4,636	1,125	3,511	312	9,400	1,189	8,211	691
General and administrative	20,608	18,318	2,290	13	41,594	30,931	10,663	34
Loss on change in fair value of contingent consideration	1,800	—	1,800	n.m.	17,300	—	17,300	n.m.

Total operating expenses	67,842	29,901	37,941	127	147,019	54,555	92,464	169

Operating loss	(82,605)	(29,901)	(52,704)	176	(168,885)	(54,555)	(114,330)	210
Interest (expense) income, net	356	(678)	1,034	(153)	530	(1,213)	1,743	(144)
Other income (expense), net	(54)	(718)	664	(92)	339	(718)	1,057	(147)
Loss on extinguishment of convertible notes	—	—	—	n.m.	—	(131,908)	131,908	n.m.
Loss on extinguishment of convertible notes attributable to related parties	—	—	—	n.m.	—	(1,875)	1,875	n.m.

Loss before taxes	(82,303)	(31,297)	(51,006)	163	(168,016)	(190,269)	22,253	(12)
Income tax (benefit) expense	—	—	—	n.m.	—	—	—	n.m.

Net loss	$(82,303)	$(31,297)	(51,006)	163	$(168,016)	$(190,269)	22,253	(12)
Adjustment to redemption value on Convertible Preferred Stock	—	—	—	n.m.	—	(1,011,726)	1,011,726	n.m.

Net loss attributable to common stockholders	$(82,303)	$(31,297)	$(51,006)	163%	$(168,016)	$(1,201,995)	$1,033,979	(86)

n.m. = not meaningful.
Revenues
Revenues were $2.7 million for the three months ended June 30, 2022 of which $2.0 million related to launch services and $0.7 million related to space products. We launched launch vehicle LV0010 on June 12, 2022 which was a paid commercial launch. We also commenced delivery of space products to our customers during the three months ended June 30, 2022. No revenues were recognized during the three months ended June 30, 2021.
Revenues were $6.6 million for the six months ended June 30, 2022 of which $5.9 million related to launch services and $0.7 million related to space products. We commenced paid commercial launch services and delivery of space products during the six months ended June 30, 2022. We launched launch vehicles LV0008, LV0009 and LV0010 on February 10, 2022, March 15, 2022 and June 12, 2022, respectively, all of which were paid launches. The orbital launch of LV0009 conducted on March 15, 2022, represents our first paid delivery of customer payloads into Earth orbit. No revenues were recognized for the six months ended June 30, 2021.
Cost of Revenues
Cost of revenues were $17.4 million for the three months ended June 30, 2022 which was primarily driven by recording of $13.3 million of inventory write-downs and $4.1 million of cost of launch services and space products. The $13.3 million of inventory write-downs was driven by $10.2 million related to the discontinuance of launch vehicles supported by our current launch system and $3.1 million of other write-downs. The cost of launch services does not reflect the actual gross margins as certain inventory values were recorded at net realizable value. No cost of revenues were recognized for the three months ended June 30, 2021.
Cost of revenues were $28.5 million for the six months ended June 30, 2022 which was primarily driven by recording of $18.8 million of inventory write-downs and $9.6 million of cost of launch services and space products. The $18.8 million of inventory write-downs was driven by $10.2 million related to the discontinuance of launch vehicles supported by our current launch system, $5.5 million related to the net realizable value write-downs and $3.1million of other write-downs. The cost of launch services does not reflect the actual gross margins as certain inventory values were recorded at net realizable value. In the first six months of 2022, we conducted our first paid commercial launch and have not yet achieved economies of scale in our manufacturing processes. We also decided to stop paid commercial launches for the remainder of 2022 so that we can focus on developing our new launch system. As a result, we will continue to incur negative gross margins for the remainder of 2022. No cost of revenues were recognized for the six months ended June 30, 2021.
Research and Development
Research and development costs were $41.0 million for the three months ended June 30, 2022, compared to $10.5 million for the three months ended June 30, 2021. The $30.5 million increase mainly reflected a $14.2 million increase in personnel-related costs due to headcount increases in research and development departments, a $5.9 million increase in research and development materials expense, a $5.2 million increase in stock-based compensation expense, a $3.1 million increase in depreciation and amortization expense, a $2.9 million increase in third party consulting and recruitment costs and a $1.2 million increase in technology licensed and software subscription licenses related expenses with the remainder due to changes in other research and development expenses. These increases were to support our product roadmap and launch services.
Research and development costs were $78.9 million for the six months ended June 30, 2022, compared to $22.4 million for the six months ended June 30, 2021. The $56.5 million increase mainly reflected a $26.0 million increase in personnel-related costs due to headcount increases in research and development departments, a $9.7 million increase in research and development materials expense, a $9.0 million increase in stock-based compensation expense, a $4.8 million increase in third party consulting and recruitment costs, a $4.4 million increase in depreciation and amortization expense and a $1.9 million increase in technology licensed and software subscription licenses related expenses with the remainder due to changes in other research and development expenses. These increases were to support our product roadmap and launch services.
Sales and Marketing
Sales and marketing expenses were $4.6 million for the three months ended June 30, 2022, compared to $1.1 million for the three months ended June 30, 2021. The $3.5 million increase mainly reflected a $1.5 million increase in personnel-related costs, a $1.4 million in stock-based compensation expense and a $0.3 million increase in depreciation expense with the remainder due to changes in other sales and marketing expenses. These increases were to support business development and marketing activities.

Sales and marketing expenses were $9.4 million for the six months ended June 30, 2022, compared to $1.2 million for the six months ended June 30, 2021. The $8.2 million increase mainly reflected a $3.3 million increase in personnel-related costs, a $2.9 million in stock-based compensation expense and a $0.8 million increase in depreciation expense with the remainder due to changes in other sales and marketing expenses. These increases were to support business development and marketing activities.
General and Administrative
General and administrative expenses were $20.6 million for the three months ended June 30, 2022, compared to $18.3 million for the three months ended June 30, 2021. The $2.3 million increase was primarily due to a $5.0 million increase in employee costs due to increased headcount, a $1.7 million increase in insurance related expenses, a $1.1 million increase in technology licensed and software subscription licenses related expenses, a $0.5 million increase in third party consulting and recruitment costs and a $0.4 million increase in accounting, audit and legal related fees which is partially offset by a $2.2 million decrease from transaction costs incurred and expensed by the Company in relation to the Business Combination, a $1.2 million decrease in stock-based compensation expense with the remainder due to changes in facilities costs, IT equipment fees, and other services.
General and administrative expenses were $41.5 million for the six months ended June 30, 2022, compared to $30.9 million for the six months ended June 30, 2021. The $10.6 million increase was primarily due to a $10.4 million increase in employee costs due to increased headcount, a $3.7 million increase in insurance related expenses, a $2.4 million increase in technology licensed and software subscription licenses related expenses, a $1.1 million increase in third party consulting and recruitment costs and a $1.7 million increase in accounting, audit and legal related fees which is partially offset by a $2.2 million decrease from transaction costs incurred and expensed by the Company in relation to the Business Combination with the remainder due to changes in facilities costs, IT equipment fees, and other services.
Loss on Change in Fair Value of Contingent Consideration
Loss on change in fair value of contingent consideration of $1.8 million and $17.3 million for the three and six months ended June 30, 2022, respectively, was due to higher revenues forecasted in estimating the fair value of contingent consideration. No loss on change in fair value of contingent consideration was recorded for the three and six months ended June 30, 2021.
Interest (Expense) Income, Net
Interest income was $0.4 million for the three months ended June 30, 2022, compared to interest expense of $0.7 million for the three months ended June 30, 2021. The $1.1 million increase in interest (expense) income, net was primarily due to the settlement of outstanding debt during the year ended December 31, 2021. Therefore, we did not incur any interest expense during the period and an increase of $0.4 million in interest income related to investment in marketable securities during the three months ended June 30, 2022.
Interest income was $0.5 million for the six months ended June 30, 2022, compared to interest expense of $1.2 million for the six months ended June 30, 2021. The $1.7 million increase in interest (expense) income, net was primarily due to the settlement of outstanding debt during the year ended December 31, 2021. Therefore, we did not incur any interest expense during the period and an increase of $0.5 million in interest income related to investment in marketable securities during the six months ended June 30, 2022.
Other Income (Expense), Net
Other expense, net was $0.1 million for the three months ended June 30, 2022, compared to $0.7 million for the three months ended June 30, 2021. The $0.6 million decrease in other income (expense), net was primarily due a non-recurring payment to one of Legacy Astra’s investors for the three months ended June 30, 2021. No such payment was made or due during the three months ended June 30, 2022.

Other income, net was $0.3 million for the six months ended June 30, 2022, compared to other expense, net of $0.7 million for the three months ended June 30, 2021. Other income, net for the six months ended June 30, 2022 of $0.3 million was primarily due to a $0.4 million in income from government research and development contracts which is partially offset by other miscellaneous expenses. There was no income from government research and development contracts recorded for the six months ended June 30, 2021. Other expense, net for the six months ended June 30, 2021 of $0.7 million was primarily due to a $0.6 million in expense of a nonrecurring payment to one of Legacy Astra’s investors with the remainder due to other miscellaneous expenses. No such payment was made or due during the six months ended June 30, 2022.
Loss on Extinguishment of Convertible Notes
No loss on extinguishment of convertible notes was recorded for the three months ended June 30, 2022 and 2021.
No loss on extinguishment of convertible notes was recorded for the six months ended June 30, 2022. Loss on extinguishment of convertible notes of $131.9 million was recorded for the six months ended June 30, 2021 due to the settlement of convertible notes on January 28, 2021.
Loss on Extinguishment of Convertible Notes Attributable to Related Parties
No loss on extinguishment of convertible notes attributable to related parties was recorded for the three months ended June 30, 2022 and 2021.
No loss on extinguishment of convertible notes attributable to related parties was recorded for the six months ended June 30, 2022. Loss on extinguishment of convertible notes attributable to related parties of $1.9 million was recorded for the six months ended June 30, 2021 due to the settlement of convertible notes attributable to related parties on January 28, 2021.
Income Tax (Benefit) Expense
We did not incur income tax expense for the three and six months ended June 30, 2022 and 2021.
Adjustment to redemption value on Convertible Preferred Stock
No adjustment to redemption value on convertible preferred stock was recorded for the three months ended June 30, 2022.
No adjustment to redemption value on convertible preferred stock was recorded for the six months ended June 30, 2022. Adjustment to redemption value on Convertible Preferred Stock of $1,011.7 million for the six months ended June 30, 2021 was recorded due to the re-measurement of Convertible Preferred Stock to its redemption value due to the likelihood of a redemption event becoming probable.
Liquidity and Capital Resources
The following section discusses our principal liquidity and capital resources as well as our primary liquidity requirements and uses of cash. Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. We believe our cash equivalents are liquid and accessible.
We measure liquidity in terms of our ability to fund the cash requirements of our research and development activities and our current business operations, including our capital expenditure needs, contractual obligations and other commitments. Our current liquidity needs relate to business operations, research and development activities, mainly in connection with the ongoing development of our technology, lease obligations and capital expenditures, which primarily relate to the development of our manufacturing facility.

We have historically funded our operations primarily by equity financings and convertible promissory notes prior to the Business Combination and subsequently funded our operations through cash proceeds obtained as part of the Business Combination and related private placement. As of June 30, 2022, our existing sources of liquidity included cash and cash equivalents of $104.3 million and marketable securities of $96.4 million. We have a limited history of operations and have incurred negative cash flows from operating activities and loss from operations in the past as reflected in the accumulated deficit of $1,576.4 million as of June 30, 2022. We expect to continue to incur operating losses due to the investments we intend to make in our business, including the development of our products and services.
Our management remains focused on managing its cash expenditures, including but not limited to, reducing our capital expenditures, consulting services and re-focusing its hiring efforts. In addition, our management continues to evaluate opportunities to strengthen our financial position, including through the issuance of additional equity securities or by entering into new financing arrangements, as appropriate. We expect that our existing sources of liquidity will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of filing this prospectus. The Company’s current liquidity may not be sufficient to meet the required long-term liquidity needs associated with continued use of cash from operating activities at historical levels, in addition to its other liquidity needs associated with its capital expenditures, and other investing requirements and we are actively evaluating other sources of liquidity to further support its long-term business operations. For additional information regarding our cash requirements from contractual obligations and lease obligations, see Note 11
—
Commitments and Contingencies and Note 9 — Leases in our unaudited condensed consolidated financial statements for the six months ending June 30, 2022 and June 30, 2021 included with this prospectus.
Committed Equity Purchases
On August 2, 2022, we entered into an $100 million Class A Common Stock purchase agreement with the Selling Stockholder to support working capital and other general corporate needs. Under the terms of the Purchase Agreement, we have the right, without obligation, to sell and issue up to $100 million of our Class A Common Stock over a period of 24 months to the Selling Stockholder at our sole discretion, subject to certain limitations and conditions. See “
The Committed Equity Financing
” earlier in this prospectus for more information.
Summary Statement of Cash Flows for the Year Ended December 31, 2021 and 2020
The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	For The Year Ended December 31,		Period over period change
(in thousands)	2021	2020	$	%
Net cash used in operating activities	$(114,356)	$(32,850)	$(81,506)	248%
Net cash used in investing activities	(61,059)	(2,186)	(58,873)	2,693
Net cash provided by financing activities	489,811	35,128	454,683	1,294
Net increase (decrease) in cash and cash equivalents and restricted cash	$314,396	$92	$314,304	341635%

Summary Statement of Cash Flows for the Six Months Ended June 30, 2022 and 2021
The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	For The Six Months Ended June 30,		Period over period change
(in thousands)	2022	2021	$	%
Net cash used in operating activities	$(91,862)	$(34,655)	$(57,207)	165%
Net cash used in investing activities	(129,647)	(11,996)	(117,651)	981
Net cash provided by financing activities	817	488,427	(487,610)	(100)

Net increase (decrease) in cash and cash equivalents	$(220,692)	$441,776	$(662,468)	(150)%

Cash Flows used in Operating Activities
Our cash flows from operating activities are significantly affected by our cash expenditures to support the growth of our business in areas such as research and development and general and administrative and working capital. Our operating cash inflows include cash from milestone billing under space products and launch services. These cash inflows are offset by our payments to suppliers for production materials and parts used in our manufacturing process as we ramp up our production for space products, payments to our employees and other operating expenses.
For the year ended December 31, 2021, net cash used in operating activities was $114.4 million. The primary factors affecting the Company’s operating cash flows during the period were net loss of $257.8 million, gain of $25.7 million due to change in fair value of warrant liability, gain of $4.9 million due to forgiveness of PPP Note, gain of $4.7 million due to change in fair value of contingent consideration and deferred income tax benefit of $0.4 million. This offset by non-cash charges including a non-cash loss on extinguishment of convertible notes of $133.8 million, stock-based compensation expense of $39.7 million, inventory net realizable value write downs of $6.7 million, depreciation and amortization expense of $5.3 million, non-cash lease expense of $1.1 million and amortization of convertible note debt discounts of $0.4 million. Changes in operating working capital items is mainly due to increased headcount and ramp-up of our production and primarily reflect the increase in trade accounts receivable of $1.8 million, inventories of $12.9 million, prepaid and other current assets of $11.0 million, other non-current assets of $0.6 million, accounts payable of $1.3 million and accrued expenses and other current liabilities of $18.8 million. Changes in operating working capital items was partially offset by a decrease in lease liabilities of $1.2 million and other non-current liabilities of $0.8 million.
For the year ended December 31, 2020, net cash used in operating activities was $32.8 million, which was comprised of net loss of $68.3 million and a non-cash gain on mark to market derivatives of $8.1 million, offset by non-cash charges including stock-based compensation expense of $32.2 million, depreciation expense of $3.3 million, and amortization of convertible note debt discounts of $4.5 million. Changes in operating working capital items primarily reflect the increase in inventories of $0.6 million and accrued expenses and other current liabilities of $3.7 million. This is partially offset by decrease in prepaid and other current assets of $0.3 million and other non-current assets of $0.3 million.
For the six months ended June 30, 2022, net cash used in operating activities was $91.9 million. The primary factors affecting the Company’s operating cash flows during the period were a net loss of $168.0 million. This is offset by non-cash charges including stock-based compensation expense of $29.8 million, inventory reserves including write-offs and net realizable value write-downs of $18.8 million, loss on change in fair value of contingent consideration of $17.3 million, depreciation and amortization expense of $7.6 million and non-cash lease expense of $0.7 million. Changes in operating working capital items is mainly due to increased headcount and ramp-up of our production and primarily reflect the increase in trade accounts receivable of $1.6 million, inventories of $13.4 million, other non-current assets of $2.4 million, accounts payable of $6.3 million, accrued expense and other current liabilities of $1.2 million and other non-current liabilities of $4.9 million. Changes in operating working capital items was partially offset by a decrease in prepaid and other current assets of $7.4 million and lease liabilities of $0.6 million.
For the six months ended June 30, 2021, net cash used in operating activities was $34.7 million. The primary factors affecting the Company’s operating cash flows during this period were net loss of $190.3 million, offset by non-cash charges including a non-cash loss on extinguishment of convertible notes of $133.8 million, stock-based compensation expense of $17.8 million, depreciation expense of $1.9 million, and amortization of convertible note debt discounts of $0.4 million. Changes in operating working capital items primarily reflect the increase in inventories of $1.2 million, prepaid and other current assets of $4.9 million, accounts payable of $3.6 million, accrued expenses and other current liabilities of $2.3 million and other non-current liabilities of $2.0 million. This was partially offset by a decrease in lease liabilities of $0.5 million.
Cash Flows used in Investing Activities
For the year ended December 31, 2021, net cash used in investing activities was $61.1 million, which was comprised mainly of cash paid as purchase price consideration for the acquisition of Apollo Fusion, Inc., net of cash acquired of $19.4 million, acquisition of an indefinite-lived intangible trademark asset of $3.4 million and purchases of property, plant and equipment of $38.3 million mainly related to the construction of our manufacturing facility.
For the year ended December 31, 2020, net cash used in investing activities was $2.2 million, which was comprised of purchases of property, plant and equipment of $2.2 million.
For the six months ended June 30, 2022, net cash used in investing activities was $129.6 million, which was comprised mainly of purchases of marketable securities of $102.0 million, purchases of property, plant and equipment of $32.1 million mainly related to the construction of our manufacturing facility and acquisition of an indefinite-lived intangible trademark asset of $0.9 million. This was partially offset maturities of marketable securities of $5.3 million.
For the six months ended June 30, 2021, net cash used in investing activities was $12.0 million, which was comprised mainly of the acquisition of an indefinite-lived intangible trademark asset of $3.2 million and purchases of tooling equipment, manufacturing equipment and furniture and fixtures of $8.8 million.
Cash Flows from Financing Activities
For the year ended December 31, 2021, net cash provided by financing activities amounted to $489.8 million and consisted primarily of proceeds from the Business Combination and private offering, net of transaction costs, of $463.6 million, issuance of Series C of $30.0 million, borrowings of $10.0 million, issuance of stock under equity plans of $2.0 million and employee stock purchase plan of $0.8 million, offset by repayments on borrowings of $16.4 million and settlement of Public Warrants and Private Placement Warrants of $0.1 million.
For the year ended December 31, 2020, net cash provided by financing activities amounted to $35.1 million and consisted primarily of proceeds from the issuance of convertible notes of $31.0 million, borrowings of $5.4 million and issuance of stock under equity plan of $0.9 million, partially offset by repayments on borrowings of $2.1 million.
For the six months ended June 30, 2022, net cash provided by financing activities amounted to $0.8 million and consisted primarily of proceeds from employee stock purchase plan of $0.7 million and issuance of stock under equity plans of $0.1 million.
For the six months ended June 30, 2021, net cash provided by financing activities amounted to $488.4 million and consisted primarily of proceeds from Business Combination and private offering, net of transaction costs, of

$463.6 million, proceeds from the issuance of Series C of $30.0 million and borrowings of $10.0 million, offset by repayments on borrowings of $16.4 million.
Commitments and Contractual Obligations
We are a party to operating leases primarily for land and buildings (e.g., office buildings, manufacturing and testing facilities and spaceport) and certain equipment (e.g., copiers) under non-cancellable operating leases. The following table summarizes our lease commitments as of June 30, 2022:

Year Ended December 31	Minimum Lease Commitment
(in thousands)
2022 (remainder)	$930
2023	1,790
2024	1,677
2025	1,655
2026	1,642
Thereafter	2,840

Total future undiscounted minimum lease payments	$10,534
Less: Imputed Interest	2,030

Total reported lease liability	$8,504

On July 28, 2022, the Company entered into a lease agreement for approximately 60,000 square feet of manufacturing facility in Sunnyvale, California having a lease term of 36 months with an option to extend for a period of additional 36 months. The undiscounted base rent payments for the first year of this lease is approximately $1.8 million with a 4% increase in base rent for each subsequent year. In addition to base rent, the Company will be responsible for the management fee of 5% of the base rent. In lieu of a cash security deposit, the Company is required to provide the landlord an irrevocable letter of credit in the amount of $0.3 million. This new lease facility will enable expansion of space product production and development capacity, thermal testing capacity, and is expected to provide production and engineering space for our future space services business.
On May 25, 2021, the Company entered a contract with a supplier to purchase components. The Company is obligated to purchase $22.5 million of components over 60 months. The Company may terminate the supply agreement by paying 50% of the remaining purchase commitment at any point during the contract term. The Company made total purchases of $0.8 million under the contract of which $0.4 million related to purchases made during the six months ended June 30, 2022. We also made advance payments of $0.4 million under the contract as of June 30, 2022.
Apart from the aforementioned leases and purchase commitments, we do not have any other material contractual obligations, commitments or contingent obligations.

MANAGEMENT
Board of Directors and Management
The following is a list of the persons who are Astra’s directors and executive officers and their ages and positions.

Name	Age	Position
Chris Kemp	45	Chief Executive Officer and Chairman
Adam London	49	Chief Technology Officer and Director
Kelyn Brannon	63	Chief Financial Officer
Martin Attiq	39	Chief Business Officer
Benjamin Lyon	43	Chief Engineer and Executive Vice President of Engineering
Michèle Flournoy	61	Director
Michael Lehman	71	Director
Lisa Nelson	46	Director
Scott Stanford	52	Director
Chris Kemp
is our co-founder, Chairman and Chief Executive Officer. Mr. Kemp leads the overall company strategy and direction. Mr. Kemp founded Astra in October 2016. Mr. Kemp previously served as the Chief Technology Officer of NASA IT. During his time at NASA from November 2007 until March 2011, Mr. Kemp developed cloud computing strategy for the United States Federal Government with the White House and founded OpenStack, an open infrastructure software platform, which is the largest and fastest growing open source project in history, in 2010. Mr. Kemp currently serves on the Board of Directors at Scalr, an information technology and services company, and has served in that role since April 2015. Mr. Kemp has also served as an advisor to Planet Labs, an aviation and aerospace company, since January 2013, and Ripcord, a computer software company, since October 2015. Mr. Kemp previously founded and served as the CEO of three venture-backed start-ups, all of which are now owned by public companies. Mr. Kemp studied Computer Engineering at the University of Alabama in Huntsville and currently teaches at Stanford University.
Adam London
is our co-founder, Chief Technology Officer and serves as one of our directors. Dr. London helped to found Astra in October 2016 and has served as the Chief Technology Officer and director since then. Dr. London leads our technology strategy and long-term product roadmap. Dr. London co-founded and served as a managing partner for Ventions, LLC, which was our predecessor company, from January 2005 until September 2016. While at Ventions, LLC, Dr. London spent 10+ years leading initiatives to miniaturize high-performance rocket technologies, supported by funding from the Defense Advanced Research Projects Agency, NASA, and other government agencies. Prior to founding Ventions, LLC and Astra, Dr. London served as an engagement manager at McKinsey & Company, where he focused on the automotive and manufacturing sectors. Dr. London holds a B.S., M.S. and Ph.D. in Aerospace Engineering from Massachusetts Institute of Technology, where his research culminated in the creation of a liquid-cooled chemical rocket engine smaller than a postage stamp.
Kelyn Brannon
serves as our Chief Financial Officer and has served in that role since December 2020. Ms. Brannon leads our finance and legal functions. Throughout her career, Ms. Brannon has served as the Chief Financial Officer for several companies in the information technology and software industries. Ms. Brannon previously served as the Chief Financial Officer at Asure Software from October 2017 until August 2020. She has also served as a self-employed Finance Executive Consultant from May 2015 to December 2020, through which she offered consultative services for board and audit committee presentations and corporate governance. Ms. Brannon was the Chief Financial Officer of Arista Networks, Inc. from July 2013 until April 2015. Prior to that, she was the Chief Financial Officer at Delivery Agent, where she prepared Delivery Agent for its Initial Public Offering. Ms. Brannon has a BA in Political Science from Murray State University.
Martin Attiq
serves as our Chief Business Officer and has been with Astra since January 2020. Mr. Attiq leads our business development, partnerships, spaceport services, real estate strategy, communications and policy functions. From January 2016 until January 2020, Mr. Attiq served as the Vice President and Head of Strategic Partnerships for SigFig, a digital innovation company for retail banking and wealth management. Prior to that, from July 2005 to July 2015, Mr. Attiq was a Director at BlackRock, where he co-founded and helped scale the Financial Markets Advisory group. Mr. Attiq holds a B.S.E. in Industrial and Operations Engineering from the University of Michigan as well as an M.S. in Management from Stanford University Graduate School of Business where he was a Sloan Fellow.
Benjamin Lyon
has served as our Chief Engineer and Executive Vice President of Engineering and Operations since February 2021. Mr. Lyon previously served at Apple in various capacities since May 1999, most recently as Senior Director of the Special Projects Group since April 2014, and previously as Director of Sensing Hardware, Senior Manager of Sensing Hardware, Electrical Engineer – Technical Lead for Trackpads and Electrical Engineer for Input and Displays. Mr. Lyon holds a B.S. in Electrical and Computer Engineering from Carnegie Mellon University.
Michèle Flournoy
has served as one of our directors since August 2021. Ms. Flournoy’s career has spanned many roles in the defense and national security industry, ranging from research to advisory. She is the co-founder and managing partner of WestExec Advisors, a strategic advisory firm formed in early 2018. She previously served as the Under Secretary of Defense for Policy from February 2009 to February 2012, acting as principal advisor to the Secretary of Defense in the formulation of national security and defense policy, oversight of military plans and operations, and in National Security Council deliberations. She led the development of the Department of Defense’s 2012 Strategic Guidance and represented the Department in dozens of foreign engagements, in the media and before Congress. Ms. Flournoy co-founded the Center for a New American Security (“
CNAS
”), a bipartisan think tank, in 2007 and served as President until 2009. She returned to serve as the CEO of CNAS from July 2014 through December 2017. Ms. Flournoy is also the recipient of numerous honors and awards, and has edited and authored various works on a broad range of defense and national security issues. In addition, Ms. Flournoy has also served on numerous business and advisory boards, including her current service as a director for Booz Allen Hamilton, Amida Technology Solutions, and Spirit of America (a nonprofit corporation), CARE and the Honorary Advisory Committee of The Leadership Council for Women in National Security. Ms. Flournoy is also a former member of the President’s Intelligence Advisory Board, the CIA Director’s External Advisory Board, and the Defense Policy Board, and is currently a member of the Council on Foreign Relations and the Aspen Strategy Group, and is a Senior Fellow at Harvard’s Belfer Center for Science and International Affairs
Michael Lehman
has served as one of our directors since June 30, 2021. Mr. Lehman served the University of Wisconsin in various capacities from March 2016 until October 2021, most recently as Interim Chief Operating Officer of the Wisconsin School of Business, and previously as Special Advisor to the Chancellor, Interim Vice Provost for Information Technology, Chief Information Officer and Interim Vice Chancellor for Finance and Administration. He is currently on the Boards of MGIC Investment Corp. (serving in that role since 2001) and Immunicom, Inc. (serving in that role since April 2022). He had previously been a consultant (2014-2016); Interim Chief Financial Officer at Ciber Inc., a global information technology company (2013-2014); Chief Financial Officer of Arista Networks, a cloud networking firm (2012-2013); and Chief Financial Officer of Palo Alto Networks, a network security firm (2010-2012). Earlier in his career, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services.
Lisa Nelson
has served as one of our directors since August 2021. Ms. Nelson has served in different management positions at several Global 500 companies around the world. Ms. Nelson was most recently at Microsoft from August 2005 to October 2019 where she held executive roles across corporate accounting, investor relations, finance and business development. While at Microsoft, Ms. Nelson co-founded Microsoft’s first venture fund, M12, and served as Managing Director for three years before retiring from Microsoft. Following her retirement from Microsoft, she has served as an advisor and director to a number of global businesses and charitable organizations. Currently, she is a member of the board of directors of the following organizations: Seattle Bank (since October 2021), Transforming Age (since July 2020), DNA Seattle (since June 2021) and Kuelap Inc. (since June 2021). She also serves on the advisory boards of Flying Fish Partners (since July 2020), Movac, a venture capital fund in New Zealand (since July 2020), Brooks Running (since January 2021), amongst others. She is also an Edmund Hillary Fellow.
Scott Stanford
has served as one of our directors since June 30, 2021, and of Legacy Astra’s Board since December 2017. Mr. Stanford has served as the co-founder of several companies, including ACME, LLC and its affiliates, a venture capital firm, since February 2013; and Silicon Foundry, a membership-based corporate advisory platform, since February 2013. Prior to these roles, Mr. Stanford served as a managing director at Goldman Sachs from June 2004 until February 2013. Mr. Stanford also serves as a member of the board of directors of Cue Health Inc., a publicly held health technology company, since December 2017, and several private companies, including Boombox Labs, Inc., a remote culture experience company, since February 2022; Time by Ping, Inc., an artificial intelligence company providing time automation services, since July 2021; Tinycare, Inc., a daycare company, since July 2021; Curology, Inc., a direct to consumer prescription skincare company, since September 2015; Luka, Inc., an artificial intelligence and software development company, since April 2016; and BFA Industries (formerly known as IPSY), a personalized beauty commerce company, since September 2015. Mr. Stanford holds an MBA from Harvard Business School.
Controlled Company Exemption
The holders of Class B Common Stock, Chris Kemp and Adam London, beneficially own a majority of the voting power of all outstanding shares of our Common Stock. As a result, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of its executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.
Board Composition
Our business and affairs are managed under the direction of our board of directors. There is no cumulative voting with respect to the election of directors. Our Second Amended and Restated Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Director Independence
The board of directors has determined that each of Michèle Flournoy, Michael Lehman, Scott Stanford and Lisa Nelson are “independent directors” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq based upon information requested from and provided by each of Ms. Flournoy, Mr. Lehman, Mr. Stanford and Ms. Nelson concerning their background, employment and affiliations, including family relationships.

Board Leadership Structure
The leadership of the board is structured so that it is led by the Chair, who also serves as our Chief Executive Officer. When the Chair of the board of directors is not an independent director, a Lead Director may be elected annually by the board of directors. After the Business Combination, the board of directors elected Scott Stanford to serve as Lead Director.
Committees of our Board of Directors
The board of directors has the authority to appoint committees to perform certain management and administration functions. The Board has established an audit committee, compensation committee and nominating and corporate governance committee.
Audit Committee
Our audit committee consists of Michael Lehman (Chair), Lisa Nelson, and Scott Stanford. The board of directors has determined that Mr. Lehman, Ms. Nelson and Mr. Stanford are independent under the listing standards and Rule 10A-3(b)(1) under the Exchange Act. Our board of directors has determined that Mr. Lehman qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq Stock Market.
The purpose of the audit committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.
Compensation Committee
The compensation committee consists of Scott Stanford (Chair), Michael Lehman, and Lisa Nelson. The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of its executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee as of the date of this prospectus are Michèle Flournoy (Chair) and Lisa Nelson. The board of directors has determined each proposed member is independent under Nasdaq listing standards. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to us, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “
Code of Conduct
”) that, along with Astra’s Second Amended and Restated Certificate of Incorporation, Astra’s Amended and Restated Bylaws and the charters of the committees of the Board (the “
Committees
”), provide the framework for our governance. The Code of Conduct applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and is available on the “Governance Overview” section of Astra’s investor relations website at
https://investor.astra.com
. The charters for all of our Committees as well as our Corporate Communications Policy and Whistleblower and Complaint Policy are also available on the “Governance Overview” section of Astra’s investor relations website at
https://investor.astra.com
. In addition, we will post on our website all other disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct. These documents are also available in print to any stockholder upon request. Stockholders who desire to receive such items in print may request them from Astra’s Corporate Secretary by writing to Astra Space, Inc., Attn: Corporate Secretary, 1900 Skyhawk Street, Alameda, California 94501.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Summary
The Compensation Committee seeks to maintain a compensation program for its named executive officers (the “
NEOs
”) that supports Astra’s short-term and long-term strategic goals. The program reflects our pay-for-performance philosophy and is intended to promote the retention of high-performing executives and the creation of long-term stockholder value. Specifically, our goal is to align the compensation of our NEOs with stockholder value and motivate our NEOs to achieve our strategic objectives.
We operate in a highly competitive industry and the competition for executive talent continues to intensify. The challenges we face in hiring and retaining NEOs include:

•
Highly Competitive Spacetech Industry
— We are a pioneer in the innovative and highly competitive Spacetech industry. Many of the companies with whom we compete for talent are larger and are able to offer higher compensation than us.

•
Challenging Employee Retention Environment
— In the Spacetech industry, there is substantial and continuous competition for executives with the experience and aptitude to motivate and lead engineers in designing, developing and managing our product and service offerings. We are headquartered in Alameda, California, part of the Silicon Valley, where competition for top talent is particularly challenging.

Our compensation program relies upon a mix of base salary and equity incentive compensation to reward, motivate and retain our NEOs. We aligned our base salaries across our NEOs in the third quarter 2021, such that all receive an annual base salary of $500,000 (other than Mr. Kemp, our CEO, who receives $600,000) as we view each of the NEOs as critical to Astra’s future success and increasing long-term stockholder value.
Our primary incentive and retention tool is our 2021 Omnibus Incentive Plan (the “
Plan
”) and the compensation of our NEOs is heavily weighted to equity grants under the Plan. In 2021, we granted to our NEOs a combination of service-based stock options (“
SSOs
”), service-based restricted stock units (“
RSUs
”) and performance-based stock options (“
PSOs
”). As described in more detail below under “Long-Term Equity Incentive Compensation,” vesting of our PSOs is tied to our achievement of five (5) critical business objectives and the increase in our stock price. Given our status in 2021 as an emerging growth company and that our paid commercial operations did not start until the first quarter of 2022, the Compensation Committee believed that focusing the PSOs on the strategic objectives necessary to drive financial performance and thus long-term stockholder value would serve as a strong incentive to our NEOs to ensure these objectives were achieved. As a result, a large percentage of the NEOs’ incentive compensation is tied to the PSOs. To ensure the retention of our NEOs, we incorporated SSOs and RSUs into our compensation programs. These generally vest over a period of four (4) years. See “
Long-Term Equity Incentive Compensation
” below regarding specific vesting schedules for each of the NEOs.

Our NEOs realized compensation for 2021 was significantly below the total compensation reported in the Summary Compensation Table. This result is consistent with the pay-for-performance nature of our executive compensation program where approximately 58% of the equity awards granted to our NEOs are delivered in the form of PSOs. These deliver value to the NEOs only if our stock price increases and then only as and when the five critical business objectives are achieved. Based on the closing trading price for a share of our Class A Common Stock as of August 19, 2022, all stock options (both SSOs and PSOs) granted to the NEOs are underwater (meaning that their exercise price is higher than the current market price). The value of underwater SSOs and PSOs included in each NEOs total compensation for 2021 is as follows:

Name	Award Type	Grant Date Fair Value of the SSO/PSOs that are Underwater (1)
Chris Kemp	PSOs	$30,301,659
	SSOs	$7,231,659
Adam London	PSOs	$6,060,335
	SSOs	$3,615,830
Kelyn Brannon	PSOs	$3,030,168
	SSOs	$6,799,723
Martin Attiq	PSOs	$9,090,501
	SSOs	$1,274,090
Benjamin Lyon	PSOs	$12,120,668
	SSOs	N/A

(1)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison. The assumptions made in these valuations are discussed in Note 14 of the Consolidated Financial Statements included in this prospectus.

Compensation Policies and Practices
Our compensation program is designed to provide appropriate performance incentives and avoid compensation practices that do not promote the interests of our stockholders.

✓ WHAT WE DO		× WHAT WE DON’T DO
✓	Maintain strong alignment between corporate performance and NEO compensation by having a majority of the total compensation consist of performance-based compensation.	×	No stock options granted below the fair market value of a share of our Class A Common Stock on the grant date

✓	Have employment and change in control agreements with our NEOs.	×	No guaranteed bonuses in connection with annual pay structure (except with respect to Kelyn Brannon and Benjamin Lyon for 2021, which they each negotiated at the time they joined the Company and we provided as incentives to their on-boarding).

✓	Maintain a long-term incentive plan that provides for forfeiture of awards if an employee engages in misconduct.	×	No hedging or pledging of our securities by NEOs and directors.

✓	Use an independent compensation consultant retained by and reporting directly to the Compensation Committee.	×	No perquisites.

✓ WHAT WE DO		× WHAT WE DON’T DO

✓	Have agreements that only provide for “double-trigger” accelerated vesting of all unvested options and RSUs to any of our NEO’s upon a change of control.	×	No excise tax gross-ups.

✓	Conduct competitive benchmarking to align our executive compensation with the market.
As a newly public company, the Compensation Committee continues to work to refine its executive compensation program. In 2022, it expects to consider the adoption of a clawback policy, stock ownership guidelines. and the implementation of a process for assessing the effectiveness of the compensation plan for the purpose of identifying economic or reputational risks in the design of our incentive compensation programs.
2021 Named Executive Officers

NEO	Title
Chris Kemp	Chief Executive Officer
Adam London	Chief Technology Officer
Kelyn Brannon	Chief Financial Officer
Martin Attiq	Chief Business Officer
Benjamin Lyon	Chief Engineer and Executive Vice President of Engineering and Operations
Compensation Process
We maintain compensation principles that are intended to ensure that our compensation practices are fair and reasonable as applied to both executive and non-executive employees. These principles align with our mission to Improve Life on Earth from Space
®
, balance both individual and company performance, and seek to provide competitive wages and benefits with consistent position in the median range of the most relevant markets to employees based on their roles, responsibilities, skills, and performance.
As it relates to our executive compensation program, our goal is to ensure this program:

•	closely aligns our executive compensation with stockholder value creation, avoiding plans that encourage our executives to take excessive risk, while driving long-term value to stockholders;

•	supports our long-term business strategy by ensuring that performance objectives are consistent with driving long-term stockholder value;

•
recognizes that the portion of a NEO’s compensation that is at-risk and performance-based should be tied to the level of that individual’s responsibility and their ability to control the achievement of the performance objectives;

•
emphasizes equity-based compensation over cash compensation; allows us to recruit and retain a top-tier executive team in a competitive industry and to motivate our executive team to achieve superior performance over sustained periods; provides a competitive compensation opportunity while adhering to market standards for compensation; and

•	complements and advances values the underlie Astra’s culture, which values are set forth below:

•	Serve — We serve our employee, our customers and the world.

•	Learn — We listen to feedback and learn through constant iteration.

•	Simplify to Scale — We achieve scale by simplifying our products, processes and service.

•	Optimize Globally — We make trade-offs locally in order to optimize globally.

•	Ship — The more we ship, the more we learn, the faster we achieve our goals.
The Compensation Committee periodically reviews the compensation principles used for setting the total cash compensation and equity incentive compensation for our workforce. We also periodically compare the components of our compensation with our peer companies and those of our competitors in the Spacetech industry to ensure that compensation remains competitive and continues to attract, retain, and motivate a skilled and diverse workforce.
Compensation Consultant
Pursuant to its charter, the Compensation Committee is authorized to engage, at our expense, a compensation consultant to provide independent advice, support, and expertise to assist the Compensation Committee in overseeing and reviewing our overall executive compensation strategy, structure, policies, and programs, and to assess whether our compensation structure establishes appropriate incentives for management and other key employees.
Aon’s Human Capital Solutions practice, a division of Aon plc (“
Aon
”), in its role as the Compensation Committee’s independent compensation consultant, assisted with executive and director pay assessments and worked with the Compensation Committee to review the design of the executive compensation program for 2021. In addition, Aon assisted the Compensation Committee in identifying the peer groups of publicly-traded companies the Compensation Committee used in competitive market analyses and benchmarking of both executive and non-executive compensation.
Aon reported directly to the Compensation Committee and provided no other remunerated services to the us. Aon does not provide services for any of our affiliates. In accordance with SEC rules and requirements, and Nasdaq listing standards, we have affirmatively determined that Aon is independent, and that no conflicts of interest exist between us and Aon (or any individuals working on our account on behalf of Aon).
Compensation Benchmarking
In evaluating executive officer compensation, the Compensation Committee intends to annually consider the compensation paid by an executive compensation peer group, and to use that information as a basis for evaluating the pay of our executive officers. In August 2021, the Compensation Committee adopted an executive compensation peer group consisting of the twenty companies identified below, and used that information as part of its decision making in granting equity awards to the named executive officers in September 2021.

		Financials (in millions) (1)
NAME	INDUSTRY	REVENUES ($)	MARKET CAPITALIZATION ($)
Aeva Technologies	Electronic Equipment and Instruments	9	1,620
Array Technologies	Electrical Components and Equipment	853	2,120
C3.ai	Application Software	183	6,770
Canoo	Automobile Manufacturers	—	1,840
ChargePoint	Electrical Components and Equipment	241	4,640
Fisker	Automobile Manufacturers	0	4,670
Hyliion	Construction Machinery and Heavy Trucks	0	1,080
JFrog	Systems Software	207	2,860
Lordstown Motors	Automobile Manufacturers	—	678

		Financials (in millions) (1)
NAME	INDUSTRY	REVENUES ($)	MARKET CAPITALIZATION ($)
Luminar Technologies	Auto Parts and Equipment	32	5,880
Nikola	Construction Machinery and Heavy Trucks	—	4,080
nLIGHT	Electronic Equipment and Instruments	270	1,050
PagerDuty	Application Software	281	2,860
Proterra	Biotechnology	243	1,960
QuantumScape	Auto Parts and Equipment	—	9,500
Sumo Logic	Application Software	242	1,360
Telos	Systems Software	242	1,030
Velodyne Lidar	Electronic Equipment and Instruments	62	916
Virgin Galactic	Aerospace and Defense	3	—
75 th Percentile		243	4,648
50 th Percentile		207	2,040
25 th Percentile		9	1,073
Astra Space	Aerospace and Defense	—	1,830
Revenues set forth in the table above reflect the twelve months ended December 31, 2021 and the market capitalization value for each peer company are as of December 31, 2021. The peer group was chosen in August 2021 based primarily on companies that had gone public within the last five years within the industries similar to those in which we compete and having a market capitalization similar to that of us. At that time, we were positioned modestly above the 50 th
percentile in the market capitalization for the peer group and had room to grow in terms of total headcount.
The Compensation Committee approved a change to the peer group in July 2022 to reflect the addition of five (5) new companies: Momentus, Planet Labs PBC, Redwire, Rocket Lab USA and Virgin Orbit, and the removal of Fisker, Nikola and PagerDuty.
Elements of Compensation
The charts below demonstrate how the NEOs’ total 2021 compensation was allocated among base salary, bonuses (where applicable), service-based stock options, service-based restricted stock units and performance-based stock options. The charts also indicate the portion of the NEOs’ total 2021 compensation that is subject to the achievement of challenging performance goals set forth in our PSOs. In addition, each NEO was granted SSOs that are dependent on an increase in the stock price during the term that the option is exercisable. Thus, a significant portion of our NEOs’ total 2021 compensation was “at-risk.”

2021 Pay Element	Why Element Was Provided	Key Characteristic(s)

Annual Base Salary	Compensate executives for their normal day-to-day responsibilities	Only fixed portion of compensation (except for Ms. Brannon and Mr. Lyon) All other compensation elements are variable

Service-Based Stock Options (SSOs)	Motivate executives to build long-term stockholder value • Retain our executives
Provide value only if stock price increases

Exercise price is equal to the per share price of Astra common stock on the grant date

Generally vest over a period of four years, with 25% vesting on the first vesting date (which is either February 15, 2022 or August 15, 2022, depending on

2021 Pay Element	Why Element Was Provided	Key Characteristic(s)
the NEO) and then quarterly thereafter

Restricted Stock Units (RSUs)	Motivate executives to build long-term stockholder value • Retain our executives	Generally vest over a period of four years, with 25% vesting on the first vesting date (which is either February 15, 2022 or August 15, 2022, depending on the NEO) and then quarterly thereafter

Performance Based Stock Options (PSOs)	Motivate the executives to focus on achieving our critical business objectives supporting its long term strategy and increasing the our stock price
PSOs vest based on achievement of performance objectives and increases in the stock price

PSOs are intended to cover a five year period through 2026

The Compensation Committee does not intend to make additional grants of PSOs until the five year period expires

Base Salary
We establish the base salaries of our NEOs by considering the base salaries paid to executives holding similar positions within our peer group of companies and targeting the 25th to 50th percentile among those peer companies. Base salaries for our NEOs, other than Ms. Brannon, is positioned well below the median of our peer group. The Compensation Committee’s approach is consistent with our philosophy to emphasize equity-based compensation over cash compensation and its pay for performance philosophy.
In September 2021, we adjusted base salaries for Dr. London and Ms. Brannon to align them with the base salaries of Mr. Lyon and Mr. Attiq as we view each of these NEOs as critical to Astra’s future success and increasing long-term stockholder value. Following these adjustments, the annual base salaries for all NEOs, other than Mr. Kemp, were $500,000.
Mr. Kemp was paid an annual base salary of $600,000 during 2021.
Mr. Lyon was paid an annual base salary of $400,000 from February 2021, to May 1, 2021, when his salary increased to $500,000, annually.
Mr. Attiq was paid an annual base salary of $500,000 during 2021.
Negotiated Bonus
In 2021, we paid Ms. Brannon and Mr. Lyon a bonus of $300,000 and $250,000, respectively, both of which were negotiated at the time they joined us to incentivize them to join the organization. We did not pay short-term cash incentives to any other NEO as we granted larger equity incentives to better align with stockholders’ long-term interests and in support of our pay-for-performance philosophy.

Long-term Equity Compensation
In an effort to drive long-term stockholder value and retain its NEOs, we award equity grants under our 2021 Omnibus Incentive Plan, which grants consisted in 2021 of a combination of service-based stock options (“
SSOs
”), service-based restricted stock units (“
RSUs
”) and performance-based stock options (“
PSOs
”). The table below sets forth the awards that were granted in 2021 to each NEO, along with the grant date fair value of each award.

Name	Award Type	Number of Shares underlying grant	Grant Date Fair Value of the Award (1)
Chris Kemp	RSUs	650,809	$5,833,248
	PSOs	6,508,088	$30,301,659
	SSOs	1,301,618	$7,231,659
Adam London	RSUs	325,405	$2,941,629
	PSOs	1,301,618	$6,060,335
	SSOs	650,809	$3,615,830
Kelyn Brannon	RSUs	1,387,527	$12,543,105
	PSOs	650,809	$3,030,168
	SSOs	1,244,345	$6,799,723
Martin Attiq	RSUs	306,826	$2,773,676
	PSOs	1,952,427	$9,090,501
	SSOs	229,322	$1,274,090
Benjamin Lyon	RSUs	1,301,618	$11,766,497
	PSOs	2,603,236	$12,120,668
	SSOs	—	—

(1)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison. The assumptions made in these valuations are discussed in Note 14 of the Consolidated Financial Statements included in this prospectus.

The mix of service-based and performance-based equity grants among the NEOs was primarily driven by the executive officer’s direct ability to drive the performance metrics measured.
The equity grants as a whole further support the goals of our compensation philosophy to align each executive officer’s interests with the long-term interests of our stockholders and to drive stockholder value. While the equity grants to our executive officers are, as a whole, positioned above the median of our peer group, these grants are intended to cover a period of four (4) years for the service-based awards and five years for the performance base awards. These are typically longer periods of time than the grants issued to similarly situated executive officers for our peers and are much more heavily weighted towards performance-based awards than our peers.
Service-Based Incentive Compensation
On September 20, 2021, we granted service-based SSOs and RSUs to the NEOs. The ultimate value of these awards to the executive, upon the vesting of the RSUs or the exercise of the service-based stock options, is directly based upon our stock price at the time of vesting or exercise. Information with respect to their specific grants are set forth below under “
Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2021
.” The exercise price for the stock option grants is $9.04, which was the closing share price for a share of our Class A Common Stock on September 20, 2021, the grant date.
The SSOs and RSUs vest based on each NEO’s continued service to us, specifically:

•	All of the RSUs granted to Mr. Kemp and Dr. London, (b) 114,662 of the RSUs granted to Mr. Attiq and (c) all of the service-based stock options granted to Mr. Kemp, Dr. London and Mr. Attiq vest as follows: 25% of the grant vesting on August 15, 2022, and then in substantially equal quarterly installments beginning on November 15, 2022, through and including August 15, 2025.

•
All of the RSUs and SSOs granted to Ms. Brannon and (b) the remaining RSUs granted to Mr. Attiq (192,164) vest as follows: 25% of the grant vests on February 15, 2022, with the remainder vesting in substantially equal quarterly installments beginning on May 15, 2022, through and including February 15, 2025.

The RSUs granted to Benjamin Lyon vest as follows: 31.25% of the grant vests on November 15, 2021, with the remainder vesting in substantially equal quarterly installments beginning on February 15, 2022, through and including August 15, 2024.
In January 2022, we granted additional SSOs and RSUs to all of the NEOs, except Mr. Lyon who had negotiated his equity grants as part of his offer letter. These SSOs and RSUs vest as follows:

•
All grants to Messrs. Kemp, London and Attiq vest as follows: 25% of the grant vesting on August 15, 2022, and then in substantially equal quarterly installments beginning on November 15, 2022, through and including August 15, 2025.

•
All grants to Ms. Brannon vest as follows: 25% of the grant vests on February 15, 2022, with the remainder vesting in substantially equal quarterly installments beginning on May 15, 2022, through and including February 15, 2025.

Performance-Based Incentive Compensation
Consistent with our pay-for-performance philosophy, the Company awarded PSOs to the NEOs with the intention that these awards would cover a five-year performance period. The exercise price of the PSOs is $9.04, which was the closing share price for a share of the Company’s Class A Common Stock on September 20, 2021, the grant date. The awards vest subject to the achievement of the following milestones:

Milestone A:	The Company has had a Successful Orbital Delivery.

Milestone B:	The Company has had six (6) Orbital Launches during a six (6) consecutive month period.

Milestone C:	The Company has completed a prototype for a Spacecraft that has achieved an Orbital Launch.

Milestone D:	The Company has conducted twenty-six (26) Orbital Launches during a six (6) consecutive month period.

Milestone E:	The Company has achieved an Orbital Launch for an aggregate of 100 Spacecraft.
The milestones do not need to be achieved in any specific order or sequence.
After a milestone is achieved, twenty percent (20%) of the PSO grant will vest on the vesting date immediately following the date that the volume weighted average share price for a period of thirty trading days has met the share price threshold. For this purpose, a “vesting date” is the February 15, May 15, August 15 or November 15 immediately following the date the share price threshold is achieved and the “share price threshold” is (i) $15.00 following the achievement of the first milestone; (b) $20.00 following the achievement of the second milestone; (c) $30.00 following the achievement of the third milestone; (d) $40.00 following the achievement of the fourth milestone, and (e) $50.00 following the achievement of the fifth milestone. Notwithstanding the foregoing, no portion of the performance-based stock option grant will vest until November 15, 2022, and no unvested portion of the PSO grant shall vest after November 15, 2026, meaning the unvested portion of the PSO grant will expire at that date. The foregoing summary of the vesting schedule for the PSO grants is qualified in its entirety by reference to the full text of the form of Performance Stock Option Award Agreement on file with the Securities and Exchange Commission.

The size of the PSO grants reflects the expectation of the Company’s Compensation Committee that the grants will address the Company’s growth and development goals over the next five years. Thus, the Compensation Committee does not, at this time, anticipate granting any additional PSOs in the near future.
Clawback Policy
The Company is subject to the “clawback” provision of Section 304 of the Sarbanes-Oxley Act of 2022 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity-based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.
Benefits
We provide all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with health and welfare benefits, including medical, dental, vision, life and disability insurance coverage, and the ability for eligible participants to participate in our 401(k) plan.
We do not provide any perquisites for the NEOs.
Potential Termination and Change in Control Benefits
See the discussion below under “
Employment Agreements
” as well as “
Payments upon Termination or Change-in-Control
” for information related to potential termination and change-in-control benefits available to our NEOs.
Oversight of Risks Related to Compensation Policies
With the assistance of the Compensation Committee’s independent compensation consultant, Aon, the Compensation Committee reviewed Astra’s material compensation policies and practices and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on Astra. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning and

•	effective balance in cash and equity mix, short- and long-term focus, corporate performance focus and discretion.
Policy Against Hedging Against Hedging and Monetization Transactions and Pledging
The Board has adopted an Insider Trading Policy (the “
Policy
”), which applies to all of our directors, officers, and employees. The policy prohibits our directors, officers, and employees from engaging in hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars, exchange funds, short sales, and transactions in put options, call options, or other derivative securities. The Policy also prohibits directors, officers, and employees from holding Astra securities in a margin account or pledging them as collateral for a loan.
Stock Ownership Guidelines
While the Company believes that equity ownership by our NEOs is important as it aligns their interests with those of our stockholders, the Company does not currently require our NEOs hold a specific number of shares of our Class A Common Stock. Both our Nominating and Corporate Governance Committee and our Compensation Committee will evaluate on a periodic basis whether to adopt stock ownership guidelines for its NEOs and its directors.

Tax and Accounting Considerations
The Compensation Committee takes into account tax consequences to NEOs in designing the various elements of our compensation program, such as designing the terms of awards to defer immediate income recognition in accordance with Section 409A of the Code. The Compensation Committee remains informed of and takes into account the accounting implications of its compensation programs. However, the Compensation Committee approves programs based on their total alignment with our strategy and long-term goals. Similarly, the Compensation Committee is aware that, under current tax law, any compensation paid to our NEOs in excess of $1 million per year generally will not be tax deductible.
Compensation Tables
Summary Compensation Table for the Fiscal Year Ended December 31, 2021

Name and Principal Position	Year		Base Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Chris Kemp	2021		557,000		—		5,883,248		37,533,318	—	—	104	43,973,671
Chief Executive Officer	2020		256,000		—		23,572,500	(4)	969	—	—	—	23,829,469
Adam London	2021		407,542	(5)	—		2,941,629		9,676,164	—	—	104	13,025,439
Chief Technology Officer	2020		227,000		—		7,857,500	(4)	—	—	—	—	8,084,500
Kelyn Brannon	2021		420,417	(6)	300,000	(7)	12,543,105		9,829,891	—	—	5,904	23,099,317
Chief Financial Officer	2020		8,021		—		—		6,205,050	—	—	—	6,213,071
Martin Attiq	2021		458,334		—		2,773,676		10,364,592	—	—	1,667	13,598,269
Chief Business Officer
Benjamin Lyon	2021	(8)	409,259		250,000	(7)	11,766,497		12,120,668	—	—	2,587	24,594,010
Chief Engineer and Executive Vice President of Engineering and Operations

(1)	Reflects actual base salary earnings.
(2)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison. The assumptions made in these valuations are discussed in Note 14 of the Consolidated Financial Statements included in this prospectus.

(3)	Reflects Company paid life insurance premiums for all NEOs and in the case of Ms. Brannon, Mr. Attiq and Mr. Lyon, also includes amounts matched under the Company’s 401(k) plan.
(4)	Reflects grants received prior to the Merger and which were converted to shares of the Company’s Class B common stock in connection therewith.
(5)	Dr. London’s initial base salary in 2021 was $400,000. His base salary increased to $500,000 on September 1, 2021.
(6)
Ms. Brannon commenced employment with us on December 23, 2020. Ms. Brannon’s annualized base salary in 2020 was $330,000. Ms. Brannon’s initial base salary in 2021 was $400,000. Her base salary increased to $500,000 on September 1, 2021.

(7)	Amounts reflect a one-time negotiated bonus in connection with the on-boarding of Ms. Brannon and Mr. Lyon.
(8)	Mr. Lyon commenced employment with us on February 6, 2021. Mr. Lyon’s annual base salary in 2021 was initially $400,000 and then increased to $500,000 on May 1, 2021.

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2021

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($)	($) (1)
Chris Kemp	RSUs	9/20/2021	—	—	—	—	—	—	650,809	—	—	5,833,248
	PSOs	9/20/2021	—	—	—	—	—	—	—	6,508,088	9.04	30,301,659
	SSOs	9/20/2021	—	—	—	—	—	—	—	1,301,618	9.04	7,231,659
Adam London	RSUs	9/20/2021	—	—	—	—	—	—	325,405	—	—	2,941,629
	PSOs	9/20/2021	—	—	—	—	—	—	—	1,301,618	9.04	6,060,335
	SSOs	9/20/2021	—	—	—	—	—	—	—	650,809	9.04	3,615,830
Kelyn Brannon	RSUs	9/20/2021	—	—	—	—	—	—	1,387,527	—	—	12,543,105
	PSOs	9/20/2021	—	—	—	—	—	—	—	650,809	9.04	3,030,168
	SSOs	9/20/2021	—	—	—	—	—	—	—	1,244,345	9.04	6,799,723
Martin Attiq	RSUs	9/20/2021	—	—	—	—	—	—	306,826	—	—	2,773,676
	PSOs	9/20/2021	—	—	—	—	—	—	—	1,952,427	9.04	9,090,501
	SSOs	9/20/2021	—	—	—	—	—	—	—	229,322	9.04	1,274,090
Benjamin Lyon	RSUs	9/20/2021	—	—	—	—	—	—	1,301,618	—	—	11,766,497
	PSOs	9/20/2021	—	—	—	—	—	—	—	2,603,236	9.04	12,120,668
	SSOs	—	—	—	—	—	—	—	—	—	—	—

(1)
Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Comparison. The assumptions made in these valuations are discussed in Note 14 of the Consolidated Financial Statements included in this prospectus.

Outstanding Equity Awards at Fiscal Year-End for the Fiscal Year Ended December 31, 2021

	Option Awards						Stock Awards
							Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of shares or Units of Stock that Have Not Vested ($) (2)	Number of Unearned Shares that Have Not Vested (#)	Market Value of Unearned Shares that Have Not Vested ($)
Chris Kemp	—	7,809,706	9.04	9/20/2031	650,809	4,510,106	—	—
	6,650	—	0.46	2/26/2030	—	—	—	—
Adam London	—	1,952,427	9.04	9/20/2031	325,405	2,255,057	—	—
Kelyn Brannon	—	1,895,154	9.04	9/20/2031	1,387,527	9,615,562	—	—
Martin Attiq	—	2,181,749	9.04	9/20/2031	306,826	2,126,304	—	—
	77,584	—	0.46	5/14/2030	—	—	—	—
	398,750	471,252	0.46	2/26/2030	—	—	—	—
Benjamin Lyon	—	2,603,236	9.04	9/20/2031	894,863	6,201,401	—	—

(1)
The number of securities underlying options are allocated among PSOs and SSOs as follows: (a) for Mr. Kemp, 6,508,088 PSOs and 1,301,618 SSOs; (b) for Dr. London, 1,301,618 PSOs and 650,809 SSOs; (3) for Ms. Brannon, 650,809 PSOs and 1,244,345 SSOs; (d) for Mr. Attiq, 1,952,427 PSOs and 700,574 SSOs; and (5) for Mr. Lyon, 2,603,236 PSOs and no SSOs.

Option Exercises and Stock Vested Table for the Fiscal Year Ended December 31, 2021

	Option Awards			Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Kemp	—	—		—	—
Adam London	—	—		—	—
Kelyn Brannon	997,500	7,830,000	(1)	—	—
Martin Attiq	266,000	2,088,000	(1)	—	—
Benjamin Lyon	—	—		406,755	4,295,333	(2)

(1)
This exercise relates to stock options that the Company granted to Ms. Brannon and Mr. Attiq in December 2020, before the Company closed on the Merger. At that time, the Company was using 409A valuations to determine the exercise price of stock options. The stocks options granted to Ms. Brannon and Mr. Attiq were inadvertently issued below market value, which triggered a penalty from the Internal Revenue Code. This penalty would extend throughout the vesting period on the stock options. On April 23, 2021 and prior to the Closing of the Merger, the Board for Legacy Astra approved the accelerated vesting of these options and the exercise of the options by Ms. Brannon and Mr. Attiq. Upon exercise, the shares were then sold at an agreed upon price in a secondary sale transaction to enable Ms. Brannon and Mr. Attiq to pay the tax penalty in 2021 rather than having the tax penalty increase due to the share price appreciation over the vesting period.

(2)	Reflect awards of restricted stock units that vested on November 15, 2021, at the closing per share price on that date of $10.56.
Pension Benefits for the Fiscal Year Ended December 31, 2021
None of the NEOs received qualified retirement income benefits for fiscal year 2021.
Employment Agreements
We entered into employment agreements with Mr. Kemp, Dr. London, Ms. Brannon and Mr. Attiq on February 1, 2022, which agreements were amended on September 1, 2021. Also on September 1, 2021, we entered into an employment agreement with Mr. Lyon. The Compensation Committee’s goal was to align the rights and benefits provided to the NEOs. Thus, the material terms of the NEOs employment agreements are identical except with those limited exceptions noted below.
Under the terms of the employment agreements (as amended on September 1, 2021, or entered on September 1, 2021, in the case of Mr. Lyon), each NEO would be paid an annual base salary of $500,000, except Mr. Kemp who would be paid an annual base salary of $600,000. This change resulted in increases to Dr. London and Ms. Brannon’s annual base salaries as of September 1, 2021. Mr. Attiq’s and Mr. Lyon’s annual base salaries remained at $500,000.
The employment agreements allow the Company to pay an annual bonus to the NEO based on targets and performance metrics set by the Board. Ms. Brannon’s employment agreement also provided for a one-time bonus in the amount of $300,000 for fiscal year 2021, which was agreed to when she joined Astra in December 2020. Mr. Lyon’s employment agreement included a one-time sign on bonus of $250,000, which was paid when he joined the Company in February 2021.
Mr. Lyon’s employment agreement set forth the amount of restricted stock units and performance-based stock options that were to be issued to him in connection with his employment. All other employment agreements were silent on eligibility to participate in the Plan, except for Mr. Attiq, whose employment agreement makes him eligible to participate in the Company’s Long-Term Incentive Plan.
Mr. Lyon’s employment agreement also gives him the right to elect the role of chief operating officer if and when the Company requires that role.

The employment agreements provide that if an NEO’s employment is terminated by the Company without “Cause” or by the NEO for “Good Reason”, other than in connection with a Change of Control, the NEO will be entitled to severance consisting of (i) twelve months’ salary continuation; (ii) the target amount of any annual bonus that would otherwise be earned in the year of termination (offset by any amounts already paid toward the annual bonus); (iii) COBRA premium subsidy payments, at the rate of the Company’s normal contribution for active employees at the executive’s coverage level, for up to twelve months following termination; and (iv) accelerated vesting of unvested equity awards. If the qualifying termination occurs within the three months prior to or twelve months following a “Change of Control,” the severance will instead consist of (i) twelve months’ salary continuation (24 months in the case of Mr. Kemp); (ii) the target amount of any annual bonus that would otherwise be earned in the year of termination (offset by any amounts already paid toward the annual bonus; (iii) COBRA premium subsidy payments, at the rate of the Company’s normal contribution for active employees at the executive’s coverage level, for up to twelve months following termination (18 months in the case of Mr. Kemp); and (iv) accelerated vesting of unvested equity awards.
In either case, the Company’s obligation to make the severance payments, and the NEOs right to retain the same, is wholly conditioned on the NEO providing a general release of claims in favor of the Company and continuing to comply with the NEO’s obligations under their respective employment agreement, including the restrictive covenants. Specifically, the employment agreements contain (i) a perpetual confidentiality covenant; (ii) an assignment of intellectual property covenant; (iii) non-competition and non-solicitation of business partners covenants during the course of employment; (iv) a non-solicitation covenant with respect to employees and other service providers during the course of employment and for twelve months thereafter; and (v) a non-disparagement obligation.
The foregoing summary of the terms and conditions of the employment agreements is not complete and is qualified in their entirety by reference to the full text of such employment agreements and related amendments on file with the SEC.
The Omnibus Incentive Plan
The Plan reserved 36,765,000 shares of Class A Common Stock for issuance for awards in accordance with the terms of the Plan. Pursuant to the terms of the Plan, an additional 13,148,738 shares of Class A Common Stock were reserved for issuance under the Plan. In addition, the number of shares of Class A Common Stock in the pool will automatically increase on January 1 of each year from 2023 to 2031 by the lesser of (i) 5% of the sum of number of shares of (x) Class A Common Stock and (y) Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A Common Stock as determined by the Board. The purpose of the Plan is to advance the Company’s interests by providing for the grant to our employees, directors, consultants and advisors of stock and stock-based awards. The Plan authorizes the award of stock-based incentives to encourage eligible employees, officers, directors, and consultants to expend maximum effort in the creation of stockholder value. As of August 19, 2022, over thirty-one percent (31%) of the outstanding equity incentives granted under the Plan are subject to performance-based vesting metrics. The Board or the Compensation Committee will make grants of awards under the Plan to eligible participants under and pursuant to the terms of the Plan.
The Employee Stock Purchase Plan
The Employee Stock Purchase Plan (“
ESPP
”) reserved 5,000,000 shares of Class A Common Stock for grants to participants of options to purchase shares of Class A Common Stock in accordance with the terms of the ESPP. In addition, the number of shares reserved for issuance automatically increases on January 1 of each year from 2022 to 2031 by the lesser of (i) 1% of the sum of number of shares of (x) Class A Common Stock and (y) Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A Common Stock as determined by the Board. As of January 1, 2022, there was an additional 2,629,748 shares of Class A Common Stock reserved for issuance under the ESPP, and

7,629,748 shares of Class A Common Stock remaining to be issued. The purpose of the ESPP is to enable eligible employees to use payroll deductions to purchase shares of Class A Common Stock at a discount and thereby acquire an interest in the Company. The Company expects that the Board or the Compensation Committee will make grants of awards under the ESPP to eligible participants. Employees who are eligible to participate in the ESPP may elect to participate in the ESPP in accordance with, and subject to, its terms and conditions.
Payments upon Termination or Change-in-Control
As described above under “
Potential Termination and Change-in-Control Benefits
” “
Employment Agreements
,” each of our NEOs are entitled to potential termination and change-in-control benefits upon the occurrence of certain events. The following table calculates the amounts to be provided as if such events occurred on December 31, 2021.

Named Executive Officer	Involuntary Termination Not for Cause ($) (1)	Voluntary Termination for Good Reason ($) (1)	Involuntary Not for Cause or Voluntary for Good Reason following a Change-in- Control ($) (2)	Death ($)	Disability ($)
Chris Kemp	5,133,818	5,133,818	5,943,270	$0	$0
Adam London	2,785,970	2,785,970	2,785,970	$0	$0
Kelyn Brannon	10,133,935	10,133,935	10,133,935	$0	$0
Martin Attiq	5,684,218	5,684,218	5,684,218	$0	$0
Benjamin Lyon	6,732,314	6,732,314	6,732,314	$0	$0

(1)
The separation benefits consist of 12 months base salary, reimbursement for 12 months of premiums paid in connection with continuation coverage under COBRA at the NEO’s current coverage rate and accelerating all unvested SSOs and PSOs and RSUs for each NEO. In determining the value of unvested equity awards, we calculated the value of such awards as if they were exercised (in the case of SSOs and PSOs) and then sold on December 31, 2021 at the per share closing price of $6.93. The amount attributable to each NEO related to the acceleration of the vesting of equity awards is as follows:

Chris Kemp	$4,510,106
Adam London	$2,255,057
Kelyn Brannon	$9,615,562
Martin Attiq	$5,175,304
Benjamin Lyon	$6,201,401

(2)
For Mr. Kemp, separation benefits consist of 24 months base salary, reimbursement for 18 months of premiums paid in connection with continuation coverage under COBRA at the Mr. Kemp’s current coverage rate and the value of the acceleration of unvested SSOs, PSOs and RSUs For all other NEOs, the separation benefits consist of 12 months base salary, reimbursement for 12 months of premiums paid in connection with continuation coverage under COBRA at the NEO’s current coverage rate and the value of acceleration of all unvested equity awards. In each case, we calculated the value of the acceleration of unvested equity awards in the same manner described in Note 1.

The Compensation Committee intends to periodically compare the amount of compensation actually received by the NEOs to the amounts reported in its annual proxy statement and summarizing the compensation that would be owed to such individuals in the event of the termination of their employment under certain circumstances. Reviewing this information helps the Compensation Committee better understand the Company’s potential obligations to the NEOs following the termination of their employment. It also helps the Compensation Committee better assess the risk of any of the NEOs leaving the Company prematurely because the Company is not providing sufficient retention incentives.

CEO Pay Ratio

The ratio of our CEO’s annual total compensation ($43.9 million) compared to our median compensated employee ($277,011) was:	159 to 1

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of the SEC’s Regulation S-K.
We are providing information regarding the relationship of the annual total compensation of our median compensated employee to the annual total compensation of Chris Kemp, our CEO. While we have provided the disclosure required by SEC rules, we also believe that it is more meaningful to our stockholders to share the CEO Pay Ratio excluding the 6,508,088 PSOs, which constitute a significant part of Mr. Kemp’s compensation and are significantly at-risk because they do not vest until certain performance milestones and share price thresholds are satisfied.
We determined that, as of December 31, 2021, our employee population excluding our CEO consisted of 322 full-time employees. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our employees in the same manner as calculated for the annual total compensation of our CEO. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of the median employee of $277,011.
As set forth in the amount reported in the “Total” column of our Summary Compensation Table for the Fiscal Year Ended December 31, 2021 included in this Proxy Statement, CEO total compensation was $43,973,671. Based on this information, for 2021, our CEO’s ratio of annual total compensation to the median of the annual total compensation of all of our employees (other than the CEO) was approximately 159 to 1. As discussed in the CD&A, 71% of Mr. Kemp’s compensation is in the form of PSOs and therefore at-risk. Excluding compensation attributable to the PSOs, CEO total compensation would be $13.7 million, for a CEO pay ratio of approximately 49 to 1.
Director Compensation
Elements of Director Compensation
As of June 30, 2021, the non-employee directors of the Company are entitled to receive for their service on the Board, an annual retainer of $250,000, which is paid in a combination of no more than $87,500 in cash and the issuance of either stock options or restricted stock units of Class A Common Stock, having a value equal to at least $162,500. The form of equity award to the directors, along with the applicable vesting schedule, is determined by the Compensation Committee. Directors may elect the proportion of stock options or restricted stock units of Class A Common Stock they are issued. For 2021, the Compensation Committee decided to grant directors restricted stock units for their service. Non-employee directors serving as lead director, committee chairs, and committee members also receive the following cash fees:

Compensation Element	Compensation Amount ($)
Lead Director	20,000
Audit Committee Chair Retainer	20,000
Audit Committee Member Retainer	10,000
Compensation Committee Chair Retainer	15,000
Compensation Committee Member Retainer	7,500
Nominating and Corporate Governance Committee Chair Retainer	10,000
Nominating and Corporate Governance Committee Member Retainer	5,000

Annual Retainers will be pro-rated for non-employee directors who are newly appointed to the Board, other than in connection with an annual meeting of stockholders. As employees of Astra, Mr. Kemp and Dr. London did not receive additional compensation in connection with their service on the Board. All compensation earned by Mr. Kemp and Dr. London is set forth above under “
Executive Compensation
.”
The Compensation Committee expects to evaluate director compensation on an annual basis, in consultation with its compensation advisor. In evaluating and resetting director compensation, the Compensation Committee intends to consider the compensation paid to directors in the Company’s peer group and other companies who have recently undergone a de-Spac process.
For 2022, the Compensation Committee did not make changes in the annual retainer or cash fees to be paid to directors for service on the Board, as Lead Director, as committee chairs or committee members.
Director Compensation for the Fiscal Year Ended December 31, 2021

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Michèle Flournoy	40,625	138,134	178,759
Michael Lehman	38,750	187,005	225,755
Craig McCaw (2)(3)	46,250	151,942	198,192
Lisa Nelson	25,000	170,008	195,008
Scott Stanford (2)	22,500	233,756	256,256

(1)
Reflects the grant date fair value of as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation-Stock Compensation, the full amount of which is recorded as a compensation expense in the income statement for fiscal year 2021. The grant date fair value was based on the closing price of the Company’s common stock, as reported on Nasdaq, on the date of the grant, which was $10.19 per share of Class A Common Stock on November 9, 2021. The restricted stock units issued to the directors each vest in one installment on May 15, 2022.

(2)
At Mr. Stanford’s and Mr. McCaw’s request, the cash compensation they each earned in connection with their service as a director to the Company was paid to their employers, ACME, LLC and Pendrell Corporation, respectively.

(3)	Mr. McCaw’s term as a director of Astra expired at the 2022 annual meeting of stockholders, and he did not stand for re-election.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Delaware law, our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”
Authorized Capital Stock
Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 466,000,000 shares of stock, of which 400,000,000 shares are shares of Class A Common Stock, par value $0.0001 per share, 65,000,000 shares are shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares are shares of preferred stock, par value $0.0001 per share.
As of August 19, 2022, we had 211,647,372 shares of Class A Common Stock outstanding, 55,539,188 shares of Class B Common Stock outstanding and no shares of preferred stock outstanding.
Common Stock
Class A Common Stock
Voting Rights
Holders of Class A Common Stock are entitled to cast one vote per share of Class A Common Stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast in contested elections. Holders of Class A Common Stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Class A Common Stock share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A Common Stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Class A Common Stock is entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.
Other Matters
Holders of shares of Class A Common Stock do not have subscription, redemption or conversion rights. All the outstanding shares of Class A Common Stock are validly issued, fully paid and non-assessable.

Class B Common Stock
Voting Rights
Holders of Class B Common Stock are entitled to cast 10 votes per share of Class B Common Stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast in contested elections. Holders of Class B Common Stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Class B Common Stock share ratably (based on the number of shares of Class B Common Stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B Common Stock with respect to the payment of dividends.
Optional Conversion Rights
Holders of Class B Common Stock have the right to convert shares of their Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock, on a one-to-one basis, at the option of the holder at any time upon written notice to the Company.
Mandatory Conversion Rights
Holders of Class B Common Stock shall have their Class B Common Stock automatically converted into Class A Common Stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)
Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B Common Stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)
Upon the first date on which the Astra Founders, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock held by the Astra Founders on the Closing Date (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B Common Stock) collectively held by the Astra Founders and their permitted transferees.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting as a separate class.
Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Class B Common Stock will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of the Company then outstanding.
Preferred Stock
Our Second Amended and Restated Certificate of Incorporation provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock.
The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the dividend or liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.
Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Class A Common Stock and the Class B Common Stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.
Dual Class Stock
As described above, Our Second Amended and Restated Certificate of Incorporation provides for a dual class common stock structure which provides the Astra Founders with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding Class A Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.
Number of Directors
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Board; providing, however, that unless approved by (i) if before the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the number of directors may not exceed seven. The initial number of directors will be set at seven.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended and Restated Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Limitations on Stockholder Action by Written Consent
Our Second Amended and Restated Certificate of Incorporation provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Second Amended and Restated Certificate of Incorporation provides that it may be amended by the Company in the manners provided therein or prescribed by statute. The Second Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of the Company, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
If any of the Class B Common Stock shares are outstanding, the Company will not, without the prior affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Second Amended and Restated

Certificate of Incorporation, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Second Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences, or privileges of the shares of Class B Common Stock, (2) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided in the Second Amended and Restated Certificate of Incorporation or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of Class B Common Stock.
If any of the shares of Class A Common Stock are outstanding, the Company will not, without the prior affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Second Amended and Restated Certificate of Incorporation, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Second Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Class A Common Stock or other rights, powers, preferences, or privileges of the shares of Class A Common Stock or (2) to provide for each share of Class B Common Stock to have more than 10 votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided in the Second Amended and Restated Certificate of Incorporation or required by the DGCL.
The Second Amended and Restated Certificate of Incorporation also provides that the Board shall have the power to adopt, amend, alter, or repeal the Amended and Restated Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Second Amended and Restated Certificate of Incorporation. The stockholders of Amended and Restated are prohibited from adopting, amending, altering, or repealing the Amended and Restated Bylaws, or to adopt any provision inconsistent with the Amended and Restated Bylaws, unless such action is approved, in addition to any other vote required by the Second Amended and Restated Certificate of Incorporation, by the Requisite Stockholder Consent.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since the Company has not opted out of Section 203 of the DGCL, it will apply to the Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Second Amended and Restated Certificate of Incorporation does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The Amended and Restated Bylaws provide that the Company must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Second Amended and Restated Certificate of Incorporation provides for the renouncement by the Company of any interest or expectancy of the Company in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of the Company who is not an employee or officer of the Company or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of the Company expressly and solely in that director’s capacity as a director of the Company.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Class A Common Stock
Shares of Class A Common Stock are listed on Nasdaq under the symbol “ASTR”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of our Class A Common Stock and Class B Common Stock as of August 19, 2022 by:

•	each person known by us to beneficially own more than 5% of our Class A Common Stock and Class B Common Stock;

•	each of our named executive officers;

•	each of our directors (including the director nominees); and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of Class A or Class B Common Stock beneficially owned by a person and the percentage ownership, the Company deemed outstanding shares of its Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days and restricted stock units held by that person that are subject to vest within 60 days. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of our Common Stock is based on 211,647,372 shares of Class A Common Stock and 55,539,188 shares of Class B Common Stock issued and outstanding as of August 19, 2022.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all of the Class A or Class B Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	% of Total Voting Power**
Directors and Executive Officers:
Martin Attiq (1)(2)	787,313	*	—	—	*
Kelyn Brannon (1)(3)	917,909	*	—	—	*
Michèle Flournoy (1)	13,556	*	—	—	*
Chris C. Kemp (1)(4)	679,794	*	27,095,633	48.8%	35.4%
Michael E. Lehman (1)	124,602	*	—	—	*
Adam London (1)(5)	270,067	*	28,443,555	51.2%	37.1%
Benjamin Lyon (1)	330,286	*	—	—	*
Lisa Nelson (1)	16,684	*	—	—	*
Scott Stanford (1)(6)	29,649,132	14.0%	—	—	3.9%
All directors and executive officers as a group (nine individuals)	32,789,343	15.5%	55,539,188	100%	76.7%
Five Percent Holders:
ACME, LLC and affiliated funds (7)	29,626,192	14.0%	—	—	3.9%
A/NPC Holdings LLC (8)	20,888,053	9.9%	—	—	2.7%
Canaan X L.P. (9)	16,489,668	7.8%	—	—	2.1%

*	Less than 1% ownership
**
Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to 10 votes per share and each share of Class A common stock is entitled to one vote per share.

(1)	The business address of each of these holders is 1900 Skyhawk Street, Alameda, CA 94501.
(2)
Includes options to purchase 697,774 shares of Class A Common Stock that are exercisable 60 days from August 19, 2022 and the purchase of 5,500 shares under the 2021 Astra Space, Inc. Employee Purchase Plan in a transaction exempt from reporting under Section 16(b) and thus not reflected in Mr. Attiq’s Form 4.

(3)	Includes options to purchase 622,169 shares of Class A Common Stock that are exercisable 60 days from August 19, 2022.
(4)
Includes options to purchase 440,521 shares of Class A Common Stock that are exercisable 60 days from August 19, 2022, and 33,000 shares of Class A Common Stock held by Mr. Kemp’s spouse, of which Mr. Kemp disclaims any beneficial ownership.

(5)	Includes options to purchase 216,934 shares of Class A Common Stock that are exercisable 60 days from August 12, 2022.
(6)
Shares reported includes shares held by ACME, LLC and its affiliates Sherpa Ventures Fund II, LP (“
ACME Fund II
”), ACME SPV AS, LLC (collectively “
ACME Capital
”) and Eagle Creek Capital LLC (collectively “
ACME Capital
”). See Note 7. Scott Stanford exercises voting and dispositive control over the securities held by ACME Fund II and Eagle Creek Capital LLC and thus may be deemed to beneficially own such securities. Scott Stanford and Hany Nada exercise voting and dispositive control over the securities held by ACME SPV AS, LLC and thus may be deemed to beneficially own such securities.

(7)
Based on the Schedule 13D filed on July 12, 2021, funds managed by ACME Capital are the record holders of the shares reported herein. Scott Stanford exercises voting and dispositive control over the securities held by ACME Fund II and Eagle Creek Capital LLC and thus may be deemed to beneficially own such securities. Scott Stanford and Hany Nada exercise voting and dispositive control over the securities held by ACME SPV AS, LLC and thus may be deemed to beneficially own such securities. The business address of ACME Capital is 500 Howard Street, Suite 201, San Francisco, CA 94105.

(8)
Based on the Scheduled 13G filed on July 8, 2021, A/NPC Holdings LLC is a Delaware limited liability company (“
A/NPC Holdings
”). 61.24% of the interests of A/NPC Holdings are held by Newhouse Cable Holdings, LLC, a New York limited liability company (“
Newhouse Cable
”). The remaining 38.76% of the interests in A/NPC Holdings are held by Advance Communications Company LLC, a New York limited liability company (“
Advance Communications Co.
”), which is also the managing member of A/NPC Holdings. Newhouse Cable is a wholly-owned subsidiary of Newhouse Broadcasting Corporation, a New York corporation. Advance Communications Co. is an indirect wholly-owned subsidiary of Advance Publications, Inc., a New York corporation (“
API
”). All of the common shares in API are owned by Newhouse Family Holdings, L.P., a Delaware limited partnership (“
NFH
”). As a result of its ownership of all of the outstanding common shares of API, NFH has the power to elect the board of directors of API. Advance Long-Term Management Trust, a New Jersey trust (“
Advance Long-Term Trust
”), is the sole general partner of NFH. The trustees of Advance Long-Term Trust are Samuel I. Newhouse, III, Steven O. Newhouse, Michael A. Newhouse, Victor F. Ganzi and Thomas Summer. NFH, Advance Long-Term Trust and each trustee of Advance Long-Term Trust disclaim beneficial ownership of the shares of Class A Common Stock reported herein. The business address of A/NPC Holdings LLC is c/o Advance Finance Group, One World Trade Center, 43rd Floor, New York, NY 10007, Attn: William J. Barry and Sol Cotlier.

(9)
Based on the Schedule 13G filed on January 27, 2022, the shares are held directly by Canaan X L.P. (the “
Canaan Fund
”). The sole general partner of the Canaan Fund is Canaan Partners X LLC (“
Canaan X
”), and may be deemed to have sole voting, investment and dispositive power with respect to the shares held by the Canaan Fund. Investment and voting decisions with respect to the shares held by the Canaan Fund are made by the managers of Canaan X, collectively. The business address is 2765 Sand Hill Road, Menlo Park, CA 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Initial Public Offering of Holicity
On August 7, 2020, Holicity consummated its initial public offering of 27,500,000 units. Additionally, Holicity granted the underwriters a 45-day option from the date of the final prospectus relating to the initial public offering to purchase up to 4,125,000 additional units to cover over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions. On August 11, 2020, the underwriters purchased 2,500,000 over-allotment units pursuant to the partial exercise of the Over-Allotment Option. The underwriters did not exercise the remaining portion of their Over-Allotment Option.
Each unit consists of one share of Class A Common Stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $300,000,000. On June 4, 2020, Pendrell Corporation (“
Pendrell
”) purchased an aggregate of 7,187,500 Founder Shares in exchange for payment of certain offering costs of $25,000, or approximately $0.003 per share. Pendrell transferred such shares to the Sponsor on June 9, 2020. In July 2020, the Sponsor transferred 30,000 Founder Shares to the independent director nominees of Holicity, 150,000 shares to Craig O. McCaw, 100,000 shares to Randy Russell, 80,000 shares to R. Gerard Salemme, 40,000 shares to Steve Ednie and 239,000 to other directors, officers, employees and consultants of Pendrell, in each case for approximately the same per-share price initially paid by our sponsor, resulting in the Sponsor holding 6,488,500 Founder Shares. On August 4, 2020, Holicity effectuated a 1.1-for-1 Class B Common Stock split resulting in an aggregate of 7,906,250 Founder Shares outstanding. As a result, the Initial Stockholders forfeited 406,250 shares, resulting in the Initial Stockholders holding an aggregate of 7,500,000 shares of Class B Common Stock, of which 6,731,100 are held by the Sponsor. The shares forfeited by the Initial Stockholders were cancelled by Holicity.
Our Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants in connection with Holicity’s Initial Public Offering and the sale of the over-allotment units, at a price of $1.50 per Private Placement Warrant, or $8,000,000 in the aggregate. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
Holicity’s officers and directors were entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on Holicity’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Holicity’s audit committee reviewed on a quarterly basis all payments that were made to our Sponsor, Holicity’s officers, directors or its or their affiliates.
Exchange with Co-Founders and Executive Officers
To facilitate the delivery of Astra Class B Common Stock by Mr. Kemp and Dr. London, Legacy Astra entered into an exchange agreement with Mr. Kemp and Dr. London, effective as of immediately prior to the consummation of the Business Combination, pursuant to which each share of Legacy Astra Class A common stock held by Mr. Kemp and Dr. London was automatically exchanged for one share of Astra Class B Common Stock such that as of immediately following the completion of the Business Combination, Mr. Kemp and Dr. London collectively held approximately 75% of the voting power of the capital stock of the Company on a fully-diluted basis.
Series C Financing
On January 28, 2021, Legacy Astra entered into a Series C Preferred Stock Purchase Agreement pursuant to which Legacy Astra issued an aggregate of 42,854,347 shares of Legacy Astra Series C preferred stock.

4,531,055 shares of Legacy Astra Series C preferred stock were issued at a purchase price of $6.62097 per share for aggregate consideration of approximately $29,999,979. In addition, 38,323,292 shares of Legacy Astra Series C preferred stock were issued upon the conversion of certain of Legacy Astra’s outstanding convertible promissory notes at a purchase price of $1.32703 or $1.70618 per share, for aggregate consideration of approximately $60,989,852. The outstanding shares of Legacy Astra Series C preferred stock were exchanged for shares of our Class A Common Stock in connection with the Closing.
The participants in this preferred stock financing include certain holders of more than 5% of Legacy Astra’s capital stock and/or entities related to Legacy Astra’s and Holicity’s directors at the Closing. The following table sets forth the aggregate number of shares of Legacy Astra Series C preferred stock issued to these related persons in this preferred stock financing:

Name	Shares	Aggregate Purchase Price	Date of Issuance
A/NPC Holdings LLC	7,819,887	$10,377,225	January 28, 2021
Canaan X, L.P.	2,151,738	$3,078,271	January 28, 2021
ACME Capital (1)	584,964	$820,160	January 28, 2021
Pendrell Corporation (2)	1,510,352	$9,999,995	January 28, 2021

(1)	Mr. Stanford, a director of both Legacy Astra and the Company, is the co-founder of Acme Capital and its affiliates.
(2)	Mr. McCaw, the Chairman and co-Chief Executive Officer of Pendrell Corporation, became a member of the Board upon Closing. Mr. McCaw’s term on our Board expired on June 1, 2022.
Agreements with Astra Stockholders
Investors’ Rights, Voting and Right of First Refusal Agreements
In connection with Legacy Astra’s Series C preferred stock financing, Legacy Astra entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Legacy Astra’s preferred stock and certain holders of its common stock.
Investors’ Rights Agreement
In connection with the execution of the Business Combination Agreement, Holicity, Legacy Astra, certain Holicity Stockholders and certain Legacy Astra stockholders entered into the Investors’ Rights Agreement, to be effective at the Closing. In addition, all other Legacy Astra stockholders that received capital stock of the Company in the Business Combination signed a joinder to the Investors’ Rights Agreement pursuant to a letter of transmittal.
Pursuant to the Investors’ Rights Agreement, the Company will be required to register for resale securities held by the stockholders party thereto. The Company will have no obligation to facilitate more than one demand made by Pendrell Holicity Holdings Corporation or its affiliates that the Company register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by the Company. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Investors’ Rights Agreement. The Investors’ Rights Agreement also restricts the ability of Mr. Kemp, Dr. London and the Sponsor to transfer its shares of Class A Common Stock or Class B Common Stock, as applicable, for a period of one year following the Closing, subject to certain permitted transfers, unless the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. In addition, the Investors’ Rights Agreement also restricts the ability of each stockholder who is a party thereto to transfer its shares of

Class A Common Stock for a period of six months following the Closing, subject to certain permitted transfers. As of the date hereof, the transfer restrictions described in this paragraph have expired and the Company has filed a registration statement on Form S-1, which was amended by a post-effective amendment effective on July 13, 2022, related to securities of the Company that the stockholders party to the Investors’ Rights Agreement had registration rights.
Bridge Loan with Pendrell
On May 20, 2021, Legacy Astra entered into the Bridge Loan with Pendrell Corporation as the lender, pursuant to which Pendrell agreed to make a loan to Legacy Astra in a principal amount of $25,000,000. Pendrell is the parent of Sponsor and entered into the Bridge Loan with Legacy Astra to provide it with liquidity during the period prior to the Closing. The Bridge Loan was repaid in full in connection with the Closing.
Shares Granted to Chris Kemp’s Spouse
The spouse of Chris Kemp, our Chief Executive Officer, received a grant of 33,000 shares of RSUs on November 9, 2021, which were issued under the Omnibus Plan. The RSUs were granted in connection with investor relations and marketing services provided to the Company. The RSUs vested on November 15, 2021 and were converted into shares of our Class A Common Stock.
COVID-19 Tests Purchased from Cue Health Inc.
We began purchasing COVID-19 test readers and related test cartridges from Cue Health Inc. in the late second quarter 2021, at their standard pricing. In August 2021, we entered into a six-month subscription arrangement with Cue Health Inc. for the purchase of COVID-19 test readers and the related test cartridges. Under Cue Health Inc.’s standard subscription arrangement, we receive a twenty percent (20%) discount on each Cue Reader and fourteen percent (14%) discount on each test cartridge. Mr. Stanford, a member of the Board and our Lead Director, serves on the board of directors of Cue Health Inc. Funds affiliated with ACME Capital, in which Mr. Stanford is an affiliate, collectively beneficially own 10.4% of the outstanding common stock of Cue Health Inc. Mr. Stanford was not involved in the negotiation of our arrangement with Cue Health Inc. The Company made purchases of $0.6 million during the six months ended June 30, 2022. The Company conducted its independent evaluation of Cue Health Inc.’s services and determined in its sole judgment Cue Health Inc.’s product and services were the best option for Astra, at the time, to ensure it could maintain a safe and productive work environment.
Director and Officer Indemnification and Directors’ and Officers’ Liability Insurance
Our Charter provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, we have entered into indemnification agreements with our directors and officers. We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.
Related Person Transaction Policy
The Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked with considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

SELLING STOCKHOLDER
This prospectus relates to the offer and sale by the Selling Stockholder of up to 34,000,000 shares of Class A Common Stock that have been and may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of Class A Common Stock included in this prospectus, see the section titled “
The Committed Equity Financing
” above. We are registering the shares of Class A Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on August 2, 2022, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement,, the Selling Stockholder has not had any material relationship with us within the past three years.
The table below presents information regarding the Selling Stockholder and the shares of Class A Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of August 19, 2022. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and, except as set forth in the section titled “
Plan of Distribution (Conflicts of Interest)
” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Class A Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 211,647,372 shares of our Class A Common Stock outstanding on August 19, 2022. Because the purchase price to be paid by the Selling Stockholder for shares of Class A Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of Class A Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of Class A Common Stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering			Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this	Number of Shares of Class A Common Stock Owned After Offering
	Number (1)	Percent (2)		Prospectus	Number (3)	Percent (4)
B. Riley Principal Capital II, LLC (5)	359,098		*	34,000,000	34,000,000	13.9%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Class A Common Stock.
(1)
Represents the 359,098 shares of Class A Common Stock we issued to the Selling Stockholder on August 2, 2022 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective, and (ii) up to 359,097 shares of Class A Common Stock that we may issue to the Selling Stockholder in two tranches as Additional Commitment Shares, because the issuance of the Additional Commitment Shares to the Selling Stockholder is subject to our election to sell certain amounts of shares of our Class A Common Stock to the Selling Stockholder pursuant to the Purchase Agreement as set forth in the Purchase Agreement, which sales are entirely at our discretion and subject to satisfaction of conditions contained in the Purchase Agreement that are outside of the Selling Stockholder’s control. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of Class A Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Class A Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Class A Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain shareholder approval to do so, or unless the average price for all shares of our Class A Common Stock purchased by the Selling Stockholder under the Purchase Agreement equals or exceeds $1.424 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is based on 211,647,372 shares of our Class A Common Stock outstanding as of August 19, 2022.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus.
(4)
Applicable percentage ownership is based on 211,647,372 shares of our Class A Common Stock outstanding as of August 19, 2022, plus 33,640,902 shares of our Class A Common Stock to be issued to Selling Stockholder in connection with the Purchase Agreement.

(5)
The business address of B. Riley Principal Capital II, LLC (“
BRPC II
”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. The sole member of BRPC II is B. Riley Principal Investments, LLC (“
BRPI
”), which is an indirect subsidiary of B. Riley Financial, Inc. (“
BRF
”). An Investment Committee of BRPC II (the “
BRPC II Investment Committee
”), which is composed of five members appointed by BRPI, has sole voting power and sole investment power over securities beneficially owned, directly, by BRPC II. All decisions with respect to the voting and disposition of securities beneficially owned, directly, by BRPC II are made exclusively by majority vote of the BRPC II Investment Committee, each member of the BRPC II Investment Committee having one vote, and no single member of the BRPC II Investment Committee has any ability to make any such decisions unilaterally or any veto power with respect to decisions that are made by the vote of a majority of the members of the BRPC II Investment Committee. The sole voting and investment powers of the BRPC II Investment Committee over securities beneficially owned, directly, by BRPC II are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from BRPC II. We have been advised that neither BRPI nor BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“
FINRA
”) or an independent broker-dealer; however, each of BRPI and BRPC II is an affiliate of B. Riley Securities, Inc. (“
BRS
”), a registered broker-dealer and FINRA member, and certain officers of BRPC II and certain of the BRPC II Investment Committee members are associated persons of BRS. BRS will act as an executing broker that will effectuate resales of our Class A Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “
Plan of Distribution (Conflict of Interest)
” for more information about the relationship between BRPC II and BRS.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
The shares of Class A Common Stock offered by this prospectus are being offered by the Selling Stockholder, B. Riley Principal Capital II, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Class A Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
The Selling Stockholder has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“
BRS
”), a registered broker-dealer and FINRA member and an affiliate of the Selling Stockholder, as a broker to effectuate resales, if any, of our Class A Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Common Stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our Class A Common Stock on its behalf, excluding BRS, may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.
The Selling Stockholder is an affiliate of BRS. BRS is a registered broker-dealer and FINRA member, which may act as an executing broker that will effectuate resales of our Class A Common Stock that have been and may be acquired by the Selling Stockholder from us pursuant to the Purchase Agreement to the public in this offering. Because the Selling Stockholder will receive all the net proceeds from such resales of our Class A Common Stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Class A Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholder.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A Common Stock covered by this prospectus by the Selling Stockholder.
As consideration for its irrevocable commitment to purchase our Class A Common Stock under the Purchase Agreement, we have agreed to issue to the Selling Stockholder up to an aggregate of 718,195 shares of our Class A Common Stock as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1.0% of the Selling Stockholder’s $100,000,000 total dollar amount purchase commitment under the Purchase Agreement (assuming a purchase price of $1.3924 per Commitment Share, representing the volume weighted average price per share of our Class A Common Stock for the five-consecutive trading day period ending on the date of the Purchase Agreement). Of such 718,195 aggregate Commitment Shares, we issued 359,098 shares as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement, and we will issue up to 359,097 shares as Additional Commitment Shares in two tranches, the first of which we will issue to the Selling Stockholder when we have received aggregate gross proceeds of $25,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any), and the second of which we will issue to the Selling Stockholder when we have received aggregate gross proceeds of $50,000,000 from sales of our Class A Common Stock to the Selling Stockholder under the Purchase Agreement (if any). In accordance with FINRA Rule 5110, the Commitment Shares are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by the Selling Stockholder to the public. In addition, we have reimbursed the Selling Stockholder for the reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel in the amount of $125,000 in conjunction with the execution of the Purchase Agreement and Registration Rights Agreement. We have also agreed to pay the Selling Stockholder up to $7,500 per fiscal quarter in reasonable legal fees and disbursements of the Selling Stockholder’s legal counsel, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Class A Common Stock by the Selling Stockholder to the public.
We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our Class A Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $611,062.
The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Common Stock or any hedging transaction, which establishes a net short position with respect to our Class A Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, none of the Selling Stockholder, its officers, its sole member, or any entity managed or controlled by the Selling Stockholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholder.
Our Class A Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “ASTR”.
The Selling Stockholder and/or one or more of its affiliates may provide from time to time in the future various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares of our Class A Common Stock for resale by the Selling Stockholder to which this prospectus relates, for which investment banking and other financial services they may receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that the Selling Stockholder may receive in connection with the transactions contemplated by the Purchase Agreement, including the Commitment Shares we have agreed to issue to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our Class A Common Stock from us under the Purchase Agreement, the 3.0% fixed discount to current market prices of our Class A Common Stock reflected in the purchase prices payable by the Selling Stockholder for our Class A Common Stock that we may require it to purchase from us from time to time under the Purchase Agreement, and our reimbursement of up to an aggregate of $185,000 of the Selling Stockholder’s legal fees ($125,000 in connection with the execution of the Purchase Agreement and up to $7,500 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
LEGAL MATTERS
Cozen O’Connor P.C. will pass upon the validity of the Class A Common Stock offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of Astra Space, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, which are included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On March 18, 2022, the Audit Committee dismissed Grant Thornton as our independent registered public accounting firm. Grant Thornton was previously engaged to audit our consolidated financial statements for the year ended December 31, 2021. The dismissal did not affect Grant Thornton’s engagement for the year ended December 31, 2021.
As described below, the change in independent registered public accounting firm is not the result of any disagreement with Grant Thornton. Grant Thornton had served as our independent registered public accounting firm since the Business Combination, and it served as Legacy Astra’s independent registered public accounting firm since the fourth quarter of 2020 and performed audits of Legacy Astra’s financial statements for the fiscal years ended December 31, 2019 and 2020. Grant Thornton also audited our financial statements for the fiscal year ended December 31, 2021.
Grant Thornton’s audit reports on the financial statements for the fiscal years ended December 31, 2019, 2020 and 2021 did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s audit reports for the fiscal years ended December 31, 2019 and 2020 included a statement of substantial doubt about the our ability to continue as a going concern. No similar statement, with respect to our ability to continue as a going concern, was provided for the fiscal year ended December 31, 2021. Grant Thornton’s audit report for the fiscal year ended December 31, 2021 included a paragraph regarding our changing of our method of accounting for leases as of January 1, 2021 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).
During the fiscal years ended December 31, 2019, 2020 and 2021, there were no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between us and Grant Thornton on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in its reports on our financial statements for such years.
During the fiscal years ended December 31, 2019, 2020 and 2021, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), other than the material weaknesses identified in our public reports for the fiscal years ended December 31, 2019, 2020 and 2021.
We provided Grant Thornton with a copy of the disclosure we are making herein in response to Item 304(a) of Regulation S-K and requested that Grant Thornton furnish us with a copy of their letter addressed to the SEC pursuant to Item 304(a)(3) of Regulation S-K, stating whether Grant Thornton agrees with our statements in this prospectus in response to Item 304(a) of Regulation S-K. A copy of Grant Thornton’s letter to the SEC dated August 26, 2022 is included as Exhibit 16.1 to this prospectus.
On March 18, 2022, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as our new independent registered public accounting firm for our fiscal year ending December 31, 2022, subject to PwC’s completion of its client acceptance procedures.
During the fiscal years ended December 31, 2019, 2020 and 2021 and through March 18, 2022, neither we, nor anyone on our behalf, consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that PwC concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at https://www.astra.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
If you would like additional copies of this prospectus, you should contact us by telephone or in writing:
Astra Space, Inc.
1900 Skyhawk Street
Alameda, California 94501
Attention: Chris Kemp, Chief Executive Officer
(866) 278-7217

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Astra Space, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Astra Space, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, temporary equity and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Change in accounting principle
As discussed in Note 2 – Basis of Presentation and Summary of Significant Accounting Policies to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2021 due to the adoption of Accounting Standards Update
No. 2016-02,
Leases, (Topic 842).
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical audit matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which it relates.

Initial and subsequent fair value measurement of contingent consideration
As described further in Notes 3, 5 and 11 to the consolidated financial statements, the Company completed the acquisition of Apollo Fusion, Inc. (“Apollo”) on July 1, 2021. The total purchase consideration includes the fair value of contingent consideration. The fair value of the contingent consideration was $18.4 million and $13.7 million as of July 1, 2021 and December 31, 2021, respectively. The contingent consideration was originally valued at the acquisition date and is remeasured each reporting period with increases or decreases in the fair value recorded as an adjustment to operating loss. The Company’s forecasted future revenue formed the primary basis of the estimated fair value of the contingent consideration, which was valued using a Monte Carlo simulation model.
We identified the fair value measurement of the contingent consideration as a critical audit matter as there was a high degree of complex auditor judgment in evaluating the future forecasted revenue, which was the key assumption used to estimate the fair value of the contingent consideration. Forecasted future revenue involved a high degree of subjectivity due to Apollo’s limited historical operations. In addition, valuation professionals with specialized skills and knowledge were needed to assist in performing certain audit procedures.
The primary procedures we performed to address this critical audit matter included:

•
Testing management’s process for determining the fair value of the contingent consideration, which required us to evaluate the reasonableness of management’s forecasts of future revenue by evaluating the revenue assumptions used in the valuation of the contingent consideration by comparing them against appropriate audit evidence.

•	Performing a lookback analysis by weighing the available corroborative evidence and contradictory evidence, in subsequent periods, to assess management’s ability to forecast.

•
Involving our valuation specialists in assessing the reasonableness of the selected valuation methodology, testing management’s process by reperforming the Monte Carlo simulation and performing sensitivity analyses for certain revenue assumptions used in the model.

/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2020.
Phoenix, Arizona
March 31, 2022

ASTRA SPACE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	As Of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$325,007	$10,611
Trade accounts receivable	1,816	—
Inventories	7,675	649
Prepaid and other current assets	12,238	485
Total current assets	346,736	11,745
Non-current assets:
Property, plant and equipment, net	66,316	24,069
Right-of-use asset	9,079	—
Goodwill	58,251	—
Intangible assets, net	17,921	—
Other non-current assets	721	77
Total assets	$499,024	$35,891

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,122	$2,474
Operating lease obligation, current portion	1,704	—
Accrued expenses and other current liabilities	29,899	4,390
Long-term debt, current portion	—	41,132
Long-term debt, current portion due to related parties	—	10,503
Total current liabilities	40,725	58,499
Non-current liabilities:
Long-term debt	—	7,286
Operating lease obligation, net of current portion	7,180	—
Other non-current liabilities	14,599	1,685
Total liabilities	62,504	67,470

Commitments and Contingencies (Note 12)

TEMPORARY EQUITY
Series A convertible preferred stock, $0.0001 par value; none authorized, issued and outstanding as of December 31, 2021; 44,017,454 shares authorized, and 43,744,059 shares issued and outstanding as of December 31, 2020, net of issuance cost	—	15,922
Series B convertible preferred stock, $0.0001 par value; none authorized, issued and outstanding as of December 31, 2021; 47,406,862 shares authorized and 47,024,227 shares issued and outstanding as of December 31, 2020, net of issuance costs	—	92,907
Total temporary equity	—	108,829

STOCKHOLDERS’ EQUITY (DEFICIT)
Founders convertible preferred stock, $0.0001 par value; 1,000,000 and 12,302,500 shares authorized as of December 31, 2021 and 2020, respectively; none and 12,302,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	1
Class A common stock, $0.0001 par value; 400,000,000 and 176,225,000 shares authorized as of December 31, 2021 and 2020, respectively; 207,451,107 and 15,679,758 shares issued and outstanding as of December 31, 2021 and 2020, respectively	22	2
Class B common stock, $0.0001 par value; 65,000,000 and 61,512,500 shares authorized as of December 31, 2021 and 2020; 55,539,189 and 47,281,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively	6	4
Additional paid in capital	1,844,875	50,282
Accumulated deficit	(1,408,383)	(190,697)
Total stockholders’ equity (deficit)	436,520	(140,408)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$499,024	$35,891
The accompanying notes are an integral part of these consolidated financial statements.

ASTRA SPACE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For The Year Ended December 31,
	2021	2020	2019
Operating expenses:
Research and development	$80,398	$27,544	$40,067
Sales and marketing	4,111	—	—
General and administrative	74,752	45,950	12,518
Total operating loss	(159,261)	(73,494)	(52,585)
Interest expense, net	(1,169)	(5,659)	(870)
Other income, net	36,046	10,860	276
Loss on extinguishment of convertible notes	(131,908)	—	—
Loss on extinguishment of convertible notes attributable to related parties	(1,875)	—	—
Loss before taxes	(258,167)	(68,293)	(53,179)
Income tax benefit	(385)	—	—
Net loss	$(257,782)	$(68,293)	$(53,179)
Adjustment to redemption value on Convertible Preferred Stock	(1,011,726)	—	—
Net loss attributable to common stockholders	$(1,269,508)	$(68,293)	$(53,179)
Net loss per share:
Weighted average number of shares of Class A common stock outstanding — basic and diluted	110,837,016	6,585,392	5,374,543
Net loss per share of Class A common stock — basic and diluted	$(7.82)	$(1.23)	$(1.11)
Weighted average number of shares of Class B common stock outstanding — basic and diluted	51,548,314	48,801,526	42,349,994
Net loss per share of Class B common stock — basic and diluted	$(7.82)	$(1.23)	$(1.11)
The accompanying notes are an integral part of these consolidated financial statements.

ASTRA SPACE, INC. CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Temporary Equity		Permanent Equity
	Convertible Preferred Stock		Common Stock		Class A Common Stock ( New Astra)		Class B Common Stock (New Astra)		Founders Preferred Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018 (as previously reported)	136,493,663	$108,829	61,284,797	$—	—	$—	—	$—	18,500,000	$—	$6,642	$(69,225)	$(62,583)
Retroactive application of recapitalization	(45,725,377)	—	(20,530,407)	6	—	—	—	—	(6,197,500)	1	(7)	—	—
Balance as of December 31, 2018, effect of reverse recapitalization (refer to Note 3)	90,768,286	$108,829	40,754,390	$6	—	$—	—	$—	12,302,500	$1	$6,635	$(69,225)	$(62,583)
Stock-based compensation	—	—	12,296,959	—	—	—	—	—	—	—	814	0	814
Issuance of common stock under equity plans	—	—	344,760	—	—	—	—	—	—	—	34	—	34
Net loss	—	—	—	—	—	—	—	—	—	—	0	(53,179)	(53,179)
Balance as of December 31, 2019	90,768,286	$108,829	53,396,109	$6	—	$—	—	$—	12,302,500	$1	$7,483	$(122,404)	$(114,914)
Stock-based compensation	—	—	6,645,845	—	—	—	—	—	—	—	32,202	0	32,202
Issuance of common stock under equity plans	—	—	2,919,304	—	—	—	—	—	—	—	878	—	878
Debt discount related to beneficial conversion feature of convertible notes	—	—	—	—	—	—	—	—	—	—	9,239	—	9,239
Debt discount related to beneficial conversion feature of convertible notes attributable to related parties	—	—	—	—	—	—	—	—	—	—	480	—	480
Net loss	—	—	—	—	—	—	—	—	—	—	—	(68,293)	(68,293)
Balance as of December 31, 2020	90,768,286	$108,829	62,961,258	$6	—	$—	—	$—	12,302,500	$1	$50,282	$(190,697)	$(140,408)
Cumulative effect adjustment due to adoption of ASU 2020-06	—	—	—	—	—	—	—	—	—	—	(9,719)	691	(9,028)

	Temporary Equity		Permanent Equity
	Convertible Preferred Stock		Common Stock		Class A Common Stock ( New Astra)		Class B Common Stock (New Astra)		Founders Preferred Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	31,923	—	31,923
Issuance of common stock under equity plans	—	—	2,310,888	—	1,853,638	1	—	—	—	—	1,969	—	1,970
Issuance of Series C Convertible Preferred Stock, net of issuance costs	28,498,141	221,943	—	—	—	—	—	—	—	—	—	—	—
Conversion of Founders Convertible Preferred Stock to Series C Convertible Preferred Stock	5,073,576	—	—	—	—	—	—	—	(5,073,576)	—	8,156	—	8,156
Adjustment to redemption value on Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—	960,595	(960,595)	—
Merger recapitalization- Class A	(124,340,003)	(330,772)	(16,261,881)	(2)	140,601,884	14	—	—	—	—	330,751	—	330,763
Merger recapitalization- Class B	—	—	(49,010,265)	(4)	—	—	56,239,189	6	(7,228,924)	(1)	—	—	1
Private offering and merger financing, net of redemptions and equity issuance costs of $23,337	—	—	—	—	57,489,019	6	—	—	—	—	406,863	—	406,869
Issuance of Class A common stock upon the acquisition of Apollo Fusion, Inc.	—	—	—	—	2,558,744	—	—	—	—	—	33,008	—	33,008
Issuance of Class A common stock upon settlement of warrants	—	—	—	—	4,247,822	1	—	—	—	—	31,047	—	31,048
Conversion of Class B common stock into Class A common stock	—	—	—	—	700,000	—	(700,000)	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(257,782)	(257,782)
Balance as of December 31, 2021	—	$—	—	$—	207,451,107	$22	55,539,189	$6	—	$—	$1,844,875	$(1,408,383)	$436,520
The accompanying notes are an integral part of these consolidated financial statements.

ASTRA SPACE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(257,782)	$(68,293)	$(53,179)
Adjustments to reconcile net loss to cash flows used in operating activities
Stock-based compensation	39,743	32,202	814
Depreciation	3,698	3,309	2,330
Amortization of intangible assets	1,629	—	—
Inventory net realizable value write downs	6,748	—	—
Non-cash lease expense	1,113	—	—
Deferred income taxes (benefit)	(385)	—	—
Gain on change in fair value of public and private placement of warrants	(25,681)	—	—
Gain on forgiveness of PPP note	(4,850)	—	—
Gain on change in fair value of contingent consideration	(4,700)	—	—
Loss on extinguishment of convertible notes	131,908	—	—
Loss on extinguishment of convertible notes attributable to related parties	1,875	—	—
Amortization of convertible note discounts	315	3,805	409
Amortization of convertible note discounts attributable to related parties	55	659	327
(Gain) loss on mark to market derivatives	—	(6,639)	209
(Gain) loss on mark to market derivatives attributable to related parties	—	(1,506)	255
Changes in operating assets and liabilities:
Trade accounts receivable	(1,816)	—	—
Inventories	(12,925)	(649)	—
Prepaid and other current assets	(10,958)	280	(134)
Other non-current assets	(570)	279	110
Accounts payable	1,327	(26)	1,440
Lease liabilities	(1,156)	—	—
Accrued expenses and other current liabilities	18,835	3,741	(516)
Other non-current liabilities	(779)	(12)	811
Net cash used in operating activities	$(114,356)	$(32,850)	$(47,124)
Cash flows from investing activities:
Acquisition of Apollo, net of cash acquired	(19,360)	—	—
Acquisition of trademark	(3,350)	—	—
Purchases of property, plant and equipment	(38,349)	(2,186)	(15,254)
Net cash used in investing activities	$(61,059)	$(2,186)	$(15,254)
Cash flows from financing activities:
Settlement of public and private placement of warrants	(59)	—	—
Proceeds from business combination and private offering, net of transaction costs of $23,337	463,648	—	—
Borrowings on Pendrell bridge loan	10,000	—	—
Repayment on Pendrell bridge loan	(10,000)	—	—
Proceeds from issuance of Series C preferred stock	30,000	—	—
Issuance cost of Series C preferred stock	(94)	—	—
Proceeds from issuance of convertible notes	—	30,352	18,235
Proceeds from issuance of convertible notes to related parties		648	10,600
Borrowings on term loans	—	—	3,000
Repayments on term loans	(2,800)	(200)	—
Borrowings on equipment advances	—	—	7,000
Repayments on equipment advances	(3,636)	(1,400)	(1,964)
Borrowings on economic injury disaster loan	—	500	—
Repayments on economic injury disaster loan	—	(500)	—
Borrowings on paycheck protection program loan	—	4,850	—
Proceeds from stock issued under equity plans	1,970	878	34
Proceeds from Employee Stock Purchase Plan	782	—	—
Net cash provided by financing activities	$489,811	$35,128	$36,905

Net increase (decrease) in cash and cash equivalents	$314,396	$92	$(25,473)
Cash and cash equivalents at beginning of period	10,611	10,519	35,992
Cash and cash equivalents at end of period	$325,007	$10,611	$10,519

Non-cash activities:
Conversion of Series A, Series B, Series C, and Founders’ convertible preferred into common stock	$330,764	$—	$—
Assets acquired included in accounts payable and accrued expenses and other current liabilities	8,693	448	1,255
Public and private placement of warrants acquired as part of business combination	56,786	—	—
Conversion of public and private placement of warrants into Class A common stock	31,047	—	—
Change in redemption value of Convertible Preferred Stock	1,011,726	—	—
Issuance of Class A common stock upon acquisition of Apollo Fusion, Inc.	33,008	—	—
Fair value of contingent consideration provided upon acquisition of Apollo Fusion, Inc.	18,400	—	—
Kodiak Spaceport financing obligation	—	—	765
Supplemental disclosures of cash flow information:
Cash paid for interest	$691	$414	$359
The accompanying notes are an integral part of these consolidated financial statements

ASTRA SPACE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Business
Astra Space Operations, Inc. (formerly Astra Space, Inc., and herein “Astra Space Operations”) designs, tests, manufactures and operates next generation of launch services and space services and products that will enable a new generation of global communications, earth observation, precision weather monitoring, navigation, and surveillance capabilities. Astra Space Operations’ mission is to improve life on Earth through greater connectivity and more regular observation and to enable a wave of innovation in low Earth orbit by expanding our space platform offerings.
Holicity Inc. (“Holicity”) was originally incorporated in Delaware and was established as a special purpose acquisition company, which completed its initial public offering in August 2020. On June 30, 2021 (the “Closing Date”), Holicity consummated a business combination (the “Business Combination”) pursuant to the Business Combination Agreement dated as of February 2, 2021 (the “BCA”), by and among Holicity, Holicity Merger Sub Inc., a wholly owned subsidiary of Holicity (“Merger Sub”), and Astra Space Operations
(“pre-combination
Astra”). Immediately upon the consummation of the Business Combination, Merger Sub merged with and into Astra Space Operations with Astra Space Operations surviving the merger as a wholly owned subsidiary of Holicity. Holicity changed its name to “Astra Space, Inc.”, and pre-combination
Astra changed its name to “Astra Space Operations, Inc.”.
Unless the context otherwise requires, “we”, “us”, “our”, “Astra” and the “Company” refers to Astra Space, Inc., the combined company and its subsidiaries following the Business Combination. See Note 3 — Acquisitions for further discussion of the Business Combination. The Company’s Class A common stock is now listed on the Nasdaq under the symbol “ASTR”.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial reporting.
The consolidated financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position, our results of operations, cash flows and stockholders’ equity (deficit) for the periods presented. The results are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period.
On July 1, 2021, we, through our wholly owned indirect subsidiary, merged with Apollo Fusion, Inc. (“Apollo”). The fair value of the consideration paid as of July 1, 2021, was $70.8 million, net of cash acquired (the “Apollo Merger”). The Apollo Merger was accounted for under FASB’s ASC Topic 805, Business Combination (“ASC 805”). Apollo designs, tests, manufactures and operates propulsion modules to enable satellites to orbit in space. The results of operations of Apollo are included in the consolidated financial statements commencing as of July 1, 2021, or the Apollo Acquisition Date. See Note 3 — Acquisitions for additional information.
On June 30, 2021, the Business Combination pursuant to the BCA, by and among Holicity, Merger Sub, and pre-combination
Astra, is accounted for as a reverse recapitalization as
pre-combination
Astra was determined to be the accounting acquirer under ASC 805. The determination is primarily based on the evaluation of the following facts and circumstances:

•	the equity holders of pre-combination Astra hold the majority of voting rights in the Company;

•	the board of directors of pre-combination Astra represent a majority of the members of the board of directors of the Company;

•	the senior management of pre-combination Astra became the senior management of the Company; and

•	the operations of pre-combination Astra comprise the ongoing operations of the Company.
In connection with the Business Combination, outstanding common stock and preferred convertible stock of the pre-combination
Astra was converted into common stock of the Company, par value of $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired and recorded at historical cost, with no goodwill or intangible assets recorded.
Pre-combination
Astra was deemed to be the predecessor and the consolidated assets and liabilities and results of operations prior to the Closing Date are those of pre-combination
Astra. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the BCA. The number of shares of preferred stock was also retroactively restated based on the exchange ratio. See Note 3 — Acquisitions for additional information
Principles of Consolidation and Liquidity
The consolidated financial statements include the accounts for the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
The Company has historically funded its operations primarily by equity financings and convertible promissory notes prior to the Business Combination and subsequently funded its operations through cash proceeds obtained as part of the Business Combination and related private placement. As of December 31, 2021, the Company’s existing sources of liquidity included cash and cash equivalents of $325 million. The Company has a limited history of operations and has incurred negative cash flows from operating activities and loss from operations in the past as reflected in the accumulated deficit of $1,408.4 million as of December 31, 2021. The Company expects to continue to incur operating losses due to the investments it intends to make in its business, including the development of products. The Company has adequate cash balances that will be sufficient to fund operating and capital expenditure requirements through at least 12 months from the date of issuance of these financial statements.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. All of the Company’s assets are maintained in the United States. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.
Risks and Uncertainties
The Company is subject to those risks common in the aerospace and technology industry and also those risks common to early stage companies including, but not limited to, the possibility of not being able to successfully develop or market its products or services, competition, dependence on key personnel and key external alliances, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
On March 11, 2020, the World Health Organization declared the novel strain of coronavirus
(“COVID-19”)
a global pandemic and recommended containment and mitigation measures worldwide. The
COVID-19
pandemic has disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption,

as well as broad-based changes in supply and demand. Many of the Company’s customers worldwide were impacted by
COVID-19
and temporarily closed their facilities which impacted the speed of research and development. Additionally, we implemented cost-cutting measures in response to the anticipated impact of the
COVID-19
pandemic in early 2020, including employee layoffs and temporary furloughs. Further, the Company’s fund raising was negatively impacted in the first half of 2020 as a result of a number of factors surrounding the
COVID-19
pandemic. Beginning in the first quarter of 2021, there has been a trend in many parts of the world of increasing availability and administration of vaccines against
COVID-19,
as well as an easing of restrictions on social, business, travel and government activities and functions. On the other hand, infection rates and regulations continue to fluctuate in various regions and there are ongoing global impacts resulting from the pandemic, including challenges and increases in costs for logistics and supply chains, such as increased intermittent supplier delays and a shortfall of semiconductor supply. Ultimately, we cannot predict the duration of the
COVID-19
pandemic. We will continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate and deploy our production, workforce and other resources accordingly.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include the valuation of goodwill and intangible assets, inventory valuation, stock-based compensation, common stock, derivatives and warrants, useful lives of intangible assets and fixed assets, deferred tax assets, income tax uncertainties, contingent consideration and other contingencies.
Cash and Cash Equivalents
We consider all highly liquid investment securities with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consists of cash deposited with banks and a money market account. We determine the appropriate classification of our cash and cash equivalents at the time of purchase.
Trade Accounts Receivable
Trade accounts receivable are recognized at the invoiced amount that represents an unconditional right to consideration under the contract with customers, less an allowance for any potential expected uncollectible amounts, and do not bear interest. The allowance for doubtful accounts is determined by estimating the expected credit losses based on historical experience, current economic conditions and certain forward-looking information, among other factors. Uncollectible accounts are written off when deemed uncollectible. No allowances for expected credit losses were recorded as of December 31, 2021 and 2020 and no accounts were written off during the years ended December 31, 2021, 2020 and 2019.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consists of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalent balances in bank accounts with one bank. All cash accounts are located in the United States and insured by the Federal Deposit Insurance Corporation (“FDIC”). Our accounts receivable are derived from revenue earned from customers or invoice billed to customer that represent unconditional right to consideration located within the U.S. We mitigate collection risks from our customers by performing regular credit evaluations of our customers’ financial conditions. The Company believes
there is no exposure to any significant credit risks related to its cash and cash equivalents or accounts receivable and has not experienced any losses in such accounts.
Inventories
Inventories consist of materials expected to be used for customer-specific contracts. Costs include direct material, direct labor, applicable manufacturing and engineering overhead, and other direct costs. Inventories are stated at the lower of cost or net realizable value determined by the first-in,
first-out
method. The Company assesses inventories quarterly for events or changes in circumstances indicating that the utility of our inventories have diminished through damage, deterioration, obsolescence, changes in price or other causes and records write-downs of inventories to research and development expense in the period for which they occur. A net realizable value write down is recorded, when actual costs exceed the estimated selling price less estimated selling costs.
Property, Plant and Equipment
Property, plant and equipment is measured at cost less any impairment losses and represents those assets with estimated useful lives exceeding one year. Repairs and maintenance are expensed as incurred. Costs for research and development equipment include amounts related to design, construction, launch and commissioning. Costs for production equipment include amounts related to construction and testing. Interest expense is capitalized on certain qualifying assets that take a substantial period of time to prepare for their intended use. Capitalized interest is not material for the years ended December 31, 2021 and 2020.
When the costs of certain components of an item of property, plant and equipment are significant in relation to the total cost of the item and the components have different useful lives, they are accounted for and depreciated separately.
Depreciation expense is recognized as an expense on a straight-line basis over the estimated useful life of the related asset to its residual value.
The estimated useful lives are as follows:

Asset Class	Estimated useful life
Leasehold improvements	Lesser of lease term or useful life
Research and development equipment	5 years
Production equipment	10 years
Furniture and fixtures	5 years
Computer and software	3 years
Business Combinations
We account for business combinations under the acquisition method of accounting, which requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in our consolidated statements of operations. Accounting for business combinations requires our management to make significant estimates and assumptions, especially at the acquisition date including our estimates for intangible assets, contractual obligations assumed, pre-acquisition
contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made are reasonable and appropriate, they are based, in part, on historical experience and information obtained from the management of the acquired company and are inherently uncertain. Critical estimates in valuing certain acquired intangible assets under the income approach include growth in future expected cash flows from product sales, revenue growth rate, technology royalty rate, expected life of the technology acquired, customer retention rate and discount rates. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.
Goodwill
Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is reviewed annually on October 1 (or more frequently if impairment indicators arise) for impairment. To review for impairment, we first assess qualitative factors to determine whether events or circumstances lead to a determination that it is more likely than not that the fair value of our reporting unit is less than its carrying amount. Our qualitative assessment of the recoverability of goodwill, whether performed annually or based on specific events or circumstances, considers various macroeconomic, industry-specific and company-specific factors. Those factors include: (i) severe adverse industry or economic trends; (ii) significant company-specific actions; (iii) current, historical or projected deterioration of our financial performance; or (iv) a sustained decrease in our market capitalization below our net book value. After assessing the totality of events and circumstances, if we determine that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount, no further assessment is performed. If we determine that it is more likely than not that the fair value of our reporting units is less than its carrying amount, we calculate the fair value of that reporting unit and compare the fair value to the reporting unit’s net book value. If the fair value of the reporting unit is greater than its net book value, there is no impairment. Otherwise, we record a goodwill impairment charge for the amount by which the carrying value of the reporting unit exceeds its fair value up to the amount of the goodwill. Determining the fair value of a reporting unit involves the use of significant estimates and assumptions.
Long-lived Assets
Purchased finite-lived intangible assets are carried at cost less accumulated amortization. Amortization is recognized over the useful life on a straight-line method. Purchased indefinite-lived intangible asset are capitalized at fair value and assessed for impairment thereafter. Long-lived assets are reviewed for impairment annually on October 1 or whenever factors or changes in circumstances indicate that the carrying amounts of long-lived assets, including purchased intangible assets and property, plant and equipment, may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant under-performance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and the estimated fair value.
Leases
On January 1, 2021, the Company adopted ASU
2016-02,
Leases (Topic 842)
(“ASC 842”). Under the adoption of the new lease accounting standard, the Company elected practical expedients that allow entities to not reassess 1) initial direct costs, 2) lease classification for existing or expired leases and 3) lease definition for existing or expired contracts as of the effective date of January 1, 2021.
Upon adoption of ASC 842, the Company determines whether a contract is or contains a lease at contract inception by evaluating whether substitution rights exist and whether the Company obtains substantially all of the benefits and directs the use of the identified asset. When the Company determined a lease exists, the Company records a
right-of-use
asset (“ROU asset”) and corresponding lease liability in the Consolidated Balance Sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are recognized at the commencement date of the lease at the value of the lease liability, adjusted for any prepayments, lease incentives received, and initial direct costs incurred. Lease liabilities are recognized at the commencement date of the lease based on the present value of remaining lease payments over the lease term. As the discount rate implicit in the lease is not readily determinable in most leases, the Company uses its incremental borrowing rate based on the information available at the commencement date of the lease in determining the present value of lease payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.
The Company does not record lease contracts with a lease term of 12 months or less on its Consolidated Balance Sheets. Fixed lease costs associated with these short-term contracts are expensed on a straight-line basis over the lease term.
The Company does not record lease contracts acquired in a business combination with a remaining lease term of 12 months or less on its Consolidated Balance Sheets. Fixed lease costs associated with these short-term contracts are expensed on a straight-line basis over the lease term.
The Company recognizes lease expense for operating leases on a straight-line basis over the lease term. For finance leases, the Company recognizes amortization expense on the ROU asset and interest expense on the lease liability over the lease term.
The Company has lease agreements with
non-lease
components that relate to the lease components. The Company accounts for each lease component and any non-lease
components associated with that lease component as a single lease component for all underlying asset classes. Accordingly, all costs associated with a contract that is or contains a lease are accounted for as lease costs.
Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. These variable lease costs are recognized as incurred over the lease term.
The Company does not include significant restrictions or covenants in lease agreements, and residual value guarantees are generally not included within the Company’s leases. See Note 10 — Leases.
Fair Value Measurements
The carrying amounts of cash, trade accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and certain other current liabilities approximate fair value because of their short-term maturities. The carrying amounts of the 2018 Term Loans and 2018 Equipment Advances (as defined in Note 7 — Long-Term Debt) approximate fair value as the interest rate varies with the Prime Rate.
According to ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level	1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities;

Level	2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level	3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Entities are permitted to choose to measure certain financial instruments and other items at fair value. The Company has not elected the fair value measurement option for any of the assets or liabilities that meet the criteria for this election.
Derivative Instruments
The Company recognizes all derivative instruments as either assets or liabilities in the Consolidated Balance Sheets at their respective fair values. The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s consolidated financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is revalued as of each reporting date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income, net in the Consolidated Statements of Operations.
The classification of derivative instruments, including whether such instruments should be recorded as assets/liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument assets and liabilities are classified in the Consolidated Balance Sheets as current or non-current
based on whether or not
net-cash
settlement of the derivative instrument is expected within twelve months of the Consolidated Balance Sheets dates. When a derivative instrument is sold, terminated, exercised or expires, the gain or loss is recorded in the Consolidated Statements of Operations.
The Company did not have a derivative liability related to the share settlement obligation of the Company’s convertible notes as of December 31, 2021 and 2020. See Note 7 — Long-Term Debt.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities are recognized when events or circumstances have occurred, and amounts are probable and estimable. The Company’s accrued expenses and other current liabilities balances relate to accruals that are recurring in nature to the company’s operations and primarily include accrual of routine operational related expenses, accrued payroll, other employee related liabilities, accrued interest related to debt, contract liabilities and other accrued liabilities. The Company also recognizes legal accruals in accrued expenses and other current liabilities for material litigation when payments are probable and estimable in accordance with ASC 450, Contingencies.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and at each reporting period thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The Company redeemed all outstanding private and public warrants as of December 27, 2021.

Convertible Preferred Stock
Series A, B and C convertible preferred stock (“Convertible Preferred Stock”) are classified in temporary equity as they contain terms that could require the Company to redeem them for cash at the option of the holder or the occurrence of other events not solely within the Company’s control. The shares of Series A, B and C Convertible Preferred Stock were converted into Class A common stock upon consummation of the Business Combination.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2014-09,
Revenue from Contracts with Customers
(
Topic 606
) (“ASU
2014-09”).
ASU
2014-09,
combined with all subsequent amendments, which is collectively Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, provides guidance outlining a single five-step comprehensive revenue model in accounting for revenue from contracts with customers which supersedes all existing revenue recognition guidance, including industry-specific guidance. ASC 606 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. The Company adopted the new accounting guidance and related amendments (collectively, the “new revenue accounting standard”) on January 1, 2020 using the modified retrospective method. As the Company did not have any revenue from contracts with any customers prior to the Company’s adoption date, there was no accounting impact upon adoption.
Under ASC 606, the Company will recognize revenue to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Through its current and anticipated offerings, the Company expects to generate revenue by providing the following services:
Launch Services
— To provide rapid, global, and affordable launch services to satellite operators and governments in partnership with third-party spaceport providers globally. Our launch services includes services tied directly to our launch along with complementary services that are not part of our fixed pricing for which we charge a separate fee. We currently operate our launches from Pacific Spaceport Complex in Kodiak, Alaska and Cape Canaveral Space Force Station in Cape Canaveral, Florida. We plan to add additional launch sites in diverse locations based on our customers’ inclination requirements and as we increase the frequency of launches.
Space Products
— To design and provide space products based on the customers’ needs for a successful satellite launch and other products that we may sell in the future. Currently we offer two in-space
electric propulsion systems.
Space Services
— To invest in building our portfolio of space services, which includes communication service and constellation services, which will be based on our network of spacecraft that customers can access for use in their business. Specifically, our space services encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto our spacecraft, and delivering services, such as communication and other services, to customers from our space platform.
As of December 31, 2021, the Company has only entered into contracts for launch services and space products. As of December 31, 2021, the Company is in early stages of developing our space services offerings which includes communication service and constellation services. The Company’s contracts may provide customers with termination for convenience clauses, which may or may not include termination penalties. In some contracts, the size of the contractual termination penalty increases closer to the scheduled launch date. At each balance sheet date, the Company evaluates each contract’s termination provisions and the impact on the accounting contract term, i.e., the period in which the Company has enforceable rights and obligations. This includes evaluating whether there are termination penalties and if so, whether they are considered substant ive.

The Company applies judgment in determining whether the termination penalties are substantive. No revenue has been recognized for the years ended December 31, 2021 and 2020.

Revenue for launch services and space products is expected to be recognized at a point in time when the Company has delivered the promised services or products to customers. Although the Company’s contracts are anticipated to last anywhere from six to 24 months, depending on the number of launch services or units of products ordered, the delivery of services leading up to the launch within the contracts is short-term in nature, generally between 30 to 60 days. The timing of revenue recognition may differ from contract billing or payment schedules, resulting in revenues that have been earned but not billed (“unbilled revenue”) or amounts that have been collected, but not earned (“contract liabilities”).

Typical Contractual Arrangements
The Company expects to provide its services based upon a combination of a Statement of Work (“SOW”) and an executed contract detailing the general terms and conditions. Services are expected to be provided based on a fixed price per launch service or units of space products as identified in the contract.
Performance Obligations and Transaction Price
At contract inception, an assessment of the goods and services promised in the contracts with customers is performed and a performance obligation is identified for each distinct promise to transfer to the customer a good or service (or bundle of goods or services). To identify the performance obligations, the Company considers all the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. A contract for launch services generally requires the Company to provide an integrated service for each launch, which includes launch vehicle analysis and design, development and production, payload integration, launch preparation and launch support execution. The intention of the contract is to provide a full-service launch to the customer rather than providing separate deliverables of each of the services outlined above, and these services are interdependent and interrelated. The Company believes that each dedicated launch will represent one single performance obligation. A contract for space products generally requires the Company to provide integrated propulsion systems, which includes analysis and design, development and production. The intention of the contract is to provide a fully functional propulsion system to the customer and all the activities are interdependent and interrelated. The Company believes that the delivery of the propulsion system will represent one single performance obligation.
The transaction price is defined as the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, which is a fixed price stated in the contract.
When a contract involves multiple launches or units, the Company will account for each launch or unit as a separate performance obligation, because the customer can benefit from each launch or unit on its own or with other readily available resources and the launch or unit is separately identifiable. The transaction price will be allocated to each performance obligation on an estimated relative standalone selling price basis. The Company’s process to estimate standalone selling prices will involve management’s judgment and will consider multiple factors such as prices charged for similar goods and services and the Company’s ongoing pricing strategy and policies.
Recognition of Revenue
The work performed by the Company in fulfilling the performance obligation is not expected to create an asset to the customer since the launch vehicle that is built to deliver the customer’s payload into orbit will not be owned by the customer or the propulsion systems that are built to thrust the customers’ satellite into orbit will not be owned by the customer until its delivered to the customer. The Company expects to recognize revenue upon completion of the performance obligations under its launch services and space products agreements. Contracts related to research and development activities are recognized as other income. See
Other Income, net
.

F-1
7

Other Policies, Judgments and Practical Expedients
Contract balances.
Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments received in advance of the satisfaction of performance under the contract. Receivables represent rights to consideration that are unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. The Company had no contract assets as of December 31, 2021 and 2020. The Company had contract liabilities of $10.4 million as of December 31, 2021 and none as of December 31, 2020. Payment terms are expected to vary by customer and type of revenue contract.
Remaining performance obligations
. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. Customers are not considered committed when they are able to terminate their contractual obligations to us without payment of a substantive penalty under the contract. Many of the Company’s contracts allow the customer to terminate the contract prior to launch or delivery without a substantive penalty, and therefore the enforceable contract is for a period less than the stated contractual term. Further, the Company has elected not to disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company had unsatisfied performance obligations of $19.6 million as of December 31, 2021, which are expected to be recognized in 2022 and the first half of 2023. The Company had no unsatisfied performance obligations as of December 31, 2020.
Costs to obtain a contract.
The Company recognizes an asset for the incremental costs of obtaining a contract with a customer. These costs will be ascribed to or allocated to the underlying performance obligations in the contract and amortized consistent with the recognition timing of the revenue for the underlying performance obligations. During the year ended December 31, 2021 and 2020, the Company did not recognize any expenses related to contract costs. The Company had no assets related to costs to obtain contracts as of December 31, 2021 and 2020.
For contract costs related to performance obligations with an amortization period of one year or less, the Company applies the practical expedient to expense these sales commissions when incurred. These costs are recognized as incurred within sales and marketing expenses on the accompanying Consolidated Statements of Operations.
Significant financing component.
In certain arrangements, the Company may receive payment from a customer either before or after the performance obligation has been satisfied. Depending on the expected timing difference between the payment and satisfaction of performance obligations, the Company will assess whether a significant financing component exists.
For the year ended December 31, 2021 and 2020, the Company has not recognized any revenues with respect to the Company’s launch services business of delivering payloads into low-earth
orbit or space products. Contracts with governmental entities involving research and development milestone activities do not represent contracts with customers under ASC 606 and as such, amounts received are recorded in other income, net in the Consolidated Statements of Operations. The Company recorded $1.5 million, $ 2.7 million and $0.3 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Other Income, net
Other income, net, primarily consists of changes in fair value of mark to market derivative liabilities of convertible notes, public and private placement of warrants and contingent consideration, funding received from governmental entities, and one-time
charges incurred during the period. The remaining balance is non-recurring

charges that are outside of the Company’s operations. The Company recognizes all derivative instruments, warrant liabilities and contingent consideration in the Consolidated Balance Sheets at their respective fair value at each reporting date, with measurement adjustments recorded in other income, net within the Company’s Consolidated Statements of Operations. See Note 5 — Supplemental Financial Information.
Loss on Extinguishment of Convertible Notes
The Company recognized a total loss on extinguishment of convertible notes of $133.8 million for the year ended December 31, 2021. No loss was recognized for the extinguishment of convertible notes for the year ended December 30, 2020 and 2019. On January 28, 2021, the Company settled all convertible notes outstanding as of December 31, 2020 through its Series C financing. Given that certain convertible notes were settled based on negotiated terms between the Company and the note holders, the Company concluded that such settlement should be treated as a privately negotiated debt settlement transaction where debt extinguishment accounting should be applied. Therefore, the Company recognized the loss on extinguishment of convertible notes, which represents the difference between the net carrying amount of the convertible notes at the time of extinguishment and the fair value of Series C convertible preferred stock issued to settle these convertible notes. See Note 7 — Long-Term Debt.
Research and Development
The Company incurs various direct costs in relation to the research and development of launch vehicles along with costs to build the facility to test such vehicles and spacecraft. Research and development costs consist primarily of production supplies, testing materials, personnel costs (including salaries and benefits), depreciation expense, overhead allocation (consisting of various support and facility costs), stock-based compensation and consulting fees. Research and development costs are expensed as incurred. For the years ended December 31, 2021, 2020 and 2019, the Company expensed research and development costs of $80.4 million, $27.5 million and $40.1 million, respectively.
Stock-Based Compensation
The Company recognizes compensation expense for time-based restricted stock units (“RSUs”) over the requisite service period based on the fair value of RSUs on the date of grant. The fair value of RSUs is the closing market price of Astra common stock on the date of grant. We recognize compensation expense for time-based stock options and employee stock purchase plan, based on the estimated grant-date fair value determined using the Black-Scholes valuation model over the requisite service period.
Certain stock options include service, market and performance conditions (“performance-based stock options” or “PSO”). The fair value of performance-based stock options is estimated on the date of grant using the Monte Carlo simulation model. Certain RSUs also include service and performance conditions (‘performance-based units” or “PSU”). The fair value of performance-based units is the closing market price of Astra common stock on the date of grant. Awards that include performance conditions are assessed at the end of each reporting period whether those performance conditions are met or probable of being met and involves significant judgement. For performance-based stock options, stock-based compensation expense associated with each tranche is recognized over the longer of (i) the expected achievement period for the operational milestone for such tranche and (ii) the expected achievement period for the related share price milestone determined on the grant date, beginning at the point in time when the relevant operational milestone is considered probable of being achieved. If such operational milestone becomes probable any time after the grant date, we will recognize a cumulative catch-up
expense from the grant date to that point in time. If the related share price milestone is achieved earlier than its expected achievement period and the achievement of the related operational milestone, then the stock-based compensation expense will be recognized over the expected achievement period for the operational milestone, which may accelerate the rate at which such expense is recognized. For performance-based units, stock-based compensation expense associated with each tranche is recognized over the longer of the expected performance achievement period of individual performance milestones and the implicit service period when the achievement of each individual performance milestone becomes probable.
The Company does not apply an expected forfeiture rate and accounts for forfeitures as they occur. See Note 15 — Stock-based Compensation.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between consolidated financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, no amount of benefit attributable to the position is recognized. The tax benefit to be recognized of any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency.
It is the Company’s policy to include interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. See Note 9 — Income Taxes.
Earnings (Loss) per Share
Net loss per share is calculated using the
two-class
method required for participating securities and multiple classes of common stock. The Company considers convertible preferred stock to be participating securities as the holders have the right to participate in dividends with the common stockholders on a pro-rata,
as converted basis. Prior to any dividends or earnings distribution to common stock, the holders of the Convertible Preferred Stock have a right to preferential dividends. Thus, losses are allocated to common stock and convertible preferred stock on a pro-rata,
as converted basis following distribution of the preferential dividends to convertible preferred stockholders. Since application of the if-converted
method results in anti-dilution, the
two-class
method is not applied to convertible preferred stock in the diluted earnings (loss) per share calculation. The dilutive effect of warrants, RSUs and stock options is computed using the treasury stock method. Diluted earnings (loss) per share excludes all dilutive potential shares if their effect is anti-dilutive. See Note 16 — Loss per Share.
Commitments and Contingencies
The Company accrues for claims and litigation when they are both probable and the amount can be reasonably estimated. Where timing and amounts cannot be reasonably determined, a range is estimated, and the lower end of the range is recorded. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 12 — Commitments and Contingencies.
Note 3 — Acquisitions
Acquisition of Apollo Fusion, Inc.
On the Apollo Acquisition Date, we, through our wholly owned indirect subsidiary, merged with Apollo. The results of Apollo’s operations have been included in the consolidated financial statements since that date. Apollo designs, tests, manufactures and operates propulsion modules to enable satellites to orbit in space.

The acquisition-date fair value of the consideration transferred totaled $70.8 million, net of cash acquired, which consisted of the following:

Purchase Consideration (in thousands)	As Reported September 30, 2021	Measurement Period Adjustment	As Adjusted Value
Cash paid for outstanding Apollo common stock and options	$19,926	$—	$19,926
Fair value of Astra Class A common stock issued	33,008	—	33,008
Fair value of contingent consideration	23,000	(4,600)	18,400
Total purchase consideration	75,934	(4,600)	71,334
Less: cash acquired	566	—	566
Total purchase consideration, net of cash acquired	$75,368	$(4,600)	$70,768
The fair value of the shares of Class A common stock issued in the Apollo Merger was determined based on the closing market price of the Company’s Class A common stock on the Apollo Acquisition Date.
The vesting of all unvested stock options of Apollo granted prior to the Apollo Acquisition Date were accelerated prior to the acquisition and were then cancelled in exchange for a right of each option-holder to cash, equity and contingent consideration based on their pro-rata
percentage, assuming all stock options of Apollo had been exercised.
The contingent consideration requires the Company to pay $75.0 million of additional consideration to Apollo’s former shareholders and option-holders, if Apollo meets certain customer revenue related milestones over a two and half year period ending on December 31, 2023. The contingent consideration is earned, which is a combination of total contract value and relevant payout ratio, if the contract with customer is entered into after the acquisition date and 25% of revenue under the contract is recognized by December 31, 2023 under ASC 606. Contingent consideration is payable on a quarterly basis based on the milestones achieved. The fair value of the contingent consideration arrangement at the acquisition date was $18.4 million. We estimated the fair value of the contingent consideration using a Monte Carlo simulation model. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. As of December 31, 2021, the contingent consideration recognized as a result of the acquisition of Apollo decreased to $13.7 million as a result of changes in forecasted revenues subject to milestone payments and the passage of time.
An additional $10.0 million of cash (“Cash Earnout”) will be paid to employees of Apollo that joined Astra, subject to certain performance-based milestones, as amended. The Cash Earnout is accounted for as compensation expense over the requisite service period in the post-acquisition period as the payment is subject to the employees continued employment with the Company and is payable after the achievement of each performance-based milestones. The Company assessed the probability of success of each performance-based milestone and determined that the Company has achieved certain performance-based milestones and it is probable that certain remaining performance-based milestones will be met. The Company recognized $5.8 million in compensation cost which was included in research and development expense in its Consolidated Statement of Operations for the year ended December 31, 2021. The Company also recorded $3.9 million within accrued expenses and other current liabilities in its Consolidated Balance Sheet as of December 31, 2021.
In addition, the Company awarded 1,047,115 PSUs to employees of Apollo that joined Astra, subject to certain performance-based milestones, as amended, and other vesting provisions. The PSUs are accounted for as compensation expense over the requisite service period in the post-acquisition period as the vesting of PSUs is subject to time-based and performance-based vesting conditions. See Note 15 — Stock-based Compensation for additional information.

We allocated the fair value of the purchase consideration to the tangible assets, liabilities and intangible assets acquired, based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. Our valuation assumptions of acquired assets and assumed liabilities require significant estimates, especially with respect to intangible assets. The purchase consideration allocation set forth herein is preliminary and may be revised as additional information becomes available during the measurement period which could be up to
12
months from the closing date of the acquisition. Any such revisions or changes may be material. Our preliminary allocation of the purchase price of Apollo, based on the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date, is presented in the following table.
During the year ended December 31, 2021, the Company continued finalizing its valuations of the assets acquired and liabilities assumed in the acquisition of Apollo based on new information obtained about facts and circumstances that existed as of the acquisition date. During the year ended December 31, 2021, the Company recorded measurement period adjustments, reducing its acquisition date goodwill by approximately $3.0 million primarily to decrease the fair value of contingent consideration by $4.6 million and intangible assets by $1.7 million based on the alignment of Apollo’s accounting policies related to revenue recognition under the contract with customers which impacted the revenues forecasted for the valuation of contingent consideration and intangible assets acquired. In addition, the change to the preliminary amount of intangible assets resulted in a decrease in amortization expense and accumulated amortization of $0.2 million, of which $0.1 million relates to a previous reporting period.

(in thousands)	As Reported September 30, 2021	Adoption of ASU 2021-08	Measurement Period Adjustment	As Adjusted Estimated Values
Inventory	$131	$—	$—	$131
Prepaid and other current assets	796	—	—	796
Property, plant and equipment	996	—	—	996
Right of use assets	163	—	—	163
Goodwill	58,893	2,308	(2,950)	58,251
Intangible assets	17,000	—	(1,650)	15,350
Other non-current assets	75	—	—	75
Total assets acquired	78,054	2,308	(4,600)	75,762
Accounts payable	(950)	—	—	(950)
Accrued expenses and other current liabilities	(836)	(1,103)	—	(1,939)
Operating lease obligation	(163)	—	—	(163)
Other non-current liabilities	(737)	(1,205)	—	(1,942)
Total liabilities assumed	(2,686)	(2,308)	—	(4,994)
Fair value of net assets acquired	$75,368	$—	$(4,600)	$70,768
Goodwill is primarily attributable to the assembled workforce and anticipated synergies expected from the integration of the Apollo business. The synergies include operating efficiencies, and other strategic benefits projected to be achieved as a result of the Apollo Merger. Goodwill is not deductible for tax purposes.
There were no revenues recorded during the year ended December 31, 2021 related to Apollo. It was impracticable to determine the effect on net income attributable to Apollo as we had integrated a substantial portion of Apollo into our ongoing operations during the year. Transaction costs related to the Apollo Merger of $4.0 million were included in general and administrative expense in the Consolidated Statement of Operations for the year ended December 31, 2021.

Intangible Assets

	Fair Value	Weighted-Average Amortization Periods
	(in thousands)	(in years)
Developed technology	$12,100	6
Customer contracts and related relationships	2,900	3
Order backlog	200	1
Tradename	150	2
Total identified intangible assets	$15,350
Developed technology relates to propulsion modules. We valued the developed technology using the relief-from-royalty method under the income approach. This method is based on the application of a royalty rate to forecasted revenue that are expected to be generated by developed technology. The economic useful life was determined based on the technology cycle related to the developed technology, as well as the cash flows over the forecast period.
Customer contracts and related relationships represent the fair value of future projected revenue that will be derived from sales of products to existing customers of Apollo. Customer contracts and related relationships were valued using the multi-period excess earnings method under the income approach. This method reflects the present value of the projected cash flows that are expected to be generated by the customer contracts and related relationships less charges representing the contribution of other assets to those cash flows. The economic useful life was determined based on historical customer turnover rates.
Order backlog represents business under existing contractual obligations. The fair value of backlog was determined using the multi-period excess earnings method under the income approach based on expected operating cash flows from future contractual revenue. The economic useful life was determined based on the expected life of the backlog and the cash flows over the forecast period.
Trade name relates to the “Apollo” trade name. The fair value was determined by applying the relief-from-royalty method under the income approach. This method is based on the application of a royalty rate to forecasted revenue under the trade name. The economic useful life was determined based on the expected life of the trade name and the cash flows anticipated over the forecast period.
We believe the amounts of purchased intangible assets recorded above represent the fair values of, and approximate the amounts a market participant would pay for, these intangible assets as of the Apollo Acquisition Date.
Unaudited Pro Forma Information
The following unaudited pro forma financial information presents combined results of operations for each of the periods presented, as if Apollo had been acquired as of the beginning of fiscal year 2020. The unaudited pro forma results include certain pro forma adjustments to revenue and net loss that were directly attributable to the acquisition including transaction costs and amortization of intangible assets. Transactions costs of approximately $4.4 million are assumed to have occurred on January 1, 2020 and are recognized in the accompanying Consolidated Statements of Operations as if incurred in the year ended December 31, 2021. Of these transaction costs, $0.4 million were incurred by Apollo and $4.0 million were incurred by the Company. Intangible assets are assumed to be recognized at their assigned fair values as of the pro forma close date of January 1, 2020 and are amortized over their estimated useful lives. The amortization expenses were $3.1 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively. The unaudited pro forma information presented below is for informational purposes only and is not necessarily indicative of our consolidated results of operations of the combined business had the acquisition actually occurred at the beginning of fiscal year
2020
or of the results of our future operations of the combined business.

	For The Year Ended December 31,
(in thousands)	2021	2020
Pro forma net revenue	$400	$322
Pro forma net loss and net loss attributable to common stockholders	$(255,268)	$(86,655)
Reverse Recapitalization
.
On June 30, 2021,
pre-combination
Astra Space, Inc. and Holicity Inc. consummated the Business Combination contemplated by the BCA, with pre-combination
Astra surviving the merger as a wholly owned subsidiary of Holicity. Upon consummation of the Business Combination, Holicity changed its name to Astra Space, Inc., and pre-combination
Astra changed its name to Astra Space Operations, Inc.
Immediately following the Business Combination, there were 198,090,903 shares of Class A common stock and 56,239,189 shares of Class B common stock issued and outstanding with a par value of $0.0001. Additionally, there were outstanding options to purchase an aggregate of 5,993,412 shares of Class A common stock and outstanding warrants to purchase 15,813,829 shares of Class A common stock.
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as pre-combination
Astra has been determined to be the accounting acquirer. Under this method of accounting, while Holicity was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of pre-combination
Astra issuing stock for the net assets of Holicity, accompanied by a recapitalization. The net assets of Holicity were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of pre-combination
Astra. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the BCA (approximately one pre-combination
Astra share to 0.665 of the Company’s shares).
The most significant change in the post-combination Company’s reported financial position and results was an increase in cash, net of transactions costs, of $463.6 million, including $200.0 million in gross proceeds from the private placements (the “PIPE”). In connection with the Business Combination, $25.2 million of transaction costs were paid on the Closing Date. Additionally, on the Closing Date, the Company repaid the short-term promissory notes with Pendrell (the “Bridge Loan”) of $10.4 million, which included principal of $10.0 million and end of term fee of $0.4 million. The Company also repaid the outstanding principal and interest of $4.6 million for the term loan and equipment advances with Silicon Valley Bank. Refer to Note 7 – Long-term Debt.
The Company incurred $25.5 million in transaction costs relating to the merger with Holicity, of which $23.3 million has been recorded against additional paid-in
capital in the Consolidated Balance Sheets and the remaining amount of $2.2 million was recognized as general and administrative expenses on the Consolidated Statements of Operations. On the Closing Date of the Business Combination, the Company recorded a liability related to the public and private placement warrants of $56.8 million, with an offsetting entry to additional paid-in
capital. In relation to the public and private placement warrants, the Company recognized a portion of pre-combination
Astra’s capitalizable transaction costs relating to the merger with Holicity, using the relative fair value method, as general and administrative expenses in the Consolidated Statements of Operations.
Upon closing of the Business Combination, the shareholders of Holicity, including Holicity founders, were issued 37,489,019 shares of Class A common stock. In connection with the Closing, holders of 10,981 shares of common stock of Holicity were redeemed at a price per share of $10.00. In connection with the Closing 20,000,000 shares were issued to PIPE investors at a price per share of $10.00.

The number of shares of Class A common stock issued immediately following the consummation of the Business Combination were:

Common stock of Holicity	29,989,019
Holicity founder shares	7,500,000
Shares issued in PIPE	20,000,000
Business Combination and PIPE shares	57,489,019
Pre-combination Astra shares	140,601,884
Total shares of Class A common stock immediately after Business Combination	198,090,903
In addition, in connection with the consummation of the Business Combination, 56,239,189 shares of Class B common stock were issued to two executive officers and founders of the Company: Chris Kemp and Adam London in exchange for an aggregate 73,699,647 shares of common stock and an aggregate 10,870,562 shares of Founders Preferred Stock of pre-combination
Astra.
Note 4 — Recently Issued and Recently Adopted Accounting Pronouncements
Recently Issued Accounting Pronouncements Not Yet Adopted
In March 2020, the FASB issued ASU
No. 2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This temporary guidance provides optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. ASU
2020-04
is effective from March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is currently evaluating the impact of adopting this guidance.
Recently Adopted Accounting Guidance
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU
2016-02,
Leases (Topic 842) (“ASU
2016-02”),
and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU
2016-02
is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use
asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use
asset will be based on the liability, with differences related to deferred rent and initial direct costs, etc. For income statement purposes, ASU
2016-02
requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU
2016-02
is effective for the Company beginning January 1, 2022. As of January 1, 2021, the Company adopted Topic 842 using the modified retrospective approach and as a result will not restate prior periods. The cumulative effect of the changes made to the January 1, 2021 Consolidated Balance Sheet for the adoption of ASU
2016-02
was the addition of a
right-of-use
asset of $4.6 million and a lease liability of $4.7 million. See Note 10 — Leases.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU
2016-13”),
which requires measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU
2016-13
replaces the existing incurred loss impairment model with an expected loss model that requires the forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale
debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses. The Company adopted ASU
2016-13
using the modified retrospective method on January 1, 2021. The adoption of ASU
2016-13
did not have a material impact on the Company’s consolidated financial position, operating results or cash flows.

In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU
2019-12”),
which simplifies the accounting for income taxes. The standard is effective for annual periods, and interim periods within those years, beginning after December 15, 2020, The Company adopted ASU
2019-12
on January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU
2020-06”),
which simplifies the accounting for convertible instruments by removing the separation models for (1) convertible instruments with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature (“BCF”). As a result, a convertible debt instrument can be accounted for as a single liability measured at its amortized cost under certain circumstances. These changes may reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument where the embedded conversion option was separated according to beneficial conversion or cash conversion guidance. ASU
2020-06
also requires the application of the
if-converted
method for calculating diluted earnings per share for convertible instruments and the treasury stock method will be no longer available. The Company adopted ASU
2020-06
as of January 1, 2021 using a modified retrospective transition method. In transition, the Company was required to apply the guidance to all impacted financial instruments that were outstanding as of January 1, 2021 with the cumulative effect recognized as an adjustment to the opening balance of accumulated deficit. As a result of adopting ASU
2020-06,
the Company made certain adjustments to its accounting for certain outstanding convertible notes issued in 2020 with separately recognized BCFs. The adoption of ASU
2020-06
resulted in the
re-combination
of the liability and equity components of these convertible notes into a single liability instrument, which required the Company to record a $9.7 million decrease in additional paid in capital from the derecognition of the BCFs, a $9.0 million increase in debt from the derecognition of the discount associated with the BCFs, and a $0.7 million cumulative effect, net of tax effects, decrease to the opening balance of its accumulated deficit as of January 1, 2021 upon transition. Since the Company had a net loss for the year ended December 31, 2021, the convertible notes were determined to be anti-dilutive and therefore had no impact to basic or diluted net loss per share for the period as a result of adopting ASU
2020-06.
In October 2021, the FASB issued ASU
No. 2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU
2021-08”),
which improves the accounting for acquired revenue contracts with customers in a business combination by addressing inconsistency in practice related to (1) the recognition of an acquired contract liability (deferred revenue); and (2) payment terms and their effect on subsequent revenue recognized by the acquirer. The amendments in this update require an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. As of October 1, 2021, the Company early adopted ASU
2021-08
using the retrospective approach to all business combination for which acquisition date occurred during the year ended December 31, 2021. The cumulative effect of the changes made to the Consolidated Balance Sheet for the adoption of ASU
2021-08
was a $2.3 million increase in contract liabilities and goodwill related to the Company’s acquisition of Apollo.

Note 5 — Supplemental Financial Information
Inventories

	As Of December 31,
in thousands	2021	2020
Raw materials	$5,775	$649
Work in progress	941	—
Finished goods	959	—
Inventories	$7,675	$649
The Company’s inventories included materials which are necessary to construct the Company’s launch vehicles to provide launch services to customers. Costs related to the construction of research and development launch vehicles are recorded as research and development expenses when incurred. Under the Company’s business model, launch vehicles are manufactured to deliver customer payloads of various sizes to various locations in low-earth
orbit. There were $6.7 million of inventory net realizable value write downs recorded during the year ended December 31, 2021. There were no inventory net realizable value write downs recorded during the year ended December 31, 2020 and 2019.
Property, Plant and Equipment, net
Presented in the table below are the major classes of property, plant and equipment:

	As Of December 31,
in thousands	2021	2020
Construction in progress	$39,246	$—
Computer and software	3,092	1,440
Leasehold improvements	14,177	13,873
Research and development equipment	8,935	4,903
Production equipment	10,442	8,174
Furniture and fixtures	1,001	466
Kodiak Spaceport	—	2,079
Total property, plant and equipment	76,893	30,935
Less: accumulated depreciation	(10,577)	(6,866)
Property, plant and equipment, net	$66,316	$24,069
Construction is progress relates mainly to the ongoing development of our manufacturing facility located in Alameda, California.
Depreciation expense is recorded within operating expenses in the Consolidated Statements of Operations and amounted to $3.7 million, $3.3 million and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. No impairment charges were recorded for the year ended December 31, 2021, 2020 and 2019.
Kodiak Spaceport
On June 19, 2019, the Company entered into an agreement with Alaska Aerospace Corporation (“AAC”) to develop a commercial launch pad site (“Launch Pad”) in Kodiak, Alaska. The Launch Pad development includes construction of the Launch Pad and obtaining Federal Aviation Administration spaceport license approval for launch operations beginning in August 2019. The Launch Pad’s costs were jointly funded by AAC and the Company. Throughout the term of the agreement, the State of Alaska retains ownership of the developed Launch Pad site and the Company leases it.

The Company’s involvement in the construction of the Launch Pad, inclusive of the land, resulted in the Company being recognized as the owner of the Launch Pad during the lease term. Prior to the adoption of ASC 842, the arrangement was accounted for as a build-to-suit
lease under ASC 840 — Leases. The total construction costs of $2.1 million were capitalized within property, plant and equipment, net on the Consolidated Balance Sheet, and were depreciated on a straight-line basis over the life of the lease term. AAC’s contributions of $0.8 million were recorded as a financing obligation which was included in other non-current
liabilities on the Company’s Consolidated Balance Sheets to be released at the end of the lease term.
Upon adoption of ASC 842 on January 1, 2021, the Company derecognized the Kodiak Spaceport asset of $2.1 million, the accumulated depreciation of $0.4 million, and the financing obligation of $0.8 million, with an adjustment to equity for the difference. The Company also recognized a right-of-use
asset of $0.9 million for the Kodiak Spaceport lease. No lease payments remained to be paid as of the transition date. As such, equity was adjusted against the right-of-use
asset. See Note 10 — Leases.
Accrued Expenses and Other Current Liabilities

	As Of December 31,
in thousands	2021	2020
Employee compensation and benefits	$9,927	$484
Contract liabilities	10,162	—
Construction in progress related accruals	3,726	—
Accrued expenses	3,464	2,751
Other (miscellaneous)	2,620	1,155
Accrued expenses and other current liabilities	$29,899	$4,390
Other
Non-Current
Liabilities

	As Of December 31,
in thousands	2021	2020
Fair value of contingent consideration	$13,700	$—
Contract liabilities	149	122
Other (miscellaneous)	750	1,563
Other non-current liabilities	$14,599	$1,685
Other Income, Net

	For The Year Ended December 31,
in thousands	2021	2020	2019
Gain on change in fair value of public and private placement of warrants	$25,681	$—	$—
Gain on forgiveness of PPP note	4,850	—	—
Gain on change in fair value of contingent consideration	4,700	—	—
Gain (loss) on mark to market derivatives	—	8,145	(464)
Other (miscellaneous)	815	2,715	740
Other income, net	$36,046	$10,860	$276

Note 6 — Goodwill and Intangible Assets
Goodwill

in thousands
Balance as of December 31, 2020	$—
Apollo Merger	58,251
Balance as of December 31, 2021	$58,251
Intangible Assets

in thousands	Carrying Amount	Accumulated Amortization	Net Book Value
As of December 31, 2021:
Definite-lived intangible assets
Developed technology	$12,100	$1,008	$11,092
Customer contracts and related relationship	2,900	483	2,417
Order backlog	200	100	100
Trade names	150	38	112
Intangible assets subject to amortization	15,350	1,629	13,721
Indefinite-lived intangible assets
Trademarks	4,200	—	4,200
Total	$19,550	$1,629	$17,921
There were no intangible assets as of December 31, 2020. Based on the amount of intangible assets as of December 31, 2021, the expected amortization expense for each of the next five years and thereafter is as follows:

in thousands	Expected Amortization Expense
2022	$3,158
2023	3,021
2024	2,500
2025	2,017
2026	2,017
Thereafter	1,008
Total intangible assets	$13,721
Note 7 — Long-Term Debt
The Company’s debt obligations consist of the following:

	As of
	December 31, 2021		December 31, 2020
in thousands	Principal	Unamortized Discount	Principal	Unamortized Discount
Term loan	$—	$—	$2,800	$—
Equipment advances	—	—	3,636	—
Paycheck Protection Program note	—	—	4,850	—
Convertible notes	—	—	59,835	12,200
Total debt	—		71,121
Less: debt discount	—		(12,200)
Less: current portion	—		(51,635)
Total long-term debt book value, net	$—		$7,286

There is no short-term and long-term debt outstanding as of December 31, 2021. Debt issuance costs were not material for any debt obligations individually, or in the aggregate, for the issuances of the above debt obligations. Therefore, debt issuance costs were expensed upon the issuance of respective debt obligations.
Current portion of long-term debt outstanding as of December 31, 2020 includes those principal balances and unamortized debt discount expected to be repaid within twelve months from December 31, 2020.
In connection with the Business Combination, all outstanding debt with the exception of the Paycheck Protection Program note were settled on June 30, 2021. Refer to Note – 3 Acquisitions. In August 2021, the Company’s application for forgiveness of Paycheck Protection Program was approved in the full amount.
Term Loan and Equipment Advances
On December 25, 2018, the Company entered into a loan agreement (the “2018 Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the 2018 Loan Agreement, the Company can borrow up to a total of $3.0 million term loans (“2018 Term Loans”) and $7.0 million equipment loans (“2018 Equipment Advances”) with access period ended on April 30, 2020 for 2018 Term Loans and June 30, 2019 for 2018 Equipment Advances. For the 2018 Term Loans, monthly payments of interest only were required to be made commencing on the first day of the month following the month in which the funding occurs with respect to such term loan, and continuing thereafter on the first day of each successive calendar month, through April 30, 2020. Commencing May 1, 2020 and continuing thereafter on the first day of each successive calendar month through its maturity date, monthly payments of equal principal and accrued interest are required to be remitted. For each equipment advance, commencing on the first day of the month following the month in which the funding date occurs with respect to such equipment advance, and continuing thereafter on the first day of each successive calendar month through its equipment maturity dates, monthly payments of equal principal and accrued interest are required to be remitted. The 2018 Term Loans bear an interest rate equal to the greater of (i) 5.25% or (ii) 1.5% above the Prime Rate. The 2018 Equipment Advances bear an interest rate equal to the greater of (i) 5.25% or (ii) 1.0% above the Prime Rate. As of June 30, 2021 and December 31, 2020, the interest rate for the 2018 Term Loans and the 2018 Equipment Advances was 5.25%. The Prime Rate is defined as the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication. Interest is payable monthly and compounded monthly based on a
360-day
year.
Borrowings under the 2018 Loan Agreement are secured by a security interest in all goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, accounts, documents, instruments, chattel paper, cash, deposit accounts, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located.
In connection with the execution of the 2018 Loan Agreement, the Company entered into a 2018 warrant agreement which granted certain warrants to SVB (the “Warrants”). The Warrants were issued in one initial tranche on December 25, 2018 and three subsequent tranches in 2019 each time the Company made an additional debt draw under the 2018 Loan Agreement. Pursuant to the warrant agreement, SVB has the option to purchase an aggregate of 480,520 shares of Class A common stock. The warrants have a weighted average exercise price of $0.24 per share and are exercisable for a period of 10 years. The Company accounted for all the Warrants issued as equity instruments since the Warrants are indexed to the Company’s common shares and meet the criteria for classification in stockholders’ equity. In July 2021, SVB exercised all the outstanding Warrants and the Company issued 472,113 shares of Company’s Class A Common Stock, net of exercise price.

The issuances under the 2018 Term Loan and 2018 Equipment Advances are as follows:

in thousands	Principal
Term Loan	$3,000
Equipment Advances – January 31, 2019 Issuance	2,410
Equipment Advances – April 29, 2019 Issuance	2,428
Equipment Advances – June 27, 2019 Issuance	2,162
Total	$10,000
Paycheck Protection Program Note (“PPP Note”)
On April 20, 2020, the Company received loan proceeds of approximately $4.9 million under the Paycheck Protection Program (“PPP”), offered by the U.S. Small Business Administration (the “SBA”) pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Note proceeds were available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves, rent and utilities, and mortgage interest payments. The PPP Note was subject to forgiveness to the extent proceeds were used for payroll costs, including payments required to continue group health care benefits, and certain rent, utility, and mortgage interest expenses (collectively, “Qualifying Expenses”), pursuant to the terms and limitations of the PPP Note.
The Company used the PPP Note amount intended for Qualifying Expenses. In the first quarter of the year ended December 31, 2021, the Company submitted a forgiveness application to its lender seeking full forgiveness of the PPP Note. On August 24, 2021, the Company received notice from the lender that the Small Business Administration has approved the application for forgiveness of the PPP Note in the full amount. For the year ended December 31, 2021, the Company recorded a gain of $4.9 million related to forgiveness of PPP Note in other income, net within the Consolidated Statement of Operations. No such gain was recorded for the years ended December 31, 2020 and 2019.
Convertible Notes
Issuance of Convertible Notes
From June 2019 through July 2019, the Company issued $14.8 million of convertible promissory notes (the “June 2019 Convertible Notes”) to certain investors. The June 2019 Convertible Notes mature on June 10, 2021 and accrue interest at 2.37% or 2.13%, compounded annually on basis of
360-days
year of twelve
30-day
months. Principal and any accrued but unpaid interest are due and payable at maturity.
From October 2019 through December 2020, the Company issued $45.0 million of convertible promissory notes (the “October 2019 Convertible Notes” and collectively with the June 2019 Convertible Notes, the “Convertible Notes”) to certain investors. The October 2019 Convertible Notes mature on October 1, 2021 and accrue interest at 1.69%, 1.59% or 1.85%, compounded annually on basis of
360-days
year of twelve
30-day
months. Principal and any accrued but unpaid interest are due and payable at maturity.
Pursuant to the terms of the Convertible Notes, the Convertible Notes will convert, including outstanding principal and any accrued but unpaid interest, with no fractional shares and proper notice based on the below:
Maturity
: Upon maturity, convert into the shares issued in the then most recent Preferred Stock financing at the lowest price per share of such shares in such financing at the option of the holders.
Next Equity Financing:
Upon the Company’s next equity financing yielding at least $20 million in a single transaction for the June 2019 Convertible Notes and $50 million in a single transaction for the October 2019 Convertible Notes (“Next Equity Financing”), the Convertible Notes shall automatically convert into those equity securities issued at a price lesser of
80
% of the qualified financing price or a per share price reflecting a pre-money,
fully-diluted valuation of $

 million for the June 2019 Convertible Notes and $

 million for the October 2019 Convertible Notes.
Change of Control
: In the event of a change of control, immediately prior, the note shall convert into cash equal to
1.5
times the outstanding principal and any accrued but unpaid interest or at the option of the holder convert into common stock at a price per share equal to the lesser of
80
% of the change of control price per common stock or a per share price reflecting a pre-money,
fully-diluted valuation of $

 million for the
June 2019
Convertible Notes and $
450
 million for the
October 2019
Convertible Notes.
Upon maturity, the holders of the Convertible Notes have the option to extend the maturity date for another 2 years.
The Company determined that the contingent share-settled redemption upon the Next Equity Financing or Change of Control at 80% of the next round price and the contingent redemption upon Change of Control at 1.5 times of the outstanding principal and accrued interest were embedded derivatives (“Redemption Obligation”) that required bifurcation as derivative liabilities as well as upon issuance a reduction in the carrying value of the underlying note. The Company measures the bifurcated compound derivative at fair value based on significant inputs not observable in the market, which causes them to be classified as Level 3 measurements within the fair value hierarchy. Redemption Obligation derivatives are determined to be material at each issuance date. The bifurcated derivative was bifurcated from each note at the amount of the fixed premium, and the expected premium based on likelihood of the Next Equity Financing at different dates which result in differing levels of premium.
The bifurcated embedded derivative had a zero fair value as of December 31, 2020 and through the settlement of the Convertible Notes in January 2021. The following tables present changes in fair value of the embedded compound derivative (associated with the Company’s Convertible Notes) for the year ended December 30, 2021 and 2020:

	Embedded Derivative in Convertible Notes
in thousands	2021	2020

Balance – December 31	$—	$4,698
Additions	—	3,447
Measurement adjustments	—	(8,145)
Balance – December 31	$—	$—
The measurement adjustments are recognized in other income, net within the Company’s Consolidated Statements of Operations. To determine the fair value of the embedded derivatives, the Company used an income approach considering potential future conversion and calibrated a discount rate to be consistent with the price paid at Issuance. The income approach considered assumptions including preferred stock values, volatilities, risk free rates, and discount rates/additional discount factors calibrated to be consistent with the price paid at Issuance. Additionally, other key assumptions included probability and timing of financing or the note remaining outstanding through maturity. The following table sets forth the range of inputs for the significant assumptions utilized to determine the fair value of embedded derivatives at each issuance:

At Issuance	June 2019 Convertible Notes	October 2019 Convertible Notes	Q4 2020 Convertible Notes

Preferred stock value	$1.30	$1.30	$1.98 – 2.32
Risk free rates	1.8% – 2.0%	0.9% – 1.8%	0.1%
Risk-adjusted discount rate	15.0%	15.0%	15.0%
Additional discount factor	0.1% – 0.9%	0.9% – 4.7%	4.7%
Preferred volatility	15.3%	15.3%	20%

Prior to the adoption of ASU
2020-06
on January 1, 2021 and upon issuance of the Convertible Notes, the Company assessed whether an immediate beneficial conversion feature (“BCF”) existed with regards to the non-contingent
conversion option upon maturity to convert the Convertible Notes into the shares issued in the most recent Preferred Stock financing (i.e., Series B Preferred Stock) at the issuance of the Convertible Notes. A beneficial conversion feature exists when convertible instruments are issued with an initial “effective conversion price” that is less than the fair value of the underlying stock. The Company determined that there was no BCF associated with such conversion feature upon issuance except for the Convertible Notes issued on October 29, 2020, November 12, 2020, November 16, 2020, November 19, 2020, December 1, 2020 and December 11, 2020 (“Q4 2020 Convertible Notes”). At the commitment dates, the Company determined the conversion feature related to the Q4 2020 Convertible Notes to be beneficial to the investors. The following table summarizes the calculation of the BCFs as of the issuance dates of these Q4 2020 Convertible Notes, which continued to be presented in additional paid in capital as of December 31, 2020:

				As of December 31, 2020
	Effective Conversion Price	Fair Value of Series B Preferred Stock	Number of Shares upon Conversion (pre-combination)	BCF in thousands
October 29, 2020	$1.33	$2.32	1,125,281	$1,113
November 12, 2020	1.33	2.32	4,456,114	4,407
November 16, 2020	1.33	2.32	871,378	862
November 19, 2020	1.33	2.32	2,504,466	2,476
December 1, 2020	1.33	2.32	120,030	119
December 11, 2020	1.33	2.32	750,188	742
Total				$9,719
Prior to the adoption of ASU
2020-06
on January 1, 2021, the Company recorded a total BCF of $9.7 million, representing the intrinsic value of the in-the-money
portion of the
non-contingent
conversion option upon maturity, in equity, with an offsetting reduction to the carrying amount of the Q4 2020 Convertible Notes as a debt discount upon issuance. The equity component of $9.7 million was not re-measured
as long as it continued to meet the conditions for equity classification. The debt discounts resulting from the accounting for a beneficial conversion option and the fair value of embedded derivative at issuance were amortized using the effective interest method over the term of the Q4 2020 Convertible Notes.
For all other Convertible Notes, the debt discount resulting from the bifurcation of the embedded derivatives at issuance was amortized into interest expense using the effective interest method over the term of the Convertible Notes. All Convertible Notes were classified as current liabilities as of December 31, 2020.
On January 1, 2021, the Company elected to adopt ASU
2020-06
based on a modified retrospective transition method. Under such transition, prior-period information has not been retrospectively adjusted. In accounting for the Q4 2020 Convertible Notes after the adoption of ASU
2020-06,
the BCFs and unamortized debt discount associated with the recognition of such BCFs were derecognized from the Consolidated Balance Sheets as of January 1, 2021, resulting in a $9.0 million increase in the carrying amount of the Q4 2020 Convertible Notes, a $9.7 million decrease in additional paid in capital, and a $0.7 million cumulative decrease to the opening balance of its accumulated deficit as of January 1, 2021, net of tax effects.

The issuances under the Convertible Notes are as follows:

	Maturity Date of June 10, 2021
in thousands	Principal	Interest Rate

June 10, 2019	$12,950	2.37%
June 12, 2019	500	2.37%
June 13, 2019	400	2.37%
July 19, 2019	235	2.13%
July 25, 2019	750	2.13%
Total	$14,835

	Maturity Date of October 01, 2021
in thousands	Principal	Interest Rate

October 1, 2019	$14,000	1.69%
February 6, 2020	6,000	1.59%
February 12, 2020	5,000	1.59%
February 28, 2020	6,900	1.59%
October 29, 2020	1,500	1.85%
November 12, 2020	5,940	1.85%
November 16, 2020	1,162	1.85%
November 19, 2020	3,338	1.85%
December 1. 2020	160	1.85%
December 11, 2020	1,000	1.85%
Total	$45,000
Settlement of Convertible Notes
On January 28, 2021, the Company entered a stock purchase agreement with certain investors to close the issuance of Series C convertible preferred stock at a cash purchase price of $6.62 per share and settle all outstanding Convertible Notes through Series C convertible preferred stock at a conversion price of $1.33 or $1.71 per share (“Series C Financing”). The Company issued 38,323,292 shares of Series C Convertible Preferred Shares
(pre-combination)
for conversion of outstanding Convertible Notes of $61.0 million.
The June 2019 Convertible Notes were settled pursuant to the contractual conversion upon the Next Equity Financing feature with such financing yielding at least $20 million in a single transaction. The Company credited the net carrying amount of the June 2019 Convertible Notes of $14.5 million, including any unamortized debt discount, to Series C convertible preferred stock with no gain or loss recognized.
The October 2019 Convertible Notes were settled based on negotiated terms between the Company and the note holders as the Series C Financing did not meet the definition of Next Equity Financing for the October 2019 Convertible Notes. The Company assessed the economics of the settlement of the October 2019 Convertible Notes and concluded that it should be treated as a privately negotiated debt redemption/settlement transaction where debt extinguishment accounting should be applied. Therefore, the Company derecognized the net carrying amount, including any unamortized debt discount, of the October 2019 Convertible Notes of $42.6 million and recognized the Series C convertible preferred stock issued specifically to settle the October 2019 Convertible Notes at fair value as the reacquisition consideration. Accrued and unpaid interest of $0.6 million was settled and not paid in cash and therefore it was included in calculating the extinguishment loss.

The difference between the net carrying amount of the October 2019 Convertible Notes, plus accrued and unpaid interest, and the reacquisition consideration was recorded as a loss on extinguishment within other income, net in the Consolidated Statement of Operations.

The Company issued in aggregate 26,727,308 shares of Series C convertible preferred stock
(pre-combination)
to settle the October 2019 Convertible Notes. The fair value of the Series C convertible preferred stock was determined to be $176.9 million using the cash purchase price of $6.62 per share on January 28, 2021. These October 2019 Convertible Notes had a carrying amount plus accrued and unpaid interest of $43.2 million upon settlement. The difference of $133.8 million was recognized as a loss on extinguishment on the Company’s Consolidated Statement of Operations for the year ended December 31, 2021.
Bridge Loan
On May 20, 2021, the Company entered into a short-term promissory note (the “Bridge Loan”) with Pendrell as the lender, pursuant to which Pendrell agreed to make available to the Company up to $20.6 million in borrowings. Pendrell is the parent of
X-icity
Holdings Corporation, the sponsor of Holicity. The interest rate on the Bridge Loan borrowings is a fixed rate of 5.00% per annum. However, if repaid in full in connection with the closing of the Business Combination, then no interest shall be due and payable. The Company is required to pay an upfront fee in the amount of 1.00% of the principal amount and an end of term fee in the amount of 2.00% of the principal amount. The funds drawn on the Bridge Loan may be prepaid by the Company at any time. The Bridge Loan matures upon the earliest of (a) the closing of the Business Combination, (b) 60 days following the abandonment of the Business Combination and (c) the date when the commitment amount is otherwise paid in full or accelerated pursuant to the terms of the Bridge Loan. Under the terms of the Bridge Loan, the Company borrowed $10.0 million in June 2021, and subsequently paid off the outstanding principal and end of term fee totaling $10.4 million on June 30, 2021. Refer to Note – 3 Acquisitions.
Note 8 — Warrant Liabilities
As part of Holicity’s initial public offering (“IPO”) in 2020, Holicity issued 9,999,976 warrants to third party investors, and each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Holicity completed the private sale of 5,333,333 warrants to Holicity’s sponsor (“Private Placement Warrants”) and each Private Placement Warrant allows the sponsor to purchase one share of the Company’s Class A common stock at $11.50 per share.
The Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrant.
The Company accounts for Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Specifically, the exercise of the Public and Private Placement Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Because not all of the Company’s shareholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Public Warrants and Private Placement Warrants do not meet the conditions to be classified in equity. Since the Public and Private Placement Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the consolidated statement of operations at each reporting date.

On November 26, 2021, the Company issued a notice of redemption to redeem all of its Public Warrants and Private Placement Warrants (“Redeemable Warrants”) outstanding as of December 27, 2021. Under the Warrant Agreement, the Company was entitled to redeem not less than all of the outstanding Redeemable Warrants at a Redemption Price of $0.10 per Redeemable Warrant, provided that the last reported sales price of the Class A common stock has been at least $10.00 per share on the trading day prior to the date on which notice of redemption is given, and further provided that there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto, available through the Redemption Date.
Under the notice of redemption, Company required holders of the Redeemable Warrants to exercise their Warrants on a cashless basis, (the “Cashless Exercise Option”) and holders were not permitted to exercise Redeemable Warrants by paying the $11.50 per share exercise price in cash. Pursuant to the Cashless Exercise Option, an exercising holder of the Redeemable Warrants received a number of shares of Class A common stock (the “Exercise Shares”) equal to the quotient obtained by dividing the product of the number of shares of Class A common stock underlying the Redeemable Warrants, multiplied by the excess of the fair market value of the Class A common stock over the exercise price of the Redeemable Warrants by the fair market value. Since the fair market value was less than the exercise price of the Redeemable Warrants, no Exercise Shares would have been issued if a holder would have elected to exercise its Redeemable Warrant pursuant to the Cashless Exercise Option. Alternatively, holders of the Redeemable Warrants were entitled to elect to receive, in lieu of the redemption price or exercising their Redeemable Warrants pursuant to the Cashless Exercise Option, 0.2560374 shares of Class A common stock for each Redeemable Warrants.
In connection with the redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Placement Warrants elected to receive, in lieu of the redemption price, an aggregate 3,775,709 shares of Class A common stock at 0.2560374 shares of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of December 27, 2021 and the Company redeemed the Public Warrants for a redemption price of $0.10 per Redeemable Warrant. The Public Warrants and Private Placement Warrants were remeasured to fair value as of the exercise or redemption date, resulting in a gain of $25.7 million for year ended December 31, 2021, classified within other income, net in the Consolidated Statements of Operations.
Note 9 — Income Taxes
Components of Income Before Taxes
For financial reporting purposes, loss before income taxes includes the following components:

	As of December 31,
in thousands	2021	2020	2019
Domestic	$(258,167)	$(68,293)	$(53,179)
Foreign	—	—	—
Loss before income taxes	$(258,167)	$(68,293)	$(53,179)
Components of Tax Expense
The Company recognized a tax benefit of $0.4 million for the year ended December 31, 2021, primarily due to the release of valuation allowance associated with deferred tax liabilities as a result of the Apollo Fusion Inc. acquisition. For the year ended December 31, 2020 and 2019, the Company recognized no provision for income taxes consistent with the losses incurred and the valuation allowance against the deferred tax assets.

Effective Tax Rate
Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	December 31,
	2021	2020	2019
U.S. federal provision at statutory rate	21.0%	21.0%	21.0%
Tax credits	1.1	1.0	2.2
Non-deductible executive compensation	(1.8)	—	—
Stock-based compensation	0.1	—	(0.1)
Convertible notes	(10.9)	(1.6)	—
Fair value adjustment	2.5	2.5	—
Change in valuation allowance	(11.6)	(22.8)	(22.3)
Other	(0.3)	(0.1)	(0.8)
Effective tax rate	0.1%	0.0%	0.0%
Deferred Taxes
The Company’s deferred income tax assets and liabilities are as follows:

	As of December 31,
in thousands	2021	2020
Deferred tax assets:
Net operating loss carry forward	$75,750	$45,768
Tax credits	10,005	4,403
Stock-based compensation	1,807	35
Operating lease liabilities	2,073	—
Intangibles	—	307
Accruals and reserves	4,350	362
Total deferred tax assets	93,985	50,875
Deferred tax liabilities:
Fixed assets	(709)	(787)
Right-of-use assets	(2,119)	—
Intangible assets	(2,534)	—
Total deferred tax liabilities	(5,362)	(787)
Net deferred tax assets before valuation allowance	88,623	50,088
Valuation allowance	(88,623)	(50,088)
Net deferred tax assets (liabilities)	$—	$—
The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the losses the Company generated in the current and prior years, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets. The Company’s valuation allowance increased by $38.5 million and $20.7 million during the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, the Company had $292.6 million of U.S. federal net operating loss carryforwards, of which $272.5 million will be carried forward indefinitely for U.S. federal tax purposes and $20.1 million will expire beginning in 2036. In addition, the Company has $211.7 million of state net operating loss carryforwards available to reduce future taxable income, if not utilized, will begin to expire beginning in 2036.

As of December 31, 2021, the Company also has federal and California research and development tax credit carryforwards of $
8.6
 million and $
7.7
 million, respectively. The federal research credit carryforwards will begin to expire in 2036 and California research credits can be carried forward indefinitely.
Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. The events that may cause ownership changes include, but are not limited to, a cumulative stock ownership change of greater than 50% over a three-year period.
On December 27, 2020, the “Consolidated Appropriations Act, 2021” (the “CAA”) was signed into law. The CAA includes provisions meant to clarify and modify certain items put forth in CARES Act, while providing aid to businesses affected by the pandemic. The CAA allows deductions for expenses paid for by Paycheck Protection Program and Economic Injury Disaster Loan (“EIDL”) Program, clarifies forgiveness of EIDL advances, and other business provisions. The Company analyzed the provisions of the CAA and have appropriately accounted for the deductible costs associated with the PPP proceeds.
Unrecognized Tax Benefits
The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company recorded no amounts of accrued interest and accrued penalties related to unrecognized tax benefits as of December 31, 2021, 2020 and 2019.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	Year Ended December 31
in thousands	2021	2020	2019
Unrecognized tax benefits as of the beginning of the year	$4,842	$3,543	$1,569
Increases related to prior year tax provisions (acquisition)	487	—	—
Decrease related to prior year tax provisions	(1,112)	—	—
Increase related to current year tax provisions	897	1,299	1,974
Statute lapse	—	—	—
Unrecognized tax benefits as of the end of the year	$5,114	$4,842	$3,543
The unrecognized gross tax benefits would not reduce the annual effective tax rate if recognized because the Company has recorded a valuation allowance on its deferred tax assets.
As of December 31, 2021, the Company does not believe there will be a significant increase or decrease of unrecognized tax benefits within the next twelve months. The Company files income tax returns in the U.S. federal and various state jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits. There have been no examinations of our income tax returns by any tax authority.
Note 10 — Leases
The Company has operating leases for warehouse, production, and office facilities and equipment. Lease contracts have remaining lease terms of one year to seven years, some of which include options to extend the term by up to 5 years. The Company included renewal options that are reasonably certain to be exercised as part of the lease term. Additionally, some lease contracts include termination options. The Company does not expect to exercise the majority of termination options and generally excludes such options when determining the term of leases. See Note 2 — Basis of Presentation and Summary of Significant Accounting Policies for the Company’s lease accounting policy.

The components of lease costs for the year ended December 31, 2021 are as follows (in thousands):

in thousands	For the Year Ended December 31, 2021
Operating lease costs	$1,669
Finance lease costs:
Amortization of right-of-use assets	—
Interest on lease liabilities	—
Short-term lease costs	62
Variable lease costs	—
Sublease income	—
Total lease costs	$1,731
For the year ended December 31, 2020 and 2019, rent expense recognized under ASC 840 amounted to $0.6 million and $0.8 million, respectively.
The weighted average remaining lease term as of December 31, 2021 is 6.68 years and the weighted average discount rate is 7.34%.
Cash flows arising from lease transactions for the year ended December 31, 2021 were as follows (in thousands):

For the Year Ended December 31, 2021
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash inflows/(outflows) from operating leases	$(1,712)
Operating cash inflows/(outflows) from finance leases	—
Financing cash inflows/(outflows) from finance leases	—
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets	—
Operating leases	$5,243
Finance leases	—
Future minimum lease payments under
non-cancellable
leases in effect as of December 31, 2021 are as follows (in thousands):

Year Ended December 31,	Operating Leases	Finance Leases
2022	$1,761	$—
2023	1,655	—
2024	1,655	—
2025	1,655	—
2026	1,642
Thereafter	2,840	—
Total future undiscounted minimum lease payments	$11,208	$—
Less: imputed Interest	2,324	—
Total reported lease liability	$8,884	$—
As of December 31, 2021, we do not have any leases that have not yet commenced that create significant rights and obligations for us.

The following table summarizes our lease commitments as of December 31, 2020:

Year Ended December 31,	Minimum Lease Commitment
(in thousands)
2021	$712
2022	766
2023	763
2024	762
2025	762
Thereafter	1,708
Total	$5,473
Note 11 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market account	$100,000	$—	$—	$100,000
Total financial assets	$100,000	$—	$—	$100,000
Liabilities:
Contingent consideration	$—	$—	$13,700	$13,700
Total financial liabilities	$—	$—	$13,700	$13,700
The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments:

in thousands	Contingent Consideration
Fair value as of January 1, 2021	$—
Recognition of contingent consideration liability upon acquisition	18,400
Gain on change in fair value included in other income, net	4,700
Fair value as of December 31, 2021	$13,700
Money market account is included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The fair value of contingent consideration related to Apollo acquisition is classified as Level 3 financial instruments. To determine the fair value of the contingent consideration, the Company used Monte Carlo simulation model. The Monte Carlo simulation considered assumptions including revenue volatilities, risk free rates, discount rates and additional revenue discount rate. Additionally, other key assumptions included forecasted revenue from new customers and probability of achieving it. The following table sets forth the range of inputs for the significant assumptions utilized to determine the fair value of contingent consideration:

Contingent Consideration
Risk-free interest rate	0.56%
Expected revenue volatility	20.0%
Revenue discount rate	5.50%
Discount rate	3.25%
Note 12 — Commitments and Contingencies
Legal Proceedings
The Company is party to ordinary and routine litigation incidental to our business. On a case-by-case
basis, the Company engages inside and outside counsel to assess the probability of potential liability resulting from such litigation. After making such assessments, the Company makes an accrual for the estimated loss only when the loss is probable, and an amount can be reasonably estimated.
As of December 31, 2021, there is no material litigation, arbitration or governmental proceeding currently pending or to Astra’s knowledge, threatened against us or any members of Astra’s management team in their capacity as such that could have a material effect on the Consolidated Balance Sheets, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows. See Note 18 — Subsequent Events for litigation proceedings in which the Company is a party that were commenced after December 31, 2021.
Purchase Commitments
On May 25, 2021, the Company entered a contract with a supplier to purchase components. The Company is obligated to purchase $22.5 million of components over 60 months. The Company may terminate the supply agreement by paying 50% of the remaining purchase commitment at any point during the contract term. The Company made total purchases of $0.4 million during the year ended December 31, 2021.
Note 13 — Convertible Preferred Stock
Convertible Preferred Stock
From
pre-combination
Astra’s inception until the consummation of the Business Combination, approximately $100.2 million of cash capital contributions was raised, net of issuance costs, through the issuance of three rounds of convertible preferred equity.
The three classes of convertible preferred stock of
pre-combination
Astra are: Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock (collectively, the “Convertible Preferred Stock”). Immediately before the consummation of the Business Combination, the Convertible Preferred Stock of
pre-combination
Astra consisted of:

Series	Shares Outstanding (pre-combination Astra)	Liquidation Price Per Share	Conversion Price Per Share	Annual Noncumulative Dividend Rights Per Share
A	65,780,540	$0.243233	$0.243233	$0.019459
B	70,713,123	1.333008	1.333008	0.106640
C	50,483,785	6.620970	6.620970	0.529680
Total	186,977,448

Upon the consummation of the Business Combination in June 2021, 186,977,448 shares of Convertible Preferred Stock
(pre-combination
Astra) converted into 124,340,003 shares of Class A common stock of the Company. The Company no longer had Convertible Preferred Stock authorized, issued or outstanding subsequent to the close of Business Combination in June 2021. The terms and rights of the Convertible Preferred Stock described below represent the terms and rights of the Convertible Preferred Stock prior to the closing of the Business Combination.
Voting Rights and Dividends
Each holder of the Convertible Preferred Stock is entitled to a number of votes equal to the number of whole shares of Class A common Stock into which such holder’s shares are convertible as defined in the amended and restated certificate of incorporation. The holders of outstanding Convertible Preferred Stock are entitled to receive defined dividends per share, when, if, and as declared by the board of directors. These rights are not cumulative, and no right accrues by reason of the fact that dividends on said shares are not declared in any period, nor any undeclared or unpaid dividend bears or accrues interest. After payment of such dividends, and additional dividends or distributions are distributed to all holders of Common Stock, Founders Convertible Preferred Stock and Convertible Preferred Stock in proportion to the number of shares of common stock what would be held on an “as converted” basis.
Liquidation
In the event of a liquidation event (as defined), the holders of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Founders Convertible Preferred Stock and Common Stock, by reason of their ownership, an amount per share equal to the liquidation price per share for each outstanding share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon to the date fixed for such distribution. If the assets of the Company legally available for distribution are insufficient to permit the payment of the full preferential amounts to the holders of the Convertible Preferred Stock, then the entire assets available for distribution to stockholders are distributed ratably among the holders of the Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
Upon the completion of the distribution to the holders of Series A, Series B and Series C Convertible Preferred Stock, the holders of outstanding shares of Founders Convertible Preferred Stock and Common Stock are entitled to receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each assuming conversion of all such Founders Convertible Preferred Stock into Common Stock.
Each of the Convertible Preferred Stock shares are conditionally puttable by the holders upon Deemed Liquidation events, which includes a change of control or a sale of substantially all the Company’s assets. The Company determined that triggering events that could result in a Deemed Liquidation are not solely within the control of the Company. Therefore, the Convertible Preferred Stock is classified outside of permanent equity (i.e., temporary equity). The Convertible Preferred stock is subject to standard protective provisions, none of which provide creditor rights. As of December 31, 2020, the Company was not required to remeasure the Convertible Preferred Stock to the redemption value as none of the Deemed Liquidation events were probable at the time.
On January 28, 2021, concurrent with Series C Financing, the Company amended its certificate of incorporation to add a merger with a special purpose acquisition company (“SPAC Transaction”) as one of the defined Deemed Liquidation events. In addition, upon triggering of the Deemed Liquidation events, the holders of the Convertible Preferred Stock are entitled to receive the greater of their liquidation preference per share and the as converted value per share. As of March 31, 2021, the Company assessed the probability of a SPAC Transaction to be probable and therefore, the Convertible Preferred Stock are considered probable of becoming redeemable.

Subsequent measurement of Convertible Preferred Stock is then required for the three months ended March 31, 2021. The Company elected to apply the current redemption value method to measure the redeemable Convertible Preferred Stock. Under this method, changes in the redemption value are recognized immediately as they occur and the carrying value of the Convertible Preferred Stock is adjusted to the redemption value at the end of each reporting date. In the absence of retained earnings, adjustments to redemption value were recorded against additional paid-in
capital, if any, and then to accumulated deficit. As of March 31, 2021, adjustments to the carrying amount of the Convertible Preferred Stock of $1.1 billion, reflecting the estimated redemption value of $7.18 per share as of March 31, 2021, are treated as deemed dividends and are recognized against additional paid-in
capital and accumulated deficit on the Consolidated Balance Sheet.
On the Closing Date of the Business Combination, all outstanding Convertible Preferred Stock converted into Class A common stock of the Company, therefore, the Company applied conversion accounting to derecognize the existing carrying amount of the Convertible Preferred Stock and increased additional paid-in
capital.
Conversion
The holders of the Convertible Preferred Stock shall have conversion rights as follows:
Right to Convert
: Each of the Company’s Convertible Preferred Stock shall be convertible at the option of the holder thereof into a number of fully paid and nonassessable shares of Class A common Stock as is determined by dividing the liquidation preference by the conversion price for each series, respectively.
Automatic Conversion
: Each share of the Convertible Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class A common Stock, at the then-effective conversion rates upon the earlier of (i) the vote or written consent of holders of at least a majority of the voting power represented by the then-outstanding shares of Convertible Preferred Stock, voting as a separate class on an as-converted
basis or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock at an offering price of not less than $19.9 per share and with aggregate gross proceeds to the Company (prior to deduction of underwriters’ commissions and expenses) of not less than $30.0 million.
Redemption
Convertible Preferred Stock are not mandatorily redeemable.
Note 14 — Stockholders’ Equity
Common and Preferred Stock
As of December 31, 2021, the Company had authorized a total of 466,000,000 shares of stock, consisting of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) 65,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of December 31, 2021, the Company had 207,451,107 and 55,539,189 shares of Class A and Class B common stock issued and outstanding, respectively. There were no shares of preferred stock outstanding as of December 31, 2021.
Holders of the Class A and Class B common stock have identical rights, except that holders of the Class A common stock are entitled to one vote per share and holders of the Class B common stock are entitled to ten votes per share. Each share of Class B common stock can be converted into one share of Class A common stock at any time at the option of the stockholder and automatically convert upon sale or transfer, except for certain transfers specified in our amended and restated certificate of incorporation.

In connection with the Business Combination, the Company’s executive officers and founders, Chris Kemp and Adam London, converted an aggregate 10,870,562 shares of Founders Preferred Stock and an aggregate 3,599,647 shares of Class A common stock of pre-combination
Astra, which were entitled to one vote per share, into 9,622,689 shares of Class B common stock of the Company, which are entitled to ten votes per share.
Founders Convertible Preferred Stock
The Company issued 18,500,000 shares of
pre-combination
Astra’s Founders Convertible Preferred Stock in 2016. Upon vesting, the compensation expense associated with the Founders Convertible Preferred Stock was recorded as stock-based compensation based on the fair value of the Founders Convertible Preferred Stock on the grant date fair value. Immediately before the closing of the Business Combination, 10,870,562 shares of pre-combination
Astra’s Founders Convertible Preferred Stock were outstanding. Upon closing of the Business Combination, the Founders Convertible Preferred Stock were converted into shares of Class B common stock of the Company. Refer to Note 3 – Acquisitions.

Note 15 — Stock-based Compensation
Stock-based incentive awards are provided to employees under the terms of various Astra equity incentive plans.
2021 Omnibus Incentive Plan
In June 2021, the Board of Directors approved the 2021 Omnibus Incentive Plan (the “2021 Plan”), which reserved 36.8 million shares of Class A common stock for issuance for awards in accordance with the terms of the 2021 Plan. In addition, the pool increases on January 1 of each year from 2022 to 2031 by the lesser of (i) 5% of the sum of number of shares of (x) Class A common stock and (y) Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A common stock as determined by the Board. The purpose of the 2021 Plan is to advance the Company’s interests by providing for the grant to employees, directors, consultants and advisors of stock and stock-based awards. As of December 31, 2021, 9.1 million shares remain available for issuance under the plan.
2021 Employee Stock Purchase Plan
In June 2021, the Board of Directors approved the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) to reserve 5 million shares of Class A common stock for issuance for awards in accordance with the terms of the ESPP. In addition, the number of shares reserved for issuance will ultimately increase on January 1 of each year from 2022 to 2031 by the lesser of (i) 1% of the sum of number of shares of Class A common stock and Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A common stock as determined by the Board. The purpose of the ESPP is to enable eligible employees to use payroll deductions to purchase shares of Class A common stock and thereby acquire an interest in the company. Eligible employees are offered shares through a
24-month
offering period, which consists of four consecutive
6-month
purchase periods. Employees may purchase a limited amount of shares of our stock at a discount of up to 15% of the lesser of the fair market value at the beginning of the offering period or the end of each
6-month
purchase period. No shares were issued under the Employee Stock Purchase Plan during the year ended December 31, 2021. As of December 31, 2021, 5 million shares remain available for issuance under the
Employee Stock Purchase Plan. As of December 31, 2021, the Company had $0.5 million of unrecognized stock-based compensation expense related to the ESPP. This cost is expected to be recognized over a weighted-average period of 0.8 years.
2016 Equity Incentive Plan
In 2016,
pre-combination
Astra adopted the 2016 Equity Incentive Plan (the “2016 Plan”). Under this Plan, the Board of Directors or a committee appointed by the Board of Directors is authorized to provide stock-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other performance or value-based awards within parameters set forth in the Plan to employees, directors, and non-employee
consultants.
In connection with the Business Combination, the Company assumed the 2016 Plan upon closing. Each outstanding and unexercised option (“Astra Option”) was converted, at the exchange ratio established in the BCA, into an option (“New Astra Option”) to acquire shares of the Company’s Class A common stock with the same terms and conditions as applicable to the Astra Option immediately prior to the Business Combination. As of
December 31, 2021, there were no shares available for issuance under the plan.

The following table summarizes stock-based compensation expense that the Company recorded in the Consolidated Statements of Operations for the year ended December 31, 2021, 2020 and 2019:

	For The Year Ended December 31,
in thousands	2021	2020	2019
Research and development	$12,930	$339	$190
Sales and marketing	220	—	—
General and administrative	26,593	31,863	624
Stock-based compensation expense	$39,743	$32,202	$814

As of December 31, 2021, the Company had capitalized $0.3 million of stock-based compensation in inventories. No stock-based compensation was capitalized as of December 31, 2020 and 2019.
On November 22, 2021, under the 2021 Plan, the Company’s compensation committee issued 1,047,115 PSUs to the employees of Apollo who joined Astra. PSUs are subject to certain performance-based and service-based vesting conditions and would vest over four years with 25% of awards vesting on July 1, 2022, and the remaining 75% vesting quarterly over the remaining 12 quarters beginning on November 15, 2022 only for the portion of PSUs that is eligible to become vested which will be determined based upon timely satisfaction of performance conditions. The number of PSUs vested will be determined by multiplying the total number of PSUs granted by the percentage of milestones achieved and by the percentage of PSUs that satisfy the time-based vesting condition on such time-vesting date.
Certain performance conditions for PSUs are subjective and the number of PSUs related to these performance conditions do not meet the criteria for the grant date. Accordingly, 523,557 PSUs related to the performance conditions that are not subjective are considered granted as of November 22, 2021. The remaining PSUs issued did not meet the grant date criteria as of December 31, 2021. The Company will re-assess
at the end of each reporting period if any further PSUs has met the grant date criteria and account for it in the period in which it meets the grant date criteria.
As of December 31, 2021, the Company assessed the probability of success for the performance conditions that are not subjective and determined that the Company has achieved these performance conditions within the requisite period. Therefore, the Company recognized $0.5 million compensation costs related to PSUs for the year ended December 31, 2021.
On September 20, 2021, under the 2021 Plan, the Company’s compensation committee granted 3,972,185 restricted stock units (“RSUs”), 3,426,094 time-based stock options and 13,016,178 performance stock options (“PSOs”) to its executive officers. RSUs and time-based stock options granted have service-based vesting conditions only. The service conditions vary for each executive officer and is based on their continued service to the Company. Option holders have a
10-year
period to exercise their options before options expire. Forfeitures are recognized in the period of occurrence and stock-based compensation costs are recognized based on grant-date fair value as RSUs and time-based stock options vest. Refer to disclosures below for the Company’s RSUs and option activities for the year ended December 31, 2021.

PSOs, only eligible to the executive officers of the Company, are subject to performance conditions as follows, and the milestones do not need to be achieved in any specific order or sequence:
Milestone A: The Company has had a successful orbital delivery.
Milestone B: The Company has had six orbital launches during a six consecutive month period.
Milestone C: The Company has completed a prototype for a spacecraft that has achieved an orbital launch.
Milestone D: The Company has conducted
twenty-six
orbital launches during a six consecutive month period.
Milestone E: The Company has achieved an orbital launch for an aggregate of 100 spacecraft.
These PSOs also require the volume weighted average share price for a period of thirty trading days meet certain share price thresholds before a milestone will be deemed achieved. After each milestone is achieved, 20% of the PSOs will vest on the vesting date immediately following the date at which the price thresholds are met. For this purpose, a “vesting date” is February 15, May 15, August 15 and November 15 of any applicable year. The milestones must be achieved over a period of approximately five years, with the earliest vesting date of November 15, 2022 and the last vesting date no later than November 15, 2026, if all vesting conditions are met. No unvested portion of the PSOs shall vest after November 15, 2026. As of December 31, 2021, the Company assessed the probability of success for the five milestones mentioned above and determined that it is probable that the Company will achieve Milestone A and Milestone B within the requisite period. Therefore, the Company recognized $5.6 million compensation costs related to PSOs for the year ended December 31, 2021. As of December 31, 2021, we had unrecognized stock-based compensation expense of $32.8 million for the milestones that were not considered probable of achievement.
In April 2021, the Board of Directors has approved the acceleration of the vesting of 1,900,000 pre-combination
Astra stock options issued to two executive officers: Kelyn Brannon and Martin Attiq, on December 27, 2020. The Company recognized the remaining stock-based compensation expense of $7.2 million in its Consolidated Statements of Operations for the year ended December 31, 2021.
In February 2021, the Board of Directors approved the acceleration in vesting of 206,250 pre-combination
Astra stock options that were issued to one employee on May 15, 2020. The remaining unvested options were fully vested upon acceleration. The Company recorded a $1.4 million stock-based compensation expense related to the modification for the year ended December 31, 2021.
As of December 31, 2021, the Company had $130.3 million of unrecognized stock-based compensation expense related to all of the Company’s stock-based awards. This cost is expected to be recognized over a weighted-average period of 2.93 years.
Secondary Sales
In January 2021, concurrent with Series C Financing, two executive officers, Chris Kemp, founder and Chief Executive Officer (“CEO”), and Adam London, founder and Chief Technology Officer (“CTO”), entered into stock purchase agreements with certain investors including ACME SPV AS, LLC to sell 3,775,879 and 2,265,529 shares, respectively, of Founders Convertible Preferred Stock at purchase prices in excess of the estimated fair value at the time of the transactions (“January 2021 Secondary Sales”) to certain investors. Upon the sale, the Founders Convertible Preferred Stock automatically converted into Series C Convertible Preferred Stock. The Company’s board member, Scott Stanford, is a member of ACME SPV AS, LLC and the Company facilitated the January 2021 Secondary Sales. As a result, for the year ended December 31, 2021 the Company recorded a total of $8.2 million in stock-based compensation expense for the difference between the price paid by these investors and the estimated fair value of the Founders Convertible Preferred Stock on the date of the transaction.

In April 2021, four executive officers, Chris Kemp, CEO, Adam London, CTO, Kelyn Brannon, Chief Financial Officer (“CFO”), and Martin Attiq, Chief Business Officer (“CBO”), entered into stock purchase agreements with new investors to sell 2,534,793, 865,560, 1,500,000 and 400,000 shares, respectively, of Class A common stock of pre-combination
Astra, at a purchase price per share of $5.66 (“April 2021 Secondary Sales”). No additional stock-based compensation expense was recognized for the year ended December 31, 2021 as the purchase price was below fair market value of Class A common stock of pre-combination
Astra at the time of the sales.
2020 Awards to Founders
For the year ended December 31, 2020, the Company granted 7,000,000 shares of Class A common stock of pre-combination
Astra to its founders and key executives in recognition of services previously rendered. Prior to that time, since the Company’s inception, the Company’s two founders had not received refresh grants aside from the initial restricted stock awards issued in 2016. On December 27, 2020, the Board of Directors granted a total of 7,000,000 shares of Class A common stock of pre-combination
Astra to Chris Kemp, Founder and CEO, and Adam London, Founder and CTO. All 7,000,000 shares of Class A common stock of pre-combination
Astra were fully vested upon issuance.
Each share reflects one fully vested Class A common stock of pre-combination
Astra upon issuance and a grant date fair value of $4.49 per share. The grant date fair value was determined by applying the probability-weighted expected return method (“PWERM Method”), which assumes various future outcomes to determine the value of the various equity securities based on probability-weighted present value. Under the PWERM Method, the Company considered potential scenarios related to (i) a merger transaction closing in the second quarter of 2021 and (ii) remaining privately owned for approximately 1.5 years. The following assumptions are utilized to determine the fair value of Class A common stock:

	Merger Transaction	Remaining Private
Time to event (in years) (1)	0.38	1.50
Scenario probability (2)	60%	40%
Discount for lack of marketability (3)	10%	25%
Market value per share (4)	$6.62	$3.04
Grant-date fair value	$5.96	$2.28

(1)	The time to event represents the estimated length of time to a merger or liquidation event.
(2)	Scenario probability was estimated based on the Company’s merger or liquidation event assumptions on the valuation date.
(3)
Discount for lack of marketability related to the merger transaction scenario was utilized to account for industry-standard lock period of founders and existing employees. Benchmark study approach and securities-based approaches are utilized to estimate the discount for lack of marketability for the remaining private scenario.

(4)
The Company has assumed the cash purchase price for Series C preferred stock of $6.62 represents an arm’s length fair market value per share price of equity. The value of the remaining private scenario was determined based on back-solve analysis by reconciling to the Series C preferred stock purchase price.

The grant date fair value of $31.4 million was recognized as compensation expense within general and administrative expenses in the Consolidated Statement of Operations for the year ended December 31, 2020.

Stock Options Awards

The following is a summary of stock option activity for the year ended December 31, 2021:

	No. of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Term (in Years)	Aggregate Intrinsic Value
Outstanding — December 31, 2020	8,546,017	$0.85	8.6	$52,120,105
Granted	16,442,272	9.04	9.7
Exercised	(3,883,523)	0.50	5.1
Forfeited	(736,533)	1.08	—
Expired	(41,849)	0.52	—
Outstanding — December 31, 2021	20,326,384	$7.52	9.4	$22,782,654
Unvested — December 31, 2021	18,524,426	8.17	9.5	11,701,061
Exercisable — December 31, 2021	1,801,958	0.78	7.8	11,081,593
Total intrinsic value of options exercised during the years ended December 31, 2021, 2020 and 2019 was approximately $35.6 million, $18.7 million and $0.1 million, respectively.
The company uses the Black-Scholes option pricing-model to calculate the grant date fair value of time based options and Monte Carlo simulation model to calculate the grant date fair value of PSOs. The following table summarizes the assumptions used in estimating the fair value of options granted in the year ended December 31, 2021, 2020 and 2019:

	Time Based Options			Performance Based Stock Options
	2021	2020	2019	2021

Expected terms (years) (1)	6.00	5.78	5.84	2.50 - 4.40
Expected volatility (2)	68.8%	47.4%	34.0%	68.9%
Risk-free interest rate (3)	0.98%	0.29% - 1.19%	1.58% - 2.54%	1.31%
Expected dividend rate (4)	—	—	—	—
Grant-date fair value	$5.52	$1.12	$0.11	$4.66

(1)
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Expected volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
(3)	Risk-free interest was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)	The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.
Prior to the Business Combination, the fair value of the common stock underlying our stock-based awards was determined with input from management and corroboration from contemporaneous third-party valuations. Given the absence of a public trading market, we considered numerous objective and subjective facts to determine the fair value of the Company’s Common Stock at each date at which awards were approved. These factors included, but were not limited to (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Founders Convertible Preferred and Convertible Preferred relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.

Restricted Stock Units Awards
The following is a summary of restricted stock units for the year ended December 31, 2021:

	Number of RSUs Outstanding	Weighted-Average Grant Date Fair Value Per Share
Outstanding — December 31, 2020	—	$—
Granted	11,421,216	9.20
Vested	(585,623)	9.20
Forfeited	(156,775)	9.08
Outstanding — December 31, 2021	10,678,818	$9.20
Total fair value as of the respective vesting dates of restricted stock units vested for the year ended December 31, 2021 was approximately $6.2 million. As of December 31, 2021, the aggregate intrinsic value of unvested restricted stock units was $74.0 million.
Note 16 — Loss per Share
Founders Convertible Preferred Stock, Convertible Preferred Stock, and unvested Restricted Stock Awards (“RSA’s”) are participating securities in periods of income, as the Founders Convertible Preferred Stock, Convertible Preferred Stock, and unvested RSAs participate in undistributed earnings on an as-if-converted
or
as-vested
basis. However, the Founders Convertible Preferred Stock, and Convertible Preferred Stock, do not share in losses.
The Company computes earnings per share of Common Stock using the two-class
method required for participating securities and does not apply the two-class
method in periods of net loss. Basic and diluted earnings per share were the same for the years presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the BCA. Subsequent to the Business Combination, earnings per share was calculated based on weighted average number of shares of common stock then outstanding.
The following tables set forth the computation of basic and diluted loss for the year ended December 31, 2021, 2020 and 2019:

	For The Year Ended December 31,
	2021		2020		2019
(in thousands, except share and per share amounts)	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common
Net loss attributed to common stockholders	$(175,951)	$(81,831)	$(8,120)	$(60,174)	$(5,989)	$(47,190)
Adjustment to redemption value on Convertible Preferred Stock	(690,559)	(321,167)	—	—	—	—
Net loss attributed to common stockholders	$(866,510)	$(402,998)	$(8,120)	$(60,174)	$(5,989)	$(47,190)
Basic weighted average common shares outstanding	110,837,016	51,548,314	6,585,392	48,801,526	5,374,543	42,349,994
Dilutive weighted average common shares outstanding	110,837,016	51,548,314	6,585,392	48,801,526	5,374,543	42,349,994
Loss per share attributable to common stockholders:
Basic and Diluted loss per share	$(7.82)	$(7.82)	$(1.23)	$(1.23)	$(1.11)	$(1.11)

There were no preferred dividends declared or accumulated as of December 31, 2021, 2020 and 2019. The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive

	As of December 31,
	2021		2020		2019
	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common
Stock options	7,310,199	—	8,546,017	—	5,821,379	—
RSUs	10,678,818	—	—	—	—	—
Convertible Preferred Stock	—	—	103,070,786	—	103,070,786	—
Warrants	—	—	480,520	—	480,520	—
RSAs	—	—	—	—	62,345	1,928,500
Total	17,989,017	—	112,097,323	—	109,435,030	1,928,500
For the Convertible Notes, before settlement, for purposes of diluted earnings (loss) per share, the Company applies the if-converted
method. However, because the adjustment to the numerator for interest expense was anti-dilutive, the Convertible Notes were not included in diluted earnings (loss) per share. Refer to Note 7 — Long-Term Debt for the key terms of the Convertible Notes.
Note 17 — Related Party Transactions
In June 2019, the Company issued promissory convertible notes to A/NPC Holdings LLC and Sherpa Ventures Fund, II LP for gross proceeds of $10.0 million and $0.6 million, respectively. In November 2020, the Company issued promissory convertible notes to Sherpa Ventures Fund II, LP and Eagle Creek Capital LLC, for gross proceeds of $0.2 million and $0.5 million, respectively. Some of the Company’s board members at that time were or are related parties of these entities. Nomi Bergman, who was serving as our director when the promissory convertible notes were issued, is a principal of A/NPC Holdings LLC and Scott Stanford, who serves as our director, is a principal of Sherpa Ventures Fund II, LP and a member of Eagle Creek Capital, LLC. In all instances the terms of these transactions were the same as third-party investors.
On January 28, 2021, the Company settled promissory convertible notes through the issuance of Series C convertible preferred stock. 7,819,887 and 469,193 shares of Series C convertible preferred stock were issued to A/NPC Holdings LLC and Sherpa Ventures Fund II, LP at a per share price of $1.33 to settle $10.4 million and $0.6 million outstanding principal and accrued interest, respectively. Additionally, 264,928 and 115,771 shares of Series C convertible preferred stock were issued to Eagle Creek Capital, LLC and Sherpa Ventures Fund II, LP at a per share price of $1.71 to settle $0.5 million and $0.2 million outstanding principal and accrued interest, respectively. See Note 7 — Long-Term Debt for mechanism of settlement.
On November 9, 2021, the Company granted 33,000 restricted stock units (the “RSUs”) to the spouse of its chairman, chief executive officer and founder, Chris Kemp (“Ms. Kemp”) as compensation for investor relations and marketing services Ms. Kemp provided to the Company as a consultant. The RSUs vest in one installment on November 15, 2021. The value of the RSUs was $0.3 million, which is based on the closing per share price of the Company’s Class A common stock on November 9, 2021. The Company recorded stock-based compensation expense of $0.3 million for the year ended December 31, 2021. Ms. Kemp’s consulting agreement was ratified, and the grant of RSUs was approved, under the Company’s related party transaction policy.
Note 18 — Subsequent Events
Since December 31, 2021, three legal proceedings have been filed in which the Company is named as a defendant or a nominal defendant:
On February 9, 2022, a putative class action was filed in the United States District Court for the Eastern District of New York styled Artery v. Astra Space, Inc. et al., Case No.
1:22-cv-00737
(E.D.N.Y.) (the “Artery Action”).
F-5
0

The complaint alleges that we and certain of our current and former officers violated provisions of the Securities Exchange Act of 1934 with respect to certain statements concerning our capabilities and business prospects. The complaint seeks unspecified damages on behalf of a purported class of purchasers of our securities between February 2, 2021 and December 29, 2021. On March 23, 2022, a second putative class action was filed in the United States District Court for the Eastern District of New York styled Riley v. Astra Space, Inc., et al., Case No.
1:22-cv-01591
(E.D.N.Y.) (the “Riley Action,” with the Artery Action, the “Securities Actions”). The Riley Action alleges the same claims, based upon similar facts, against the same defendants, and seeks the same damages. The Company expects that the two cases will be consolidated into a single action. Under the applicable statute, potential lead plaintiffs have until April 11, 2022, to file motions with the court to request appointment as lead plaintiff. Defendants intend to move to dismiss once the Court appoints a lead plaintiff and an amended complaint is filed. We believe that the Securities Actions are without merit and intend to defend them vigorously. Due to the early stage of the cases, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined.
On March 8, 2022, a stockholder derivative suit was filed in the United States District Court for the State of Delaware styled Meyer, et al., v. Kemp, et al., Case No.
22-cv-00308
(D. Del.). The complaint asserts claims against the current members of our board of directors and certain of our current and former officers, for breach of their fiduciary duty, waste, unjust enrichment, and contribution under the Securities Exchange Act of 1934, based upon the conduct alleged in the Artery Action. The plaintiffs seek monetary damages in favor of the Company in an unstated amount, reformation of the Company’s corporate governance and internal procedures, restitution including a disgorgement of any compensation, profits or other benefits achieved, and reimbursement of the plaintiffs’ reasonable fees and costs, including attorney’s fees. We believe that the case is without merit and intend to defend it vigorously. Due to the early stage of the case, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined.
The Company has tendered defense of each of the three foregoing claims under its Directors’ and Officers’ policy. The retention under this policy is $20 million.

F-5
1

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
(Unaudited)

	As of
	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$104,315	$325,007
Marketable securities	96,368	—
Trade accounts receivable	3,447	1,816
Inventories	3,155	7,675
Prepaid and other current assets	3,931	12,238

Total current assets	211,216	346,736
Non-current assets:
Property, plant and equipment, net	88,223	66,316
Right-of-use asset	8,601	9,079
Goodwill	58,251	58,251
Intangible assets, net	16,292	17,921
Other non-current assets	3,114	721

Total assets	$385,697	$499,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,331	$9,122
Operating lease obligation, current portion	1,759	1,704
Accrued expenses and other current liabilities	45,182	29,899

Total current liabilities	61,272	40,725
Non-current liabilities:
Operating lease obligation, net of current portion	6,745	7,180
Other non-current liabilities	18,757	14,599

Total liabilities	86,774	62,504

Commitments and Contingencies (Note 11)

STOCKHOLDERS’ EQUITY
Founders convertible preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 209,408,425 and 207,451,107 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	22	22
Class B common stock, $0.0001 par value; 65,000,000 shares authorized; 55,539,188 and 55,539,189 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	6	6
Additional paid in capital	1,875,527	1,844,875
Accumulated other comprehensive loss	(233)	—
Accumulated deficit	(1,576,399)	(1,408,383)

Total stockholders’ equity	298,923	436,520

Total liabilities and stockholders’ equity	$385,697	$499,024

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$2,682	$—	$6,593	$—
Cost of revenues	17,445	—	28,459	—

Gross loss	(14,763)	—	(21,866)	—
Operating expenses:
Research and development	40,798	10,458	78,725	22,435
Sales and marketing	4,636	1,125	9,400	1,189
General and administrative	20,608	18,318	41,594	30,931
Loss on change in fair value of contingent consideration	1,800	—	17,300	—

Total operating expenses	67,842	29,901	147,019	54,555

Operating loss	(82,605)	(29,901)	(168,885)	(54,555)
Interest income (expense), net	356	(678)	530	(1,213)
Other income (expense), net	(54)	(718)	339	(718)
Loss on extinguishment of convertible notes	—	—	—	(131,908)
Loss on extinguishment of convertible notes attributable to related parties	—	—	—	(1,875)

Loss before taxes	(82,303)	(31,297)	(168,016)	(190,269)
Income tax (benefit) provision	—	—	—	—

Net loss	$(82,303)	$(31,297)	$(168,016)	$(190,269)

Adjustment to redemption value on Convertible Preferred Stock	—	—	—	(1,011,726)

Net loss attributable to common stockholders	$(82,303)	$(31,297)	$(168,016)	$(1,201,995)

Net loss per share:
Weighted average number of shares of Class A common stock outstanding – basic and diluted	209,021,924	20,035,183	208,569,794	18,131,574
Net loss per share of Class A common stock – basic and diluted	$(0.31)	$(0.47)	$(0.64)	$(18.52)
Weighted average number of shares of Class B common stock outstanding – basic and diluted	55,539,188	46,722,244	55,539,188	46,783,559
Net loss per share of Class B common stock – basic and diluted	$(0.31)	$(0.47)	$(0.64)	$(18.52)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (In thousands)
(Unaudited)

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(82,303)	$(31,297)	$(168,016)	$(190,269)
Other comprehensive loss:
Unrealized loss on available-for-sale marketable securities	(78)	—	(233)	—

Total comprehensive loss	$(82,381)	$(31,297)	$(168,249)	$(190,269)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY Six Months Ended June 30, 2022
(In thousands, except share data)
(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	207,451,107	$22	55,539,189	$6	$1,844,875	$—	$(1,408,383)	$436,520
Stock-based compensation	—	—	(1)	—	17,041	—	—	17,041
Issuance of common stock under equity plans	1,159,383	—	—	—	793	—	—	793
Unrealized loss on available-for-sale marketable securities	—	—	—	—	—	(155)	—	(155)
Net loss	—	—	—	—	—	—	(85,713)	(85,713)

Balance as of March 31, 2022	208,610,490	$22	55,539,188	$6	$1,862,709	$(155)	$(1,494,096)	$368,486

Stock-based compensation	—	—	—	—	12,791	—	—	12,791
Issuance of common stock under equity plans	797,935	—	—	—	27	—	—	27
Unrealized loss on available-for-sale marketable securities	—	—	—	—	—	(78)	—	(78)
Net loss	—	—	—	—	—	—	(82,303)	(82,303)

Balance as of June 30, 2022	209,408,425	$22	55,539,188	$6	$1,875,527	$(233)	$(1,576,399)	$298,923

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT) Six Months Ended June 30, 2021
(In thousands, except share data)
(Unaudited)

	Temporary Equity		Permanent Equity
	Convertible Preferred Stock		Common Stock (Pre-combination Astra)		Class A Common Stock (New Astra)		Class B Common Stock (New Astra)		Founders Preferred Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	90,768,286	$108,829	62,961,258	$6	—	$—	—	$—	12,302,500	$1	$50,282	$(190,697)	$(140,408)
Cumulative effect adjustment due to adoption of ASU 2020-06	—	—	—	—	—	—	—	—	—	—	(9,719)	691	(9,028)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,177	—	2,177
Exercise of options	—	—	498,807	—	—	—	—	—	—	—	228	—	228
Issuance of Series C Convertible Preferred Stock, net of issuance costs	28,498,141	221,943	—	—	—	—	—	—	—	—	—	—	—
Conversion of Founders Convertible Preferred Stock to Series C Convertible Preferred Stock	5,073,576	—	—	—	—	—	—	—	(5,073,576)	—	8,156	—	8,156
Adjustment to redemption value on Convertible Preferred Stock	—	1,011,726	—	—	—	—	—	—	—	—	(51,131)	(960,595)	(1,011,726)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(158,972)	(158,972)

Balance as of March 31, 2021	124,340,003	$1,342,498	63,460,065	$6	—	$—	—	$—	$7,228,924	$1	$(7)	$(1,309,573)	$(1,309,573)

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	7,444	—	7,444
Exercise of options	—	—	1,812,081	—	—	—	—	—	—	—	1,081	—	1,081
Adjustment to redemption value on Convertible Preferred Stock	—	(1,011,726)	—	—	—	—	—	—	—	—	1,011,726	—	1,011,726
Merger recapitalization - Class A	(124,340,003)	(330,772)	(16,261,881)	(2)	140,601,884	14	—	—	—		330,751	—	330,763
Merger recapitalization - Class B	—	—	(49,010,265)	(4)	—	—	56,239,189	6	(7,228,924)	(1)	—	—	1
Private offering and merger financing, net of redemptions and equity issuance costs of $23,337	—	—	—	—	57,489,019	6	—	—	—	—	406,863	—	406,869
Net loss	—	—	—	—	—	—	—	—	—	—	—	(31,297)	(31,297)

Balance as of June 30, 2021	—	$—	—	$—	198,090,903	$20	56,239,189	$6	—	$—	$1,757,858	$(1,340,870)	$417,014

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ASTRA SPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(168,016)	$(190,269)
Adjustments to reconcile net loss to cash flows used in operating activities
Stock-based compensation	29,832	17,777
Depreciation	6,004	1,918
Amortization of intangible assets	1,629	—
Inventory write-downs	18,828	—
Non-cash lease expense	729	426
Accretion (amortization) of marketable securities purchased at a premium (discount)	132	—
Loss on change in fair value of contingent consideration	17,300	—
Loss on extinguishment of convertible notes	—	131,908
Loss on extinguishment of convertible notes attributable to related parties	—	1,875
Amortization of convertible note discounts	—	315
Amortization of convertible note discounts attributable to related parties	—	55
Changes in operating assets and liabilities:
Trade accounts receivable	(1,632)	—
Inventories	(13,446)	(1,182)
Prepaid and other current assets	7,447	(4,893)
Other non-current assets	(2,393)	—
Accounts payable	6,268	3,617
Lease liabilities	(631)	(547)
Accrued expenses and other current liabilities	1,153	2,334
Other non-current liabilities	4,934	2,011

Net cash used in operating activities	$(91,862)	$(34,655)

Cash flows from investing activities:
Acquisition of trademark	(850)	(3,200)
Purchases of marketable securities	(102,010)	—
Maturities of marketable securities	5,277	—
Purchases of property, plant and equipment	(32,064)	(8,796)

Net cash used in investing activities	$(129,647)	$(11,996)

Cash flows from financing activities:
Proceeds from business combination and private offering, net of transaction costs of $23,337	—	463,648
Borrowings on Pendrell bridge loan	—	10,000
Repayment on Pendrell bridge loan	—	(10,000)
Proceeds from issuance of Series C preferred stock	—	30,000
Issuance cost of Series C preferred stock	—	(94)
Repayments on term loans	—	(2,800)
Repayments on equipment advances	—	(3,636)
Proceeds from stock issued under equity plans	106	1,309
Proceeds from Employee Stock Purchase Plan	711	—

Net cash provided by financing activities	$817	$488,427

Net increase (decrease) in cash and cash equivalents	$(220,692)	$441,776
Cash and cash equivalents at beginning of period	325,007	10,611

Cash and cash equivalents at end of period	$104,315	$452,387

Non-cash activities:
Conversion of Series A, Series B, Series C, and Founders’ convertible preferred into common stock	$—	$330,764
Assets acquired included in accounts payable and accrued expenses and other current liabilities	4,983	537
Public and private placement of warrants acquired as part of business combination	—	56,786
Change in redemption value of Convertible Preferred Stock	—	1,011,726
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$691
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ASTRA SPACE, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Business, Basis of Presentation and Significant Accounting Policies
Description of Business
Astra Space, Inc. designs, tests, manufactures and operates the next generation of launch services and space products and services that it expects to enable a new generation of global communications, earth observation, precision weather monitoring, navigation, and surveillance capabilities. Astra Space, Inc.’s mission is to Improve Life on Earth from Space
®
through greater connectivity and more regular observation and to enable a wave of innovation in low Earth orbit by expanding its space platform offerings.
Holicity Inc. (“Holicity”) was originally incorporated in Delaware and was established as a special purpose acquisition company, which completed its initial public offering in August 2020. On June 30, 2021 (the “Closing Date”), Holicity consummated a business combination (the “Business Combination”) pursuant to the Business Combination Agreement dated as of February 2, 2021 (the “BCA”), by and among Holicity, Holicity Merger Sub Inc., a wholly owned subsidiary of Holicity (“Merger Sub”), and Astra Space Operations, Inc. (“pre-combination Astra”). Immediately upon the consummation of the Business Combination, Merger Sub merged with and into pre-combination Astra with pre-combination Astra surviving the merger as a wholly owned subsidiary of Holicity. Holicity changed its name to “Astra Space, Inc.” and pre-combination Astra changed its name to “Astra Space Operations, Inc.”
Unless the context otherwise requires, “we”, “us”, “our”, “Astra” and the “Company” refers to Astra Space, Inc., the combined company and its subsidiaries following the Business Combination and Astra Space Operations, Inc. prior to the Business Combination. See Note 3 — Acquisitions for further discussion of the Business Combination. The Company’s Class A common stock is listed on the Nasdaq under the symbol “ASTR”.
Basis of Presentation and Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of Astra and its subsidiaries, and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial reporting. The condensed consolidated financial statements included herein are unaudited, and reflect all adjustments which are, in the opinion of management, of a normal recurring nature and necessary for a fair statement of the results for the periods presented. The December 31, 2021 condensed consolidated balance sheet data were derived from Astra’s audited consolidated financial statements included in its Annual Report on Form 10-K for year ended December 31, 2021 as filed with the SEC. All intercompany transactions and balances have been eliminated in consolidation. The operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022, or for any other future period.
Business Combination
On June 30, 2021, the Business Combination pursuant to the BCA, by and among Holicity, Merger Sub, and pre-combination Astra, was accounted for as a reverse recapitalization as pre-combination Astra was determined to be the accounting acquirer under ASC 805. The determination is primarily based on the evaluation of the following facts and circumstances:

•	the equity holders of pre-combination Astra hold the majority of voting rights in the Company;

•	the board of directors of pre-combination Astra represent a majority of the members of the board of directors of the Company;

•	the senior management of pre-combination Astra became the senior management of the Company; and

•	the operations of pre-combination Astra comprise the ongoing operations of the Company.
In connection with the Business Combination, outstanding common stock and preferred convertible stock of the pre-combination Astra was converted into common stock of the Company, par value of $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired and recorded at historical cost, with no goodwill or intangible assets recorded. Pre-combination Astra was deemed to be the predecessor and the condensed consolidated assets and liabilities and results of operations prior to the Closing Date are those of pre-combination Astra. Reported shares and earnings per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the BCA. The number of shares of preferred stock was also retroactively restated based on the exchange ratio. See Note 3 — Acquisitions for additional information.
Liquidity
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis. The Company has historically funded its operations primarily by equity financings and convertible promissory notes prior to the Business Combination and subsequently funded its operations through cash proceeds obtained as part of the Business Combination and related private placement. As of June 30, 2022, the Company’s existing sources of liquidity included cash and cash equivalents of $104.3 million and marketable securities of $96.4 million. The Company has a limited history of operations and has incurred negative cash flows from operating activities and loss from operations in the past as reflected in the accumulated deficit of $1,576.4 million as of June 30, 2022. The Company expects to continue to incur operating losses due to the investments it intends to make in its business, including the development of its products and services. The Company remains focused on managing its cash expenditures, including but not limited to, reducing its capital expenditures, consulting services and re-focusing its hiring efforts. In addition, the Company continues to evaluate opportunities to strengthen the Company’s financial position, including through the issuance of additional equity securities or by entering into new financing arrangements, as appropriate. As an example, on August 2, 2022, the Company entered into a Common Stock Purchase Agreement with B. Riley Principal Capital II
,
LLC (“B. Riley”), which would allow the Company to sell newly issued shares of its Class A Common Stock to B. Riley in aggregate amount not to exceed $100,000,000 or 19.99% of the aggregate outstanding Class A and Class B Common Stock of the Company as of August 2, 2022. See Note 17 — Subsequent Events for additional information about this financing arrangement. The Company expects that its existing sources of liquidity will be sufficient to fund operating and capital expenditure requirements through at least twelve (12) months from the date of issuance of these financial statements.
Impact of the COVID-19 Pandemic
The Company has been actively monitoring the ongoing COVID-19 pandemic situation and its impact on the Company’s business while keeping abreast of the latest developments, particularly the variants of the virus, to ensure preparedness for Astra’s employees and its business. The COVID-19 pandemic had disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. The Company has been diligent in testing and monitoring its employees, and there have been disruptions in productivity, although these disruptions have not resulted in suspension of its manufacturing facilities. However, there has been a trend in many parts of the world of increasing availability and administration of vaccines against COVID-19, as well as an easing of restrictions on social, business, travel and government activities and functions. On the other hand, infection rates and regulations continue to fluctuate in various regions and there are ongoing global impacts resulting from the pandemic, including challenges and increases in costs for logistics and supply chains, such as increased intermittent supplier delays and a shortfall of semiconductor supply. Ultimately, the Company cannot predict the duration of the COVID-19 pandemic. The Company will continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve its business as appropriate and deploy its production, workforce and other resources accordingly.

Use of Estimates and Judgements
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the condensed consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include the valuation of goodwill and intangible assets, inventory valuation, stock-based compensation, pre-combination
Astra common stock, useful lives of intangible assets and fixed assets, deferred tax assets, income tax uncertainties, contingent consideration and other contingencies.
Significant Accounting Policies
Other than those described below, there have been no changes to the Company’s significant accounting policies described in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, that have had a material impact on its unaudited condensed consolidated financial statements and related notes.
Marketable securities.
Marketable securities consist of U.S. Treasury securities, corporate debt securities, commercial paper, and asset backed securities. The Company classifies marketable securities as available-for-sale
at the time of purchase and reevaluates such classification as of each balance sheet date. Interest receivable on these securities is presented in other current assets on the condensed consolidated balance sheets. All marketable securities are recorded at their estimated fair values. When the fair value of a marketable security declines below its amortized cost basis, the carrying value of the security will be reduced to its fair value if it is more likely than not that management is required to sell the impaired security before recovery of its amortized basis, or management has the intention to sell the security. If neither of these conditions are met, the Company determines whether any portion of the decline is due to credit losses. Any portion of that decline attributable to credit losses, to the extent expected to be nonrecoverable before the sale of the security, is recognized in the Company’s condensed consolidated statement of operations. When the fair value of the security declines below its amortized cost basis due to changes in interest rates, such amounts are recorded in accumulated other comprehensive income (loss) and are recognized in the Company’s condensed consolidated statement of operations only if the Company sells or intends to sell the security before recovery of its cost basis. Realized gains and losses are determined based on the specific identification method and are reported in other income (expense), net in the Company’s condensed consolidated statements of operations.
Note 2 — Revenues
The Company recognizes revenue to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Through its current and anticipated offerings, the Company expects to generate revenue by providing the following goods or services:
Launch Services
 — To provide rapid, global, and affordable launch services to satellite operators and governments in partnership with third-party spaceport providers globally. The launch services include services tied directly to launch along with complementary services that are not part of the Company’s fixed pricing for which we charge a separate fee. The Company operated its launches from Pacific Spaceport Complex in Kodiak, Alaska and Cape Canaveral Space Force Station in Cape Canaveral, Florida. The Company is in discussions with SaxaVord UK Spaceport regarding an opportunity to launch from the United Kingdom.
Space Products
— To design and provide space products based on the customers’ needs for a successful satellite launch and other products that the Company may sell in the future. Currently the Company offers two in-space
electric propulsion systems.

Space Services
 — To invest in building the Company’s portfolio of space services, which includes communication service and constellation services, which will be based on a network of spacecraft that we intend to build and allow customers to access for use in their business. Specifically, the Company’s space services encompass all aspects of hosted satellite and constellation services, including hosting customer payloads onto its spacecraft, and delivering services, such as communication services.
As of June 30, 2022, the Company has only entered into contracts for launch services and space products. As of June 30, 2022, the Company is in early stages of developing its space services offerings which includes communication service and constellation services. The Company’s contracts may provide customers with termination for convenience clauses, which may or may not include termination penalties. In some contracts, the size of the contractual termination penalty increases closer to the scheduled launch date. At each balance sheet date, the Company evaluates each contract’s termination provisions and the impact on the accounting contract term, i.e., the period in which the Company has enforceable rights and obligations. This includes evaluating whether there are termination penalties and if so, whether they are considered substantive. The Company applies judgment in determining whether the termination penalties are substantive. In July 2022, the Company decided to focus on the development and production of the next version of its launch system. As a result, the Company has discontinued the production of launch vehicles supported by its current launch system and does not plan to conduct any further commercial launches in 2022. The Company has begun discussions with customers for whom it agreed to launch payloads on launch vehicles supported by its old launch system and the shift of those flights to launch vehicles supported by our new launch vehicle. If a customer terminates its contract with the Company due to the shifting of the flights, the customer may not be obligated to pay the termination for convenience penalties.
Recognition of Revenue
The work performed by the Company in fulfilling launch services and space products performance obligations is not expected to create an asset to the customer since the launch vehicle that is built to deliver the customer’s payload into orbit will not be owned by the customer or the propulsion systems that are built to thrust the customers’ satellite into orbit will not be owned by the customer until they are delivered to the customer. The Company recognizes revenue at a point in time upon satisfaction of the performance obligations under its launch services and space products agreements. The following table presents revenue disaggregated by type of revenue for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Launch services	$1,988	$—	$5,899	$—
Space products	694	—	694	—

Total revenues	$2,682	$—	$6,593	$—

Contracts with governmental entities involving research and development milestone activities do not represent contracts with customers under ASC 606 and as such, amounts received are recorded in other income (expense), net in the condensed consolidated statements of operations. No such income was recorded for the three months ended June 30, 2022. The Company recorded $0.4 million in other income for the six months ended June 30, 2022. No such income was recorded for the three and six months ended June 30, 2021.
Contract Balances and Remaining Performance Obligations
Contract balances.
 Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relate to payments

received in advance of the satisfaction of performance under the contract. Receivables represent rights to consideration that are unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due. The Company had no contract assets as of June 30, 2022 and December 31, 2021. The Company had contract liabilities of $12.7 million and $10.4 million as of June 30, 2022 and December 31, 2021, respectively. The Company recognized revenue of $2.7 million and $4.9 million during the three and six months ended June 30, 2022, respectively, that was included in the contract liabilities balance at the beginning of the period. No revenue was recognized for the three and six months ended June 30, 2021.
Remaining performance obligations
. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. Customers are not considered committed when they are able to terminate their contractual obligations to us without payment of a substantive penalty under the contract. Many of the Company’s contracts allow the customer to terminate the contract prior to launch or delivery without a substantive penalty, and therefore the enforceable contract is for a period less than the stated contractual term. Further, the Company has elected not to disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company had unsatisfied performance obligations of $30.7 million as of June 30, 2022.
Note 3 — Acquisitions
Acquisition of Apollo Fusion, Inc.
On July 1, 2021, or the Apollo Acquisition Date, the Company, through its wholly owned indirect subsidiary, merged with Apollo Fusion, Inc. (“Apollo”). The results of Apollo’s operations have been included in the unaudited condensed consolidated financial statements since that date. Apollo designs, tests, manufactures and operates propulsion modules to enable satellites to orbit in space.
The fair value of the consideration paid as of July 1, 2021, was $70.8 million, net of cash acquired (the “Apollo Merger”), which consisted of the following:

Purchase Consideration (in thousands)

Cash paid for outstanding Apollo common stock and options	$19,926
Fair value of Astra Class A common stock issued	33,008
Fair value of contingent consideration	18,400

Total purchase consideration	71,334
Less: cash acquired	566

Total purchase consideration, net of cash acquired	$70,768

The fair value of the shares of Class A common stock issued in the Apollo Merger was determined based on the closing market price of the Company’s Class A common stock on the Apollo Acquisition Date.
The vesting of all unvested stock options of Apollo granted prior to the Apollo Acquisition Date were accelerated prior to the acquisition and were then cancelled in exchange for a right of each option-holder to cash, equity and contingent consideration based on their pro-rata percentage, assuming all stock options of Apollo had been exercised.
The contingent consideration requires the Company to pay $75.0 million of additional consideration to Apollo’s former shareholders and option-holders, if Apollo meets certain customer revenue related milestones over a two
and half year period ending on December 31, 2023. The contingent consideration is earned, which is a combination of total contract value and relevant payout ratio, if the contract with the customer is entered into after the acquisition date and 25% of revenue under the contract is recognized by December 31, 2023 under ASC 606. Contingent consideration is payable on a quarterly basis based on the milestones achieved. The fair value of the contingent consideration arrangement at the acquisition date was $18.4 million. The Company estimated the fair value of the contingent consideration using a Monte Carlo simulation model. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. As of June 30, 2022, the contingent consideration recognized increased to $31.0 million as a result of changes in forecasted revenues subject to milestone payments and the passage of time. The Company has recognized $12.6 million in cumulative net losses on changes in fair value of contingent consideration from the Apollo Acquisition Date, of which $1.8 million and $17.3 million in loss was recognized in the condensed consolidated statement of operations for the three and six months ended June 30, 2022, respectively.

An additional $10.0 million of cash (“Cash Earnout”) will be paid to employees of Apollo that joined Astra, subject to certain vesting conditions, as amended. The Cash Earnout is accounted for as compensation expense over the requisite service period in the post-acquisition period as the payment is subject to the employee’s continued employment with the Company. The Company has recognized $8.4 million in compensation cost from the Apollo Acquisition Date, of which $1.2 million and $2.6 million in compensation cost was recognized in research and development expense in the condensed consolidated statement of operations for the three and six months ended June 30, 2022, respectively. The earned, but unpaid, amount of the Cash Earnout of $3.6 million and $3.9 million is recorded within accrued expenses and other current liabilities in the condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021, respectively.
In addition, the Company awarded 1,047,115 Performance Stock Units (“PSUs”) to employees of Apollo that joined Astra, subject to certain performance-based milestones, as amended, and other vesting provisions. The PSUs are accounted for as compensation expense over the requisite service period in the post-acquisition period as the vesting of PSUs is subject to time-based and performance-based vesting conditions. See Note 14 — Stock-based Compensation for additional information.
The Company allocated the fair value of the purchase consideration to the tangible assets, liabilities and intangible assets acquired, based on the fair values. The excess purchase price over those fair values is recorded as goodwill. The valuation assumptions of acquired assets and assumed liabilities require significant estimates, especially with respect to intangible assets. The final purchase consideration allocation is presented in the following table.

(in thousands)	Fair Value

Inventory	$131
Prepaid and other current assets	796
Property, plant and equipment	996
Right of use assets	163
Goodwill	58,251
Intangible assets	15,350
Other non-current assets	75

Total assets acquired	75,762

Accounts payable	(950)
Accrued expenses and other current liabilities	(1,939)
Operating lease obligation	(163)
Other non-current liabilities	(1,942)

Total liabilities assumed	(4,994)

Fair value of net assets acquired	$70,768

Goodwill is primarily attributable to the assembled workforce and anticipated synergies expected from the integration of the Apollo business. The synergies include operating efficiencies, and other strategic benefits projected to be achieved as a result of the Apollo Merger. Goodwill is not deductible for tax purposes.
There were $0.7 million of
revenues recorded during the three and six months ended June 30, 2022 related to Apollo. It was impracticable to determine the effect on net income attributable to Apollo as the Company had integrated a substantial portion of Apollo into its ongoing operations during the year.
Intangible Assets

	Fair Value (in thousands)	Weighted-Average Amortization Periods (in years)

Developed technology	$12,100	6
Customer contracts and related relationships	2,900	3
Order backlog	200	1
Tradename	150	2

Total identified intangible assets	$15,350

Developed technology relates to propulsion modules. The Company valued the developed technology using the relief-from-royalty method under the income approach. This method is based on the application of a royalty rate to forecasted revenue that are expected to be generated by developed technology. The economic useful life was determined based on the technology cycle related to the developed technology, as well as the cash flows over the forecast period.
Customer contracts and related relationships represent the fair value of future projected revenue that will be derived from sales of products to existing customers of Apollo. Customer contracts and related relationships were valued using the multi-period excess earnings method under the income approach. This method reflects the present value of the projected cash flows that are expected to be generated by the customer contracts and related relationships less charges representing the contribution of other assets to those cash flows. The economic useful life was determined based on historical customer turnover rates.
Order backlog represents business under existing contractual obligations. The fair value of backlog was determined using the multi-period excess earnings method under the income approach based on expected operating cash flows from future contractual revenue. The economic useful life was determined based on the expected life of the backlog and the cash flows over the forecast period.
Trade name relates to the “Apollo” trade name. The fair value was determined by applying the relief-from-royalty method under the income approach. This method is based on the application of a royalty rate to forecasted revenue under the trade name. The economic useful life was determined based on the expected life of the trade name and the cash flows anticipated over the forecast period.
The Company believes the amounts of purchased intangible assets recorded above represent the fair values of, and approximate the amounts a market participant would pay for, these intangible assets as of the Apollo Acquisition Date.
Reverse Recapitalization
On June 30, 2021,
pre-combination
Astra Space, Inc. and Holicity Inc. consummated the Business Combination contemplated by the BCA, with pre-combination
Astra surviving the merger as a wholly owned subsidiary of Holicity. Upon consummation of the Business Combination, Holicity changed its name to Astra Space, Inc., and pre-combination
Astra changed its name to Astra Space Operations, Inc.

Immediately following the Business Combination, there were 198,090,903 shares of Class A common stock and 56,239,189 shares of Class B common stock issued and outstanding with a par value of $0.0001. Additionally, there were outstanding options to purchase an aggregate of 5,993,412 shares of Class A common stock and outstanding warrants to purchase 15,813,829 shares of Class A common stock.
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as pre-combination Astra has been determined to be the accounting acquirer. Under this method of accounting, while Holicity was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of pre-combination Astra issuing stock for the net assets of Holicity, accompanied by a recapitalization. The net assets of Holicity were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of pre-combination Astra. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the BCA (approximately one pre-combination Astra share to 0.665 of the Company’s shares).
The most significant change in the post-combination Company’s reported financial position and results was an increase in cash, net of transactions costs, of $463.6 million, including $200.0 million in gross proceeds from the private placements (the “PIPE”). In connection with the Business Combination, $25.2 million of transaction costs were paid on the Closing Date. Additionally, on the Closing Date, the Company repaid the short-term promissory notes with Pendrell (the “Bridge Loan”) of $10.4 million, which included principal of $10.0 million and end of term fee of $0.4 million as of June 30, 2021. The Company also repaid the outstanding principal and interest of $4.6 million for the term loan and equipment advances with Silicon Valley Bank. Refer to Note 6 – Long-term Debt.
The Company incurred $25.5 million in transaction costs relating to the merger with Holicity, of which $23.3 million has been recorded against additional paid-in capital in the Condensed Consolidated Balance Sheets and the remaining amount of $2.2 million was recognized as general and administrative expenses on the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021. On the date of the Business Combination, the Company recorded a liability related to the Public and Private Placement Warrants of $56.8 million, with an offsetting entry to additional paid-in capital. In relation to the Public and Private Placement Warrants, the Company recognized a portion of pre-combination Astra’s capitalizable transaction costs relating to the merger with Holicity, using the relative fair value method, as general and administrative expenses in the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021.
Upon closing of the Business Combination, the shareholders of Holicity, including Holicity founders, were issued 37,489,019 shares of Class A common stock. In connection with the Closing, holders of 10,981 shares of common stock of Holicity were redeemed at a price per share of $10.00. In connection with the Closing 20,000,000 shares were issued to PIPE investors at a price per share of $10.00.
The number of shares of Class A common stock issued immediately following the consummation of the Business Combination were:

Common stock of Holicity	29,989,019
Holicity founder shares	7,500,000
Shares issued in PIPE	20,000,000

Business Combination and PIPE shares	57,489,019
Pre-combination Astra shares	140,601,884

Total shares of Class A common stock immediately after Business Combination	198,090,903

In addition, in connection with the consummation of the Business Combination, 56,239,189 shares of Class B common stock were
issued to two executive officers and founders of the Company: Chris Kemp and Adam London in exchange for an aggregate 73,699,647 shares of common stock and an aggregate 10,870,562 shares of Founders Preferred Stock of pre-combination Astra.
Note 4 — Supplemental Financial Information

Inventories

in thousands	As of June 30, 2022	As of December 31, 2021

Raw materials	$—	$5,775
Work in progress	3,155	941
Finished goods	—	959

Inventories	$3,155	$7,675

There were $13.3 million and $18.8 million of inventory write downs recorded within cost of revenues during the three and six months ended June 30, 2022, respectively, of which $10.2 million of inventory write-downs related to the discontinuance of production of the current version of its launch vehicle as the Company focuses on developing the new version of its launch system. There were no inventory write downs recorded during the three and six months ended June 30, 2021.
Property, Plant and Equipment, net
Presented in the table below are the major classes of property, plant and equipment:

in thousands	As of June 30, 2022	As of December 31, 2021

Construction in progress	$6,809	$39,246
Computer and software	6,539	3,092
Leasehold improvements	56,444	14,177
Research equipment	11,731	8,935
Production equipment	21,708	10,442
Furniture and fixtures	1,573	1,001

Total property, plant and equipment	104,804	76,893
Less: accumulated depreciation	(16,581)	(10,577)

Property, plant and equipment, net	$88,223	$66,316

Depreciation expense amounted to $4.0 million and $1.0 million for the three months ended June 30, 2022 and 2021, respectively. Depreciation expense amounted to $6.0 million and $1.9 million for the six months ended June 30, 2022 and 2021, respectively. No impairment charges were recorded for the three and six months ended June 30, 2022 and 2021.

F-6
6

Accrued Expenses and Other Current Liabilities

in thousands	As of June 30, 2022	As of December 31, 2021

Employee compensation and benefits	$9,102	$9,927
Contract liabilities, current portion	6,196	10,162
Fair value of contingent consideration, current portion	19,800	—
Construction in progress related accruals	577	3,726
Accrued expenses	6,745	3,464
Other (miscellaneous)	2,762	2,620

Accrued expenses and other current liabilities	$45,182	$29,899

Other Non-Current Liabilities

in thousands	As of June 30, 2022	As of December 31, 2021

Fair value of contingent consideration, net of current portion	$11,200	$13,700
Contract liabilities, net of current portion	6,541	149
Other (miscellaneous)	1,016	750

Other non-current liabilities	$18,757	$14,599

Note 5 — Intangible Assets

in thousands	Carrying Amount	Accumulated Amortization	Net Book Value
As of June 30, 2022:
Definite-lived intangible assets
Developed technology	$12,100	$2,017	$10,083
Customer contracts and related relationship	2,900	966	1,934
Order backlog	200	200	—
Trade names	150	75	75

Intangible assets subject to amortization	15,350	3,258	12,092
Indefinite-lived intangible assets
Trademarks	4,200	—	4,200

Total	$19,550	$3,258	$16,292

in thousands	Carrying Amount	Accumulated Amortization	Net Book Value
As of December 31, 2021:
Definite-lived intangible assets
Developed technology	$12,100	$1,008	$11,092
Customer contracts and related relationship	2,900	483	2,417
Order backlog	200	100	100
Trade names	150	38	112

Intangible assets subject to amortization	15,350	1,629	13,721
Indefinite-lived intangible assets
Trademarks	4,200	—	4,200

Total	$19,550	$1,629	$17,921

Based on the amount of intangible assets as of June 30, 2022, the expected amortization expense for each of the next five years and thereafter is as follows:

in thousands	Expected Amortization Expense

2022 (remainder)	$1,529
2023	3,021
2024	2,500
2025	2,017
2026	2,017
Thereafter	1,008

Total intangible assets	$12,092

Note 6 — Long-Term Debt
There is no short-term and long-term debt outstanding as of June 30, 2022 and December 31, 2021, respectively. In connection with the Business Combination, all outstanding debt with the exception of the Paycheck Protection Program note was paid on June 30, 2021. Refer to Note – 3 Acquisitions. In August 2021, the Company’s application for forgiveness of the Paycheck Protection Program note was approved in the full amount of the outstanding principal balance and accrued interest.
Term Loan and Equipment Advances
On December 25, 2018, the Company entered into a loan agreement (the “2018 Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the 2018 Loan Agreement, the Company could borrow up to a total of $3.0 million term loans (“2018 Term Loans”) and $7.0 million equipment loans (“2018 Equipment Advances”) with access period ended on April 30, 2020 for 2018 Term Loans and June 30, 2019 for 2018 Equipment Advances. Amounts borrowed under the 2018 Loan Agreement were repaid prior to or on June 30, 2021.
In connection with the execution of the 2018 Loan Agreement, the Company entered into a 2018 warrant agreement which granted certain warrants to SVB (the “Warrants”). The Warrants were issued in one initial tranche on December 25, 2018 and three subsequent tranches in 2019 each time the Company made an additional debt draw under the 2018 Loan Agreement. Pursuant to the warrant agreement, SVB had the option to purchase an aggregate of 480,520 shares of Class A common stock. The warrants had a weighted average exercise price of $0.24 per share and were exercisable for a period of 10 years. The Company accounted for all the Warrants issued as equity instruments since the Warrants were indexed to the Company’s common shares and met the criteria for classification in stockholders’ equity. In July 2021, SVB exercised all the outstanding Warrants and the Company issued 472,113 shares of Company’s Class A Common Stock, net of exercise price.
Paycheck Protection Program Note (“PPP Note”)
On April 20, 2020, the Company received loan proceeds of approximately $4.9 million under the Paycheck Protection Program (“PPP”), offered by the U.S. Small Business Administration (the “SBA”) pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Note proceeds were available to be used to pay for payroll costs, including salaries, commissions, and similar compensation, group health care benefits, and paid leaves, rent and utilities, and mortgage interest payments. The PPP Note was subject to forgiveness to the extent proceeds were used for payroll costs, including payments required to continue group health care benefits, and certain rent, utility, and mortgage interest expenses (collectively, “Qualifying Expenses”), pursuant to the terms and limitations of the PPP Note.

The Company used the PPP Note amount intended for Qualifying Expenses. During the three months ended March 31, 2021, the Company submitted a forgiveness application to its lender seeking full forgiveness of the

PPP Note. On August 24, 2021, the Company received notice from the lender that the Small Business Administration has approved the application for forgiveness of the PPP Note in the full amount.
Convertible Notes
Issuance of Convertible Notes
From June 2019 through July 2019, the Company issued $14.8 million of convertible promissory notes (the “June 2019 Convertible Notes”) to certain investors. The June 2019 Convertible Notes matured on June 10, 2021 and accrued interest at 2.37% or 2.13%, compounded annually on basis of
360-days year of twelve 30-day months. Principal and any accrued but unpaid interest were due and payable at maturity.
From October 2019 through December 2020, the Company issued $45.0 million of convertible promissory notes (the “October 2019 Convertible Notes” and collectively with the June 2019 Convertible Notes, the “Convertible Notes”) to certain investors. The October 2019 Convertible Notes matured on October 1, 2021 and accrued interest at 1.69%, 1.59% or 1.85%, compounded annually on basis of 360-days year of twelve 30-day months. Principal and any accrued but unpaid interest were due and payable at maturity.
Settlement of Convertible Notes
On January 28, 2021, the Company entered a stock purchase agreement with certain investors to close the issuance of Series C convertible preferred stock at a cash purchase price of $6.62 per share and settle all outstanding Convertible Notes through Series C convertible preferred stock at a conversion price of $1.33 or $1.71 per share (“Series C Financing”). The Company issued 38,323,292 shares of Series C Convertible Preferred Shares (pre-combination) for conversion of outstanding Convertible Notes of $61.0 million.
The June 2019 Convertible Notes were settled pursuant to the contractual conversion upon the Next Equity Financing feature with such financing yielding at least $20.0 million in a single transaction. The Company credited the net carrying amount of the June 2019 Convertible Notes of
$14.5 million, including any unamortized debt discount, to Series C convertible preferred stock with no gain or loss recognized.
The October 2019 Convertible Notes were settled based on negotiated terms between the Company and the note holders as the Series C Financing did not meet the definition of Next Equity Financing for the October 2019 Convertible Notes. The Company assessed the economics of the settlement of the October 2019 Convertible Notes and concluded that it should be treated as a privately negotiated debt redemption/settlement transaction where debt extinguishment accounting should be applied. Therefore, the Company derecognized the net carrying amount, including any unamortized debt discount, of the October 2019 Convertible Notes of $42.6 million and recognized the Series C convertible preferred stock issued specifically to settle the October 2019 Convertible Notes at fair value as the reacquisition consideration. Accrued and unpaid interest of $0.6 million was settled and not paid in cash and therefore it was included in calculating the extinguishment loss. The difference between the net carrying amount of the October 2019 Convertible Notes, plus accrued and unpaid interest, and the reacquisition consideration was recorded as a loss on extinguishment in the condensed consolidated statement of operations for the six months ended June 30, 2021.
The Company issued in aggregate 26,727,308 shares of Series C convertible preferred stock (pre-combination) to settle the October 2019 Convertible Notes. The fair value of the Series C convertible preferred stock was determined to be $176.9 million using the cash purchase price of $6.62 per share on January 28, 2021. These October 2019 Convertible Notes had a carrying amount plus accrued and unpaid interest of $43.2 million upon settlement. The difference of $133.8 million was recognized as a loss on extinguishment on the Company’s condensed consolidated statement of operations for the six months ended June 30, 2021.

Bridge Loan
On May 20
, 2021
, the Company entered into a short-term promissory note (the “Bridge Loan”) with Pendrell as the lender, pursuant to which Pendrell agreed to make available to the Company up to $20.6 million in bo
rrowings. Pendrell is the parent of X-icity Holdings Corporation, the sponsor of Holicity. The interest rate on the Bridge Loan borrowings was a fixed rate of 5.00% per annum. However, if repaid in full in connection with the closing of the Business Combination, then no interest will be due and payable. The Company was required to pay an upfront fee in the amount of 1.00% of the principal amount and an end of term fee in the amount of 2.00% of the principal amount. The funds drawn on the Bridge Loan may be prepaid by the Company at any time. The Bridge Loan matures upon the earliest of (a) the closing of the Business Combination, (b) 60 days following the abandonment of the Business Combination and (c) the date when the commitment amount is otherwise paid in full or accelerated pursuant to the terms of the Bridge Loan. Under the terms of the Bridge Loan, the Company borrowed $10.0 million in June 2021, and subsequently paid off the outstanding principal and end of term fee totaling $10.4 million on June 30, 2021. Refer to Note – 3 Acquisitions.
Note 7 — Warrant Liabilities
As part of Holicity’s initial public offering (“IPO”) in 2020, Holicity issued 9,999,976 warrants to third party investors, and each whole warrant entitled the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Holicity completed the private sale of 5,333,333 warrants to Holicity’s sponsor (“Private Placement Warrants”) and each Private Placement Warrant allowed the sponsor to purchase one share of the Company’s Class A common stock at $11.50 per share.
The Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants were not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants were exercisable for cash or on a cashless basis, at the holder’s option, and were non-redeemable so long as they were held by the initial purchasers or their permitted transferees. If the Private Placement Warrants were held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrant.
The Company accounted for Public Warrants and Private Placement Warrants as liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Specifically, the exercise of the Public and Private Placement Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Because not all of the Company’s shareholders needed to participate in such tender offer or exchange to trigger the potential cash settlement and the Company did not control the occurrence of such an event, the Company concluded that the Public Warrants and Private Placement Warrants did not meet the conditions to be classified in equity. Since the Public and Private Placement Warrants met the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the consolidated statement of operations at each reporting date.
On November 26, 2021, the Company issued a notice of redemption to redeem all of its Public Warrants and Private Placement Warrants (“Redeemable Warrants”) outstanding as of December 27, 2021. Under the Warrant Agreement, the Company was entitled to redeem not less than all of the outstanding Redeemable Warrants at a Redemption Price of $0.10 per Redeemable Warrant, provided that the last reported sales price of the Class A common stock had been at least $10.00 per share on the trading day prior to the date on which notice of redemption is given, and further provided that there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto, available through the Redemption Date.

Under the notice of redemption, Company required holders of the Redeemable Warrants to exercise their Warrants on a cashless basis, (the “Cashless Exercise Option”) and holders were not permitted to exercise

Redeemable Warrants by paying the $11.50 per share exercise price in cash. Pursuant to the Cashless Exercise Option, an exercising holder of the Redeemable Warrants received a number of shares of Class A common stock (the “Exercise Shares”) equal to the quotient obtained by dividing the product of the number of shares of Class A common stock underlying the Redeemable Warrants, multiplied by the excess of the fair market value of the Class A common stock over the exercise price of the Redeemable Warrants by the fair market value. Since the fair market value was less than the exercise price of the Redeemable Warrants, no Exercise Shares would have been issued if a holder would have elected to exercise its Redeemable Warrant pursuant to the Cashless Exercise Option. Alternatively, holders of the Redeemable Warrants were entitled to elect to receive, in lieu of the redemption price or exercising their Redeemable Warrants pursuant to the Cashless Exercise Option, 0.2560374 shares of Class A common stock for each Redeemable Warrants.
In connection with the redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Placement Warrants elected to receive, in lieu of the redemption price, an aggregate 3,775,709 shares of Class A common stock at 0.2560374 shares of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of December 27, 2021 and the Company redeemed the Public Warrants for a redemption price of $0.10 per Redeemable Warrant on December 27, 2021.
Note 8 — Income Taxes
The Company computes its provision for income taxes by applying the estimated annual effective tax rate to year-to-date income from recurring operations and adjust the provision for discrete tax items recorded in the period.
There has historically been no federal or state provision for income taxes because the Company has incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. For the three and six months ended June 30, 2022 and 2021, the Company recognized no provision for income taxes consistent with the losses incurred and the valuation allowance against the deferred tax assets.
Utilization of net operating loss carryforwards, tax credits and other attributes may be subject to future annual limitations due to the ownership change limitations provided by Section 382 of the Internal Revenue Code and similar state provisions.
The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is not currently under examination by income tax authorities in federal, state or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits.
Note 9 — Leases
The Company has operating leases for warehouse, production, and office facilities and equipment. Lease contracts have remaining lease terms of less than one year to seven years, some of which include options to extend the term by up to 5 years. The Company included renewal options that are reasonably certain to be exercised as part of the lease term. Additionally, some lease contracts include termination options. The Company does not expect to exercise the majority of termination options and generally excludes such options when determining the term of leases.
The operating lease costs were $0.5 million and $0.4 million for the three months ended June 30, 2022 and 2021, respectively. The operating lease costs were $1.0 million and $0.6 million for the six months ended June 30, 2022 and 2021, respectively.

The weighted average remaining lease term was 6.12 years and 6.68 years as of June 30, 2022 and December 31, 2021, respectively. The weighted average discount rate was 7.34% as of each of June 30, 2022 and December 31, 2021.
Cash flows arising from lease transactions for the three and six months ended June 30, 2022 and 2021 were as follows (in thousands):

	For the Three Months Ended June 30,		Six Months Ended June 30,
in thousands	2022	2021	2022	2021

Cash paid for amounts included in the measurements of lease liabilities — operating cash flows	$(482)	$(760)	$(942)	$(770)
Right-of-use assets obtained in exchange for operating leases liabilities	$—	$—	$251	$—
Future minimum lease payments under non-cancellable leases in effect as of June 30, 2022 are as follows (in thousands):

Operating Leases

2022 (remainder)	$930
2023	1,790
2024	1,677
2025	1,655
2026	1,642
Thereafter	2,840

Total future undiscounted minimum lease payments	$10,534
Less: imputed Interest	2,030

Total reported lease liability	$8,504
Note 10 — Fair Value Measurements
The Company measures its financial assets and liabilities at fair value each reporting period using a fair value hierarchy that prioritizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value, as follows:
Level 1 Observable inputs, such as quoted prices in active markets for identical assets or liabilities;
Level 2 Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
The Company uses the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
The carrying amounts of Company’s financial instruments, which include cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable, accrued liabilities and certain other current liabilities approximate fair value because of their short-term maturities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	As of June 30, 2022
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market account	$3,417	$—	$—	$3,417
Marketable securities
US Treasury securities	22,959	—	—	22,959
Corporate debt securities	—	21,967	—	21,967
Commercial paper	—	40,912	—	40,912
Asset backed securities	—	10,530	—	10,530

Total financial assets	$26,376	$73,409	$—	$99,785

Liabilities:
Contingent consideration	$—	$—	$31,000	$31,000

Total financial liabilities	$—	$—	$31,000	$31,000

	As of December 31, 2021
Description	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market account	$100,000	$—	$—	$100,000

Total financial assets	$100,000	$—	$—	$100,000

Liabilities:
Contingent consideration	$—	$—	$13,700	$13,700

Total financial liabilities	$—	$—	$13,700	$13,700

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments:

in thousands	Contingent Consideration

Fair value as of December 31, 2021	$13,700

Loss on change in fair value of contingent consideration	17,300

Fair value as of June 30, 2022	$31,000

The fair value of contingent consideration related to Apollo acquisition is classified as Level 3 financial instruments. To determine the fair value of the contingent consideration, the Company used a Monte Carlo simulation model. The Monte Carlo simulation considered assumptions including revenue volatilities, risk free rates, discount rates and additional revenue discount rate. Additionally, other key assumptions included forecasted revenues from new customers and probability of achieving it. The following table sets forth the range of inputs for the significant assumptions utilized to determine the fair value of contingent consideration as of June 30, 2022 and December 31, 2021:

	As of June 30, 2022	As of December 31, 2021

Risk-free interest rate	2.62%	0.56%
Expected revenue volatility	19.0%	20.0%
Revenue discount rate	7.50%	5.50%
Discount rate	4.80%	3.25%

The Company began investing in available-for-sale marketable securities in the first quarter of 2022. These marketable securities are classified as short term investments on the condensed consolidated balance sheets. The following is a summary of available-for-sale marketable securities as of June 30, 2022 (in thousands):

	As of June 30, 2022
Description	Amortized Cost	Gross Unrealized Loss	Fair Value

U.S. Treasury securities	$23,006	$(47)	$22,959
Corporate debt securities	22,093	(126)	21,967
Commercial paper	40,912	—	40,912
Asset backed securities	10,590	(60)	10,530

Total available-for-sale marketable securities	$96,601	$(233)	$96,368

The following table presents the breakdown of the
available-for-sale
marketable securities in an unrealized loss position as of June 30, 2022 (in thousands).

	June 30, 2022
	Fair Value	Gross Unrealized Loss
U.S. Treasury securities
Less than 12 months	$22,959	$47

Total	$22,959	$47

Corporate debt securities
Less than 12 months	$21,967	$126

Total	$21,967	$126

Commercial paper
Less than 12 months	$40,912	$—

Total	$40,912	$—

Asset backed securities
Less than 12 months	$2,828	$25
Greater than 12 months	7,702	35

Total	$10,530	$60

The Company does not believe these
available-for-sale
marketable securities to be other-than-temporarily impaired as of June 30, 2022.There were no realized gains or losses on available-for-sale
marketable securities during the three and six months ended June 30, 2022.

	As of June 30, 2022
in thousands	Amortized Cost	Fair Value

Due in 1 year or less	$88,864	$88,666
Due in 1-2 years	$7,737	$7,702

Note 11 — Commitments and Contingencies
Legal Proceedings
The Company is party to ordinary and routine litigation incidental to its business. On a case-by-case
basis, the Company engages inside and outside counsel to assess the probability of potential liability resulting from such litigation. After making such assessments, the Company makes an accrual for the estimated loss only when the loss is probable, and an amount can be reasonably estimated.

On February 9, 2022, a putative class action was filed in the United States District Court for the Eastern District of New York styled Artery v. Astra Space, Inc. et al., Case No.
1:22-cv-00737
(E.D.N.Y.) (the “Artery Action”). The complaint alleges that the Company and certain of its current and former officers violated provisions of the Securities Exchange Act of 1934 with respect to certain statements concerning the Company’s capabilities and business prospects. The complaint seeks unspecified damages on behalf of a purported class of purchasers of the Company’s securities between February 2, 2021 and December 29, 2021. On March 23, 2022, a second putative class action was filed in the United States District Court for the Eastern District of New York styled Riley v. Astra Space, Inc., et al., Case No.
1:22-cv-01591
(E.D.N.Y.) (the “Riley Action,” with the Artery Action, the “Securities Actions”). The Riley Action alleges the same claims, based upon similar facts, against the same defendants, and seeks the same damages. The Company expects that the two cases will be consolidated into a single action. Defendants intend to move to dismiss once the Court appoints a lead plaintiff and an amended complaint is filed. The Company believes that the Securities Actions are without merit and intend to defend them vigorously. Due to the early stage of the cases, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined.
On March 8, 2022, a stockholder derivative suit was filed in the United States District Court for the State of Delaware styled Meyer, et al., v. Kemp, et al., Case No.
22-cv-00308
(D. Del.). The complaint asserts claims against the current members of the Company’s board of directors and certain of its current and former officers, for breach of their fiduciary duty, waste, unjust enrichment, and contribution under the Securities Exchange Act of 1934, based upon the conduct alleged in the Artery Action. The plaintiffs seek monetary damages in favor of the Company in an unstated amount, reformation of the Company’s corporate governance and internal procedures, restitution including a disgorgement of any compensation, profits or other benefits achieved, and reimbursement of the plaintiffs’ reasonable fees and costs, including attorney’s fees. The Company believes that the case is without merit and intends to defend it vigorously. Due to the early stage of the case, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined. See Note 17 — Subsequent events for information regarding the status of this lawsuit.
On April 27, 2022, a stockholder derivative suit was filed in the United States District Court for the Eastern District of New York styled Gonzalez v. Kemp, et al., Case No.
22
-cv-02401
(E.D.N.Y.). The complaint asserts claims against the current members of the Company’s board of directors and certain of its current and former officers for alleged breaches of their fiduciary duties, unjust enrichment, abuse of control, mismanagement, and waste of corporate assets, alleged violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and for contribution under Section 10(b) and 21D of the Exchange Act based upon the conduct alleged in the Artery Action described above. The plaintiff seeks monetary damages in favor of the Company in an un
stated amount, reforms to the Company’s corporate governance and internal procedures, restitution including disgorgement of any compensation, profits or other benefits received, and reimbursement of the plaintiff’s reasonable fees and costs, including attorney’s fees. The Company believes that the case is without merit and intends to defend it vigorously. Due to the early stage of the case, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined.
The Company has tendered defense of each of the three foregoing claims under its Directors’ and Officers’ policy. The retention under this policy is $
20.0
 million.
Indemnification Obligations to former Company Board Members
On May 20, 2022, a putative class action was filed in the Court of Chancery of the State of Delaware styled Newbold v. McCaw et. al., Case No. 2022-0439 (the “Newbold Action”). The complaint alleges that Pendrell Corporation, X-icity Holdings Corporation f/k/a Pendrell Holicity Holdings and certain former officers, directors or controlling stockholders of Holicity, Inc. n/k/a Astra Space, Inc., breached their fiduciary duties to the Company in closing on the Business Combination. The complaint seeks unspecified damages on behalf of a purported class of stockholders of the Company’s securities from June 28, 2021 through June 30, 2021.

Neither
the Company nor any of its board members are parties in this action. The Company’s former board member, Mr. McCaw, is a defendant in this action, but the allegations relate to periods prior to the Business Combination. Astra is obligated to indemnify certain of the defendants in the Newbold Action. The Company has tendered defense of this action under its Directors’ and Officers’ Policy. The Company tendered defense of this claim under the tail policy it was required to purchase in connection with the Business Combination. The retention under that policy is $1.5 million. Due to the early stage of this case, neither the likelihood that a loss, if any, will be realized, nor an estimate of the possible loss or range of loss, if any, can be determined.
Purchase Commitments
On May 25, 2021, the Company entered a contract with a supplier to purchase components. The Company is obligated to purchase $22.5 million of components over 60 months. The Company may terminate the supply agreement by paying 50% of the remaining purchase commitment at any point during the contract term. The Company made total purchases of $0.8 million under the contract from the contract date of which $0.4 million related to purchases made during the six months ended June 30, 2022. The Company also made advance payments of $0.4 million under the contract during the six months ended June 30, 2022.
Note 12 — Convertible Preferred Stock
Convertible Preferred Stock
From
pre-combination
Astra’s inception until the consummation of the Business Combination, approximately $100.2 million of cash capital contributions was raised, net of issuance costs, through the issuance of three rounds of convertible preferred equity.
The three classes of convertible preferred stock of
pre-combination
Astra were: Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock (collectively, the “Convertible Preferred Stock”). Immediately before the consummation of the Business Combination, the Convertible Preferred Stock of
pre-combination
Astra consisted
of:

Series	Shares Outstanding (pre-combination Astra)	Liquidation Price Per Share	Conversion Price Per Share	Annual Noncumulative Dividend Rights Per Share

A	65,780,540	$0.243233	$0.243233	$0.019459
B	70,713,123	1.333008	1.333008	0.106640
C	50,483,785	6.620970	6.620970	0.529680
Total	186,977,448

Upon the consummation of the Business Combination in June 2021, 186,977,448 shares of Convertible Preferred Stock
(pre-combination
Astra) converted into 124,340,003 shares of Class A common stock of the Company. The Company no longer had Convertible Preferred Stock authorized, issued or outstanding subsequent to the close of Business Combination in June 2021.
On January 28, 2021, concurrent with Series C Financing, the Company amended its certificate of incorporation to add a merger with a special purpose acquisition company (“SPAC Transaction”) as one of the defined Deemed Liquidation events. In addition, upon triggering of the Deemed Liquidation events, the holders of the Convertible Preferred Stock were entitled to receive the greater of their liquidation preference per share and the as converted value per share. As of March 31, 2021, the Company assessed the probability of a SPAC Transaction to be probable and therefore, the Convertible Preferred Stock were considered probable of becoming redeemable.
Subsequent measurement of Convertible Preferred Stock was then required for the three months ended March 31, 2021. The Company elected to apply the current redemption value method to measure the redeemable

Convertible
Preferred Stock. Under the method, changes in the redemption value were recognized immediately as they occurred and the carrying value of the Convertible Preferred Stock was adjusted to the redemption value at the end of each reporting date. In the absence of retained earnings, adjustments to redemption value were recorded against additional paid-in
capital, if any, and then to accumulated deficit. As of March 31, 2021, adjustments to the carrying amount of the Convertible Preferred Stock of $
1.1
 billion, reflecting the estimated redemption value of $
7.18
per share as of March 31, 2021, were treated as deemed dividends and were recognized against additional paid-in
capital and accumulated deficit on the consolidated balance sheet.
On the Closing Date of the Business Combination, all outstanding Convertible Preferred Stock converted into Class A common stock of the Company, therefore, the Company applied conversion accounting to derecognize the existing carrying amount of the Convertible Preferred Stock and increased additional paid-in
capital as of June 30, 2021.
Note 13 — Stockholders’ Equity
Common and Preferred Stock
As of June 30, 2022, the Company had authorized a total of 466,000,000 shares of stock, consisting of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) 65,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of June 30, 2022, the Company had 209,408,425 and 55,539,188 shares of Class A and Class B common stock issued and outstanding, respectively. There were no shares of preferred stock outstanding as of June 30, 2022.
Holders of the Class A and Class B common stock have identical distribution rights, except that holders of the Class A common stock are entitled to one vote per share and holders of the Class B common stock are entitled to ten votes per share. Each share of Class B common stock can be converted into one share of Class A common stock at any time at the option of the stockholder and automatically convert upon sale or transfer, except for certain transfers specified in the Company’s amended and restated certificate of incorporation.
In connection with the Business Combination, the Company’s executive officers and founders, Chris Kemp and Adam London, converted an aggregate 10,870,562 shares of Founders Preferred Stock and an aggregate 3,599,647 shares of Class A common stock of pre-combination
Astra, which were entitled to one vote per share, into 9,622,689 shares of Class B common stock of the Company, which are entitled to ten votes per share.
Founders Convertible Preferred Stock
The
Company issued 18,500,000 shares of
pre-combination
Astra’s Founders Convertible Preferred Stock in 2016. Upon vesting, the compensation expense associated with the Founders Convertible Preferred Stock was recorded as stock-based compensation based on the fair value of the Founders Convertible Preferred Stock on the grant date fair value. Immediately before the closing of the Business Combination, 10,870,562 shares of pre-combination
Astra’s Founders Convertible Preferred Stock were outstanding. Upon closing of the Business Combination, the shares of Founders Convertible Preferred Stock were converted into shares of Class B common stock of the Company, which are entitled to ten votes per share. Refer to Note 3 – Acquisitions.
Note 14 — Stock-based Compensation
Stock-based incentive awards are provided to employees under the terms of various Astra equity incentive plans.
2021 Omnibus Incentive Plan
In June 2021, the Board of Directors approved the 2021 Omnibus Incentive Plan (the “2021 Plan”), which reserved
36.8
 million shares of Class A common stock for issuance for awards in accordance with the terms of the 2021 Plan. On January 1, 2022, pursuant to the terms of the 2021 Plan, the number of shares of Class A common stock available for issuance under the 2021 Plan increased by 13.1 million. Similarly, the share reserve increases on January 1 of each year from 2023 to 2031 by the lesser of (i) 5% of the sum of number of shares of (x) Class A common stock and (y) Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A common stock as determined by the Board. On June 1, 2022, the shareholders of the Company approved the amendment of 2021 Plan to increase the Class A common stock available for issuance under the 2021 plan by 6 million. The purpose of the 2021 Plan is to advance the Company’s interests by providing for the grant to employees, directors, consultants and advisors of stock and stock-based awards. As of June 30, 2022, 20.5 million shares remain available for issuance under the plan.
2021 Employee Stock Purchase Plan
In
 June 2021, the Board of Directors approved the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) to reserve
5.0
 million shares of Class A common stock for issuance for awards in accordance with the terms of the ESPP. On January 1, 2022, pursuant to the terms of the 2021 ESPP, the number of shares of Class A common stock available for issuance under the 2021 ESPP increased by
2.6
 million. Similarly, the number of shares of Class A common stock reserved for issuance under the 2021 ESPP will ultimately increase on January 1 of each year from
2023
to
2031
by the lesser of (i)
1
% of the sum of number of shares of Class A common stock and Class B common stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Class A common stock as determined by the Board. The purpose of the 2021 ESPP is to enable eligible employees to use payroll deductions to purchase shares of Class A common stock and thereby acquire an interest in the company. Eligible employees are offered shares through a
24-month
offering period, which consists of four consecutive
6-month
purchase periods. Employees may purchase a limited amount of shares of the Company’s stock at a discount of up to
15
% of the lesser of the fair market value at the beginning of the offering period or the end of each
6-month
purchase period.
0.2
 million shares were issued under the Employee Stock Purchase Plan during the six months ended June 30, 2022. As of June 30, 2022,
7.5
 million shares remain available for issuance under the 2021 ESPP. As of June 30, 2022, the Company had $
1.5
 million of unrecognized stock-based compensation expense related to the 2021 ESPP. This cost is expected to be recognized over a weighted-average period of
1.09
 years.
2016 Equity Incentive Plan
In 2016,
pre-combination
Astra adopted the 2016 Equity Incentive Plan (the “2016 Plan”). Under this Plan, the Board of Directors or a committee appointed by the Board of Directors is authorized to provide stock-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other performance or value-based awards within parameters set forth in the Plan to employees, directors, and non-employee
consultants.
In connection with the Business Combination, the Company assumed the 2016 Plan upon closing. Each outstanding and unexercised option (“Astra Option”) was converted, at the exchange ratio established in the BCA, into an option (“New Astra Option”) to acquire shares of the Company’s Class A common stock with the same terms and conditions as applicable to the Astra Option immediately prior to the Business Combination. As of June 30, 2022, there were no shares available for issuance under the plan.

The following table summarizes stock-based compensation expense that the Company recorded in the condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, respectively:

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
in thousands	2022	2021	2022	2021

Cost of revenues	$456	$—	$697	$—
Research and development	4,832	125	11,568	3,304
Sales and marketing	1,417	42	2,997	54
General and administrative	6,086	7,277	14,570	14,419

Stock-based compensation expense	$12,791	$7,444	$29,832	$17,777

On November 22, 2021, under the 2021 Plan, the Company’s compensation committee issued
1,047,115
PSUs to the employees of Apollo who joined Astra. P
SUs are subject to certain performance-based and service-based vesting conditions and would vest over four years with 25% of awards vesting on July 1, 2022, and the remaining 75% vesting quarterly over the remaining 12 quarters beginning on November 15, 2022, only for the portion of PSUs that is eligible to become vested which will be determined based upon timely satisfaction of performance conditions.
The number of PSUs vested will be determined by multiplying the total number of PSUs granted by the percentage of milestones achieved and by the percentage of PSUs that satisfy the time-based vesting condition on such time-vesting date.
Certain performance conditions for PSUs are subjective and the number of PSUs related to these performance conditions do not meet the criteria for the grant date. Accordingly, 523,557 PSUs and 52,355 PSUs related to the performance conditions that are not subjective are considered granted as of November 22, 2021 and January 21, 2022, respectively. The remaining PSUs issued did not meet the grant date criteria as of June 30, 2022. The Company will re-assess
at the end of each reporting period if any further PSUs has met the grant date criteria and account for it in the period in which it meets the grant date criteria.
As of June 30, 2022, the Company assessed the probability of success for the performance conditions that are not subjective and determined that the Company has achieved certain of these performance conditions within the requisite period. Therefore, the Company recognized $0.3 million and $1.2 million compensation costs related to PSUs for the three and six months ended June 30, 2022, respectively.
On September 20, 2021, under the 2021 Plan, the Company’s compensation committee granted 3,972,185 restricted stock units (“RSUs”), 3,426,094 time-based stock options and 13,016,178 performance stock options (“PSOs”) to its executive officers. RSUs and time-based stock options granted have service-based vesting conditions only. The service conditions vary for each executive officer and is based on their continued service to the Company. Option holders have a
10-year
period to exercise their options before options expire. Forfeitures are recognized in the period of occurrence and stock-based compensation costs are recognized based on grant-date fair value as RSUs and time-based stock options vest.
PSOs, only eligible to the executive officers of the Company, are subject to performance conditions as follows, and the milestones do not need to be achieved in any specific order or sequence:
Milestone A: The Company has had a successful orbital delivery.
Milestone B: The Company has had six orbital launches during a six consecutive month period.
Milestone C: The Company has completed a prototype for a spacecraft that has achieved an orbital launch.
Milestone D: The Company has conducted
twenty-six
orbital launches during a six consecutive month period.
Milestone E: The Company has achieved an orbital launch for an aggregate of 100 spacecraft.

These PSOs also require the volume weighted average share price for a period of thirty trading days meet share price thresholds of $15.00, $20.00, $30.00, $40.00 and $50.00 following the achievement of the first milestone, second milestone, third milestone, fourth milestone and fifth milestone, respectively, before a milestone will be deemed achieved. After each milestone is achieved, 20% of the PSOs will vest on the vesting date immediately following the date at which the price thresholds are met. For this purpose, a “vesting date” is February 15, May 15, August 15 and November 15 of any applicable year. The milestones must be achieved over a period of approximately five years, with the earliest vesting date of November 15, 2022, and the last vesting date no later than November 15, 2026, if all vesting conditions are met. No unvested portion of the PSOs shall vest after November 15, 2026. As of June 30, 2022, the Company assessed the probability of success for the five milestones mentioned above and determined that it is probable that the Company will achieve Milestone A and Milestone B within the requisite period. Therefore, the Company recognized $4.1 million and $9.0 million compensation costs related to PSOs for the three and six months ended June 30, 2022, respectively. As of June 30, 2022, we had unrecognized stock-based compensation expense of $32.8 million for the milestones that were not considered probable of achievement.
In April 2021, the Board of Directors approved the acceleration of the vesting of 1,900,000 pre-combination
Astra stock options issued to two executive officers: Kelyn Brannon and Martin Attiq, on December 27, 2020. The Company recognized the remaining stock-based compensation expense of $7.2 million on its Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021.
In February 2021, the Board of Directors approved the acceleration in vesting of 206,250 pre-combination
Astra stock options that were issued to one employee on May 15, 2020. The remaining unvested options were fully vested upon acceleration. The Company recorded a $1.4 million stock-based compensation expense related to the modification for the three months ended March 31, 2021.
As of June 30, 2022, the Company had $119.1 million of unrecognized stock-based compensation expense related to all of the Company’s stock-based awards. This cost is expected to be recognized over a weighted-average period of 3.0 years.
Secondary Sales
In April 2021, four executive officers, Chris Kemp, CEO, Adam London, CTO, Kelyn Brannon, Chief Financial Officer (“CFO”), and Martin Attiq, Chief Business Officer (“CBO”), entered into stock purchase agreements with new investors to sell 2,534,793, 865,560, 1,500,000 and 400,000 shares, respectively, of Class A common stock of pre-combination
Astra, at a purchase price per share of $5.66 (“April 2021 Secondary Sales”). No additional stock-based compensation expense was recognized for the three and six months ended June 30, 2021 as the purchase price was below fair market value of Class A common stock of pre-combination
Astra at the time of the sales.
In
January 2021
, concurrent with Series C Financing, two executive officers, Chris Kemp, founder and Chief Executive Officer (“CEO”), and Adam London, founder and Chief Technology Officer (“CTO”), entered into stock purchase agreements with certain investors including ACME SPV AS, LLC to sell 3,775,879 and 2,265,529 shares, respectively, of Founders Convertible Preferred Stock at purchase prices in excess of the estimated fair value at the time of the transactions (“January 2021 Secondary Sales”) to certain investors. Upon the sale, the Founders Convertible Preferred Stock automatically converted into Series C Convertible Preferred Stock. The Company’s board member, Scott Stanford, is a member of ACME SPV AS, LLC and the Company facilitated the January 2021 Secondary Sales. As a result, for the three months ended March 31, 2021, the Company recorded a total of $8.2 million in stock-based compensation expense for the difference between the price paid by these investors and the estimated fair value of the Founders Convertible Preferred Stock on the date of the transaction.

Stock Options Awards
The following is a summary of stock option activity for the six months ended June 30, 2022:

	No. of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Term (in Years)	Aggregate Intrinsic Value

Outstanding — December 31, 2021	20,326,384	$7.52	9.4	$22,782,654
Granted	1,142,027	5.21
Exercised	(231,491)	0.45
Forfeited	(49,394)	1.69
Expired	(5,067)	6.75

Outstanding — June 30, 2022	21,182,459	$7.48	8.94	$2,733,826
Unvested — June 30, 2022	18,525,741	$8.23	9.11	$1,037,708
Exercisable — June 30, 2022	2,656,718	$2.26	7.76	$1,696,117
The Company uses the Black-Scholes option pricing-model to calculate the grant date fair value of time-based options. The following table summarizes the assumptions used in estimating the fair value of options granted in the six months ended June 30, 2022:

Time Based Stock Options

Expected terms (years) (1)	5.81
Expected volatility (2)	68.9%
Risk-free interest rate (3)	1.70%
Expected dividend rate (4)	—
Grant-date fair value	$3.20

(1)
The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.

(2)	Expected volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
(3)	Risk-free interest was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)	The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.
Restricted Stock Units Awards
The following is a summary of restricted stock units for the six months ended June 30, 2022:

	Number of RSUs Outstanding	Weighted-Average Grant Date Fair Value Per Share

Outstanding — December 31, 2021	10,678,818	$9.20
Granted	7,859,084	3.38
Vested	(1,570,858)	8.76
Forfeited	(1,341,095)	8.62

Outstanding — June 30, 2022	15,625,949	$6.36
Total fair value as of the respective vesting dates of restricted stock units vested for the six months ended June 30, 2022 was approximately $4.9 million. As of June 30, 2022, the aggregate intrinsic value of unvested restricted stock units was $20.3 million.

Note 15 — Loss per Share
Founders Convertible Preferred Stock and Convertible Preferred Stock were participating securities in periods of income, as the Founders Convertible Preferred Stock and Convertible Preferred Stock participated in undistributed earnings on an as-if-converted
or
as-vested
basis. However, the Founders Convertible Preferred Stock and Convertible Preferred Stock, did not share in losses.
The Company computes earnings per share of Common Stock using the two-class
method required for participating securities and does not apply the two-class
method in periods of net loss. Basic and diluted earnings per share were the same for the periods presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the BCA. Subsequent to the Business Combination, earnings per share was calculated based on weighted average number of shares of common stock then outstanding.
The following tables set forth the computation of basic and diluted loss for the three months ended June 30, 2022 and 2021, and the six months ended June 30, 2022 and 2021:

	For The Three Months Ended June 30,
	2022		2021
(in thousands, except share and per share amounts)	Class A Common	Class B Common	Class A Common	Class B Common

Net loss attributed to common stockholders	$(65,025)	$(17,278)	$(9,393)	$(21,904)
Adjustment to redemption value on Convertible Preferred Stock	—	—	—	—

Net loss attributed to common stockholders	$(65,025)	$(17,278)	$(9,393)	$(21,904)

Basic weighted average common shares outstanding	209,021,924	55,539,188	20,035,183	46,722,244
Dilutive weighted average common shares outstanding	209,021,924	55,539,188	20,035,183	46,722,244
Loss per share attributable to common stockholders:
Basic and Diluted loss per share	$(0.31)	$(0.31)	$(0.47)	$(0.47)

	For The Six Months Ended June 30,
	2022		2021
(in thousands, except share and per share amounts)	Class A Common	Class B Common	Class A Common	Class B Common

Net loss attributed to common stockholders	$(132,684)	$(35,332)	$(53,144)	$(137,125)
Adjustment to redemption value on Convertible Preferred Stock	—	—	(282,587)	(729,139)

Net loss attributed to common stockholders	$(132,684)	$(35,332)	$(335,731)	$(866,264)

Basic weighted average common shares outstanding	208,569,794	55,539,188	18,131,574	46,783,559
Dilutive weighted average common shares outstanding	208,569,794	55,539,188	18,131,574	46,783,559
Loss per share attributable to common stockholders:
Basic and Diluted loss per share	$(0.64)	$(0.64)	$(18.52)	$(18.52)

There were no preferred dividends declared or accumulated as of June 30, 2021. The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

	As of June 30,
	2022		2021
	Class A Common	Class B Common	Class A Common	Class B Common

Stock options	8,166,274	—	5,993,412	—
RSUs	15,558,491	—	—	—
Convertible Preferred Stock	—	—	—	—
Warrants	—	—	15,813,829	—

Total	23,724,765	—	21,807,241	—

Note 16 — Related Party Transactions
Cue Health, Inc.

In August 2021, the Company entered into a
six-month
subscription arrangement with Cue Health Inc. for the purchase of
COVID-19
test readers and the related test cartridges. Under Cue Health Inc.’s standard subscription arrangement, the Company receives a twenty percent
(
20%) discount on each Cue Reader and fourteen percent
(
14%) discount on each test cartridge. Mr. Stanford, a member of the Board and the Company’s Lead Director, serves on the board of directors of Cue Health Inc. Funds affiliated with ACME Capital collectively beneficially own 10.4% of the outstanding common stock of Cue Health Inc. Mr. Stanford was not involved in the negotiation of the Company’s arrangement with Cue Health Inc. The Company conducted its independent evaluation of Cue’s services and determined in its sole judgment Cue’s product and services were the best option for the Company to ensure it could maintain a safe and productive work environment. The Company made purchases of $0.2 million and $0.6 million during the three and six months ended June 30, 2022. No such purchases were made during the three and six months ended June 30, 2021.
Convertible Promissory Notes
In June 2019, the Company issued promissory convertible notes to A/NPC Holdings LLC and Sherpa Ventures Fund, II LP for gross proceeds of $10.0 million and $0.6 million, respectively. In November 2020, the Company issued promissory convertible notes to Sherpa Ventures Fund II, LP and Eagle Creek Capital LLC, for gross proceeds of $0.2 million and $0.5 million, respectively. Some of the Company’s board members at that time were or are related parties of these entities. Nomi Bergman, who was serving as the Company’s director when the promissory convertible notes were issued, is a principal of A/NPC Holdings LLC and Scott Stanford, who serves as the Company’s director, is a principal of Sherpa Ventures Fund II, LP and a member of Eagle Creek Capital, LLC. In all instances the terms of these transactions were the same as third-party investors.
On January 28, 2021, the Company settled the promissory convertible notes through the issuance of Series C convertible preferred stock. 7,819,887 and 469,193 shares of Series C convertible preferred stock were issued to A/NPC Holdings LLC and Sherpa Ventures Fund II, LP at a per share price of $1.33 to settle $10.4 million and $0.6 million outstanding principal and accrued interest, respectively. Additionally, 264,928 and 115,771 shares of Series C convertible preferred stock were issued to Eagle Creek Capital, LLC and Sherpa Ventures Fund II, LP at a per share price of $1.71 to settle $0.5 million and $0.2 million outstanding principal and accrued interest, respectively. See Note 6 — Long-Term Debt for mechanism of settlement.
Note 17 — Subsequent Events
On July 8, 2022, the plaintiffs voluntarily dismissed their stockholder derivative suit filed in the United States District Court for the State of Delaware styled Meyer, et al., v. Kemp, et al., Case No.
22-cv-00308
(D. Del.). The dismissal was without prejudice to plaintiffs’ right to re-file
the lawsuit in the Court of Chancery of the State of Delaware.

F-8
3

On July 28
, 2022
, the Company entered into a lease agreement for approximately 60,000 square feet of manufacturing facility in Sunnyvale, California having a lease term of 36 months with an option to extend for a period of additional 36 months. The undiscounted base rent payments for the first year of this lease is approximately $1.8 million with a 4% increase in base rent for each subsequent year. In addition to base rent, the Company will be responsible for the management fee of 5% of the base rent. In lieu of a cash security deposit, the Company is required to provide the landlord an irrevocable letter of credit in the amount of $0.3 million. This new lease facility will enable expansion of space product production and development capacity, thermal testing capacity, as well as providing production and engineering space for future space services business.
On August 2
, 2022
, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II, LLC (“B. Riley Principal Capital”). Pursuant to the Purchase Agreement, the Company will have the right to sell to B. Riley Principal Capital up to the lesser of (i) $100,000,000 of newly issued shares (the “Shares”) of the Class A Common Stock, and (ii) 53,059,650 Shares of Class A Common Stock, which number of shares is equal to 19.99% of the sum of Class A Common Stock and Class B common stock issued and outstanding immediately prior to the execution of the Purchase Agreement (subject to certain conditions and limitatio
ns), from time to time during the term of the Purchase Agreement. Upon execution of the Purchase Agreement, the Company issued 359,098 shares of Class A Common Stock to B. Riley as consideration for its irrevocable commitment to purchase shares of our Class A Common Stock from time to time.
Sales of the Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company over the
24-month
period from the date of initial satisfaction of the conditions to B. Riley Principal Capital’s obligation to purchase the Shares of Class A Common Stock set forth in the Purchase Agreement, including that a registration statement registering the resale by B. Riley Principal Capital of the Class A Common Stock under the Securities Act that may be sold to B. Riley Principal Capital by the Company under the Purchase Agreement is declared effective by the Securities and Exchange Commission (the “SEC”) and a final prospectus relating thereto is filed with the SEC. The purchase price of the Class A Common Stock that the Company may sell to B. Riley Principal Capital pursuant to the Purchase Agreement will be 97% of the average of the volume weighted average price of the Company’s Class A Common Stock as calculated per the terms set forth in the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells the Shares of Class A Common Stock. To the extent the Company sells the Shares of Class A Common Stock under the Purchase Agreement, the Company currently plans to use any proceeds for working capital and general corporate purposes.
The Purchase Agreement prohibits the Company from issuing or selling any shares of Class A Common Stock to B. Riley Principal Capital under the Purchase Agreement which, when aggregated with all other shares of Class A Common Stock then beneficially owned by B. Riley Principal Capital and its affiliates would result in B. Riley Principal Capital beneficially owning more than 4.99% of the outstanding shares of Class A Common Stock.

ASTRA SPACE, INC.
34,000,000 Shares of Class A Common Stock

PROSPECTUS

, 2022
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A common stock being registered hereby.

Securities and Exchange Commission registration fee	$4,034.00
Accounting fees and expenses	$275,000.00
Legal fees and expenses	$250,000.00
FINRA filing fees	$7,028.00
Financial printing and miscellaneous expenses	$75,000.00
Total	$611,062.00
Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of Class A Common Stock covered by this prospectus will be borne by the Selling Stockholder (as defined below). The registrant will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the SEC, as estimated in the table above.

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The Company’s second amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Company’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, effective upon the consummation of the Business Combination, the Company entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.
Founder Shares and Private Placement Warrants in Connection with the IPO
On June 20, 2018, Legacy Astra entered into a Series B Preferred Stock Purchase Agreement pursuant to which, from June 20, 2018, June 22, 2018, June 25, 2018, July 16, 2018 and July 18, 2018, Legacy Astra issued an aggregate of 70,713,123 shares of Legacy Astra Series B preferred stock. 41,434,856 shares of Legacy Astra Series B preferred stock were issued in exchange for cash at a purchase price of $1.333008 per share for aggregate consideration of approximately $55,232,994.59. In addition, 29,278,267 shares of Legacy Astra Series C preferred stock were issued upon the conversion of certain of Legacy Astra’s outstanding convertible promissory notes at a purchase price of $0.653436 per share, for aggregate consideration of approximately $19,131,477. The outstanding shares of Legacy Astra Series B preferred stock were exchanged for shares of Class A Common Stock in connection with the closing of the Business Combination.

On June 10, 2019, Legacy Astra entered into a Convertible Note Purchase Agreement, pursuant to which, on June 10, 2019, June 12, 2019, June 13, 2019, July 19, 2019, and July 25, 2019, Astra issued $14,835,000 aggregate principal amount of Legacy Astra convertible notes. Interest on the Legacy Astra convertible notes accrues at the rate of 2.37% or 2.13% per year, as applicable.
On October 1, 2019, Legacy Astra entered into a Convertible Note Purchase Agreement, pursuant to which, on October 1, 2019, February 6, 2020, February 12, 2020, February 28, 2020, October 29, 2020, November 12, 2020, November 16, 2020, November 19, 2020, December 1, 2020 and December 11, 2020, Legacy Astra issued $45,000,000 aggregate principal amount of Legacy Astra convertible notes. Interest on the Legacy Astra convertible notes accrues at the rate of 1.69%, 1.59% or 1.85% per year, as applicable.
On January 28, 2021, Legacy Astra entered into a Series C Preferred Stock Purchase Agreement pursuant to which Legacy Astra issued an aggregate of 42,854,347 shares of Legacy Astra Series C preferred stock. 4,531,055 shares of Legacy Astra Series C preferred stock were issued at a purchase price of $ 6.62097 per share for aggregate consideration of approximately $29,999,979. In addition, 38,323,292 shares of Legacy Astra Series C preferred stock were issued upon the conversion of certain of Legacy Astra’s outstanding convertible promissory notes at a purchase price of $1.32703 or $1.70618 per share, for aggregate consideration of approximately $60,989,852. The outstanding shares of Legacy Astra Series C preferred stock were exchanged for shares of Class A Common Stock in connection with the closing of the Business Combination.
PIPE Investment
On February 2, 2021, Holicity entered into subscription agreements by and among Holicity and the PIPE Investors pursuant to which the PIPE Investors agreed to purchase, and Holicity agreed to sell to the PIPE Investors, an aggregate of 20,000,000 shares of Holicity Class A common stock at a purchase price of $10.00 per share for gross proceeds to Holicity of $200,000,000 in a private placement (the “
PIPE Investment
”). The PIPE Investment was consummated substantially concurrently with the Business Combination.
Acquisition of Apollo Fusion
On June 5, 2021, the Company entered into the Apollo Merger Agreement to acquire Apollo Fusion. Pursuant to the terms of the Apollo Merger Agreement, at the closing of the acquisition on July 1, 2021, the Company paid the Apollo Holders upfront consideration consisting of approximately $20.0 million in cash and 2,558,744 shares of Class A Common Stock, in addition to the cash consideration, which shares were unregistered. The shares issued to the Apollo Holders pursuant to the Apollo Merger Agreement were issued and sold by the Company to the Apollo Holders in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.
Redemption of Warrants
On January 3, 2022, the Company announced the results of the completed redemption of all of its outstanding Warrants to purchase shares of the Company’s Class A Common Stock that were issued under the Warrant Agreement. In connection with the redemption, the holders of 9,413,895 Public Warrants and 5,333,333 Private Placement Warrants elected to receive, in lieu of the redemption price, an aggregate 3,775,709 shares of Class A Common Stock at 0.2560374 shares of Class A Common Stock per Warrant. A total of 586,075 Public Warrants remained unexercised as of the date of the Redemption and the Company redeemed the Public Warrants for a redemption price of $0.10 per redeemable Warrant, or an aggregate redemption price of $58,607.50. As of the date hereof, all of the Warrants have been redeemed, and no Warrants are outstanding.

Committed Equity Financing
On August 2, 2022, the Company entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions and limitation set forth therein, the Company will have the right to sell to the Selling Stockholder up to $100,000,000 of its Class A Common Stock, from time to time during the term of the Purchase Agreement. Sales of Class A Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the Company’s option, and it is under no obligation to sell any securities to the Selling Stockholder under the Purchase Agreement.
As consideration for the Selling Stockholder’s commitment to purchase shares of Class A Common Stock at the Company’s direction, upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company issued 359,098 shares of Class A Common Stock to the Selling Stockholder.
In the Purchase Agreement, the Selling Stockholder represented to the Company among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The shares issued and to be issued to the Selling Stockholder pursuant to the Purchase Agreement are being issued and sold by the Company to the Selling Stockholder in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.
(a)
Exhibits
. The following exhibits are being provided herewith:

Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

2.1	Business Combination Agreement, dated as of February 2, 2021 by and among Holicity Inc., Holicity Merger Sub Inc. and Astra Space, Inc.	S-4	333-255703	2.1	May 3, 2021

3.1	Second Amended and Restated Certificate of Incorporation of Astra Space, Inc.	8-K	001-39426	3.1	July 1, 2021

3.2	Amended and Restated Bylaws of Astra Space, Inc.	8-K	001-39426	3.2	July 1, 2021

4.1	Warrant Agreement, dated as of August 4, 2020, by and between Holicity Inc. and Continental Stock Transfer & Trust Company.	S-4	333-255703	4.2	May 3, 2021

5.1*	Opinion of Cozen O’Connor P.C.

10.1+	Astra Space, Inc. 2021 Omnibus Incentive Plan (as amended).	424B3	333-255703	F	June 8, 2021

10.2+	Astra Space, Inc. 2021 Employee Stock Purchase Plan.	424B3	333-255703	G	June 8, 2021

10.3	Form of Indemnification Agreement.	8-K	001-39426	10.11	July 1, 2021

10.4+	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Chris Kemp.	S-4	333-255703	10.8	May 3, 2021

10.5+	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Adam London.	S-4	333-255703	10.9	May 3, 2021

10.6+	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Kelyn Brannon.	S-4	333-255703	10.10	May 3, 2021

10.7+	Employment Agreement, dated February 1, 2021, by and between Astra Space, Inc. and Martin Attiq.	S-4	333-255703	10.11	May 3, 2021

10.8+	First Amendment to Employment Agreement of Chris Kemp dated September 1, 2021.	8-K	001-39426	10.1	September 7, 2021

10.9+	First Amendment to Employment Agreement of Adam London dated September 1, 2021.	8-K	001-39426	10.2	September 7, 2021

10.10+	First Amendment to Employment Agreement of Kelyn Brannon dated September 1, 2021.	8-K	001-39426	10.3	September 7, 2021

10.1+	First Amendment to Employment Agreement of Martin Attiq dated September 1, 2021.	8-K	001-39426	10.4	September 7, 2021

10.12+	Employment Agreement of Benjamin Lyon dated September 1, 2021.	8-K	001-39426	10.5	September 7, 2021

Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date

10.13+	Form of Performance Stock Option Award Agreement.	8-K	001-39426	10.1	September 22, 2021

10.14	Investors’ Rights Agreement, dated February 2, 2020, by and among Holicity, Inc. Astra Space, Inc. and certain of its stockholders	S-4	333-255703	10.3	May 3, 2021

10.15	Common Stock Purchase Agreement, dated August 2, 2022, between Astra Space, Inc. and B. Riley Principal Capital II, LLC.	8-K	001-39426	10.1	August 2, 2022

10.16	Registration Rights Agreement, dated August 2, 2022, between Astra Space, Inc. and B. Riley Principal Capital II, LLC.	8-K	001-39426	10.2	August 2, 2022

16.1*	Letter of Grant Thornton LLP to the SEC dated August 26, 2022

21.1	Subsidiaries of Registrant	10-K	001-39426	21.1	March 31, 2022

23.1*	Consent of Grant Thornton LLP

24.1*	Power of Attorney (included on signature page of the initial filing of this Registration Statement)

101.INS*	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107*	Calculation of Filing Fee Tables

*	Filed herewith.
**	Furnished herewith.
+	Indicates a management contract or compensatory plan, contract or arrangement in which directors or executive officers participate.

(b)
Financial Statements
. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form
S-1
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, California, on the 26th day of August, 2022.

Astra Space, Inc.

By:	/s/ Chris Kemp
Name:	Chris Kemp
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelyn Brannon his or her true and lawful attorney-in-fact,
with full power of substitution and
re-substitution
for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact
or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form
S-1
has been signed by the following persons in the capacities indicated on the 26th day of August, 2022.

Signature	Position	Date

/s/ Chris Kemp Chris Kemp	Chief Executive Officer, President and Chairman of the Board	August 26, 2022

/s/ Adam London Adam London	Chief Technology Officer and Director	August 26, 2022

/s/ Kelyn Brannon Kelyn Brannon	Chief Financial Officer	August 26, 2022

/s/ Michèle A. Flournoy Michèle A. Flournoy	Director	August 26, 2022

/s/ Michael Lehman Michael Lehman	Director	August 26, 2022

/s/ Lisa Nelson Lisa Nelson	Director	August 26, 2022

/s/ Scott Stanford Scott Stanford	Director	August 26, 2022